As filed with the Securities and Exchange Commission on October 16, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Green Plains Inc.

(Exact name of registrant as specified in its charter)

Iowa	2860	84-1652107
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1811 Aksarben Drive

Omaha, Nebraska 68106

(402) 884-8700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Todd A. Becker, President and Chief Executive Officer

1811 Aksarben Drive

Omaha, Nebraska 68106

(402) 884-8700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan J. Maierson Thomas G. Brandt Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-7400	Tull R. Florey Hillary H. Holmes Gibson, Dunn & Crutcher LLP 811 Main Street, Suite 3000 Houston, Texas 77002 (346) 718-6600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the merger described in the enclosed consent solicitation statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this document is not complete and may be changed. Green Plains Inc. may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is declared effective. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED OCTOBER 16, 2023

On September 16, 2023, Green Plains Inc., an Iowa corporation (“GPRE”), GPLP Holdings Inc., a Delaware corporation and a wholly owned subsidiary of GPRE (“Holdings”), GPLP Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings (“Merger Sub”), Green Plains Partners LP, a Delaware limited partnership (“GPP”), and Green Plains Holdings LLC, a Delaware limited liability company and the general partner of GPP (the “General Partner”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into GPP, with GPP surviving as an indirect, wholly owned subsidiary of GPRE (the “Merger”).

Under the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding common unit representing a limited partner interest in GPP (each, a “GPP Common Unit”) other than GPP Common Units owned by GPRE, the General Partner and their respective affiliates (each, a “GPP Public Common Unit” and the holders of such units, the “GPP Unaffiliated Unitholders”) will be converted into the right to receive, subject to adjustment as described in the Merger Agreement, (i) 0.405 shares of common stock, par value $0.001 per share, of GPRE (the “GPRE Common Stock” and the shares of GPRE Common Stock to be issued in the Merger, the “Stock Consideration”) and (ii) an amount of cash equal to the sum of (a) $2.00 plus (b) the product of (x) $0.455 divided by 90, multiplied by (y) the number of days from, but excluding, the last day of the calendar quarter with respect to which the General Partner has declared a quarterly cash distribution to the holders of GPP Common Units of no less than $0.455 per GPP Common Unit with a record date prior to the date of the closing of the Merger (the “Closing Date”), to, but excluding, the Closing Date, computed on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days for any period less than a calendar month, and rounded to the nearest whole cent, without interest (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). In addition, at the Effective Time, each of the outstanding awards relating to a GPP Common Unit issued under a Partnership Long-Term Incentive Plan (as defined in the Merger Agreement) will become fully vested and will be automatically canceled and converted into the right to receive, with respect to each GPP Common Unit subject thereto, the Merger Consideration (plus any accrued but unpaid amounts in relation to distribution equivalent rights). Except for the incentive distribution rights representing limited partner interests in GPP, which will be automatically canceled immediately prior to the Effective Time for no consideration in accordance with the First Amended and Restated Agreement of Limited Partnership of GPP, dated as of July 1, 2015 (as amended, the “Partnership Agreement”), the limited partner interests in GPP owned by GPRE, the General Partner and their respective affiliates prior to the Effective Time will remain outstanding as limited partner interests in the surviving entity. The economic general partner interest in GPP will remain outstanding as a general partner interest in the surviving entity immediately following the Effective Time, and the General Partner will continue as the sole general partner of the surviving entity. No fractional shares of GPRE Common Stock will be issued in the Merger; instead, all fractional shares of GPRE Common Stock to which a GPP Unaffiliated Unitholder otherwise would have been entitled will be aggregated and the resulting fraction will be rounded up to the nearest whole share of GPRE Common Stock.

On September 15, 2023, the board of directors of GPRE (the “GPRE Board”), by unanimous vote, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of GPRE Common Stock as part of the Merger Consideration (the “GPRE Stock Issuance”), are in the best interests of GPRE and its shareholders and (ii) approved and authorized the execution and delivery of the Merger Agreement and that certain Support Agreement, dated as of September 16, 2023, by and among GPP, GPRE and certain holders of GPP Common Units (such holders and GPRE, collectively, the “Support Parties”) (the “Support Agreement” and, together with the Merger Agreement, the “Transaction Documents”) and the consummation of the transactions contemplated thereby, including the Merger and the GPRE Stock Issuance, on the terms and subject to the conditions set forth in the Transaction Documents.

On September 16, 2023, the conflicts committee (the “Conflicts Committee”) of the board of directors of the General Partner (the “GP Board”), by unanimous vote, in good faith, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of GPP, including the GPP Unaffiliated Unitholders, (ii) approved the Transaction Documents and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Transaction Documents (the foregoing constituting “Special Approval” as defined in the Partnership Agreement) and (iii) recommended to the GP Board the approval by the GP Board of the Transaction Documents and the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, including the Merger.

On September 16, 2023, following receipt of the recommendation of the Conflicts Committee, the GP Board (acting, in part, based upon the recommendation of the Conflicts Committee), by unanimous vote, in good faith, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of GPP, including the GPP Unaffiliated Unitholders, (ii) approved the Transaction Documents and the transactions contemplated thereby, including the Merger, (iii) authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Transaction Documents and (iv) directed that the Merger Agreement and the Merger be submitted to a vote of the limited partners of GPP (the “GPP Limited Partners”) for approval pursuant to Section 14.3 of the Partnership Agreement and authorized the GPP Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

Pursuant to the Partnership Agreement, the approval of the Merger Agreement and the Merger by GPP requires the affirmative vote or written consent of the holders of a majority of the outstanding GPP Common Units (the “Required Limited Partner Written Consent”). Under the Support Agreement, each Support Party has irrevocably and unconditionally agreed to deliver a written consent, covering all of the GPP Common Units beneficially owned by such Support Party, approving the Merger Agreement and the transactions contemplated thereby, including the Merger, and any other matters necessary for the consummation of the transactions contemplated by the Merger Agreement (the “Written Consent”), as promptly as practicable after the effectiveness of the registration statement of which the accompanying consent solicitation statement/prospectus forms a part. As of September 16, 2023, the Support Parties collectively beneficially owned 11,661,429 GPP Common Units, representing approximately 50.1% of the outstanding GPP Common Units. Accordingly, the delivery of the Written Consent will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the GPP Limited Partners.

The GP Board has set    , 2023 as the record date (the “GPP Record Date”) for determining the GPP Limited Partners entitled to execute and deliver written consents with respect to the Merger. If you were a record holder of outstanding GPP Common Units as of the close of business on the GPP Record Date, you may complete, date and sign the enclosed written consent and promptly return it to GPP. See “Written Consents of GPP Limited Partners.”

The accompanying consent solicitation statement/prospectus provides you with detailed information about the proposed Merger and related matters. GPRE and GPP both encourage you to read the entire document carefully. In particular, see “Risk Factors ” beginning on page 22 for a discussion of risks related to the Merger, the tax consequences of the Merger and ownership of the GPRE Common Stock received in the Merger, an investment in GPRE Common Stock and GPRE’s business following the consummation of the Merger.

GPRE Common Stock is listed on the Nasdaq under the symbol “GPRE,” and GPP Common Units are listed on the Nasdaq under the symbol “GPP.”

Sincerely,
Todd A. Becker President and Chief Executive Officer of Green Plains Inc.	Michelle Mapes Chief Legal & Administration Officer, Corporate Secretary of Green Plains Partners LP

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED THAT THE ACCOMPANYING CONSENT SOLICITATION STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying consent solicitation statement/prospectus is dated and is first being mailed to GPP Limited Partners on or about    , 2023.

1811 Aksarben Drive

Omaha, Nebraska 68106

NOTICE OF SOLICITATION OF WRITTEN CONSENT

To the limited partners of Green Plains Partners LP:

On September 16, 2023, Green Plains Inc., an Iowa corporation (“GPRE”), GPLP Holdings Inc., a Delaware corporation and a wholly owned subsidiary of GPRE (“Holdings”), GPLP Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings (“Merger Sub”), Green Plains Partners LP, a Delaware limited partnership (“GPP”), and Green Plains Holdings LLC, a Delaware limited liability company and the general partner of GPP (the “General Partner”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into GPP, with GPP surviving as an indirect, wholly owned subsidiary of GPRE (the “Merger”).

The conflicts committee (the “Conflicts Committee”) of the board of directors of the General Partner (the “GP Board”), by unanimous vote, in good faith, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of GPP, including the holders of common units representing limited partner interests in GPP (such units, “GPP Common Units”) other than GPRE, the General Partner and their respective affiliates including officers and directors of such entities and their affiliates (such holders, the “GPP Unaffiliated Unitholders”), (ii) approved the Merger Agreement and that certain Support Agreement, dated as of September 16, 2023, by and among GPP, GPRE, and certain holders of GPP Common Units (such holders and GPRE, collectively, the “Support Parties”) (the “Support Agreement” and, together with the Merger Agreement, the “Transaction Documents”), and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Transaction Documents (the foregoing constituting “Special Approval” as defined in the First Amended and Restated Agreement of Limited Partnership of GPP, dated as of July 1, 2015) and (iii) recommended to the GP Board the approval by the GP Board of the Transaction Documents and the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, including the Merger.

The GP Board, following receipt of the recommendation of the Conflicts Committee (acting, in part, based upon the recommendation of the Conflicts Committee) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of GPP, including the GPP Unaffiliated Unitholders, (ii) approved the Transaction Documents and the transactions contemplated thereby, including the Merger, (iii) authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Transaction Documents and (iv) directed that the Merger Agreement and the Merger be submitted to a vote of the limited partners of GPP (the “GPP Limited Partners”) for approval pursuant to Section 14.3 of the First Amended and Restated Agreement of Limited Partnership of GPP, dated as of July 1, 2015 (as amended, the “Partnership Agreement”) and authorized the GPP Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

Pursuant to the First Amended and Restated Agreement of Limited Partnership of GPP, dated as of July 1, 2015, as amended by the First Amendment to the First Amended and Restated Agreement of Limited Partnership of GPP, dated as of May 7, 2019, the approval of the Merger Agreement and the Merger by GPP also requires the affirmative vote or written consent of the holders of a majority of the outstanding GPP Common Units. The accompanying consent solicitation statement/prospectus is being delivered to you on behalf of the GP Board to request that the limited partners of GPP (the “GPP Limited Partners”) approve the Merger Agreement and the transactions contemplated thereby, including the Merger, by executing and returning the written consent furnished with the accompanying consent solicitation statement/prospectus.

In connection with GPP’s entry into the Merger Agreement, GPP, GPRE and certain holders of GPP Common Units have entered into the Support Agreement, pursuant to which each Support Party has irrevocably and unconditionally agreed to deliver a written consent, covering all of the GPP Common Units beneficially owned by such Support Party, approving the Merger Agreement and the transactions contemplated thereby, including the Merger, and any other matters necessary for the consummation of the transactions contemplated by the Merger Agreement (the “Written Consent”), as promptly as practicable after the effectiveness of the registration statement of which the accompanying consent solicitation statement/prospectus forms a part. As of September 16, 2023, the Support Parties collectively beneficially owned 11,661,429 GPP Common Units, representing approximately 50.1% of the outstanding GPP Common Units. Accordingly, the delivery of the Written Consent will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the GPP Limited Partners.

The accompanying consent solicitation statement/prospectus describes the Merger Agreement, the Support Agreement, the Merger, and the actions to be taken in connection with the Merger, as well as provides additional information about the parties involved. Please give this information your careful attention. Copies of the Merger Agreement and the Support Agreement are attached as Annex A and Annex B, respectively, to the accompanying consent solicitation statement/prospectus.

The GP Board has set    , 2023 as the record date (the “GPP Record Date”) for determining the GPP Limited Partners entitled to execute and deliver written consents with respect to the Merger. If you were a record holder of outstanding GPP Common Units as of the close of business on the GPP Record Date, please complete, date and sign the written consent furnished with the accompanying consent solicitation statement/prospectus and return it promptly to GPP by one of the means described under “Written Consents of GPP Limited Partners” in the accompanying consent solicitation statement/prospectus.

By order of the Board of Directors of Green Plains Holdings LLC

Sincerely,

Michelle Mapes

Chief Legal & Administration Officer, Corporate Secretary of

Green Plains Holdings LLC

IMPORTANT NOTE ABOUT THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS

This consent solicitation statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by GPRE, constitutes a prospectus of GPRE under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of GPRE Common Stock to be issued in connection with the Merger Agreement. This document also constitutes a consent solicitation statement of GPP under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This consent solicitation statement/prospectus does not constitute an offer to exchange or sell, or a solicitation of offers to exchange or purchase or the solicitation of a proxy in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

As permitted under the rules and regulations of the SEC, this consent solicitation statement/prospectus incorporates by reference important business and financial information about GPRE and GPP and their respective subsidiaries from documents filed with the SEC that have not been included in or delivered with this consent solicitation statement/prospectus. This information is available without charge at the SEC’s website at www.sec.gov. You may also obtain certain of these documents at GPRE’s website, www.gpreinc.com, and GPP’s website, www.greenplainspartners.com. Information contained on the websites of GPRE and GPP does not constitute part of this consent solicitation statement/prospectus. See “Where You Can Find More Information.”

You may also request copies of publicly filed documents from GPRE and GPP without charge by requesting them in writing or by telephone at the following address and telephone number:

Green Plains Inc.

Green Plains Holdings LLC

1811 Aksarben Drive

Omaha, Nebraska 68106

Telephone: (402) 884-8700

If you request any such documents, GPRE or GPP will mail them to you by first class mail, or another equally prompt means, after receipt of your request. To obtain timely delivery of these documents prior to the conclusion of the GPP written consent process, you must request the information no later than    , 2023.

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this consent solicitation statement/prospectus.

The sections entitled “Summary Term Sheet” and “Questions and Answers” below highlight selected information from this consent solicitation statement/prospectus, but they do not include all of the information that may be important to you. To better understand the Merger Agreement and the Merger, and for a more complete description of legal terms thereof, you should carefully read this entire consent solicitation statement/prospectus, including the section entitled “Risk Factors” and the Merger Agreement, a copy of which is attached as Annex A hereto, as well as the documents that are incorporated by reference into this consent solicitation statement/prospectus. See “Where You Can Find More Information.”

You should rely only on the information contained in, or incorporated by reference into, this consent solicitation statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this consent solicitation statement/prospectus. You should not assume that the information contained in or incorporated by reference into, this consent solicitation statement/prospectus is accurate as of any date other than, in the case of this consent solicitation statement/prospectus, the date on the front cover of consent solicitation statement/prospectus and, in the case of information incorporated by reference, the respective dates of such referenced documents. Neither the mailing of this consent solicitation statement/prospectus to the limited partners of GPP nor the issuance by GPRE of shares of its common stock, par value $0.001 per share, as part of the consideration in connection with the Merger will create any implication to the contrary.

i

GLOSSARY

As used in this consent solicitation statement/prospectus, unless otherwise noted or the context otherwise requires, references to:

“Base Merger Consideration” are to (i) 0.405 shares of GPRE Common Stock and (ii) $2.00 in cash per GPP Common Unit;

“Cash Consideration” are to an amount in cash equal to the sum of (i) $2.00 plus (ii) the product of (a) $0.455 divided by 90, multiplied by (b) the number of days from, but excluding, the last day of the calendar quarter with respect to which the General Partner has declared a quarterly cash distribution to the holders of GPP Common Units of no less than $0.455 per GPP Common Unit with a record date prior to the Closing Date, to, but excluding, the Closing Date, computed on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days for any period less than a calendar month, and rounded to the nearest whole cent;

“Closing” are to the closing of the Merger;

“Closing Date” are to the date on which the Closing actually occurs;

“Conflicts Committee” are to the conflicts committee of the GP Board;

“Code” are to the Internal Revenue Code of 1986, as amended;

“DGCL” are to the Delaware General Corporation Law;

“DOJ” are to the U.S. Department of Justice;

“DRULPA” are to the Delaware Revised Uniform Limited Partner Act, as amended;

“Effective Time” are to the time at which the certificate of merger is filed with the Secretary of the State of Delaware or at such later date or time as may be agreed by GPP and GPRE in writing and specified in the certificate of merger;

“Evercore” are to Evercore Group L.L.C.;

“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

“Exchange Ratio” are to 0.405 shares of GPRE Common Stock per GPP Common Unit;

“FTC” are to the U.S. Federal Trade Commission;

“General Partner” are to Green Plains Holdings LLC, a Delaware limited liability company and the general partner of GPP;

“General Partner Interest” are to the 2.0% economic general partner interest in GPP held by the General Partner;

“GP Board” are to the board of directors of the General Partner;

“GPP” are to Green Plains Partners LP, a Delaware limited partnership;

“GPP Common Units” are to common units representing limited partner interests in GPP;

“GPP Limited Partners” are to the limited partners of GPP;

“GPP Public Common Unit” are to each GPP Common Unit that is issued and outstanding as of immediately prior to the Effective Time, other than any GPP Common Units owned by GPRE, the General Partner and their respective affiliates;

“GPP Record Date” are to    , 2023;

“GPP Unaffiliated Unitholders” are to holders of GPP Common Units other than GPRE, the General Partner and their respective affiliates;

“GPP Unitholders” are to holders of GPP Common Units;

“GPRE” are to Green Plains Inc., an Iowa corporation;

“GPRE Board” are to the board of directors of GPRE;

“GPRE Bylaws” are to the Fifth Amended and Restated Bylaws of GPRE, dated November 14, 2022;

“GPRE Common Stock” are to the common stock, par value $0.001 per share, of GPRE;

“GPRE Charter” are to the Second Amended and Restated Articles of Incorporation of GPRE, as amended;

“GPRE Organizational Documents” are to the GPRE Charter and the GPRE Bylaws, collectively;

“GPRE Parties” are to GPRE, Holdings and Merger Sub;

“GPRE Shareholders” are to holders of GPRE Common Stock;

“GPRE Stock Issuance” are to the issuance of shares of GPRE Common Stock as part of the Merger Consideration;

“Holdings” are to GPLP Holdings Inc., a Delaware corporation and a wholly owned subsidiary of GPRE;

“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

“IBCA” are to the Iowa Business Corporation Act, as amended;

“Incentive Distribution Rights” are to incentive distribution rights in GPP;

“Merger” are to the merger of Merger Sub with and into GPP, with GPP surviving such merger;

“Merger Agreement” are to that certain Agreement and Plan of Merger, dated as of September 16, 2023, by and among GPRE, Holdings, Merger Sub, GPP and the General Partner, as the same may be amended or supplemented from time to time;

“Merger Consideration” are to (i) 0.405 shares of GPRE Common Stock and (ii) the Cash Consideration per GPP Common Unit;

“Merger Sub” are to GPLP Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings;

“Nasdaq” are to The Nasdaq Stock Market LLC;

“Partnership Agreement” are to the First Amended and Restated Agreement of Limited Partnership of GPP, dated as of July 1, 2015, as amended by the First Amendment to the First Amended and Restated Agreement of Limited Partnership of GPP, dated as of May 7, 2019;

“Partnership LTIP Awards” are to any awards issued under the Partnership LTIP Plan;

“Partnership Long-Term Incentive Plans” are to the Green Plains Partners LP 2015 Long-Term Incentive Plan, including any amendment and/or amendment and restatement thereof, and any other plans or arrangements of GPP or the General Partner providing for the grant of awards of GPP Common Units or cash settled awards valued, in whole or in part, by reference to GPP Common Units, or otherwise relating thereto;

“Schedule 13E-3” are to the Rule 13e-3 transaction statement on Schedule 13E-3 to be filed with the SEC by GPRE in connection with the Merger, as amended from time to time;

“SEC” are to the U.S. Securities and Exchange Commission;

“Securities Act” are to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Stock Consideration” are to the right of GPP Unaffiliated Unitholders to receive 0.405 shares of GPRE Common Stock per GPP Common Unit;

“Support Agreement” are to that certain Support Agreement, dated as of September 16, 2023, by and among GPP, GPRE and the Support Parties;

“Support Parties” are to GPRE, Jerry L. Peters, Jerry L. Peters and Kari A. Peters Joint Trust Agreement, dated October 21, 2020, Michelle S. Mapes, Todd A. Becker and G. Patrich Simpkins Jr.;

“Transaction Documents” are to the Merger Agreement and the Support Agreement, collectively; and

“Written Consent” are to the written consent approving the Merger Agreement and the transactions contemplated thereby, including the Merger, that that the Support Parties have agreed to deliver as promptly as practicable after the registration statement of which this consent solicitation statement/prospectus forms a part is declared effective.

v

SUMMARY TERM SHEET

This summary highlights information contained elsewhere in this consent solicitation statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read the remainder of the consent solicitation statement/prospectus, including the attached annexes, and the other documents to which we have referred you for a more complete understanding of the transactions discussed herein. See “Where You Can Find More Information.”

Information about the Companies

Green Plains Inc.

GPRE is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels, renewable feedstocks for advanced biofuels and high purity alcohols for use in cleaners and disinfectants. GPRE is an innovative producer of Ultra-High Protein and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein.

GPRE Common Stock is listed on Nasdaq under the symbol “GPRE.”

Additional information about GPRE is included in the section entitled “Information about the Companies” and documents incorporated by reference into this consent solicitation statement/prospectus. See “Where You Can Find More Information.”

GPRE’s principal executive offices are located at 1811 Aksarben Drive, Omaha, Nebraska 68106, and its telephone number is (402) 884-8700.

Green Plains Partners LP and Green Plains Holdings LLC

GPP is a fee-based Delaware limited partnership formed by GPRE to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage terminals, transportation assets and other related assets and businesses.

The GPP Common Units are listed on Nasdaq under the symbol “GPP.”

Additional information about GPP is included in “Information about the Companies” and the documents incorporated by reference into this consent solicitation statement/prospectus. See “Where You Can Find More Information.”

The General Partner is the general partner of GPP. Its board of directors and executive officers manage GPP. The General Partner is wholly owned by GPRE.

GPP’s and the General Partner’s principal executive offices are located at 1811 Aksarben Drive, Omaha, Nebraska 68106, and its telephone number is (402) 884-8700.

GPLP Holdings Inc.

Holdings is a Delaware corporation and a wholly owned subsidiary of GPRE. Holdings was formed on September 15, 2023 solely for the purpose of effecting the Merger. Holdings has not conducted any activities to date except for activities incidental to its formation and activities undertaken in connection with the Merger.

Holdings’ principal executive offices are located at 1811 Aksarben Drive, Omaha, Nebraska 68106, and its telephone number is (402) 884-8700.

GPLP Merger Sub LLC

Merger Sub is a Delaware limited liability company and a wholly owned subsidiary of Holdings. Merger Sub was formed on September 15, 2023 solely for the purpose of effecting the Merger. In the Merger, Merger Sub will merge with and into GPP, with GPP surviving as an indirect, wholly owned subsidiary of GPRE. Merger Sub has not conducted any activities to date except for activities incidental to its formation and activities undertaken in connection with the Merger.

Merger Sub’s principal executive offices are located at 1811 Aksarben Drive, Omaha, Nebraska 68106, and its telephone number is (402) 884-8700.

Relationship Between the Parties

As of October 12, 2023, GPRE beneficially owned 11,586,548 GPP Common Units, representing approximately 49.8% of the outstanding GPP Common Units, and all of the Incentive Distribution Rights. GPRE also owns 100% of the membership interests of the General Partner, which owns the existing 2% general partner interest in GPP. GPRE controls GPP through its direct ownership of the General Partner and certain of the executive officers and directors of the General Partner are also executive officers and/or directors of GPRE.

Except for the Incentive Distribution Rights, which automatically will be canceled immediately prior to the Effective Time for no consideration in accordance with the Partnership Agreement, the limited partner interests in GPP owned by GPRE and its subsidiaries immediately prior to the Effective Time will remain outstanding as limited partner interests in the surviving entity. The economic general partner interest in GPP will remain outstanding as general partner interest in the surviving entity, and the General Partner will continue as the sole general partner of the surviving entity.

The Merger

Pursuant to and in accordance with the terms and conditions of the Merger Agreement, at the Effective Time, Merger Sub, an indirect wholly owned subsidiary of GPRE, will merge with and into GPP, with GPP surviving as an indirect, wholly owned subsidiary of GPRE. Following the Effective Time, the GPP Common Units will cease to be publicly traded, will be delisted from Nasdaq and will be deregistered under the Exchange Act.

Merger Consideration

Under the terms of the Merger Agreement, at the Effective Time, each outstanding GPP Public Common Unit will be converted into the right to receive, subject to adjustment as described in the Merger Agreement, (i) 0.405 shares of GPRE Common Stock and (ii) an amount of cash equal to the sum of (a) $2.00 plus (b) the product of (x) $0.455 divided by 90, multiplied by (y) the number of days from, but excluding, the last day of the calendar quarter with respect to which the General Partner has declared a quarterly cash distribution to the holders of GPP Common Units of no less than $0.455 per GPP Common Unit with a record date prior to the Closing Date, to, but excluding, the Closing Date, computed on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days for any period less than a calendar month, and rounded to the nearest whole cent, without interest. In addition, at the Effective Time, each of the outstanding awards relating to a GPP Common Unit issued under a Partnership Long-Term Incentive Plan will become fully vested and will be automatically canceled and converted into the right to receive, with respect to each GPP Common Unit subject thereto, the Merger Consideration (plus any accrued but unpaid amounts in relation to distribution equivalent rights). Except for the Incentive Distribution Rights, which will be automatically canceled immediately prior to the Effective Time for no consideration in accordance with the Partnership Agreement, the limited partner interests in GPP owned by GPRE, the General Partner and their respective affiliates prior to the Effective Time will remain outstanding as limited partner interests in the surviving entity. The economic general partner interest in GPP will remain outstanding as a general partner interest in the surviving entity immediately following the Effective Time, and the General Partner will continue as the sole general partner of the surviving entity. No fractional shares of GPRE Common Stock will be issued in the Merger; instead, all fractional shares of GPRE Common Stock to which a GPP Unaffiliated Unitholder otherwise would have been entitled will be aggregated and the resulting fraction will be rounded up to the nearest whole share of GPRE Common Stock.

Fees and Expenses

Except for a party’s expense reimbursement obligations in connection with the termination of the Merger Agreement, generally, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be the obligation of the respective party incurring such fees and expenses. Expenses incurred in connection with the filing, printing and mailing of this consent solicitation statement/prospectus and the related Schedule 13E-3 (other than the expenses of financial advisors or outside legal advisors) will be paid 50% by GPRE and 50% by GPP. In addition, GPRE will pay all of the costs and fees of the exchange agent and all expenses associated with the exchange process. For more information, see “Special Factors—Fees and Expenses.”

Financing of the Merger

The total amount of funds necessary to pay the Cash Consideration portion of the Merger Consideration is anticipated to be approximately $  million based on the $2.00 to be received by GPP Unaffiliated Unitholders for each GPP Public Common Unit owned by them, plus an approximately $  relating to unpaid quarterly cash dividends declared by the General Partner and calculated in accordance with the terms of the Merger Agreement, assuming that the Closing Date is     , 2023. GPRE expects to fund the Cash Consideration with cash on hand.

GPP Limited Partner Interests Entitled to Consent and Consent Required

The approval of the Merger Agreement and the Merger requires the affirmative vote or written consent of the holders of a majority of the outstanding GPP Common Units. GPP Limited Partners of record at the close of business on the GPP Record Date are entitled to consent to the Merger Agreement and the Merger.

Pursuant to the terms of the Support Agreement, the Support Parties have irrevocably and unconditionally agreed to deliver the Written Consent as promptly as practicable following the effectiveness of the registration statement of which this consent solicitation statement/prospectus forms a part. As of September 16, 2023, the Support Parties collectively beneficially owned 11,661,429 GPP Common Units, representing approximately 50.1% of the outstanding GPP Common Units. Accordingly, the delivery of the Written Consent will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the GPP Limited Partners.

Purpose and Reasons of the GPRE Parties for the Merger

For a discussion of the purposes and reasons of the GPRE Parties for the Merger, see “Special Factors—Purpose and Reasons of the GPRE Parties for the Merger.”

Approval of the Conflicts Committee and the GP Board and the Reasons for their Approvals

At a meeting of the Conflicts Committee held on September 16, 2023, the Conflicts Committee, by unanimous vote, in good faith (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of GPP, including the GPP Unaffiliated Unitholders, (ii) approved the Transaction Documents and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Transaction Documents (the foregoing constituting “Special Approval” as defined in the Partnership Agreement) and (iii) recommended to the GP Board the approval by the GP Board of the Transaction Documents and the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, including the Merger. For a discussion of the many factors considered by the Conflicts Committee in making its determination and approval, see “Special Factors—Approval of the Conflicts Committee and the GP Board and the Reasons for their Approvals.”

At a meeting of the GP Board held on September 16, 2023, the GP Board (acting, in part, based upon the recommendation of the Conflicts Committee), by unanimous vote, in good faith, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of GPP, including the GPP Unaffiliated Unitholders, (ii) approved the Transaction Documents and the transactions contemplated thereby, including the Merger, (iii) authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Transaction Documents and (iv) directed that the Merger Agreement and the Merger be submitted to a vote of the GPP Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement and authorized the GPP Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement. For a further discussion of the recommendation of the Conflicts Committee to the GP Board, see “Special Factors—Approval of the Conflicts Committee and the GP Board and the Reasons for their Approvals.”

Financial Advisor Discussion Materials Provided to GPRE

GPRE engaged BofA Securities, Inc. (“BofA Securities”) to act as its financial advisor in connection with evaluating the Merger. As part of that engagement, BofA Securities provided, at GPRE’s request, certain discussion materials to GPRE and the GPRE Board (the “BofA Discussion Materials”).

For a description of the BofA Discussion Materials that GPRE and the GPRE Board received from BofA Securities, see the section entitled “Special Factors—Financial Advisor Discussion Materials Provided to GPRE.” Copies of the BofA Discussion Materials are attached as exhibits to the Schedule 13E-3.

Opinion of Evercore—Financial Advisor to the Conflicts Committee

In connection with the proposed Merger, Evercore delivered a written opinion, dated as of September 16, 2023, to the Conflicts Committee, as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to the GPP Unaffiliated Unitholders. The full text of the written opinion of Evercore, dated as of September 16, 2023, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached hereto as Annex C to this consent solicitation statement/prospectus. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Conflicts Committee in connection with its evaluation of the fairness of the Merger Consideration, from a financial point of view, and did not address any other aspects or implications of the Merger. Evercore’s opinion should not be construed as creating any fiduciary duty on Evercore’s part to any party and such opinion was not intended to be, and does not constitute, a recommendation to the Conflicts Committee or to any other persons in respect of the Merger, including as to how any holder of GPP Common Units should act or vote in respect of the Merger. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex C to this consent solicitation statement/prospectus.

For a description of the opinion that the Conflicts Committee received from Evercore, see “Special Factors—Opinion of Evercore—Financial Advisor to the Conflicts Committee.”

Interests of Certain Persons in the Merger

In considering the information contained in this consent solicitation statement/prospectus, you should be aware that the directors and executive officers of GPRE, its affiliates and the General Partner may have interests in the Proposed Transaction that may be different from, or in addition to, the interest of GPP Unitholders. For a detailed discussion of the interests that the directors and executive officers of GPRE, its affiliates and the General Partner may have in the Proposed Transaction, see “Special Factors—Interests of Certain Persons in the Merger.”

The Merger Agreement

The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A to this consent solicitation statement/prospectus. We encourage you to carefully read the Merger Agreement in its entirety, as it is the principal document that governs the Merger.

Termination of the Merger Agreement

The Merger Agreement may be terminated prior to the closing of the Merger:

•

by the mutual written consent of GPRE and GPP duly authorized by the GPRE Board and the Conflicts Committee, respectively (whether before or after the Required Limited Partner Written Consent has been obtained);

•	by either of GPRE or GPP:

•

if the closing of the Merger does not occur on or before March 16, 2024 (whether before or after the Required Limited Partner Written Consent has been obtained); provided, that this termination right will not be available to (a) GPRE or GPP if the failure of the Closing to occur by March 16, 2024 was due to the failure of, in the case of GPRE, GPRE, Holdings or Merger Sub, or, in the case of GPP, GPP or the General Partner, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such entity prior to the closing of the Merger and (b) GPRE or GPP if, in the case of GPRE, GPP or the General Partner, or, in the case of GPP, GPRE, Holdings or Merger Sub, has filed and is pursuing an action seeking specific performance as permitted pursuant to the terms of the Merger Agreement; or

•

if any restraint by a government authority is in effect and has become final and nonappealable (whether before or after the Required Limited Partner Written Consent has been obtained); provided, however, that this termination right is not available to GPRE or GPP if such restraint was due to the failure of, in the case of GPRE, GPRE, Holdings or Merger Sub, or, in the case of GPP, GPP or the General Partner, to perform any of its obligations under the Merger Agreement in any material respect;

•

by GPRE if GPP or the General Partner has breached or failed to perform any of its covenants or agreements in the Merger Agreement, or any representations or warranties with respect to GPP’s and the General Partner’s authority to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement or the absence of certain changes or events become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured by GPP or the General Partner within 30 days following the receipt of written notice from GPRE of such breach or failure (unless GPRE, Holdings or Merger Sub is in material breach of any representations, warranties, covenants or agreements in the Merger Agreement); and

•

by GPP (which termination may be effected for GPP by the Conflicts Committee without the consent, authorization or approval of the GP Board) if GPRE, Holdings or Merger Sub has breached or failed to perform any of its covenants or agreements in the Merger Agreement, or any representations or warranties with respect to the authority of GPRE, Holdings or Merger Sub to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement or the absence of certain changes or events become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured by GPRE, Holdings or Merger Sub, as applicable, within 30 days following the receipt of written notice from GPP of such breach or failure (unless GPP or the General Partner is in material breach of any representations, warranties, covenants or agreements in the Merger Agreement).

Effect of Termination; Termination Expenses

If the Merger Agreement is validly terminated, then, except as described below, each of the parties will be relieved of its duties and obligations and such termination will be without liability to any party. However, termination will not relieve any party of any liability for failure to consummate the Merger and other transactions contemplated by the Merger Agreement when required under the agreement or for intentional fraud or any willful breach of any covenant or other agreement contained in the Merger Agreement.

The Merger Agreement contains various amounts payable under the circumstances described below:

•

if the Merger Agreement is validly terminated by GPRE due to a material uncured breach by GPP or the General Partner of any of its covenants or agreements, or representations or warranties with respect to GPP’s and the General Partner’s authority to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement or the absence of certain changes or events, then GPP will promptly pay GPRE’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by GPRE and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $5 million; and

•

if the Merger Agreement is validly terminated by GPP due to a material uncured breach by GPRE or Merger Sub of any of its covenants or agreements, or representations or warranties with respect to the authority of GPRE, Holdings and Merger Sub to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement or the absence of certain changes or events, then GPRE will promptly pay GPP’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by GPP and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $5 million, subject to certain limited restrictions.

The Support Agreement

Simultaneously with the execution of the Merger Agreement, GPP and the Support Parties entered into the Support Agreement. Pursuant to the Support Agreement, among other things, the Support Parties have agreed to deliver a written consent, covering all of the GPP Common Units beneficially owned by such Support Party, approving the Merger Agreement and the transactions contemplated thereby, including the Merger, and any other matters necessary for the consummation of the transactions contemplated by the Merger Agreement.

As of September 16, 2023, the Support Parties collectively beneficially owned 11,661,429 GPP Common Units, representing approximately 50.1% of the outstanding GPP Common Units. Accordingly, the delivery of the Written Consent by the Support Parties will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the GPP Limited Partners.

A copy of the Support Agreement is attached as Annex B to this consent solicitation statement/prospectus. We encourage you to carefully read the Support Agreement in its entirety, as it is the principal document that governs the Written Consent.

No Appraisal Rights

GPP Unaffiliated Unitholders will not have appraisal rights in connection with the Merger under applicable law or contractual appraisal rights under the Partnership Agreement or the Merger Agreement.

Regulatory Matters

In connection with the Merger, GPRE and GPP each intend to make all required filings under the Securities Act and the Exchange Act, as well as any required filings or applications with Nasdaq. GPRE and GPP are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is required for the consummation of the Merger.

The Merger is not reportable under the HSR Act, and therefore, no filings with respect to the Merger were required with the FTC or the Antitrust Division of the DOJ.

Listing of the GPRE Common Stock to be Issued in the Merger; Delisting and Deregistration of the GPP Common Units

GPRE expects to obtain approval to list the shares of GPRE Common Stock to be issued pursuant to the Merger Agreement on Nasdaq, which approval is a condition to the Closing, subject to official notice of issuance. Upon completion of the Merger, the GPP Common Units will cease to be listed on Nasdaq and will be subsequently deregistered under the Exchange Act.

Post-Closing Status of GPP

After the consummation of the Merger, it is expected that GPP will remain an indirect, wholly owned subsidiary of GPRE.

Accounting Treatment

The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 810—Overall—Changes in a Parent’s Ownership Interest in a Subsidiary. As GPRE controls GPP through its direct ownership of the General Partner and will continue to control GPP after the Merger, the change in GPRE’s ownership interest in GPP will be accounted for as an equity transaction, and no gain or loss will be recognized in GPRE’s consolidated statements of operations. Also, in accordance with ASC 740—Income Taxes, the income tax effects of the Merger are presented in additional paid-in capital.

Additionally, after the Closing, GPRE will no longer reflect the ownership interest in GPP held by the GPP Unaffiliated Unitholders prior to the Closing as noncontrolling interests on GPRE’s consolidated balance sheet nor will GPRE attribute a portion of GPP’s net income to these former unitholders on its consolidated statements of operations.

Comparison of Rights of GPRE Shareholders and GPP Unitholders

GPRE is an Iowa corporation and GPP is a Delaware limited partnership. Ownership interests in a Delaware limited partnership are fundamentally different from ownership interests in an Iowa corporation. For more information concerning these differences, see “Comparison of Rights of GPRE Shareholders and GPP Unitholders.”

Material U.S. Federal Income Tax Consequences

The receipt of shares of GPRE Common Stock and cash in exchange for GPP Public Common Units pursuant to the Merger Agreement will be a taxable transaction to GPP Unaffiliated Unitholders for U.S. federal income tax purposes. In such case, a GPP Unaffiliated Unitholder who receives GPRE Common Stock and cash in exchange for GPP Public Common Units pursuant to the Merger Agreement will recognize gain or loss in an amount equal to the difference between:

•

the sum of (i) the fair market value of the GPRE Common Stock received, (ii) the Cash Consideration received in the Merger and (iii) such unitholder’s share of GPP’s nonrecourse liabilities immediately prior to the Merger; and

•

such GPP Unaffiliated Unitholder’s adjusted tax basis in the GPP Public Common Units exchanged therefor (which includes such unitholder’s share of GPP’s nonrecourse liabilities immediately prior to the Merger and which will be increased by the unitholder’s share of certain items related to business interest not yet deductible by such unitholder due to applicable limitations on the deductibility of such business interest).

Gain or loss recognized by a GPP Unaffiliated Unitholder will generally be taxable as capital gain or loss. However, a portion of the amount realized, which amount could be substantial, will be separately computed and taxed as ordinary income or loss under the Code, to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by GPP and its subsidiaries. Passive losses that were not deductible by a GPP Unaffiliated Unitholder in prior taxable periods because they exceeded such unitholder’s share of GPP’s income may become available to offset a portion of the ordinary income and gain recognized by such unitholder. The deductibility of capital losses is subject to limitations.

The U.S. federal income tax consequences of the Merger to a GPP Unaffiliated Unitholder will depend on such unitholder’s own personal tax situation. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

See “Material U.S. Federal Income Tax Consequences” for a more complete discussion of U.S. federal income tax consequences of the Merger.

Summary of Risk Factors

You should carefully consider all of the risk factors together with all of the other information included in, or incorporated by reference into, this consent solicitation statement/prospectus before deciding whether to sign and deliver the written consent relating to your GPP Common Units. Some of these risks include, but are not limited to, those described below and in more detail under the heading “Risk Factors.”

•

Because the Exchange Ratio is fixed and because the market price of GPRE Common Stock will fluctuate prior to the completion of the Merger, GPP Unaffiliated Unitholders cannot be sure of the market value of GPRE Common Stock that they will receive as part of the Merger Consideration relative to the value of the GPP Common Units that they will exchange in connection with the Merger.

•

The Merger is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Merger, or significant delays in completing the Merger, could negatively affect each party’s future business and financial results and the trading prices of shares of GPRE Common Stock and GPP Common Units.

•	The date GPP Unaffiliated Unitholders will receive the Merger Consideration depends on the completion date of the Merger, which is uncertain.

•	GPRE and GPP may incur substantial transaction related costs in connection with the Merger. If the Merger does not occur, GPRE and GPP will not benefit from these costs.

•	If the Merger Agreement is terminated, GPRE or GPP may, under specified circumstances, be responsible for the terminating party’s expenses in an amount up to $5 million.

•	GPRE and GPP may in the future be targets of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the completion of the Merger.

•	The Partnership Agreement limits the duties of the General Partner to GPP Unitholders and restricts the remedies available to GPP Unitholders for actions taken by the General Partner.

•

Certain executive officers and directors of the General Partner and GPRE have interests in the Merger that are different from, or in addition to, the interests they may have as GPP Unitholders or GPRE Shareholders, respectively, which could have influenced their decision to support or approve the Merger.

•

The opinion of Evercore speaks only as of the date rendered based on circumstances and conditions existing as of the signing of the Merger Agreement and will not reflect changes in circumstances between the signing of the Merger Agreement and the closing date of the Merger.

•	Financial projections of GPRE and/or GPP may not prove to be accurate.

•	GPP Unitholders will not be entitled to appraisal rights in connection with the Merger.

•

The Merger will be a taxable transaction to GPP Unaffiliated Unitholders and, in such case, the resulting tax liability of a GPP Unaffiliated Unitholder, if any, will depend on the unitholder’s particular situation. The tax liability of a GPP Unaffiliated Unitholder as a result of the Merger could be more than expected and could be more than the cash received pursuant to the Merger.

•

The U.S. federal income tax treatment of owning and disposing of shares of GPRE Common Stock received in the Merger will be different from the U.S. federal income tax treatment of owning and disposing of GPP Common Units.

•	GPP Unitholders will be entitled to different rights as holders of shares of GPRE Common Stock than those to which they are entitled as holders of GPP Common Units.

•

The market value of shares of GPRE Common Stock could decline if large amounts of such stock are sold following the Merger; the market value of shares of GPRE Common Stock could also decline as a result of issuances and sales of shares of GPRE Common Stock other than in connection with the Merger.

•	The Merger may not be accretive to certain financial metrics, which may negatively affect the market price of shares of GPRE Common Stock.

In addition, GPRE and GPP face other business, financial operational and legal risks and uncertainties detailed from time to time in GPRE’s and GPP’s respective SEC filings, including, but not limited to those discussed described in Part I, Item 1A of GPRE’s Annual Report on Form 10-K for the year ended December 31,

2022 and Part II, Item 1A of GPRE’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, and Part I, Item 1A of GPP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and Part II, Item 1A of GPP’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023 and June 30, 2023, each of which are filed with the SEC and incorporated by reference herein, and in other documents that are incorporated by reference herein.

Litigation Relating to the Merger

Since the initial public announcement of the Merger by GPRE and GPP on September 18, 2023, to the knowledge of GPRE and GPP as of the date hereof, none of GPRE, GPP, the General Partner, Merger Sub or Holdings has been named as a defendant in any lawsuit relating to the Merger.

SELECTED HISTORICAL FINANCIAL INFORMATION OF GPRE

The selected historical consolidated financial data of GPRE for each of the years ended 2022, 2021 and 2020 and at December 31, 2022 and 2021 have been derived from the GPRE’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 10, 2023, which are incorporated by reference into this consent solicitation statement/prospectus. The selected historical consolidated financial data for the years ended 2019 and 2018 and at December 31, 2020, 2019 and 2018 have been derived from GPRE’s audited consolidated financial statements, which have not been incorporated by reference into this consent solicitation statement/prospectus. The selected historical consolidated financial data at June 30, 2023 and for the six months ended June 30, 2023 and 2022 have been derived from GPRE’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023 filed with the SEC on August 4, 2023, which are incorporated by reference into this consent solicitation statement/prospectus. The selected historical financial data at June 30, 2022 has been derived from GPRE’s unaudited consolidated financial statements, which have not been incorporated by reference into this consent solicitation statement/prospectus.

The information set forth below is only a summary and is not necessarily indicative of the future operating results of GPRE and should be read together with GPRE’s audited consolidated financial statements, the related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in GPRE’s Annual Report on Form 10-K for the year ended December 31, 2022 and GPRE’s unaudited consolidated financial statements, the related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in GPRE’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, which are incorporated by reference into this consent solicitation statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 130 of this consent solicitation statement/prospectus.

Selected Historical Financial Information of GPRE

Consolidated Statements of Operations Data	Six Months Ended June 30,		Year Ended December 31,
(in thousands, except per share information)	2023	2022	2022	2021	2020	2019(1)	2018(1)(2)
Revenues	$1,690,581	$1,793,829	$3,662,849	$2,827,168	$1,923,719	$2,417,238	$2,983,932
Costs and expenses	1,789,601	1,807,890	3,761,797	2,801,660	2,046,415	2,559,808	2,893,978
Operating income (loss) from continuing operations(3)	(99,020)	(14,061)	(98,948)	25,508	(122,696)	(142,570)	89,954
Total other income (expense)(4)	(13,515)	12,847	247	(68,509)	(38,434)	(30,372)	(84,310)
Net income (loss) from continuing operations including noncontrolling interest	(114,569)	(3,152)	(103,377)	(44,146)	(89,654)	(148,829)	25,195
Net income from discontinued operations, net of income taxes	—	—	—	—	—	829	11,539
Net income (loss)	(114,569)	(3,152)	(103,377)	(44,146)	(89,654)	(148,000)	36,734
Net income (loss) attributable to GPRE	$(122,928)	$(15,076)	$(127,218)	$(65,992)	$(108,775)	$(166,860)	$15,923
Basic and diluted earnings per share
Earnings (loss) per share from continuing operations	$(2.09)	$(0.28)	$(2.29)	$(1.41)	$(3.14)	$(4.40)	$0.11
Earnings per share from discontinued operations	—	—	—	—	—	0.02	0.28

Earnings (loss) per share attributable to GPRE	$(2.09)	$(0.28)	$(2.29)	$(1.41)	$(3.14)	$(4.38)	$0.39

Consolidated Balance Sheets Data	Six Months Ended June 30,		Year Ended December 31,
(in thousands)	2023	2022	2022	2021	2020	2019(1)	2018(1)
Cash and cash equivalents	$312,858	$508,151	$444,661	$426,220	$233,860	$245,977	$251,681
Current assets	816,318	1,159,696	928,750	1,117,749	642,353	667,913	1,206,642
Total assets	2,022,796	2,296,008	2,123,131	2,159,755	1,578,917	1,698,218	2,216,432
Total current liabilities	513,791	647,574	486,922	471,804	452,556	541,791	833,700
Long-term debt	493,571	495,027	495,243	514,006	287,299	243,990	298,110
Total liabilities	1,096,944	1,214,279	1,062,065	1,057,736	802,253	832,932	1,153,443
Noncontrolling interests	147,904	150,556	151,035	151,519	129,812	113,381	116,170
Stockholders’ equity	925,852	1,081,729	1,061,066	1,102,019	776,664	865,286	1,062,989

(1)	The assets and liabilities and results of operations of Green Plains Cattle Company LLC prior to its divestiture on September 1, 2019 have been reclassified as discontinued operations.
(2)

Fiscal year 2018 includes approximately eleven months of operations of the Bluffton, Indiana, Lakota, Iowa, Riga, Michigan and the Hopewell, Virginia ethanol plants, as well as Fleischmann’s Vinegar Company, Inc.

(3)

Six months ended June 30, 2023 includes an inventory lower of cost or net realizable value adjustment of $9.5 million. Fiscal year 2022 includes an inventory lower of cost or net realizable value adjustment of $12.3 million. Fiscal year 2021 includes the $29.6 million net gain on sale of assets primarily from the sale of the Ord, Nebraska ethanol plant. Fiscal year 2020 includes the goodwill impairment charge of $24.1 million, the $22.4 million loss on sale of assets, net from the sale of the Hereford, Texas ethanol plant and the $1.5 million gain from the sale of Green Plains Cattle Company. Fiscal year 2018 includes the

$150.4 million gain on the sale of the Bluffton, Indiana, Lakota, Iowa, and Riga, Michigan ethanol plants, as well as Fleischmann’s Vinegar Company, Inc.
(4)

Other income for fiscal year 2022 includes a grant received from the USDA related to the Biofuel Producer Program of $27.7 million. Fiscal year 2021 includes a loss on extinguishment of convertible notes of $22.1 million and a loss on settlement of convertible notes of $9.5 million. Fiscal year 2019 includes the $4.8 million gain related to the sale of GPRE’s 50% interest in JGP Energy Partners LLC.

SELECTED HISTORICAL FINANCIAL INFORMATION OF GPP

The selected historical consolidated financial data of GPP for each of the years ended 2022, 2021 and 2020 and at December 31, 2022 and 2021 have been derived from GPP’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2022 originally filed with the SEC on February 10, 2023, which are incorporated by reference into this consent solicitation statement/prospectus. The selected historical consolidated financial data for the years ended 2019 and 2018 and at December 31, 2020, 2019 and 2018 have been derived from GPP’s audited consolidated financial statements, which have not been incorporated by reference into this consent solicitation statement/prospectus. The selected historical consolidated financial data at June 30, 2023 and for the six months ended June 30, 2023 and 2022 have been derived from GPP’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023 filed with the SEC on August 4, 2023, which are incorporated by reference into this consent solicitation statement/prospectus. The selected historical financial data at June 30, 2022 has been derived from GPP’s unaudited consolidated financial statements, which have not been incorporated by reference into this consent solicitation statement/prospectus.

The information set forth below should be read together with GPP’s audited consolidated financial statements, the related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in GPP’s Annual Report on Form 10-K for the year ended December 31, 2022, as amended, filed with the SEC on March 22, 2023, and GPP’s unaudited consolidated financial statements, the related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in GPP’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, which are incorporated by reference into this consent solicitation statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 130 of this consent solicitation statement/prospectus.

Selected Historical Financial Information of GPP

Consolidated Statements of Operations Data	Six Months Ended June 30,		Year Ended December 31,
(in thousands, except per share information)	2023	2022	2022	2021	2020	2019	2018
Revenues	$41,298	$38,754	$79,767	$78,452	$83,345	$82,387	$100,748
Operating expenses	18,822	15,556	33,749	31,210	34,137	33,154	37,845
Operating income	22,476	23,198	46,018	47,242	49,208	49,233	62,903
Other expense	3,218	2,329	5,368	6,880	8,061	7,754	7,222
Net income	19,258	20,869	40,650	40,362	41,147	41,479	55,681
Earnings per limited partner unit (basic and diluted)
Common units	$0.81	$0.88	$1.72	$1.71	$1.74	$1.76	$1.81
Subordinated units	—	—	—	—	—	—	1.71

Consolidated Balance Sheets Data	Six Months Ended June 30,		Year Ended December 31,
(in thousands)	2023	2022	2022	2021	2020	2019	2018
Cash and cash equivalents	$15,550	$16,527	$20,166	$17,645	$2,478	$261	$569
Current assets	32,270	34,218	34,573	33,045	17,994	17,429	16,616
Total assets	127,519	116,211	121,422	114,472	105,320	105,653	81,144
Current liabilities	28,767	24,041	25,669	22,482	119,082	155,812	8,188
Long-term debt	57,101	58,502	58,559	59,467	—	—	142,025
Total liabilities	128,985	113,896	120,672	112,169	151,782	181,400	153,598
Partners’ equity (deficit)	(1,466)	2,315	750	2,303	(46,462)	(75,747)	(72,454)

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth selected unaudited pro forma condensed consolidated financial information for GPRE and GPP after giving effect to the Merger. The selected unaudited pro forma condensed consolidated financial information is derived from the unaudited pro forma condensed consolidated financial statements included in this consent solicitation statement/prospectus and should be read in conjunction with the section entitled “Unaudited Pro Forma Consolidated Financial Statements” and related notes included in this consent solicitation statement/prospectus beginning on page F-1.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(in thousands)	As of June 30, 2023
Cash and cash equivalents	$289,537
Current assets	792,997
Total assets	1,999,475
Current liabilities	521,291
Long-term debt	493,571
Total liabilities	1,104,444
Total Green Plains stockholders’ equity	880,750
Noncontrolling interests	14,281

Unaudited Pro Forma Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Revenues	$1,690,581	$3,662,849
Net loss	(112,967)	(102,037)
Net income (loss) attributable to noncontrolling interests	(737)	1,769
Net loss attributable to controlling interests	(112,230)	(103,806)
Net loss per share (basic and diluted)	$(1.77)	$(1.72)

QUESTIONS AND ANSWERS

The following questions and answers are intended to briefly address some questions that you, as a GPP Limited Partner, may have regarding the Merger, the Merger Agreement and the execution and delivery of written consents by the GPP Limited Partners with respect to the Merger Agreement and Merger. GPP and GPRE urge you to carefully read the remainder of this consent solicitation statement/prospectus because these questions and answers may not address all questions or provide all information that might be important to you with respect to the Merger, the Merger Agreement and the execution and delivery of written consents by the GPP Limited Partners with respect to the Merger Agreement and the Merger. Additional important information is also contained in the annexes and the documents incorporated by reference into this consent solicitation statement/prospectus. You may obtain the information incorporated by reference into this consent solicitation statement/prospectus without charge by following the instructions under “Where You Can Find More Information.”

Q.	Why am I receiving these materials?

A.

On September 16, 2023, GPRE, GPP, the General Partner, Holdings and Merger Sub, entered into the Merger Agreement, pursuant to which, subject to the approval of the Merger Agreement and the Merger by the GPP Limited Partners and certain other conditions, Merger Sub will merge with and into GPP, with GPP surviving as an indirect, wholly owned subsidiary of GPRE. The Merger Agreement is described in this consent solicitation statement/prospectus and attached as Annex A hereto.

The approval of the Merger Agreement and the Merger by GPP requires the affirmative consent of the holders of a majority of the outstanding GPP Common Units. If you are a record holder of outstanding GPP Common Units as of the GPP Record Date, you may complete, date and sign the enclosed written consent and promptly return it to GPP. Pursuant to the terms of the Support Agreement, the Support Parties have irrevocably and unconditionally agreed to deliver the Written Consents following the effectiveness of the registration statement of which this consent solicitation statement/prospectus forms a part. As of September 16, 2023, the Support Parties collectively beneficially owned 11,661,429 GPP Common Units, representing approximately 50.1% of the outstanding GPP Common Units. Accordingly, the delivery of the Written Consent will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the GPP Limited Partners.

This document constitutes both a prospectus of GPRE and a consent solicitation statement of GPP. This document is a prospectus because GPRE, in connection with the Merger, is offering GPRE Common Stock in exchange for the GPP Public Common Units outstanding immediately prior to the Effective Time. This document is a consent solicitation statement because GPP Limited Partners are being afforded the opportunity to sign a written consent approving the Merger using this document.

Q.	Why are GPRE and GPP proposing the Merger?

A.

GPRE and GPP believe that the Merger will benefit both GPRE Shareholders and GPP Unaffiliated Unitholders. See “Special Factors—Purpose and Reasons of the GPRE Parties for the Merger” and “Special Factors—Approval of the Conflicts Committee and the GP Board and the Reasons for their Approvals.”

Q.	What will GPP Unaffiliated Unitholders be entitled to receive in the Merger?

A.

If the Merger is successfully completed, subject to any applicable withholding tax, each GPP Unaffiliated Unitholder as of the Effective Time will be entitled to receive (i) 0.405 shares of GPRE Common Stock and (ii) the Cash Consideration in exchange for each GPP Common Unit held by such GPP Unaffiliated Unitholder at the Effective Time.

No fractional shares of GPRE Common Stock will be issued in the Merger; instead, all fractional shares of GPRE Common Stock to which a GPP Unaffiliated Unitholder otherwise would have been entitled will be aggregated and the resulting fraction will be rounded up to the nearest whole share of GPRE Common Stock. See “The Merger Agreement—The Merger; Effective Time; Closing.”

Q.	What will the GPRE Shareholders be entitled to receive in the Merger?

A.	The GPRE Shareholders will simply retain the GPRE Common Stock they currently own. They will not receive any additional shares of GPRE Common Stock in the Merger.

Q.	What will happen to GPP as a result of the Merger?

A.

If the Merger is successfully completed, Merger Sub will be merged with and into GPP, with GPP surviving as an indirect, wholly owned subsidiary of GPRE, and the GPP Common Units will no longer be publicly traded following the Merger and will be delisted from Nasdaq.

Q.	When will the Merger be completed?

A.

GPRE and GPP are working to complete the Merger as soon as possible. A number of conditions must be satisfied or waived before GPRE and GPP can complete the Merger. See “The Merger Agreement—Conditions to Completion of the Merger.” Assuming timely satisfaction or waiver of the closing conditions, the Merger is expected to close in the fourth quarter of 2023.

Q.	What percentage of outstanding GPRE Common Stock will GPP Unaffiliated Unitholders own after the successful consummation of the Merger?

A.

If the Merger is successfully completed, based on the number of shares of GPRE Common Stock and GPP Common Units outstanding as of October 12, 2023, the shares of GPRE Common Stock that the GPP Unaffiliated Unitholders receive in the Merger will collectively represent approximately 7.4% of the outstanding shares of GPRE Common Stock following completion of the Merger.

Q.	Will the shares of GPRE Common Stock acquired in the Merger be entitled to receive dividends?

A.

After the Closing, all shares of GPRE Common Stock issued in exchange for GPP Common Units will entitle the holder to the same dividends (if any) that all other holders of GPRE Common Stock will receive with respect to any dividend record date that occurs after the Effective Time. However, on June 18, 2019, GPRE suspended its future quarterly cash dividend following the June 14, 2019 dividend payment in order to retain and redirect cash flow to GPRE’s operating expense equalization plan, the deployment of high-protein technology, its stock repurchase program and other corporate purposes. See “Comparative Market Prices and Cash Dividend/Distribution Information.”

Q.	Should GPP Unaffiliated Unitholders deliver their GPP Common Units now?

A.

No. After the Merger is completed, any GPP Common Units you hold as of the Effective Time in book entry form automatically will be converted into the right to receive the Merger Consideration. Because all GPP Common Units are held in book entry form, no holder will need to deliver certificates to receive the Merger Consideration. If you own GPP Common Units in street name, the shares of GPRE Common Stock you will receive in connection with the Merger should be credited to your account in accordance with the policies and procedures of your bank, broker or other nominee within a few days following the closing date of the Merger.

Q.	Where will GPP Common Units trade after the Merger?

A.	GPP Common Units will no longer be publicly traded following the Merger and will be delisted from Nasdaq. Shares of GPRE Common Stock will continue to trade on Nasdaq under the symbol “GPRE.”

Q.	What happens to future distributions with respect to GPP Common Units?

A.

If the Merger is successfully consummated, all outstanding GPP Common Units will be converted into the right to receive GPRE Common Stock at the Exchange Ratio and the Cash Consideration and will no longer be entitled to receive quarterly distributions from GPP with respect to the GPP Common Units. For a description of the differences between the rights of GPRE Shareholders and GPP Unitholders, see “Comparison of Rights of GPRE Shareholders and GPP Unitholders.”

Q.	How can GPP Limited Partners return their written consents with respect to the Merger?

A.

GPP Limited Partners of record at the close of business on the GPP Record Date may consent to the approval of the Merger Agreement and the Merger with respect to their GPP Common Units by completing, dating and signing the written consent furnished with this consent solicitation statement/prospectus and returning it in the postage-paid envelope provided by GPP or by mailing the written consent to Chief Legal & Administration Officer/Corporate Secretary, 1811 Aksarben Drive, Omaha, Nebraska 68106, or by submitting a written consent online by visiting     and following the instructions described therein. See “Written Consents of GPP Limited Partners—Submission of Consents.” GPP does not intend to hold a meeting of the GPP Limited Partners to consider the Merger Agreement and the Merger.

Pursuant to the terms of the Support Agreement, the Support Parties have irrevocably and unconditionally agreed to deliver the Written Consent covering all of the GPP Common Units beneficially owned by the Support Parties, approving the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement, as promptly as practicable following the effectiveness of the registration statement of which this consent solicitation statement/prospectus forms a part. As of September 16, 2023, the Support Parties collectively beneficially owned 11,661,429 GPP Common Units, representing approximately 50.1% of the outstanding GPP Common Units. Accordingly, the delivery of the Written Consent will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the GPP Limited Partners.

Q.	Can GPP Limited Partners change or revoke their written consents?

A.

Yes. If you are a record holder of GPP Common Units on the GPP Record Date, you may revoke or change your consent by mailing a notice of revocation or a new written consent with a later date to Chief Legal & Administration Officer/Corporate Secretary, 1811 Aksarben Drive, Omaha, Nebraska 68106, or by submitting a new written consent online by visiting    and following the instructions described therein, in each case, by the later of (i) 11:59 p.m. (Eastern Time) on    , 2023 and (ii) the date on which the consents of a sufficient number of GPP Common Units to approve the Merger and the Merger Agreement have been delivered to Chief Legal & Administration Officer/Corporate Secretary, 1811 Aksarben Drive, Omaha, Nebraska 68106. See “Written Consents of GPP Limited Partners—Submission of Consents.”

Q.	What are the expected U.S. federal income tax consequences for a GPP Unaffiliated Unitholder as a result of the Merger?

A.

The receipt of shares of GPRE Common Stock and cash in exchange for GPP Public Common Units pursuant to the Merger Agreement will be a taxable transaction by the GPP Unaffiliated Unitholders for U.S. federal income tax purposes. In such case, a GPP Unaffiliated Unitholder will generally recognize capital gain or loss on the receipt of shares of GPRE Common Stock and cash in exchange for GPP Public Common Units. However, a portion of the amount realized, which amount could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by GPP and its subsidiaries. Passive losses that were not deductible by a GPP Unaffiliated Unitholder in prior taxable periods because they exceeded such unitholder’s share of GPP’s income may become available to offset all or a portion of the ordinary income and gain recognized by such unitholder. A GPP Unaffiliated Unitholder’s tax basis in the shares of GPRE Common Stock received in the Merger will equal the fair market value of such shares. The U.S. federal income tax consequences of the Merger to GPP Unaffiliated Unitholders and of the ownership and disposition of any shares of GPRE Common Stock received pursuant thereto will depend on the GPP Unaffiliated Unitholder’s particular tax situation. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the particular tax consequences to you of the Merger and of the ownership and disposition of any shares of GPRE Common Stock received by you in the Merger. See “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the Merger.

Q.	What are the expected U.S. federal income tax consequences for a GPP Unaffiliated Unitholder of the ownership of shares of GPRE Common Stock after the Merger is completed?

A.

GPRE is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. A distribution of cash by GPRE to a shareholder will generally be included in such shareholder’s income as ordinary dividend income to the extent of GPRE’s current or accumulated “earnings and profits” as determined under U.S. federal income tax principles. A portion of the cash distributed to GPRE Shareholders after the Merger may exceed GPRE’s current and accumulated earnings and profits. Distributions of cash in excess of GPRE’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing such shareholder’s adjusted tax basis in its GPRE Common Stock and, to the extent the distribution exceeds such shareholder’s adjusted tax basis, as capital gain from the sale or exchange of such GPRE Common Stock. See “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of owning and disposing of GPRE Common Stock received in the Merger.

Q.	Are GPP Unaffiliated Unitholders entitled to appraisal rights in connection with the Merger?

A.	No. GPP Unaffiliated Unitholders do not have appraisal rights under applicable law or contractual appraisal rights under the Partnership Agreement or the Merger Agreement.

Q.	What happens if the Merger is not consummated?

A.

If the Merger is not completed for any reason, you will not receive the Merger Consideration for any GPP Common Units that you hold. In such case, the GPP Common Units will remain outstanding and will continue to be listed and traded on Nasdaq, GPP will remain a publicly traded limited partnership and none of the Incentive Distribution Rights will be canceled.

Q.

Who do I call if I have further questions about the Merger, the Merger Agreement and the execution and delivery of written consents by the GPP Limited Partners with respect to the Merger Agreement and Merger?

A.

GPP Limited Partners who have questions about the Merger, including the procedures for completing and returning the enclosed written consent relating to their GPP Common Units, or who desire additional copies of this consent solicitation statement/prospectus or other additional materials should contact:

Green Plains Partners LP

1811 Aksarben Drive

Omaha, NE 68106

Telephone: (402) 884-8700

Attention: Secretary

COMPARATIVE MARKET PRICES AND CASH DIVIDEND/DISTRIBUTION INFORMATION

Shares of GPRE Common Stock and GPP Common Units are each listed on Nasdaq under the symbols “GPRE” and “GPP,” respectively. The following table presents the closing prices of GPRE Common Stock and GPP Common Units on (i) September 15, 2023, the last trading day before the public announcement of the execution of the Merger Agreement, and (ii)    , 2023. The table also shows the equivalent per unit value of the GPRE Common Stock included as part of the Merger Consideration for each GPP Common Unit, which per unit value is calculated as the product of (i) the applicable GPRE per share value and (ii) 0.405, the Exchange Ratio.

On   , 2023, the most recent practicable date before the printing of this consent solicitation statement/prospectus, high and low reported sales prices of GPP Common Units were $   and $  , respectively, and there were approximately    holders of record of GPP Common Units and    GPP Common Units outstanding.

On   , 2023, the most recent practicable date before the printing of this consent solicitation statement/prospectus, high and low reported sales prices of shares of GPRE Common Stock were $   and $  , respectively, and there were approximately    holders of record of GPRE Common Stock and    shares of GPRE Common Stock outstanding.

Date	GPRE Common Stock Closing Price		GPP Common Unit Closing Price		Equivalent Per Unit Information(1)
September 15, 2023		$33.80		$13.78		$13.69
, 2023	$		$		$

(1)	Does not include the Cash Consideration.

The following table shows the high and low prices per GPP Common Unit as well as the cash distribution paid per GPP Common Unit, as reported by Nasdaq, during the periods indicated.

	GPP Common Unit Price Ranges		Cash Distribution Paid Per GPP Common Unit
	High	Low
Period from October 1, 2023 to October 12, 2023	$14.95	$13.64	$0.455
Quarter Ended September 30, 2023	$16.25	$12.66	$0.455
Quarter Ended June 30, 2023	$13.49	$11.72	$0.455
Quarter Ended March 31, 2023	$13.95	$12.26	$0.455

Year Ended December 31, 2022
Quarter Ended December 31, 2022	$13.72	$11.89	$0.455
Quarter Ended September 30, 2022	$14.40	$11.80	$0.455
Quarter Ended June 30, 2022	$14.75	$11.05	$0.45
Quarter Ended March 31, 2022	$15.32	$12.86	$0.445

Year Ended December 31, 2021
Quarter Ended December 31, 2021	$16.02	$12.84	$0.44
Quarter Ended September 30, 2021	$13.65	$11.35	$0.435
Quarter Ended June 30, 2021	$13.29	$11.24	$0.12
Quarter Ended March 31, 2021	$13.74	$8.03	$0.12

The above tables may not provide meaningful information to GPP Limited Partners in connection with making any decisions with respect to the Merger. GPP Limited Partners are urged to obtain current market quotations for shares of GPRE Common Stock and GPP Common Units and to review carefully the other information contained in this consent solicitation statement/prospectus or incorporated herein by reference in making any decisions with respect to the Merger. See “Where You Can Find More Information” for instructions on how to obtain the information that has been incorporated by reference. Historical performance is not necessarily indicative of any performance to be expected in the future. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Dividend and Share Data—GPRE

The declaration and payment of dividends by GPRE is subject to the discretion of the GPRE Board, and no assurance can be given that GPRE will pay dividends in the future. On June 18, 2019, the GPRE Board suspended GPRE’s future quarterly cash dividend following the June 14, 2019 dividend payment in order to retain and redirect cash flows to GPRE’s operating expense equalization plan, the deployment of high-protein technology, GPRE’s stock repurchase program and other corporate purposes. The determination to pay dividends in the future will depend upon, among other things, general business conditions, GPRE’s financial results, contractual and legal restrictions regarding the payment of dividends by GPRE, planned investments by GPRE and such other factors as the GPRE Board deems relevant.

The Merger Agreement restricts the ability of GPRE to declare, authorize, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of GPRE’s capital stock. See “The Merger Agreement—Conduct of Business Prior to Closing.”

Distribution and Unit Data—GPP

The Partnership Agreement provides that within 45 days after the end of each quarter, GPP will distribute its cash available for distributions, if any, to GPP Unitholders of record on the applicable record date. As a result of the conversion and cancellation of GPP Common Units in connection with the Merger, GPP will no longer make quarterly distributions following the Closing (other than distributions, if any, with a record date prior to the Closing Date).

During the term of the Merger Agreement until the Effective Time, the General Partner will declare and will cause GPP to pay regular quarterly distributions to the GPP Unitholders (including GPRE, the General Partner and their respective affiliates), consistent with past practice, for each completed calendar quarter ending prior to the Closing Date, to the extent the Closing does not occur prior to the applicable record date established by the General Partner with respect to such quarterly distribution consistent with past practice, in an amount not less than $0.455 per GPP Common Unit per quarter. Neither GPP nor the General Partner shall be required to take any action with respect to a cash distribution if such action would violate applicable law or GPP’s organizational documents. See “The Merger Agreement—Dividends and Distributions.”

The Merger Agreement restricts the ability of GPP to declare, authorize, set aside or pay any distribution payable in cash, equity or property in respect of the GPP Common Units, other than regular quarterly distributions that are declared and paid consistent with past practice as set forth above, prior to the consummation of the Merger. See “The Merger Agreement—Conduct of Business Prior to Closing.”

Because the Exchange Ratio is fixed and because the market price of shares of GPRE Common Stock will fluctuate prior to the completion of the Merger, GPP Unitholders cannot be sure of the market value of the shares of GPRE Common Stock they will receive as part of the Merger Consideration relative to the value of GPP Common Units that they exchange in connection with the Merger. See “Risk Factors.”

RISK FACTORS

In addition to the other information included or incorporated by reference into this consent solicitation statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to sign and deliver the written consent relating to your GPP Common Units. In addition, you should read and consider the risks associated with each of the businesses of GPRE and GPP, because these risks may also affect the combined company. A description of the material risks can be found in Part I, Item 1A of GPRE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and Part II, Item 1A of GPRE’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023 and in Part I, Item 1A of GPP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and Part II, Item 1A of GPP’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023 and June 30, 2023, each of which are filed with the SEC and incorporated by reference into this consent solicitation statement/prospectus. See “Where You Can Find More Information.”

Risks Related to the Merger

Because the Exchange Ratio is fixed and because the market price of GPRE Common Stock will fluctuate prior to the completion of the Merger, GPP Unaffiliated Unitholders cannot be sure of the market value of GPRE Common Stock that they will receive as part of the Merger Consideration relative to the value of the GPP Common Units that they will exchange in connection with the Merger.

The market value of the Stock Consideration that GPP Unitholders will receive in the Merger will depend on the trading price of GPRE Common Stock at the Closing. Subject to any applicable withholding tax, the Exchange Ratio that determines the number of shares of GPRE Common Stock that GPP Unaffiliated Unitholders will receive in the Merger is fixed at 0.405 shares of GPRE Common Stock for each GPP Common Unit they own. This means that there is no mechanism contained in the Merger Agreement that would adjust the number of shares of GPRE Common Stock that GPP Unaffiliated Unitholders will receive based on any decreases or increases in the trading price of GPRE Common Stock. Changes in per share or per unit price may result from a variety of factors (many of which are beyond GPRE’s and GPP’s control), including:

•	changes in GPRE’s or GPP’s business, operations and prospects;

•	changes in market assessments of GPRE’s or GPP’s business, operations and prospects;

•	changes in market assessments of the likelihood that the Merger will be completed;

•	changes in interest rates, commodity prices, general market, industry and economic conditions and other factors generally affecting the price of GPRE Common Stock or GPP Common Units; and

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which GPRE and GPP operate.

If the price of GPRE Common Stock at the Closing is less than the price of GPRE Common Stock on the date that the Merger Agreement was signed, then the market value of the Stock Consideration will be less than contemplated at the time the Merger Agreement was signed.

The Merger is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Merger, or significant delays in completing the Merger, could negatively affect each party’s future business and financial results and the trading prices of shares of GPRE Common Stock and GPP Common Units.

The completion of the Merger is subject to a number of conditions. The completion of the Merger is not assured and is subject to risks. The Merger Agreement contains conditions, some of which are beyond the parties’ control, that, if not satisfied or waived, may prevent, delay or otherwise result in the Merger not occurring.

If the Merger is not completed, or if there are significant delays in completing the Merger, GPRE’s and GPP’s future business and financial results and the trading prices of shares of GPRE Common Stock and GPP Common Units could be negatively affected, and each of the parties will be subject to several risks, including the following:

•	the parties may be liable for fees or expenses to one another under the terms and conditions of the Merger Agreement;

•

there may be negative reactions from the financial markets due to the fact that current prices of shares of GPRE Common Stock and GPP Common Units may reflect a market assumption that the Merger will be completed; and

•	the attention of management will have been diverted to the Merger rather than their own operations and pursuit of other opportunities that could have been beneficial to their respective businesses.

The date GPP Unaffiliated Unitholders will receive the Merger Consideration depends on the completion date of the Merger, which is uncertain.

Completing the Merger is subject to several conditions, not all of which are controllable by GPRE or GPP. Accordingly, the date on which GPP Unaffiliated Unitholders will receive Merger Consideration depends on the completion date of the Merger, which is uncertain and subject to several other closing conditions.

GPRE and GPP may incur substantial transaction-related costs in connection with the Merger. If the Merger does not occur, GPRE and GPP will not benefit from these costs.

GPRE and GPP expect to incur substantial expenses in connection with completing the Merger, including fees paid to legal, financial and accounting advisors, filing fees, written consent costs and printing costs. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time.

If the Merger Agreement is terminated, GPRE or GPP may, under specified circumstances, be responsible for the terminating party’s expenses in an amount up to $5 million.

If the Merger Agreement is terminated, GPRE or GPP may, under specified circumstances, be required to make a payment of up to $5 million in respect of the terminating party’s expenses. If such termination expenses are payable, the payment of such termination expenses could have an adverse consequence to the financial condition and operations of the party responsible for such payment.

GPRE and GPP may in the future be targets of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the completion of the Merger.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements in an effort to enjoin the relevant merger or seek monetary relief. GPRE and GPP may in the future be defendants in one or more lawsuits, relating to the Merger Agreement and the Merger and, even if the pending or any future lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. GPRE and GPP cannot predict the outcome of these lawsuits, or others, nor can either company predict the amount of time and expense that will be required to resolve such litigation. An unfavorable resolution of any such litigation surrounding the Merger could delay or prevent its consummation. In addition, the costs of defending the litigation, even if resolved in GPRE’s or GPP’s favor, could be substantial and such litigation could distract GPRE and GPP from pursuing the consummation of the Merger and other potentially beneficial business opportunities. See “Special Factors—Litigation Relating to the Merger.”

The Partnership Agreement limits the duties of the General Partner to GPP Unitholders and restricts the remedies available to GPP Unitholders for actions taken by the General Partner.

In light of potential conflicts of interest between GPRE and the General Partner, on the one hand, and GPP and the GPP Unaffiliated Unitholders, on the other hand, the GP Board submitted the Merger and related matters to the Conflicts Committee for, among other things, review, evaluation, negotiation and possible approval, which is referred to as “Special Approval” in the Partnership Agreement and this consent solicitation statement/prospectus. Under the Partnership Agreement:

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any resolution or course of action by the General Partner or its affiliates in respect of a conflict of interest is permitted and deemed approved by all partners of GPP and will not constitute a breach of the Partnership Agreement or of any duty stated or implied by law or equity if the resolution or course of action in respect of a conflict of interest is approved by Special Approval; and

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the General Partner may consult with legal counsel, accountants, appraisers, management, consultants, investment bankers and other consultant advisors selected by it, and any action taken or omitted to be taken in reliance upon the advice or opinion of such persons as to matters that the General Partner reasonably believes to be within such person’s professional or expert competence will be conclusively presumed to have been taken or omitted to be taken in good faith and in accordance with such advice or opinion.

The Conflicts Committee reviewed, negotiated and evaluated the Transaction Documents, the Merger and related matters on behalf of GPP and the GPP Unaffiliated Unitholders. Among other things, the Conflicts Committee, by unanimous vote, in good faith, (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of GPP, including the GPP Unaffiliated Unitholders, (ii) approved the Transaction Documents and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Transaction Documents (such approval constituting “Special Approval” as defined in the Partnership Agreement) and (iii) recommended that the GP Board approve the Transaction Documents and the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, including the Merger. The duties of the General Partner, the GP Board and the Conflicts Committee to GPP Unitholders in connection with the Merger are substantially limited by the Partnership Agreement.

Certain executive officers and directors of the General Partner and GPRE have interests in the Merger that are different from, or in addition to, the interests they may have as GPP Unitholders or GPRE Shareholders, respectively, which could have influenced their decision to support or approve the Merger.

Certain executive officers and directors of the General Partner own equity interests in GPRE, receive fees and other compensation from GPRE and will have rights to ongoing indemnification and insurance coverage by the surviving company that give them interests in the Merger that may be different from, or be in addition to, interests of a GPP Unaffiliated Unitholder.

Additionally, certain of GPRE’s executive officers and directors beneficially own GPP Common Units and will receive the applicable Merger Consideration upon completion of the Merger, receive fees and other compensation from GPRE and are entitled to indemnification arrangements with GPRE that give them interests in the Merger that may be different from, or be in addition to, interests a holder of GPRE Common Stock may have as a GPRE Shareholder.

The opinion of Evercore speaks only as of the date rendered based on circumstances and conditions existing as of the signing of the Merger Agreement and will not reflect changes in circumstances between the signing of the Merger Agreement and the closing date of the Merger.

The Conflicts Committee received an opinion from its financial advisor, Evercore, in connection with the approval of the Merger Agreement based on circumstances and conditions existing at that time and has not obtained any updated opinion from its financial advisor as of the date of this consent solicitation statement/prospectus. Changes in the operations and prospects of GPRE and GPP, general market and economic conditions and other factors that may be beyond the control of GPRE or GPP, and on which Evercore’s opinion was based, may significantly alter the value of GPRE and/or GPP or the prices of GPRE’s Common Stock or GPP’s Common Units by the time the Merger is completed. The opinion delivered to the Conflicts Committee speaks only as of the date rendered and, accordingly, does not address the fairness of the Merger Consideration as of any date other than the date of such opinion, including upon completion of the Merger. For a description of the opinion that the Conflicts Committee received from its financial advisor, see the section entitled “Special Factors—Opinion of Evercore—Financial Advisor to the Conflicts Committee.” A copy of the opinion of Evercore is attached as Annex C to this consent solicitation statement/prospectus.

Financial projections of GPRE and/or GPP may not prove to be accurate.

In connection with the Merger, GPRE and GPP prepared and considered, among other things, internal financial forecasts for GPRE and GPP, respectively. These forecasts speak only as of the date made and will not be updated. These financial projections were not provided with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties, and may not be achieved in full, at all or within projected time frames. In addition, the failure of businesses to achieve projected results could have a material adverse effect on the share price of the GPRE Common Stock and financial position following the Merger.

GPP Unitholders will not be entitled to appraisal rights in connection with the Merger.

Under the DRULPA, only contractual rights to appraisal are available for unitholders, so appraisal rights are only available for the limited partners of a Delaware limited partnership if such rights are provided in the Partnership Agreement. The Partnership Agreement does not provide for appraisal rights to GPP Unitholders. Accordingly, GPP Unitholders do not have appraisal rights. See “Special Factors—No Appraisal Rights.”

Tax Risks Related to the Merger and the Ownership of GPRE Common Stock Received in the Merger

In addition to reading the following risk factors, you are urged to read “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the expected U.S. federal income tax consequences of the Merger and owning and disposing of shares of GPRE Common Stock received in the Merger.

The Merger will be a taxable transaction to GPP Unaffiliated Unitholders and, in such case, the resulting tax liability of a GPP Unaffiliated Unitholder, if any, will depend on the unitholder’s particular situation. The tax liability of a GPP Unaffiliated Unitholder as a result of the Merger could be more than expected and could be more than the cash received pursuant to the Merger.

GPP Unaffiliated Unitholders will receive shares of GPRE Common Stock and cash as consideration for the Merger. The exchange of GPP Public Common Units for GPRE Common Stock and cash will be treated as a taxable sale by GPP Unaffiliated Unitholders of GPP Public Common Units for U.S. federal income tax purposes. In such case, as a result of the Merger, a GPP Unaffiliated Unitholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between such unitholder’s amount realized (which is, the sum of the fair market value of the shares of GPRE Common Stock and the Cash Consideration received in the Merger) and the unitholder’s adjusted tax basis in the GPP Public Common Units, which will be increased by the unitholder’s share of certain items related to business interest not yet deductible by such unitholder due to applicable limitations on the deductibility of such business interest. The amount of gain or loss recognized by each GPP Unaffiliated Unitholder in the Merger will vary depending on each unitholder’s particular situation, including the value of the shares of the GPRE Common Stock and the Cash Consideration received by each unitholder in the Merger, the adjusted tax basis in the GPP Public Common Units exchanged by each unitholder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset all or a portion of the gain recognized by the unitholder.

Because the value of any GPRE Common Stock received in the Merger will not be known until the Effective Time, a GPP Unaffiliated Unitholder will not be able to determine its amount realized, and therefore its taxable gain or loss, until such time. In addition, because prior distributions in excess of a GPP Unaffiliated Unitholder’s allocable share of GPP’s net taxable income decreases the unitholder’s tax basis in its GPP Public Common Units, the amount, if any, of the prior excess distributions with respect to such GPP Public Common Units will, in effect, become taxable income to a unitholder if the aggregate value of the consideration received in the Merger is greater than the unitholder’s adjusted tax basis in its GPP Public Common Units, even if the aggregate value of the consideration received in the Merger is less than the unitholder’s original cost basis in its GPP Public Common Units. Furthermore, a portion of the amount realized, which amount could be substantial, will be separately computed and taxed as ordinary income to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by GPP and its subsidiaries. Consequently, a GPP Unaffiliated Unitholder may recognize both ordinary income and capital loss upon the exchange of GPP Common Units in the Merger even if there is a net taxable loss realized on the exchange of such unitholder’s GPP Public Common Units pursuant to the Merger. The deductibility of capital losses is subject to limitations.

For a more complete discussion of the U.S. federal income tax consequences of the Merger, see “Material U.S. Federal Income Tax Consequences.”

The U.S. federal income tax treatment of owning and disposing of shares of GPRE Common Stock received in the Merger will be different from the U.S. federal income tax treatment of owning and disposing of GPP Common Units.

GPP is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income tax. Instead, each GPP Unaffiliated Unitholder is required to take into account its respective share of GPP’s items of income, gain, loss and deduction in computing its federal income tax liability, even if no cash distributions are made by GPP to the unitholder. A pro rata distribution of cash by GPP to a GPP Unaffiliated Unitholder who is a U.S. Holder is generally not taxable for U.S. federal income tax purposes unless the amount of cash distributed is in excess of the GPP Unaffiliated Unitholder’s adjusted tax basis in its GPP Common Units.

In contrast, GPRE is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. A distribution of cash by GPRE to a shareholder will generally be included in such shareholder’s income as ordinary dividend income to the extent of GPRE’s current or accumulated “earnings and profits,” as determined under U.S. federal income tax principles. A portion of the cash distributed to GPRE Shareholders by GPRE after the Merger may exceed GPRE’s current and accumulated earnings and profits. Cash distributions to a GPRE Shareholder in excess of GPRE’s current and accumulated earnings and profits will be treated as a non-taxable return of capital, reducing such shareholder’s adjusted tax basis in its GPRE Common Stock and, to the extent the cash distribution exceeds such shareholder’s adjusted tax basis, as capital gain from the sale or exchange of such GPRE Common Stock. See “Material U.S. Federal Income Tax Consequences.”

Risks Inherent in an Investment in GPRE

GPP Unitholders will be entitled to different rights as holders of shares of GPRE Common Stock than those to which they are entitled as holders of GPP Common Units.

Following completion of the Merger, GPP Unaffiliated Unitholders will no longer hold GPP Common Units, and will instead hold shares of GPRE Common Stock. GPRE is an Iowa corporation and GPP is a Delaware limited partnership. There are important differences between the rights of GPP Unitholders and the rights of GPRE Shareholders. See “Comparison of Rights of GPRE Shareholders and GPP Unitholders.”

The market value of shares of GPRE Common Stock could decline if large amounts of such stock are sold following the Merger; the market value of shares of GPRE Common Stock could also decline as a result of issuances and sales of shares of GPRE Common Stock other than in connection with the Merger.

Following the Merger, holders of GPP Public Common Units as of the Effective Time will own interests in a combined company operating an expanded business with more assets and a different mix of liabilities. Current GPRE Shareholders and former GPP Unaffiliated Unitholders may not wish to continue to invest in the combined company, or may wish to reduce their investment in the combined company, in order to comply with institutional investing guidelines, to increase diversification or to track any rebalancing of stock indices in which GPRE Common Stock or GPP Common Units are or were included. If, following the Merger, large amounts of GPRE Common Stock are sold, the price of GPRE Common Stock could decline.

Furthermore, GPRE cannot predict the effect that issuances and sales of shares of GPRE Common Stock, whether taking place before the Merger (subject to the limitations of the Merger Agreement) or after the Merger, including issuances and sales in connection with capital markets transactions, acquisition transactions or other transactions, may have on the market value of shares of GPRE Common Stock. The issuance and sale of substantial amounts of GPRE Common Stock could adversely affect the market value of such common stock.

The Merger may not be accretive to certain financial metrics, which may negatively affect the market price of shares of GPRE Common Stock.

Preliminary financial estimates used in projected accretion may materially change. GPRE may encounter additional transaction and integration-related costs, may fail to realize all of the benefits anticipated in the Merger or be subject to other factors that affect preliminary estimates or its ability to realize operational efficiencies. Any of these factors could cause a decrease in GPRE’s operating earnings per share or decrease or delay the expected effect of the Merger and contribute to a decrease in the price of shares of GPRE Common Stock.

Risks Relating to GPRE’s Business

You should read and consider risk factors specific to GPRE’s businesses that will also affect the combined company after the completion of the Merger. These risks are described in Part I, Item 1A of GPRE’s Annual Report on Form 10-K for the year ended December 31, 2022 and Part II, Item 1A of GPRE’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, and in other documents that are incorporated by reference herein. For more information, see “Where You Can Find More Information.”

Risks Relating to GPP’s Business

You should read and consider risk factors specific to GPP’s businesses that will also affect the combined company after the completion of the Merger. These risks are described in Part I, Item 1A of GPP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and Part II, Item 1A of GPP’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023 and June 30, 2023, and in other documents that are incorporated by reference herein. For more information, see “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

All statements in this consent solicitation statement/prospectus (and oral statements made regarding the subjects of this communication), including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Exchange Act and Section 27A of the Securities Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Without limiting the generality of the foregoing, forward-looking statements contained in this communication include statements relying on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of GPRE and GPP, which could cause actual results to differ materially from such statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include, but are not limited to, statements regarding the expected benefits of the proposed transaction to GPRE and GPP and their shareholders and unitholders, respectively; the anticipated completion of the proposed transaction and the timing thereof; and the expected future growth, dividends and distributions of the combined company; and plans and objectives of management for future operations. Forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “should,” “will,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project” and variations of these words or similar expressions (or the negative versions of such words or expressions). While GPRE and GPP believe that the assumptions concerning future events are reasonable, they caution that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of their businesses. Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are:

•	the ability of GPRE or GPP to consummate the Merger;

•	the risk that the Merger does not occur;

•	negative effects from the pendency of the Merger;

•	the risk that a condition to closing of the Merger may not be satisfied;

•	the time required to consummate the Merger;

•	the risk that cost savings, tax benefits and any other synergies from the Merger may not be fully realized or may take longer to realize than expected;

•	the possible diversion of management time on transaction-related issues;

•	disruption from the Merger may make it more difficult to maintain relationships with customers, employees or suppliers;

•	the possibility that the market price of GPRE Common Stock may fluctuate prior to the completion of the Merger causing the value of the Merger Consideration to change;

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the risk that certain officers and directors of GPRE and GPP have interests in the Merger that are different from, or in addition, to the interests they may have as a GPRE Shareholder or a GPP Unitholder, respectively;

•	the possibility that the financial projections by GPRE may not prove to be reflective of actual future results;

•	the different rights associated with owning GPRE Common Stock rather than GPP Common Units;

•	potential dilution of GPRE’s earnings per share of GPRE Common Stock;

•	legal proceedings that may be instituted against GPRE or GPP in connection with the Merger;

•	local, regional and national economic conditions and the impact they may have on GPRE, GPP and their customers;

•	disruption caused by health epidemics, such as the COVID-19 outbreak;

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conditions in the ethanol industry, biofuels industry and other industries in which GPRE and GPP operate, including a sustained decrease in the level of supply or demand for ethanol and biofuels or a sustained decrease in the price of ethanol or biofuels or foreign imports of ethanol;

•	risks of accidents or other unscheduled shutdowns affecting GPRE’s or GPP’s assets, including mechanical breakdown of equipment or infrastructure;

•	ability to comply with changing government usage mandates and regulations affecting the ethanol industry;

•	price, availability and acceptance of alternative fuels and alternative fuel vehicles, and laws mandating such fuels or vehicles;

•	changes in operational costs at GPRE’s and GPP’s facilities and for GPP’s railcars;

•	failure to realize the benefits projected for capital projects, inability to successfully implement strategies and increased levels of competition;

•	the supply of corn and other feedstocks;

•	ability and willingness of parties with whom GPRE and GPP have material relationships, including Green Plains Trade, to fulfill their obligations;

•	labor and material shortages;

•	changes in the availability of unsecured credit and changes affecting the credit markets in general;

•	commodity market risks, including those that may result from weather conditions;

•	the financial condition of GPRE’s or GPP’s customers;

•	any non-performance by customers of their contractual obligations;

•	risks related to acquisitions and disposition activities and achieving anticipated results;

•	changes in customer, employee or supplier relationships resulting from the Merger;

•	changes in safety, health, environmental and other governmental policy and regulation, including changes to tax laws;

•	GPRE’s and GPP’s ability to timely obtain or maintain permits, including those necessary for operations or capital projects;

•	the possibility of terrorist or cyberattacks and the consequences of any such attacks;

•	risks associated with merchant trading;

•	risks related to GPRE’s equity method investees;

•	general economic conditions, including economic slowdowns caused by a local or national recession or other adverse economic condition, such as periods of increased or prolonged inflation; and

•	the results of any reviews, investigations or other proceedings by government authorities; and the performance of GPRE and GPP.

The foregoing list of factors is not exhaustive. The forward-looking statements in this consent solicitation statement/prospectus speak only as of the date they are made and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by securities and other applicable laws. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond GPRE’s and GPP’s control. These risks, contingencies and uncertainties relate to, among other matters, the risks and uncertainties set forth in the “Risk Factors” section of GPRE’s and GPP’s respective Annual Report on Form 10-K for the year ended December 31, 2022, and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023 and June 30, 2023, respectively, each filed with the SEC, and any subsequent reports filed with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

INFORMATION ABOUT THE COMPANIES

Green Plains Inc.

GPRE is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels, renewable feedstocks for advanced biofuels and high purity alcohols for use in cleaners and disinfectants. GPRE is an innovative producer of Ultra-High Protein and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein.

GPRE Common Stock is listed on Nasdaq under the symbol “GPRE.”

Additional information about GPRE is included in the documents incorporated by reference into this consent solicitation statement/prospectus. See “Where You Can Find More Information.”

GPRE’s principal executive offices are located at 1811 Aksarben Drive, Omaha, Nebraska 68106, and its telephone number is (402) 884-8700.

Green Plains Partners LP and Green Plains Holdings LLC

GPP is a fee-based Delaware limited partnership formed by GPRE to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage terminals, transportation assets and other related assets and businesses.

The GPP Common Units are listed on Nasdaq under the symbol “GPP.”

Additional information about GPP is included in the documents incorporated by reference into this consent solicitation statement/prospectus. See “Where You Can Find More Information.”

The General Partner is the general partner of GPP. Its board of directors and executive officers manage GPP. The General Partner is wholly owned by GPRE.

GPP’s and the General Partner’s principal executive offices are located at 1811 Aksarben Drive, Omaha, Nebraska 68106, and its telephone number is (402) 884-8700.

GPLP Holdings Inc.

Holdings is a Delaware corporation and a wholly owned subsidiary of GPRE. Holdings was formed on September 15, 2023 solely for the purpose of effecting the Merger. Holdings has not conducted any activities to date except for activities incidental to its formation and activities undertaken in connection with the Merger.

Holdings’ principal executive offices are located at 1811 Aksarben Drive, Omaha, Nebraska 68106, and its telephone number is (402) 884-8700.

GPLP Merger Sub LLC

Merger Sub is a Delaware limited liability company and a wholly owned subsidiary of Holdings. Merger Sub was formed on September 15, 2023 solely for the purpose of effecting the Merger. Upon completion of the Merger, Merger Sub will merge with and into GPP, with GPP surviving as an indirect, wholly owned subsidiary of GPRE. Merger Sub has not conducted any activities to date except for activities incidental to its formation and activities undertaken in connection with the Merger.

Merger Sub’s principal executive offices are located at 1811 Aksarben Drive, Omaha, Nebraska 68106, and its telephone number is (402) 884-8700.

During the past five years, none of the entities described above have been (i) convicted in a criminal proceeding, or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Relationship Between the Parties

As of October 12, 2023, GPRE beneficially owned 11,586,548 GPP Common Units, representing approximately 49.8% of the outstanding GPP Common Units, and all of the Incentive Distribution Rights. GPRE also owns 100% of the membership interests of the General Partner, which owns the existing 2% general partner interest in GPP. GPRE controls GPP through its direct ownership of the General Partner and certain of the executive officers and directors of the General Partner are also executive officers and/or directors of GPRE.

Except for the Incentive Distribution Rights, which automatically will be canceled immediately prior to the Effective Time for no consideration in accordance with the Partnership Agreement, the limited partner interests in GPP owned by GPRE, the General Partner and their respective affiliates immediately prior to the Effective Time will remain outstanding as limited partner interests in the surviving entity. The economic general partner interest in GPP will remain outstanding as general partner interest in the surviving entity, and the General Partner will continue as the sole general partner of the surviving entity.

WRITTEN CONSENTS OF GPP LIMITED PARTNERS

GPP Limited Partner Interests Entitled to Consent and Consent Required

Only GPP Limited Partners of record at the close of business on    , 2023, the GPP Record Date, will be notified of and be entitled to execute and deliver a written consent with respect to the approval of the Merger and the Merger Agreement. The approval of the Merger and the Merger Agreement requires the affirmative vote or written consent of the holders of a majority of the outstanding GPP Common Units.

Pursuant to the terms of the Support Agreement, the Support Parties have irrevocably and unconditionally agreed to deliver the Written Consent as promptly as practicable following the effectiveness of the registration statement of which this consent solicitation statement/prospectus forms a part. As of September 16, 2023, the Support Parties collectively beneficially owned 11,661,429 GPP Common Units, representing approximately 50.1% of the outstanding GPP Common Units. Accordingly, the delivery of the Written Consent will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the GPP Limited Partners.

Submission of Consents

GPP Limited Partners of record at the close of business on the GPP Record Date may consent to the approval of the Merger and the Merger Agreement with respect to their GPP Common Units by completing, dating and signing the written consent furnished with this consent solicitation statement/prospectus and returning it in the postage-paid envelope GPP provides or by mailing the written consent to Chief Legal & Administration Officer/Corporate Secretary, 1811 Aksarben Drive, Omaha, Nebraska 68106, or by submitting a written consent online by visiting      and following the instructions described therein. If you do not return your written consent, it will have the same effect as a vote against the approval of the Merger and the Merger Agreement and the transactions contemplated thereby.

Upon the later of (i) 11:59 p.m. (Eastern Time) on    , 2023 and (ii) the date on which the consents of a sufficient number of GPP Common Units to approve the Merger and the Merger Agreement have been delivered to Chief Legal & Administration Officer/Corporate Secretary, 1811 Aksarben Drive, Omaha, Nebraska 68106, the consent process will conclude. The delivery of the Written Consent will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the GPP Limited Partners.

Revocation of Consents

You may revoke or change your consent by mailing a notice of revocation or a new written consent with a later date to    , or by submitting a new written consent online by visiting     and following the instructions described therein, in each case, that is received by the later of (i) 11:59 p.m. (Eastern Time) on    , 2023 and (ii) the date on which the consents of a sufficient number of GPP Common Units to approve the Merger and the Merger Agreement have been delivered to Chief Legal & Administration Officer/Corporate Secretary, 1811 Aksarben Drive, Omaha, Nebraska 68106.

Expenses

GPRE and GPP will each pay one-half of the cost of printing and mailing these consent materials to the GPP Limited Partners.

SPECIAL FACTORS

This section of the document describes the material aspects of the proposed Merger, but may not contain all of the information that is important to you. The following discussion of the Merger is qualified in its entirety by reference to the Merger Agreement. You are urged to carefully read the Merger Agreement in its entirety, a copy of which is attached as Annex A to this consent solicitation statement/prospectus and incorporated by reference herein.

General

On September 16, 2023, GPRE, Holdings, Merger Sub, GPP and the General Partner entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into GPP, with GPP surviving as an indirect, wholly owned subsidiary of GPRE.

Under the terms of the Merger Agreement, at the Effective Time, each outstanding GPP Public Common Unit will be converted into the right to receive, subject to adjustment as described in the Merger Agreement, (i) 0.405 shares of GPRE Common Stock and (ii) an amount of cash equal to the sum of (a) $2.00 plus (b) the product of (x) $0.455 divided by 90, multiplied by (y) the number of days from, but excluding, the last day of the calendar quarter with respect to which the General Partner has declared a quarterly cash distribution to the holders of GPP Common Units of no less than $0.455 per GPP Common Unit with a record date prior to the Closing Date, to, but excluding, the Closing Date, computed on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days for any period less than a calendar month, and rounded to the nearest whole cent, without interest. In addition, at the Effective Time, each of the outstanding awards relating to a GPP Common Unit issued under a Partnership Long-Term Incentive Plan will become fully vested and will be automatically canceled and converted into the right to receive, with respect to each GPP Common Unit subject thereto, the Merger Consideration (plus any accrued but unpaid amounts in relation to distribution equivalent rights). Except for the Incentive Distribution Rights, which will be automatically canceled immediately prior to the Effective Time for no consideration in accordance with the Partnership Agreement, the limited partner interests in GPP owned by GPRE, the General Partner and their respective affiliates prior to the Effective Time will remain outstanding as limited partner interests in the surviving entity. The economic general partner interest in GPP will remain outstanding as a general partner interest in the surviving entity immediately following the Effective Time, and the General Partner will continue as the sole general partner of the surviving entity. No fractional shares of GPRE Common Stock will be issued in the Merger; instead, all fractional shares of GPRE Common Stock to which a GPP Unaffiliated Unitholder otherwise would have been entitled will be aggregated and the resulting fraction will be rounded up to the nearest whole share of GPRE Common Stock.

Pursuant to the Partnership Agreement, the approval of the Merger Agreement and the Merger by GPP requires the affirmative vote or written consent of the holders of a majority of the outstanding GPP Common Units. Under the Support Agreement, each Support Party has irrevocably and unconditionally agreed to deliver the Written Consent as promptly as practicable after the effectiveness of the registration statement of which this consent solicitation statement/prospectus forms a part. As of September 16, 2023, the Support Parties collectively beneficially owned 11,661,429 GPP Common Units, representing approximately 50.1% of the outstanding GPP Common Units. Accordingly, the delivery of the Written Consent by the Support Parties will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the GPP Limited Partners.

The proposed Merger is a “going-private” transaction under SEC rules and the Exchange Act. Accordingly, Rule 13e-3 and related rules under the Exchange Act require that the GPRE Parties, GPP and the General Partner make certain disclosures regarding the Merger. This section contains various information that you should read carefully. For example, the “Special Factors” section entitled “Effects of the Merger” explains the material steps for completing the Merger and results of the Merger, including identifying the surviving entity. The section entitled “Background of the Merger” explains, among other things, GPRE’s purposes for the Merger, the alternative methods of achieving such purposes considered by the GPRE Board and the general negotiation of the Merger Agreement. The sections entitled “Approval of the Conflicts Committee and the GP Board and the Reasons for their Approvals” and “GPRE Parties’ Position as to the Fairness of the Merger,” respectively, explain why the Conflicts Committee and the GP Board, on the one hand, and the GPRE Parties, on the other hand, believe the Merger is in the best interests of the GPP Unaffiliated Unitholders. The section entitled “Opinion of Evercore – Financial Advisor to the Conflicts Committee” summarizes the process and methodologies followed by Evercore in rendering its opinion to the Conflicts Committee. You are encouraged to carefully read this “Special Factors” section and this entire consent solicitation statement/prospectus, along with the documents incorporated herein by reference.

Effects of the Merger

On September 16, 2023, GPRE, Holdings, Merger Sub, GPP and the General Partner entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into GPP, with GPP surviving as an indirect, wholly owned subsidiary of GPRE. As of October 12, 2023, GPRE beneficially owned 11,586,548 GPP Common Units, representing approximately 49.8% of the outstanding GPP Common Units, and all of the Incentive Distribution Rights. GPRE also owns 100% of the membership interests of the General Partner, which owns the existing general partner interest in GPP. GPRE controls GPP through its direct ownership of the General Partner and certain of the executive officers and directors of the General Partner are also executive officers and/or directors of GPRE.

If the Merger is completed, (i) GPP will become an indirect, wholly owned subsidiary of GPRE, (ii) the GPP Unaffiliated Unitholders will no longer have an equity interest in GPP, (iii) the GPP Common Units will no longer be listed on Nasdaq, (iv) GPP will commence the suspension and termination of the registration of the GPP Common Units with the SEC, (v) the interests in GPP owned by GPRE, the General Partner and their respective affiliates prior to the Effective Time will remain outstanding as partnership interests in the surviving entity, and (vi) the economic general partner interest in GPP will remain outstanding as a general partner interest in the surviving entity immediately following the Effective Time, and the General Partner will continue as the sole general partner of the surviving entity. No party will deliver any Merger Consideration in respect of the general partner interest held by the General Partner and there will be no change in the ownership thereof.

GPP’s net book value (calculated as total assets minus total liabilities) as of June 30, 2023 was approximately $(1.5) million, and GPP’s net income attributable to the partners for the fiscal quarter ended June 30, 2023 was approximately $9.3 million. As of June 30, 2023, GPRE owned 11,586,548 GPP Common Units, representing an effective beneficial ownership by GPRE of 48.8 % of GPP’s net book value (approximately $(135.4) million) and a 2% general partner interest (approximately $(25,000)), which results in a total effective beneficial ownership by GPRE attributable of approximately 50.8% of GPP’s net income attributable to the partners for the fiscal quarter ended June 30, 2023 (approximately $4.8 million). If the Merger is consummated, GPRE’s aggregate beneficial interest in GPP’s net book value will increase to 100% and net income will increase to 100%. Accordingly, if the Merger is consummated, GPRE’s aggregate beneficial interest in GPP’s net book value will increase to approximately $(1.5) million, and net income attributable to the partners will increase to approximately $9.3 million (based on GPP’s fiscal quarter June 30, 2023 financial data). GPRE and its affiliates will also be entitled to any future increase in GPP’s value and all income generated by GPP’s operations going forward.

Background of the Merger

The senior management of GPRE and GPP, and the GPRE Board and the GP Board, regularly review operational and strategic opportunities to increase value for GPRE’s and GPP’s respective investors. In connection with these reviews, these management teams and boards of directors have from time to time evaluated potential transactions that would further their respective strategic objectives and create value for the GPRE Shareholders and the GPP Unitholders, as applicable. These alternatives included potential acquisitions or business combination transactions with third parties, potential acquisitions or business combination transactions involving GPRE and GPP and other potential strategic alternatives.

During the first quarter of 2023, senior management of GPRE continued to evaluate a potential business combination transaction involving GPRE and GPP, and in February 2023, GPRE engaged Latham & Watkins LLP (“Latham”) as its legal counsel and began discussions with BofA Securities, Inc. (“BofA Securities”) as its potential financial advisor in connection with its evaluation of its investment in GPP, including the evaluation of a potential take-private transaction as well as continuing with the status quo. Representatives of GPRE, Latham and BofA Securities met a number of times in February, March and April 2023 to evaluate certain considerations associated with a potential take private transaction, including timing and structuring considerations.

On April 19, 2023, the GPRE Board held a special meeting attended by members of GPRE management. At the meeting, GPRE management discussed with the members of the GPRE Board, among other matters, the current market challenges for MLPs such as GPP and advised that GPRE management was continuing to evaluate a transaction whereby GPRE would acquire all of the GPP Public Common Units (the “Proposed Transaction”) with GPRE’s external advisors. The members of the GPRE Board were also provided with certain materials prepared by BofA Securities summarizing the material terms of selected MLP precedent take-private transactions.

On April 26, 2023, BofA Securities was formally engaged as financial advisor to GPRE.

On April 27, 2023, the GPRE Board held a special meeting attended by members of GPRE management and representatives of Latham and BofA Securities. During the meeting, the GPRE Board discussed the Proposed Transaction and received a presentation from representatives of BofA Securities on the Proposed Transaction, including the timing and process associated with the Proposed Transaction and a discussion of the material terms of selected MLP precedent take-private transactions. Representatives of Latham provided the GPRE Board with a presentation on certain legal considerations with respect to the Proposed Transaction, including a review of the directors’ fiduciary duties in the context of evaluating and negotiating the Proposed Transaction, and further reviewed the SEC filings, timing and other considerations applicable to the Proposed Transaction.

On May 2, 2023, the GPRE Board held a special meeting attended by members of GPRE management and representatives of Latham and BofA Securities in order to discuss the Proposed Transaction. Representatives of Latham discussed the timing and process associated with the Proposed Transaction, and the GPRE Board discussed the potential merits of the Proposed Transaction. During the meeting, the GPRE Board authorized and directed Todd A. Becker, GPRE’s President and Chief Executive Officer, to submit a non-binding offer to the General Partner to acquire all GPP Public Common Units in exchange for newly issued shares of GPRE Common Stock for an exchange ratio equal to the closing price of the GPP Common Units divided by the closing price of the GPRE Common Stock, in each case, as of the close of business on May 3, 2023. The GPRE Board further authorized certain officers of GPRE to engage in negotiations and the exchange of information with the GP Board or the Conflicts Committee and their respective legal and financial advisors with respect to the Proposed Transaction and to make recommendations to the GPRE Board regarding the Proposed Transaction.

On May 3, 2023, GPRE submitted to the GP Board a non-binding proposal to acquire all GPP Public Common Units at a fixed exchange ratio of 0.3913 shares of GPRE Common Stock for each GPP Public Common Unit (the “Initial GPRE Proposal”). GPRE also indicated in the Initial GPRE Proposal that, among other things, GPRE expected that the Proposed Transaction would simplify GPRE’s corporate structure and governance, generate near-term earnings and cash flow accretion, reduce SG&A expense associated with operating GPP as a separate, standalone public company and align strategic interests between GPP Unitholders and GPRE Shareholders by creating a single, unified public company with full ownership and control of GPRE’s total platform, including terminal operations. In addition, the Initial GPRE Proposal discussed the challenged market for MLPs since GPP’s initial public offering, as well as certain expected benefits of the Proposed Transaction to GPP Unitholders, including offering GPP Unitholders the ability to retain an investment in a larger, more diversified company with greater trading liquidity and access to capital and the expected enhanced governance rights associated with participation in a traditional corporate governance structure.

On May 4, 2023, GPRE and GPP issued a joint press release announcing the submission of the Initial GPRE Proposal by GPRE to the GP Board. Also on May 4, 2023, GPRE filed with the SEC an amendment to its GPP Schedule 13D disclosing its submission of the Initial GPRE Proposal to the GP Board and attaching the letter setting forth the Initial GPRE Proposal as an exhibit.

On May 8, 2023, the GP Board determined (i) that each of Clay Killinger and Brett Riley satisfied the independence and other requirements set forth in the GPP Partnership Agreement to serve as a member of the Conflicts Committee and (ii) neither of Messrs. Killinger or Riley had any relationship or ownership interest in the General Partner or its affiliates that would interfere with the exercise of his independent judgment in carrying out the responsibilities of a member of the Conflicts Committee in evaluating the Proposed Transaction. The GP Board delegated to the Conflicts Committee, comprised of Messrs. Killinger and Riley, the authority to evaluate the Proposed Transaction. Later that day, the Conflicts Committee members met to discuss the selection of legal counsel in connection with the Proposed Transaction and next steps of the transaction process. During the meeting, the Conflicts Committee considered materials submitted by, and the expertise, experience and credentials of, three potential legal counsel candidates, and unanimously approved the engagement of Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) as its legal counsel with respect to the Proposed Transaction. Gibson Dunn, the Conflicts Committee and GPP executed an engagement letter on May 10, 2023.

On May 10, 2023, the Conflicts Committee met with representatives of Gibson Dunn to discuss certain issues and considerations in connection with the Conflicts Committee’s review and evaluation of the Proposed Transaction, the transaction process and next steps, including with respect to the selection of a financial advisor to the Conflicts Committee.

On May 11, 2023, the Conflicts Committee met with representatives of Gibson Dunn to discuss the role and duties of the Conflicts Committee, the framework for resolution of conflicts of interest involving GPP, the process and recommendations for resolution of conflicts of interest in connection with the Conflicts Committee’s exploration, consideration, review and evaluation of the Proposed Transaction and related topics, including an overview of take-private transactions. The participants also discussed the transaction process and next steps.

On May 11 and 12, 2023, the Conflicts Committee interviewed representatives of three potential financial advisors to advise the Conflicts Committee in connection with the Proposed Transaction, at which interviews a representative of Gibson Dunn was in attendance.

Later on May 12, 2023, the Conflicts Committee met with representatives of Gibson Dunn. At the meeting, the Conflicts Committee approved the engagement of Evercore Group L.L.C.(“Evercore”) as its financial advisor with respect to the Proposed Transaction because of Evercore’s experience and reputation with public mergers and acquisitions, complex transactions involving publicly traded partnerships and representations of conflicts committees, as well as its familiarity with the industry in which GPP and GPRE operate.

On May 16, 2023, the Conflicts Committee met with representatives of Gibson Dunn and Evercore, at which meeting the Conflicts Committee discussed with its advisors certain issues and considerations in connection with the Conflicts Committee’s exploration, consideration, review and evaluation of the Proposed Transaction. After all representatives of Evercore left the meeting, the Conflicts Committee and representatives of Gibson Dunn discussed compensation of the Conflicts Committee in connection with the Proposed Transaction.

On May 19, 2023, the GP Board adopted resolutions that, among other things, (1) confirmed and ratified in all respects the GP Board’s appointment of the Conflicts Committee members; (2) affirmatively determined, after reasonable inquiry, that (i) each member of the Conflicts Committee satisfied the independence and other requirements set forth in the Partnership Agreement to serve as a member of the Conflicts Committee and (ii) no member of the Conflicts Committee had any relationship or ownership interest in the General Partner or its affiliates that would interfere with the exercise of such member’s independent judgment in carrying out the responsibilities of a member of the Conflicts Committee in evaluating the Proposed Transaction; (3) authorized and ratified the prior action of the Conflicts Committee to (i) review and evaluate the Proposed Transaction and related agreements for and on behalf of GPP and the GPP Unaffiliated Unitholders; (ii) review, evaluate, solicit, structure, and, if deemed sufficiently favorable to the interests of GPP, negotiate, or delegate the ability to negotiate to any persons, the terms and conditions of the Proposed Transaction for and on behalf of GPP and the GPP Unaffiliated Unitholders; (iii) determine whether the Proposed Transaction is in the best interests of GPP and the GPP Unaffiliated Unitholders; (iv) approve, or determine not to approve, the Proposed Transaction, any such approval of the Proposed Transaction to constitute Special Approval pursuant to Section 7.9(b) of the Partnership Agreement; and (v) recommend to the GP Board that the Proposed Transaction be approved or not approved, any such recommendation to approve the Proposed Transaction to constitute Special Approval pursuant to Section 7.9(b) of the Partnership Agreement, or determine not to make any recommendation regarding the Proposed Transaction to the GP Board. The GP Board also authorized and ratified the retention of legal and financial advisors by the Conflicts Committee in its sole discretion.

On May 22, 2023, the Conflicts Committee met with representatives of Gibson Dunn and Evercore to discuss certain unitholder communications with respect to the Proposed Transaction.

On May 23, 2023, representatives of Evercore had a call with representatives of BofA Securities to discuss the Initial GPRE Proposal. Later that day, representatives of Evercore, on behalf of the Conflicts Committee, sent a due diligence request list to BofA Securities.

On June 5, 2023, GPRE provided the Conflicts Committee and its advisors with access to a virtual data room containing due diligence materials with respect to GPP and GPRE. From June 2023 until the execution of the Merger Agreement in September 2023, the Conflicts Committee, with the assistance of its advisors, reviewed and discussed various financial and legal matters and information relating to GPP, GPRE and the Proposed Transaction.

On June 14, 2023, the Conflicts Committee and representatives of Gibson Dunn and Evercore met with management of GPRE and GPP (“Management”) and representatives of BofA Securities and Latham, during which meeting Management and BofA Securities presented to the Conflicts Committee and its advisors a presentation regarding the Proposed Transaction. During the presentation, representatives of BofA Securities discussed proposed terms of the Proposed Transaction and GPRE’s rationale for the Proposed Transaction, and Management discussed the assets and businesses of GPRE and GPP, as well as the financial forecasts of GPRE and GPP, respectively. For more information on the financial forecasts prepared by Management, see “—Unaudited Projected Financial Information.”

Later on June 14, 2023, representatives of Gibson Dunn sent a supplemental due diligence request list to GPRE.

On June 16, 2023, the Conflicts Committee met with representatives of Gibson Dunn and Evercore to discuss the presentation given by Management and BofA Securities on June 14, 2023. After all representatives of Evercore left the meeting, the Conflicts Committee and Gibson Dunn discussed matters related to the Conflicts Committee’s compensation in connection with the Proposed Transaction.

In response to a request by an institutional investor that was a purported holder of GPP Public Common Units, on June 21, 2023, Mr. Brett Riley, the chairperson of the Conflicts Committee, and representatives of Gibson Dunn and Evercore, received an oral presentation from representatives of the investor regarding such investor’s view with respect to the Proposed Transaction.

On June 26, 2023, representatives of Gibson Dunn sent a further revised supplemental due diligence request list to GPRE.

On June 30, 2023, the Conflicts Committee met with representatives of Gibson Dunn and Evercore, during which meeting Evercore reviewed materials prepared by Evercore with respect to the Proposed Transaction. The Conflicts Committee also discussed matters related to its compensation in connection with the Proposed Transaction.

On July 3, 2023, the Conflicts Committee met with representatives of Gibson Dunn and Evercore, during which meeting representatives of Evercore discussed analysis of potential exchange ratios in the Proposed Transaction prepared by Evercore. The Conflicts Committee also discussed with its advisors a potential counterproposal to be delivered by Evercore to BofA Securities on behalf of the Conflicts Committee.

On July 7, 2023, the Conflicts Committee met with representatives of Gibson Dunn and Evercore, during which meeting Evercore reviewed materials prepared by Evercore with respect to the Proposed Transaction. The participants then discussed a potential counterproposal with respect to the Proposed Transaction. After the discussion, the Conflicts Committee unanimously authorized Evercore to, on behalf of the Conflicts Committee, contact BofA Securities and propose that the consideration for the Proposed Transaction be all stock at an exchange ratio of 0.55 shares of GPRE Common Stock for each GPP Public Common Unit and that the Proposed Transaction be subject to approval by a majority of the GPP Unaffiliated Unitholders (the “First Committee Counterproposal”), which Evercore did later that day.

On July 13, 2023, the GPRE Board held a special meeting attended by members of GPRE management and representatives of Latham and BofA Securities in order to discuss the First Committee Counterproposal. Members of GPRE management and representatives of BofA Securities discussed the terms proposed by the Conflicts Committee in the First Committee Counterproposal, including the proposed exchange ratio and the Conflicts Committee’s request for approval by a majority of the GPP Unaffiliated Unitholders. The GPRE Board authorized GPRE management to submit a non-binding proposal to the Conflicts Committee proposing an all stock-for-unit transaction with a 3% increase in the premium implied by the exchange offer proposed in the Initial GPRE Proposal and without any requirement for approval by a majority of the GPP Unaffiliated Unitholders.

On July 14, 2023, the Conflicts Committee met with representatives of Gibson Dunn and Evercore to discuss diligence with respect to the potential acquisition by GPRE of certain tank assets and land owned by GPP in connection with the potential sale of the Atkinson biorefinery by GPRE to a third party (such proposed acquisition by GPRE, the “Atkinson Transaction”). Such diligence was being conducted in connection with the Conflicts Committee’s consideration of the Proposed Transaction.

Later on July 14, 2023, the GP Board adopted resolutions that, among other things, authorized and empowered the Conflicts Committee to consider, explore, review, analyze and evaluate the terms and conditions, and to determine the advisability of, the Atkinson Transaction.

On July 19, 2023, the Conflicts Committee members met with Mr. G. Patrich Simpkins Jr., Chief Transformation Officer of GPRE, to discuss certain diligence matters in connection with the Proposed Transaction.

Also on July 19, 2023, BofA Securities called Evercore and, on behalf of GPRE, delivered a proposal to the Conflicts Committee whereby GPRE would acquire all the GPP Public Common Units at a fixed exchange ratio of 0.4030 shares of GPRE Common Stock for each GPP Public Common Unit and without the transaction being subject to approval by a majority of the GPP Unaffiliated Unitholders (the “Second GPRE Proposal”).

On July 20, 2023, the GP Board declared GPP’s second-quarter distribution of $0.455 per GPP Common Unit, payable to GPP Unitholders of record as of the close of business on August 4, 2023.

On July 25, 2023, the Conflicts Committee met with representatives of Gibson Dunn and Evercore, at which meeting Evercore reviewed analysis of various exchange ratios prepared by Evercore. The participants then discussed the Second GPRE Proposal and a potential counterproposal. After such discussion, the Conflicts

Committee members unanimously agreed that (i) Mr. Riley should, on behalf of the Conflicts Committee, inform representatives of GPRE that the Conflicts Committee required more diligence information; and (ii) after Mr. Riley’s discussion with representatives of GPRE, and upon the authorization by Mr. Riley on behalf of the Conflicts Committee, Evercore should orally deliver to BofA Securities, on behalf of the Conflicts Committee, a counterproposal whereby the consideration for the Proposed Transaction would be all stock at an exchange ratio of 0.52 shares of GPRE Common Stock for each GPP Public Common Unit (the “Second Committee Counterproposal”). Later that day, Mr. Riley had a call with representatives of GPRE regarding the Conflicts Committee’s request for more diligence information, and thereafter, upon Mr. Riley’s authorization on behalf of the Conflicts Committee, Evercore delivered the Second Committee Counterproposal to BofA Securities.

Also on July 25, 2023, the Conflicts Committee members met to discuss negotiations with respect to the Atkinson Transaction. After such discussion, the Conflicts Committee members unanimously agreed that Mr. Riley should contact Mr. Becker on behalf of the Conflicts Committee to discuss matters related to the Atkinson Transaction, which Mr. Riley did later that day.

On July 28, 2023, the GPRE Board held a special meeting attended by members of GPRE management and representatives of Latham and BofA Securities in order to discuss the Second Committee Counterproposal. Members of GPRE management and representatives of BofA Securities discussed the terms proposed by the Conflicts Committee in the Second Committee Counterproposal, including the proposed exchange ratio and implied premium to the trading price of GPP Common Units. The GPRE Board indicated its view that neither the Second Committee Counterproposal nor the First Committee Counterproposal were reasonable and authorized GPRE management and BofA Securities to communicate to the Conflicts Committee that GPRE was prepared to withdraw the Second GPRE Proposal and terminate discussions unless the Conflicts Committee was willing to agree to an exchange ratio that implied a more reasonable premium.

Later on July 28, 2023, BofA Securities called and relayed to Evercore, on behalf of GPRE, that: (i) the exchange ratio proposed by the Second Committee Proposal was well above what GPRE was willing to accept; (ii) GPRE would potentially consider an exchange ratio representing a 10% premium to the exchange ratio of 0.3913 shares of GPRE Common Stock for each GPP Public Common Unit proposed by GPRE in the Initial GPRE Proposal; and (iii) GPRE was prepared to issue a press release announcing the termination by GPRE of the process of the Proposed Transaction on August 4, 2023 if the parties were unable to reach an agreement.

On July 31, 2023, the Conflicts Committee met with representatives of Gibson Dunn and Evercore, at which meeting the participants discussed the call between BofA Securities and Evercore on July 28, 2023 and Evercore reviewed analysis of various exchange ratios prepared by Evercore.

On August 1, 2023, the Conflicts Committee met with representatives of Gibson Dunn and Evercore, at which meeting Evercore reviewed analysis of various exchange ratios prepared by Evercore. The participants then discussed a potential response to GPRE, negotiation strategy and next steps. After such discussion, the Conflicts Committee members unanimously authorized Evercore to, on behalf of the Conflicts Committee, inform BofA Securities that the Conflicts Committee would potentially consider a Proposed Transaction if the exchange ratio of GPRE Common Stock for each GPP Public Common Unit would be in the range of 0.46x. Evercore did so later that day.

On August 3, 2023, the GPRE Board held a special meeting attended by members of GPRE management and representatives of Latham and BofA Securities in order to discuss the August 1 response from the Conflicts Committee. Members of GPRE management and representatives of BofA Securities discussed the terms proposed by the Conflicts Committee in its August 1 response, including the proposed exchange ratio and implied premium to the trading price of GPP Common Units. The GPRE Board authorized GPRE management to submit a non-binding proposal to the Conflicts Committee proposing an all stock-for-unit transaction with a 10% increase in the premium implied by the exchange offer proposed in the Initial GPRE Proposal, and further authorized GPRE management to propose an increased premium of up to 12.5%.

Later that day, BofA Securities called Evercore and delivered a proposal to the Conflicts Committee on behalf of GPRE that GPRE would acquire the GPP Public Common Units at an exchange ratio representing a 10% premium to the exchange ratio of 0.3913 shares of GPRE Common Stock for each GPP Public Common Unit initially proposed by GPRE in the Initial GPRE Proposal (the “Third GPRE Proposal”). Subsequently, on the same day, the Conflicts Committee met with representatives of Gibson Dunn and Evercore, at which meeting representatives of Evercore reviewed the updated analysis of various exchange ratios prepared by Evercore and the participants discussed the Third GPRE Proposal.

On August 4, 2023, GPP and GPRE each announced quarterly earnings results. After the earnings announcements, Mr. Riley had calls with Mr. Becker regarding the Proposed Transaction. Later that day, the Conflicts Committee met with representatives of Gibson Dunn and Evercore to discuss next steps of the transaction process. After such discussion, the Conflicts Committee members unanimously agreed that (i) Evercore should prepare updated financial analysis of the Proposed Transaction for the Conflicts Committee’s review and consideration; and (ii) upon the receipt of Evercore’s updated financial analysis, the Conflicts Committee would convene to consider a potential response to the Third GPRE Proposal.

Also on August 4, 2023, representatives of Latham sent an initial draft of the Merger Agreement to Gibson Dunn. The draft Merger Agreement, among other things: (i) provided that the obligations of GPRE and GPP to consummate the Merger would be conditioned on, among other things, obtaining approval of the Merger Agreement and the Merger by the holders of a majority of the outstanding GPP Common Units (including GPP Common Units owned by GPRE); (ii) included substantially reciprocal representations and warranties, other than certain operational representations and warranties by GPP; and (iii) provided for expense reimbursement of GPRE and GPP under specified circumstances.

On August 8, 2023, Evercore and BofA Securities had a call regarding the Proposed Transaction. Later that day, the Conflicts Committee met with representatives of Gibson Dunn and Evercore, at which meeting representatives of Evercore reviewed the presentation materials prepared by Evercore based on the latest market data. The participants then discussed certain unitholder communications and a potential counterproposal. After such discussion, the Conflicts Committee unanimously authorized Evercore to, on behalf of the Conflicts Committee, inform BofA Securities that the Conflicts Committee would consider a Proposed Transaction whereby GPRE would acquire all the GPP Public Common Units at an exchange ratio of 0.47 shares of GPRE Common Stock for each GPP Public Common Unit (the “Third Committee Counterproposal”), which Evercore did on the following day.

On August 10, 2023, the Conflicts Committee met with representatives of Gibson Dunn and Evercore, during which meeting Gibson Dunn provided an overview of the draft Merger Agreement provided by GPRE in connection with the Proposed Transaction and a detailed summary of the proposed changes made by Gibson Dunn in a revised draft of the Merger Agreement. The Conflicts Committee members provided feedback and unanimously directed Gibson Dunn to further revise the draft Merger Agreement to incorporate comments from the Conflicts Committee and authorized Gibson Dunn, on behalf of the Conflicts Committee, to send the revised draft of the Merger Agreement to Latham. The revised draft of the Merger Agreement, among other things: (i) included an affirmative obligation of GPRE to, until the Effective Time or termination of the Merger Agreement, (1) vote or deliver a consent with respect to all GPP Common Units beneficially owned by GPRE or any of its subsidiaries in favor of the Merger Agreement and the Merger at any meeting of the GPP Limited Partners or any vote or consent in connection with a vote or consent of the GPP Limited Partners and (2) abide by certain transfer restrictions with respect to the GPP Common Units beneficially owned by GPRE or any of its subsidiaries (the “GPRE Voting Covenant”); (ii) modified the representations and warranties of GPRE and GPP; (iii) removed and modified various interim operating covenants with respect to GPP and added certain interim operating covenants with respect to GPRE; (iv) added an affirmative obligation of GPP to continue to make quarterly cash distributions no less than $0.455 per GPP Common Unit through the closing of the Proposed Transaction consistent with past practice (the “GPP Distribution Covenant”); and (v) modified certain closing conditions regarding representations and warranties to increase closing certainty.

On August 15-16, 2023, a regular meeting of the GPRE Board was held at GPRE’s Omaha office. During the meeting, members of GPRE management and the GPRE Board discussed the Proposed Transaction, including the current exchange ratio and other material terms, and representatives of GPRE management discussed the terms of the August 10 draft of the Merger Agreement.

On August 16, 2023, Mr. Becker, on behalf of GPRE, called Mr. Riley and orally delivered to the Conflicts Committee a proposal whereby GPRE would acquire all the GPP Public Common Units at an exchange ratio of 0.45 shares of GPRE Common Stock for each GPP Public Common Unit (the “Fourth GPRE Proposal”).

On August 17, 2023, the Conflicts Committee met with representatives of Gibson Dunn and Evercore to discuss a potential response to the Fourth GPRE Proposal. After such discussion, the Conflicts Committee members unanimously agreed that Mr. Riley should, on behalf of the Conflicts Committee, contact Mr. Becker to inform GPRE that the Conflicts Committee would not accept the Fourth GPRE Proposal, but would be open to consider structuring the Proposed Transaction in such a way that would provide some certainty as to the value of the consideration to be received by the GPP Unaffiliated Unitholders for their units, once such value is agreed upon. Mr. Riley did so on the following day.

On August 25, 2023, representatives of BofA Securities met with representatives of Evercore to discuss the Proposed Transaction. BofA Securities reiterated a proposal on behalf of GPRE whereby GPRE would acquire all the GPP Public Common Units at an exchange ratio of 0.45 shares of GPRE Common Stock for each GPP Public Common Unit, and Evercore informed BofA Securities, on behalf of the Conflicts Committee, that the Conflicts Committee would not accept such a proposal.

On August 31, 2023, Mr. Becker called and informed Mr. Riley that the GPRE Board would meet in the following week regarding a potential “best and final” proposal.

On September 5, 2023, the GPRE Board held a special meeting attended by members of GPRE management and representatives of BofA Securities in order to discuss the negotiation of the Proposed Transaction. The GPRE Board authorized GPRE management and BofA Securities to submit a non-binding proposal to the Conflicts Committee proposing a transaction at an exchange ratio of 0.405 shares of GPRE Common Stock and $2.00 in cash for each outstanding GPP Public Common Unit. The GPRE Board further authorized GPRE management and BofA Securities to communicate to the Conflicts Committee that the proposal was GPRE’s “best and final” offer and that GPRE was prepared to terminate discussions regarding the Proposed Transaction if the proposal was not accepted by Friday, September 8, 2023.

On September 5, 2023, BofA Securities, on behalf of GPRE, called Evercore and orally delivered to the Conflicts Committee a proposal whereby GPRE would acquire all the GPP Public Common Units at an exchange ratio of 0.405 shares of GPRE Common Stock plus $2.00 in cash for each GPP Public Common Unit as GPRE’s best and final proposal (the “Best and Final GPRE Proposal”).

On September 8, 2023, the Conflicts Committee met with representatives of Gibson Dunn and Evercore, at which meeting Evercore reviewed the presentation materials prepared by Evercore. Discussion ensued among the participants regarding the Best and Final GPRE Proposal and a potential counterproposal to GPRE. After such discussion, the Conflicts Committee unanimously agreed that Mr. Riley should, on behalf of the Conflicts Committee, contact Mr. Becker and make a counterproposal to GPRE whereby GPRE would acquire all the GPP Public Common Units at an exchange ratio of 0.405 shares of GPRE Common Stock plus $2.00 in cash for each GPP Public Common Unit and that, as part of the consideration for the Proposed Transaction, the holders of the GPP Public Common Units would also receive a cash amount equal to pro rata distributions on the GPP Public Common Units until the closing of the Proposed Transaction (such distribution, the “pro rata distribution,” and such counterproposal, the “Fourth Committee Counterproposal”), which Mr. Riley did later that day.

On September 11, 2023, representatives of Latham provided a revised draft of the Merger Agreement to Gibson Dunn. The revised draft of the Merger Agreement, among other things: (i) removed the GPRE Voting Covenant and contemplated the Support Parties entering into the Support Agreement concurrently with execution of the Merger Agreement; (ii) provided that the obligations of GPRE and GPP to consummate the Merger would be conditioned upon the Written Consent being obtained; (iii) reinserted certain representations and warranties of GPP; (iv) rejected certain modifications to interim operating covenants with respect to GPP and deleted an interim operating covenant with respect to GPRE; (v) added certain obligations of GPRE and GPP relating to the preparation and filing of the Schedule 13E-3 to be filed with the SEC in connection with the Proposed Transaction; (vi) accepted the GPP Distribution Covenant subject to certain limited exceptions; (vii) accepted modifications to closing conditions regarding representations and warranties; and (viii) did not provide for the pro rata distribution as part of the Merger Consideration. Later that day, Gibson Dunn and Latham had several email exchanges regarding the revised draft Merger Agreement, and Latham informed Gibson Dunn that GPRE was considering the Fourth Committee Counterproposal.

On September 12, 2023, representatives of Gibson Dunn provided a revised draft of the Merger Agreement to Latham. The revised draft of the Merger Agreement, among other things: (i) provided that the cash consideration to be paid to GPP Public Unitholders for each outstanding GPP Public Common Unit would consist of (a) $2.00 in cash, plus (b) an amount of cash equal to unpaid distributions on the GPP Common Units from the end of the last quarter for which a quarterly distribution was made to the Closing Date, as determined in accordance with the Merger Agreement; (ii) included a representation of GPRE that GPRE had immediately available funds to consummate the Merger and to pay all amounts required to be paid pursuant to the Merger Agreement, including the Cash Consideration; and (iii) modified certain interim operating covenants of GPP and GPRE. Later that day, Latham indicated to Gibson Dunn that GPRE accepted the Fourth Committee Counterproposal.

On September 13, 2023, representatives of Latham provided Gibson Dunn with an initial draft of the Support Agreement. The draft Support Agreement, among other things, provided for the Support Parties to deliver the Written Consent covering all of the GPP Common Units beneficially owned by the Support Parties, approving the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement, as promptly as practicable following the effectiveness of the Registration Statement on Form S-4 relating to the Proposed Transaction. Later that day, Gibson Dunn sent a revised draft of the Support Agreement to Latham with certain ministerial comments.

On September 14, 2023, members of GPRE management and representatives of Evercore, BofA Securities and Latham held a bring-down due diligence call.

Between September 12 and September 15, 2023, Gibson Dunn and Latham had multiple calls and email exchanges to negotiate and finalize the terms of the Merger Agreement and the Support Agreement. On September 15, 2023, Latham sent to Gibson Dunn the proposed execution version of the Merger Agreement and Support Agreement, subject to final approval by the Conflicts Committee and GPRE. Among other things, the proposed execution versions of the Merger Agreement: (i) included the pro rata distribution proposed by the Fourth Committee Counterproposal as part of the Merger Consideration; (ii) reflected compromises by the Conflicts Committee and GPRE with respect to the representations and warranties and interim operating covenants of GPP and GPRE; and (iii) required the breaching party to reimburse the other party for expenses up to $5 million in the event of termination of the Merger Agreement for material breach.

Also on September 15, 2023, the GPRE Board held a special meeting attended by members of GPRE management and representatives of Latham and BofA Securities in order to discuss the negotiation of the Proposed Transaction. Representatives of BofA Securities summarized the material proposed economic terms of the Proposed Transaction and discussed the negotiation of the economic terms following the delivery of GPRE’s Initial GPRE Proposal. Representatives of Latham reviewed the GPRE Board’s fiduciary duties in respect of the Proposed Transaction and reviewed the proposed final terms of the Merger and the Transaction Documents with the GPRE Board. Later that day, after market close, the GPRE Board executed a unanimous written consent authorizing GPRE’s entry into the Merger Agreement and the Support Agreement.

On September 16, 2023, the Conflicts Committee met with representatives of Gibson Dunn and Evercore to discuss certain proposed exceptions to the interim operating covenants by GPRE set forth on its disclosure schedule to the Merger Agreement. After that meeting, Mr. Riley called Mr. Becker to discuss the same.

Later in the afternoon on September 16, 2023, the Conflicts Committee met with representatives of Gibson Dunn and Evercore. Gibson Dunn discussed the summary of the proposed execution versions of the Merger Agreement and Support Agreement prepared by Gibson Dunn. Mr. Riley reported on the call he had earlier that day with Mr. Becker with respect to certain proposed exceptions to the interim operating covenants by GPRE. Representatives of Evercore discussed the bring-down diligence call that Evercore had with GPRE management on September 14, 2023 and then discussed materials prepared by Evercore regarding financial analyses with respect to the Proposed Transaction. Evercore then delivered an oral opinion, confirmed by delivery of a written opinion dated September 16, 2023, to the Conflicts Committee to the effect that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Evercore’s written opinion, the Merger Consideration is fair, from a financial point of view, to the GPP Unaffiliated Unitholders. After all representatives of Evercore left the meeting, Gibson Dunn reviewed Gibson Dunn’s observations on the Conflicts Committee’s process and duties of the Conflicts Committee under the Partnership Agreement. Thereafter, after further discussion of the Proposed Transaction, the Conflicts Committee, by unanimous vote, in good faith: (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were in the best interests of GPP, including the GPP Unaffiliated Unitholders, (b) approved the Transaction Documents and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Transaction Documents (the foregoing constituting “Special Approval” as defined in the Partnership Agreement), and (c) recommended to the GP Board the approval by the GP Board of the Transaction Documents and the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, including the Merger.

Also on September 16, 2023, after the Conflicts Committee meeting, the GP Board held a special meeting to discuss the Proposed Transaction. During the meeting, the chairman of the Conflicts Committee provided the GP Board with a report on the process conducted by the Conflicts Committee in its evaluation of the Proposed Transaction, including (i) the Conflicts Committee’s analysis and evaluation of the Proposed Transaction, (ii) the Conflicts Committee’s negotiation of the terms of the Merger Agreement, including the consideration to be received by the GPP Unaffiliated Unitholders, (iii) the Conflicts Committee’s receipt of Evercore’s opinion, and (iv) the determination, approval and recommendation of the Conflicts Committee with respect to the Proposed Transaction. Following such report and acting upon the recommendation of the Conflicts Committee, the GP Board unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were in the best interests of GPP, including the GPP Unaffiliated Unitholders; (ii) approved the Transaction Documents and the transactions contemplated thereby, including the Merger; (iii) authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Transaction Documents; and (iv) directed that the Merger Agreement and the Merger be submitted to a vote of the GPP Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement and authorized the GPP Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

Later that day, following the meetings of the Conflicts Committee and the GP Board, GPRE, Holdings, Merger Sub, GPP and the General Partner executed the Merger Agreement and GPP and each of the Support Parties executed the Support Agreement. The parties then exchanged executed final versions of the Merger Agreement and the Support Agreement and the final versions of the disclosure schedules.

On September 18, 2023, GPRE and GPP issued a joint press release announcing the execution of the Merger Agreement and GPRE and GPP each filed with the SEC Current Reports on Form 8-K attaching a copy of the Merger Agreement, the Support Agreement and the joint press release as exhibits. GPRE also filed an amendment to its GPP Schedule 13D disclosing the execution of the Merger Agreement.

Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties

The unanimous approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the members of the Conflicts Committee constitutes “Special Approval” under the Partnership Agreement. Under Section 7.9 of the Partnership Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its affiliates, on the one hand, and GPP, any of its subsidiaries or any partner of GPP, on the other hand, any resolution, course of action or transaction will be conclusively deemed approved by all of the partners of GPP and will not constitute a breach of the Partnership Agreement or of any duty stated or implied by law or equity if the resolution or course of action is approved by Special Approval, namely approval by a majority of the members of the Conflicts Committee.

Under Section 7.10(b) of the Partnership Agreement, any action taken or omitted to be taken by the General Partner in reliance upon the advice or opinion of an investment banker, among others, as to matters reasonably believed to be in such person’s professional or expert competence will be conclusively presumed to have been taken or omitted to be taken in good faith and in accordance with such advice or opinion.

GPRE Parties’ Position as to the Fairness of the Merger

Under the rules governing “going private” transactions, including Rule 13e-3 under the Exchange Act, each of the GPRE Parties is deemed to be engaged in a “going private” transaction with respect to GPP and the Merger and, therefore, is required to express its belief as to the fairness of the Merger to the GPP Unaffiliated Unitholders pursuant to Rule 13e-3 under the Exchange Act and the related rules under the Exchange Act. Each of the GPRE Parties is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each of the GPRE Parties as to the fairness of the Merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 will be filed with the SEC at the same time as this consent solicitation statement/prospectus) should not be construed as a recommendation to any GPP Unaffiliated Unitholder as to how such GPP Unaffiliated Unitholder should vote or act in respect of the Merger.

None of the GPRE Parties participated in the deliberations of the Conflicts Committee regarding, or received advice from the Conflicts Committee’s legal or financial advisors as to, the fairness of the Merger. None of the GPRE Parties has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the Merger to the GPP Unaffiliated Unitholders. The GPRE Parties believe that the interests of the GPP Unaffiliated Unitholders were represented by the Conflicts Committee, which negotiated the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Merger, with the assistance of independent legal and financial advisors.

However, based on (i) the requirement that the Merger Agreement and the transactions contemplated thereby, including the Merger, receive the affirmative vote or written consent of the holders of a majority of the outstanding GPP Common Units, (ii) the review and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the Conflicts Committee, (iii) the GPRE Parties’ knowledge and analysis of available information relating to GPP, (iv) the factors considered by, and findings of, the Conflicts Committee and the GP Board discussed in the section entitled “Approval of the Conflicts Committee and the GP Board and the Reasons for their Approvals,” which factors and findings, as set forth in this consent solicitation statement/prospectus, the GPRE Parties adopt, and (v) the factors set forth below in the section entitled “Purpose and Reasons of the GPRE Parties for the Merger,” which are considered material and not listed in any relative order of importance, solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act, the GPRE Parties believe that the Merger is both substantively and procedurally fair to the GPP Unaffiliated Unitholders, excluding officers and directors of GPRE, the General Partner and their respective affiliates.

The foregoing discussion of the information and factors considered and given weight by GPRE, acting on its own behalf and on behalf of Holdings and Merger Sub, is not intended to be exhaustive, but includes the factors considered by the GPRE Parties that each believes to be material to the fairness determination regarding the fairness of the Merger for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The GPRE Parties did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger. Rather, GPRE, acting on its own behalf and on behalf of Holdings and Merger Sub, made its fairness determination after considering all of the factors as a whole. GPRE did not consider, and did not provide for consideration of the GPRE Board, the net book value of GPP, which is an accounting concept, for purposes of making its recommendation, because it believes net book value is indicative of neither GPP’s market value nor its value as a going concern, but rather is an indicator of historical costs. GPRE management did not consider, and did not provide for consideration of the GPRE Board, the liquidation value of GPP because GPP was viewed to be a viable, going concern and therefore liquidation value was not a relevant methodology. GPRE was not aware of and did not consider any firm offers made to GPP by any unaffiliated persons during the past two years for (i) any merger or consolidation of GPP with or into another company, or vice versa, (ii) the sale or other transfer of all or any substantial part of GPP’s assets or (iii) a purchase of GPP’s securities that would enable to the holder to exercise control of GPP. As described in the section titled “Prior Stock Purchases,” GPRE has not purchased any GPP Common Units during the past two years, and therefore GPRE was unable to and did not consider any purchase prices paid by GPRE for any GPP Common Units during the past two years.

Purpose and Reasons of the GPRE Parties for the Merger

Under the SEC rules governing “going-private” transactions, including Rule 13e-3 under the Exchange Act, each of the GPRE Parties is deemed to be engaged in a “going-private” transaction with respect to GPP and the Merger and, therefore, is required to express its purposes and reasons for the Merger to the GPP Unaffiliated Unitholders. The GPRE Parties are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The GPRE Parties’ purpose and reasons for the Merger include, but are not limited to:

•

Simplified Corporate Governance Structure and Alignment of Strategic Interests. The Merger will result in GPRE ultimately indirectly owning all of the equity interests of GPP and, as such, the Merger is expected to simplify GPRE’s organizational structure and governance and align strategic interests between GPRE and GPP by providing GPRE with total control of the assets of the combined company.

•

Reduction in General and Administrative Expenses and Improved Credit Quality. The Merger is expected to reduce general and administrative expense related to GPP, including from the elimination of dual public company costs, and is expected to improve the credit quality of the combined company.

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Provide GPP Unaffiliated Unitholders with a More Liquid Security and Opportunity to Participate in Future GPRE Growth. The Merger will provide GPP Unaffiliated Unitholders with shares of GPRE Common Stock, which is a more liquid security than GPP Common Units and will provide GPP Unaffiliated Unitholders with an opportunity to participate in the future growth of GPRE.

•

Avoid Business Risk and Volatility of an Investment in GPP. The Merger will enable GPP Unaffiliated Unitholders to avoid the business risk and volatility of an investment in GPP as GPP’s existing minimum volume commitments with GPRE expire, ethanol storage activity declines and GPP debt matures in 2026.

The GPRE Parties have undertaken to pursue the Merger at this time for the purpose and reasons described above.

The GPRE Parties believe that structuring the proposed Merger as a merger transaction is preferable to other transaction structures because it provides a prompt and orderly transfer of ownership of the GPP Public Common

Units in a single step, without the necessity of additional purchases of GPP Public Common Units by GPRE, either through a tender offer, open market purchases or individually negotiated purchases, and without additional transaction costs associated with such activities. Further, the Merger provides an opportunity for the GPP Unaffiliated Unitholders to receive a premium for their GPP Common Units. Although the GPRE Parties believe that there will be opportunities associated with their investment in GPP, the GPRE Parties realize that there are also risks (including the risks and uncertainties relating to the prospects of GPP) and that such opportunities may never be fully realized. Further, following the Merger, there will be no trading market for the GPP Common Units.

The foregoing discussion of the information and factors considered by the GPRE Parties is not intended to be exhaustive, but includes material factors considered by the GPRE Parties. In view of the variety of factors considered in connection with its evaluation of the Proposed Transaction and the complexity of these matters, the GPRE Parties did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in their its determination. The GPRE Parties did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support their ultimate determination. The GPRE Parties based their determination on the totality of the information presented. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in the light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Approval of the Conflicts Committee and the GP Board and the Reasons for their Approvals

The Conflicts Committee consists of two independent directors of the GP Board: Clayton C. Killinger and Brett C. Riley. The GP Board authorized and empowered the Conflicts Committee to (i) to the extent the Conflicts Committee deemed advisable, consider, explore, review, analyze and evaluate the terms and conditions of, and to determine the advisability of, the Proposed Transaction and related agreements for and on behalf of GPP and the GPP Unaffiliated Unitholders; (ii) review, evaluate, solicit, structure, and, if deemed sufficiently favorable to the interests of GPP, negotiate, or delegate the ability to negotiate to any persons, the terms and conditions of the Proposed Transaction for and on behalf of GPP and the GPP Unaffiliated Unitholders (including, without limitation, the terms and provisions of any arrangements related to the Proposed Transaction involving officers or directors of the General Partner); (iii) determine whether the Proposed Transaction is in the best interests of GPP and the GPP Unaffiliated Unitholders; (iv) approve, or determine not to approve, the Proposed Transaction, any such approval of the Proposed Transaction to constitute Special Approval pursuant to Section 7.9(b) of the Partnership Agreement; and (v) recommend to the GP Board that the Proposed Transaction be approved or not approved, any such recommendation to approve the Proposed Transaction to constitute Special Approval pursuant to Section 7.9(b) of the Partnership Agreement, or determine not to make any recommendation regarding the Proposed Transaction to the GP Board.

At a meeting of the Conflicts Committee held on September 16, 2023, the Conflicts Committee, by unanimous vote, in good faith, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of GPP, including the GPP Unaffiliated Unitholders, (ii) approved the Transaction Documents and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Transaction Documents (the foregoing constituting “Special Approval” as defined in the Partnership Agreement) and (iii) recommended to the GP Board the approval by the GP Board of the Transaction Documents and the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, including the Merger.

At a meeting of the GP Board held on September 16, 2023, the GP Board (acting, in part, based upon the recommendation of the Conflicts Committee), by unanimous vote, in good faith, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of GPP, including the GPP Unaffiliated Unitholders, (ii) approved the Transaction Documents and the transactions contemplated thereby, including the Merger, (iii) authorized the execution and delivery of the Transaction

Documents and the consummation of the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Transaction Documents and (iv) directed that the Merger Agreement and the Merger be submitted to a vote of the GPP Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement and authorized the GPP Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

In evaluating the Proposed Transaction and reaching its determination, approval and recommendation to the GP Board, the Conflicts Committee considered information supplied by GPP’s management, GPRE and its affiliates, consulted with its legal and financial advisors, and considered a number of factors. The Conflicts Committee also consulted with its legal counsel regarding its authority and duties.

The Conflicts Committee considered the following factors to be generally positive or favorable in making its determination and granting “Special Approval” of the Proposed Transaction and the related recommendation to the GP Board:

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The Base Merger Consideration represents an implied value of approximately $15.69 per GPP Public Common Unit based on the closing price of the GPRE Common Stock on September 15, 2023 of $33.80 (the last trading day before the Conflicts Committee approved the Merger), which reflected (i) a 19.9% premium to the closing price per GPP Common Unit on May 3, 2023 (the last trading day prior to the day on which GPRE publicly announced its initial proposal to acquire all of the GPP Public Common Units), and (ii) a 20.5% premium to the trailing 30-day volume-weighted average price of the GPP Common Units as of May 3, 2023.

•

The Merger Consideration includes an amount of cash equal to unpaid distributions on the GPP Common Units from the end of the last quarter for which a quarterly distribution was made to the Closing Date, as determined in accordance with the Merger Agreement.

•

The Conflicts Committee believed the Merger Consideration was likely the highest price that GPRE would be willing to pay at the time of the Conflicts Committee’s determination and grant of Special Approval.

•

The financial analyses prepared by Evercore, as financial advisor to the Conflicts Committee, and the oral opinion of Evercore delivered to the Conflicts Committee on September 16, 2023 and subsequently confirmed in writing, which analyses and opinion the Conflicts Committee adopted as its own, that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and others matters set forth in Evercore’s written opinion (as more fully described below under “—Opinion of Evercore—Financial Advisor to the Conflicts Committee”), the Merger Consideration is fair, from a financial point of view, to the GPP Unaffiliated Unitholders.

•

Supported by the financial analyses prepared by Evercore, the Conflicts Committee believed that the relative value provided by the Merger Consideration to the GPP Unaffiliated Unitholders was greater than the value of the GPP Public Common Units at the time of the Conflicts Committee’s determination and grant of Special Approval. The Conflicts Committee also believed the value provided by the Merger Consideration to the GPP Unaffiliated Unitholders was attractive relative to the valuation multiples and yields for GPP’s peers.

•

After evaluating the Proposed Transaction and the status quo, the Conflicts Committee believed that pursuing the Proposed Transaction was more attractive than maintaining the status quo, taking into account, among other things, the limited near-term opportunities for GPP’s revenue growth either organically or through asset drop down transactions with GPRE, and the challenges GPP had faced, and would likely to continue to face, to attract new public investors and to access liquidity through master limited partnership (“MLP”) debt and equity capital markets.

•	A portion of the Merger Consideration is payable in cash and therefore provides a measure of immediate liquidity and certainty of value to the GPP Unaffiliated Unitholders and is available to fund all or a portion of the potential taxes incurred by the GPP Unaffiliated Unitholders as a result of the Merger, while the balance is payable in shares of GPRE Common Stock, which affords the GPP Unaffiliated Unitholders the opportunity to participate in the value and opportunities of GPRE after the Merger, including synergies and expected future growth, should they choose to retain their shares of GPRE Common Stock. Alternatively, the significantly larger public float and higher average daily trading volume of the GPRE Common Stock as compared to the GPP Common Units should allow the GPP Unaffiliated Unitholders to efficiently sell the shares of GPRE Common Stock they receive in the Merger for cash should they decide not to retain the shares of GPRE Common Stock received as part of the Merger Consideration.

•

The GPP Unaffiliated Unitholders will have enhanced voting and other rights as shareholders of a corporation as compared to unitholders of an MLP controlled by a general partner, including as more fully described in the section titled “Comparison of Rights of GPRE Shareholders and GPP Unitholders.”

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The Conflicts Committee believed that it was unlikely that any other transaction with a third party involving a sale of GPP or a significant interest in GPP or its assets could be consummated at the time of the Conflicts Committee’s determination and grant of Special Approval and that there were no viable alternative transactions for GPP in lieu of a transaction with GPRE that would provide comparable or superior value, in light of (i) GPRE’s controlling position in GPP through GPRE’s ownership of the General Partner and approximately 49.8% of the voting power of GPP’s outstanding limited partner interests as of September 16, 2023, (ii) GPRE’s stated position when it delivered its initial proposal to acquire all of the GPP Public Common Units (and throughout its negotiations with the Conflicts Committee) that it was interested only in acquiring the GPP Public Common Units and was not interested in selling any of its equity interests in GPP or pursuing other strategic opportunities involving GPP, (iii) GPP’s material contracts being significantly concentrated with GPRE and (iv) the Conflicts Committee’s recognition of overall risks and uncertainties in midstream corporate and asset transactions.

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Further increases in market interest rates, which are expected, may adversely affect the attractiveness of the GPP Common Units to investors compared to other financial instruments or alternate investment opportunities.

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The Conflicts Committee’s belief that investor sentiment increasingly disfavors MLP structures as compared to alternative structures and, as a result, the state of the MLP debt and equity capital markets will continue to present challenges for GPP to fund acquisitions and growth capital expenditures.

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GPRE’s and its affiliates’ historical status as GPP’s largest customer and the dependence of GPP’s revenue growth on GPRE’s growth. The minimum volume commitments with GPRE with respect to (i) storage and throughput services expire in 2029 and (ii) certain terminal services expire at the end of 2023, and GPRE has no obligation to renew those commitments.

•

The Exchange Ratio is fixed and therefore the implied value of the Merger Consideration payable to the GPP Unaffiliated Unitholders will increase in the event that the market price of the GPRE Common Stock increases prior to the Closing.

•	Certain terms of the Merger Agreement, principally:

•	Each GPP Unaffiliated Unitholder will receive 0.405 shares of GPRE Common Stock and the Cash Consideration for each GPP Public Common Unit owned;

•	GPRE’s obligation to reimburse certain of GPP’s expenses, in an amount up to $5.0 million, in connection with the termination of the Merger Agreement as a result of a material uncured breach by GPRE;

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The operating covenants of GPRE providing protection to the GPP Unaffiliated Unitholders prior to Closing by restricting GPRE’s ability to take certain actions prior to Closing that could reduce the value of the GPRE Common Stock received by the GPP Unaffiliated Unitholders in the Proposed Transaction;

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Provisions prohibiting GPRE and its subsidiaries, including the General Partner, from revoking or diminishing the authority of the Conflicts Committee, increasing the size of the Conflicts Committee or removing or causing the removal of any member of the Conflicts Committee, in each case, without the consent of at least one of the then-existing Conflicts Committee members, during the period between the signing of the Merger Agreement and the Closing;

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Provisions requiring the prior authorization of the Conflicts Committee to amend the Merger Agreement and to authorize other actions on behalf of GPP and the General Partner as specified in the Merger Agreement;

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Provisions requiring GPP to make distributions of no less than $0.455 per GPP Common Unit, consistent with past practice, through the Closing and to pay any distributions with a record date prior to the Closing that remain unpaid as of the Closing;

•	The limited nature of the operational representations and warranties and covenants given by GPP and its subsidiaries;

•	The Merger Agreement contains only limited conditions and exceptions to the closing conditions, and the consummation of the Proposed Transaction is not contingent upon financing; and

•	Approval by the GPRE Shareholders is not required in connection with the Merger or the GPRE Stock Issuance.

•	Certain terms of the Support Agreement, principally:

•

The Support Parties (including GPRE), which collectively owned a majority of the outstanding GPP Common Units as of September 16, 2023, agreed to deliver the Written Consent sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, which increases certainty of Closing; and

•

A provision prohibiting GPRE and the other Support Parties from transferring any interests in GPP owned by such Support Parties until Closing or the earlier termination of the Merger Agreement, subject to certain limited exceptions.

As part of its deliberative process, the Conflicts Committee considered the following factors to be generally negative or unfavorable in making its determination and granting “Special Approval” of the Proposed Transaction and the related recommendation to the GP Board:

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The Conflicts Committee was not authorized to and did not engage in the solicitation, review or analysis of any alternative transactions or strategic options for GPP. Since GPRE controls the General Partner and publicly stated that it was not interested in selling any of its equity interests in GPP or pursuing other strategic opportunities involving GPP, the Conflicts Committee believed that it was unrealistic to expect an unsolicited third-party acquisition proposal to acquire the assets or control of GPP, and it was unlikely that the Conflicts Committee could conduct a meaningful process to solicit interest in the acquisition of the assets or control of GPP.

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The Merger Agreement does not include a condition that requires the approval by a majority of the GPP Public Common Units, and therefore approval of the Proposed Transaction does not require the affirmative vote or approval of any GPP Unitholders other than the Support Parties.

•	GPRE has not paid a dividend on the GPRE Common Stock since June 2019.

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The fact that the market price of the GPP Common Units could be affected by many factors, including the following if the Merger Agreement is terminated: (i) the reason for such termination and whether such termination resulted from factors adversely affecting GPP, (ii) the possibility that, as a result of the termination of the Merger Agreement, possible acquirers (including GPRE and its affiliates in any future transaction) may consider GPP to be an unattractive acquisition candidate, and (iii) the possible sale of GPP Common Units by short-term investors following an announcement that the Merger Agreement was terminated.

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The risks and contingencies relating to the announcement and pendency of the Merger, including the potential for diversion of management and employee attention and the potential effect on GPP’s business and the restrictions on the conduct of GPP’s business during the period between the execution of the Merger Agreement and the completion of the Merger.

•

The Exchange Ratio is fixed and therefore the implied value of the Merger Consideration payable to the GPP Unaffiliated Unitholders will decrease in the event that the market price of the GPRE Common Stock decreases prior to the closing of the Merger.

•	Certain terms of the Merger Agreement, principally:

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GPP’s obligation to reimburse certain of GPRE’s expenses, in an amount up to $5.0 million, in connection with the termination of the Merger Agreement as a result of a material uncured breach by GPP or the General Partner;

•	The operating covenants of GPRE providing protection to the GPP Unaffiliated Unitholders prior to the Closing are limited; and

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The operating covenants of GPP providing protection to GPRE prior to the Closing by restricting GPP’s ability to take certain actions prior to the Closing that could reduce the value of the GPP Common Units in the event the Merger Agreement is terminated.

•	The GPP Unaffiliated Unitholders are not entitled to dissenters’ or appraisal rights under the Merger Agreement, the Partnership Agreement or Delaware law.

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The GPP Unaffiliated Unitholders will not have any equity participation in GPP following the consummation of the Merger, and the GPP Unaffiliated Unitholders will accordingly cease to participate in GPP’s future earnings or growth, if any, or benefit from any increases, if any, in the value of the GPP Common Units (other than indirectly through their shares of GPRE Common Stock received as part of the Merger Consideration).

•

All of the Merger Consideration (including the GPRE Common Stock) will be taxable to the GPP Unaffiliated Unitholders, and a significant portion of the Merger Consideration will be taxable as ordinary income. The amount of the tax liability of a GPP Unaffiliated Unitholder arising from the Merger will depend on many factors, including the length of time such GPP Unaffiliated Unitholder held the GPP Public Common Units and the purchase price for such units.

•	For certain GPP Unaffiliated Unitholders, the Merger may result in a tax liability that exceeds the portion of the Merger Consideration payable to them in cash.

•	GPP has incurred and will continue to incur transaction costs and expenses in connection with the Proposed Transaction, whether or not the Proposed Transaction is completed.

•	Litigation may be commenced in connection with the Proposed Transaction, and such litigation may increase costs and result in a diversion of management focus.

•	There is risk that the potential benefits expected to be realized in the Proposed Transaction might not be fully realized, or might not be realized within the expected time period.

•	The Proposed Transaction might not be completed in a timely manner, or at all, and a failure to complete the Proposed Transaction could negatively affect the trading price of the GPP Common Units.

•

Some of the directors and executive officers of GPRE, its affiliates and the General Partner may have interests in the Proposed Transaction that are different from, or in addition to, the interests of the GPP Unaffiliated Unitholders, including as more fully described in the section titled “Special Factors—Interests of Certain Persons in the Merger.”

The Conflicts Committee also considered the following factors relating to the procedural safeguards that the Conflicts Committee believed were and are present with respect to the fairness of the Proposed Transaction and to permit the Conflicts Committee to make its determination and grant “Special Approval” of the Proposed Transaction and the related recommendation to the GP Board, which factors the Conflicts Committee believes support its decision and provide assurance as to the procedural fairness of the Proposed Transaction to the GPP Unaffiliated Unitholders:

•

The Conflicts Committee consists solely of directors who are not securityholders (other than of GPP Common Units), officers or employees of the General Partner or its affiliates, are not officers, employees or controlling equityholders of GPRE, any of its affiliates or GPP, are not otherwise affiliated with GPRE and its affiliates and are all independent of management of the General Partner.

•

The terms and conditions of the Merger Agreement, including the Merger Consideration, were determined as a result of arm’s length negotiations between GPRE and the Conflicts Committee and their respective representatives that included multiple proposals and counterproposals.

•

The Conflicts Committee retained independent financial and legal advisors with positive reputations, knowledge and experience with respect to public merger and acquisition transactions, MLPs, the industries in which GPP and GPRE operate, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the Proposed Transaction and familiarity with GPP and its business.

•

The members of the Conflicts Committee are members of the GP Board and are familiar with, and understand, the businesses, assets, liabilities, results of operations, financial condition and competitive positions and prospects of GPP.

•	The compensation of the members of the Conflicts Committee is in no way contingent on their approving the Proposed Transaction.

•

Although no specific issues came to the attention of the Conflicts Committee with respect to the information it was ultimately provided, the Conflicts Committee was aware that GPRE, as the controlling party of GPP, controlled the delivery and presentation of information the Conflicts Committee received for purposes of evaluating the Proposed Transaction and the fairness of the Merger Consideration to be received by the GPP Unaffiliated Unitholders, and thus examined the reasonableness of such information.

•

The resolutions of the GP Board charging the Conflicts Committee granted authority to the Conflicts Committee, including the authority to determine whether or not to proceed with the Proposed Transaction and to negotiate the terms and conditions of the Proposed Transaction, and the members of the Conflicts Committee were aware that they were under no obligation to approve, and could reject, the Proposed Transaction.

After taking into account all of the factors set forth above, as well as others, the Conflicts Committee concluded that the potential benefits of the Proposed Transaction outweighed any negative or unfavorable considerations and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of GPP, including the GPP Unaffiliated Unitholders.

The foregoing discussion of the information and factors considered by the Conflicts Committee is not intended to be exhaustive, but includes material factors the Conflicts Committee considered. In view of the variety of factors considered in connection with its evaluation of the Proposed Transaction and the complexity of these matters, the Conflicts Committee did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and granting its approval. In addition, each of the members of the Conflicts Committee may have given differing weights to different factors. The Conflicts Committee granted its approval based on the totality of information presented to, and the investigation conducted by, the Conflicts Committee. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in the light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

The GP Board considered the following factors, the order of which does not necessarily reflect their relative significance, in making its determinations and approvals of the Merger Agreement and the transactions contemplated thereby:

•

The Conflicts Committee’s unanimous approval of the Transaction Documents and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Transaction Documents (the foregoing constituting “Special Approval” as defined in the Partnership Agreement), and the related recommendations of the Conflicts Committee to the GP Board.

•

The GP Board’s understanding of the process and procedures undertaken by the Conflicts Committee in reaching its determination and approval and making related recommendations to the GP Board, which included:

•

The GP Board’s determination that the members of the Conflicts Committee met the independence and other requirements for service on the Conflicts Committee that are set forth in the Partnership Agreement.

•

The Conflicts Committee’s engagement of independent financial and legal advisors with positive reputations, knowledge and experience with respect to public merger and acquisition transactions and MLPs, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the Proposed Transaction and familiarity with GPP and its business.

•

The terms of the Merger Agreement, including the Merger Consideration, were determined as a result of arms’ length negotiations between GPRE and the Conflicts Committee and their respective representatives that included multiple proposals and counterproposals.

•

The Conflicts Committee’s receipt of Evercore’s opinion, dated as of September 16, 2023, that, as of such date, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in Evercore’s opinion (as more fully described below under “—Opinion of Evercore—Financial Advisor to the Conflicts Committee”), the Merger Consideration is fair, from a financial point of view, to the GPP Unaffiliated Unitholders.

The foregoing discussion of the information and factors considered by the GP Board is not intended to be exhaustive, but includes the factors believed by the GP Board to be material to its determinations and approvals. In view of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the GP Board did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in making its determinations and approvals. Individual members of the GP Board may have given different relative considerations to different factors. The GP Board made its determinations and approvals based upon the totality of the information presented to and considered by the GP Board in making its determinations and approvals. In making its determinations and approvals, the GP Board expressly adopted the analysis of the Conflicts Committee, which is discussed above, which in turn expressly adopted the analyses and opinion of Evercore, among other factors considered, in the course of reaching the Conflicts Committee’s decision to recommend that the GP Board approve the Transaction Documents and the transactions contemplated thereby, including the Merger.

In addition, under the rules governing “going private” transactions, including Rule 13e-3 under the Exchange Act, each of GPP and the General Partner is deemed to be engaged in a “going private” transaction with respect to the Merger and, therefore, is required to express its belief as to the fairness of the Merger to the GPP Unaffiliated Unitholders pursuant to Rule 13e-3 under the Exchange Act. The GP Board, on behalf of GPP and the General Partner, is making the following statements for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The GP Board, on behalf of GPP and the General Partner, on the basis of the factors described above, believes the Merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 will be filed with the SEC at the same time as this consent solicitation statement/prospectus) is both procedurally and substantively fair to the GPP Unaffiliated Unitholders (excluding officers and directors of GPRE, the General Partner and their respective affiliates).

Other than its review and adoption of the analysis of the Conflicts Committee, the GP Board did not conduct a going-concern valuation of GPP in evaluating the Merger because of its belief that the financial analyses presented by Evercore to the GPP Conflicts Committee, as more fully summarized in the section below entitled “—Opinion of Evercore – Financial Advisor to the Conflicts Committee,” represented potential valuations of GPP as it continues to operate its business as a going concern. The GP Board did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching its position as to the fairness of the Merger. Rather, the GP Board, on behalf of GPP and the General Partner, made its fairness determination after considering all of the factors as a whole. The GP Board did not consider the net book value of GPP, which is an accounting concept, for purposes of making its recommendation, because, it believed net book value is indicative of neither GPP’s market value nor its value as a going concern, but rather is an indicator of historical costs. The GP Board did not consider the liquidation value of GPP because it considered GPP to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology. The GP Board was not aware of and did not consider any firm offers made to GPP by any unaffiliated persons during the past two years for (i) any merger or consolidation of GPP with or into another company, or vice versa, (ii) the sale or other transfer of all or any substantial part of GPP’s assets or (iii) a purchase of GPP’s securities that would enable to the holder to exercise control of GPP. As described in the section titled “Prior Stock Purchases,” GPRE has not purchased any GPP Common Units during the past two years, and therefore the GP Board was unable to and did not consider any purchase prices paid by GPRE for any GPP Common Units during the past two years.

Unaudited Financial Projections of GPRE and GPP

Neither GPRE nor GPP, as a matter of course, publicly disclose long-term projections. However, in connection with the evaluation of the proposed Merger, the management of GPRE has prepared the prospective financial information set forth below to present the financial data relating to GPRE and GPP. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation and presentation of prospective financial information, but, in the view of the GPRE’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of GPRE. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this consent solicitation statement/prospectus are cautioned not to place undue reliance on the prospective financial information. The inclusion of this information in this consent solicitation statement/prospectus does not constitute an admission or representation by GPRE or GPP or any of their respective advisors or representatives or any other person that the information is material, particularly in light of the inherent risks and uncertainties associated with such forecasts. The inclusion of this information should not be regarded as an indication that the GPRE, GPP or any of their respective affiliates, officers, directors, advisors or other representatives, or any other person considered, or now considers, the financial projections to be necessarily predictive of actual future events or results of GPRE’s or GPP’s respective operations, or that such financial projections should be construed as financial guidance, and should not be relied upon as such.

Neither GPRE’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

In connection with the proposed Merger, in June 2023 GPRE management prepared forecasts relating to GPRE and GPP (without giving effect to the Merger) that included non-public historical and projected financial data relating to GPRE and GPP (the “June Forecasts”). The June Forecasts were provided to BofA Securities for its use and consideration in providing advice to the GPRE Board. The June Forecasts were also provided to Evercore for its use and consideration in its financial analysis in preparation of its opinion to the Conflicts

Committee. In developing the financial projections, GPRE management made numerous material assumptions with respect to GPRE’s and GPP’s businesses for the periods covered by the June Forecasts, including:

•	commodity pricing, market environment and demand for GPRE and GPP products and services;

•	the amounts and nature of future capital expenditures;

•	whether certain existing contracts will be renewed upon expiration;

•	use of cash flows generated by the businesses to fund future projects, remain on the balance sheet or be distributed to equity holders; and

•	other general business, market and industry assumptions.

Neither GPRE nor GPP can give assurance that, had the June Forecasts been prepared as of the date of this consent solicitation statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, GPRE and GPP do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the June Forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error or to reflect changes in general economic or industry conditions. The June Forecasts do not take into account all the possible financial and other effects on GPP of the Merger, the effect on GPP of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Further, the June Forecasts do not take into account the effect on GPP of any possible failure of the Merger to occur. None of GPRE, GPP nor their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any GPP Unaffiliated Unitholder or other person regarding GPP’s ultimate performance compared to the information contained in the June Forecasts or to the effect that the future financial and operating performance set forth in the June Forecasts will be achieved.

Certain Unaudited Financial Projections of GPRE

The following table sets forth certain summarized unaudited prospective financial and operating information as of June 2023 with respect to GPRE for the fiscal years 2023 through 2027 on a standalone basis prepared by GPRE management as part of the June Forecasts (the “GPRE Financial Projections”). The information was based on financial and operating information developed by GPRE management. The GPRE Financial Projections do not take into account any circumstances or events occurring after the date they were prepared. Given that the uncertainties inherent in any forecasted information, GPP Unitholders and GPRE Shareholders are cautioned not to place undue reliance on such information.

	GPRE Standalone For the Years Ending December 31,
($ in millions)	2023E		2024E	2025E	2026E	2027E
Adjusted EBITDA(1)	$50.4		$199.3	$457.6	$628.5	$726.5
Adjusted Valuation EBITDA(2)	$50.4		$199.3	$299.2	$430.9	$521.2
Total Capital Expenditures	$80.4	(3)	$206.9	$222.3	$159.5	$37.8

(1)	Adjusted EBITDA is a non-GAAP measure of financial performance and is calculated as earnings before interest expense, income taxes, depreciation and amortization.
(2)

Adjusted Valuation EBITDA reflects Adjusted EBITDA, (i) minus projected EBITDA attributable to GPRE’s carbon capture growth segment and (ii) minus projected EBITDA attributable to GPRE’s combined heat and power growth segment.

(3)	Projected capital expenditures for the remainder of 2023, as of the date the GPRE Financial Projections were prepared, exclusive of Tharaldson joint venture investment.

Certain Unaudited Financial Projections of GPP

The following table sets forth certain summarized unaudited prospective financial and operating information with respect to GPP for the fiscal years 2023 through 2030 on a standalone basis prepared by GPRE management as part of the June Forecasts (the “GPP Financial Projections”). The information was based on financial and operating information developed by GPRE management. The GPP Financial Projections do not take into account any circumstances or events occurring after the date they were prepared. Given that the uncertainties inherent in any forecasted information, GPP Unitholders and GPRE Shareholders are cautioned not to place undue reliance on such information.

	GPP Standalone Years Ending December 31,
($ in millions, except per unit figures)	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
EBITDA(1)	$49.6	$49.4	$49.5	$49.3	$49.3	$49.3	$35.8	$22.3
Total Distributable Cash Flow(2)	$42.4	$41.9	$41.8	$41.9	$44.1	$46.8	$35.9	$23.0
LP Distributions per Unit	$1.82	$1.82	$1.82	$1.41	$1.00	$1.00	$0.90	$0.80

(1)	EBITDA is a non-GAAP measure of financial performance and is calculated as earnings before interest expense, income taxes, depreciation and amortization.
(2)

Distributable cash flow is a non-GAAP measure of financial performance and is calculated as Adjusted EBITDA less interest paid or payable, net of interest received, income taxes paid or payable, maintenance capital expenditures and GPP’s proportionate share of distributable cash flow adjustments of GPRE’s equity method investee.

Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available because certain information needed to make a reasonable forward-looking estimate of the most comparable GAAP measures is difficult to estimate or not available and dependent on future events which may be uncertain our outside of GPRE’s and GPP’s control. Accordingly, a reconciliation is not available without unreasonable effort.

NEITHER GPRE NOR GPP INTENDS TO UPDATE OR OTHERWISE REVISE THE ABOVE FORECASTS TO REFLECT CIRCUMSTANCES EXISTING OR INFORMATION AVAILABLE AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IF ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORECASTS ARE NO LONGER APPROPRIATE.

Primary Benefits and Detriments of the Merger

The primary benefits of the Merger to GPP Unaffiliated Unitholders, who will not have a continuing interest in GPP following the Merger, include the following:

•

the receipt by such GPP Unaffiliated Unitholders of the Merger Consideration, which represents an implied value of $15.69 per GPP Common Unit, without interest, based on the closing price of GPRE Common Stock as of September 15, 2023, representing a 19.9% premium to the closing price of the GPP Common Units on May 3, 2023, the last trading day prior to the public announcement of GPRE’s initial proposal to acquire all of the publicly held GPP Common Units not already owned by GPRE and its affiliates; and

•

the avoidance of all downside risk associated with continued ownership of GPP Common Units, including any possible decrease in the future revenues and free cash flow, growth or value of GPP following the Merger.

The primary detriments of the Merger to GPP Unaffiliated Unitholders, who will not have a continuing interest in GPP following the Merger, include the following:

•

such GPP Unaffiliated Unitholders will cease to have an interest in GPP and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of GPP or payment of distributions on GPP Common Units, if any; and

•	the receipt of the Merger Consideration in exchange for GPP Public Common Units pursuant to the Merger will be a taxable transaction to GPP Unaffiliated Unitholders.

The primary benefits of the Merger to GPP and GPRE include the following:

•

if GPP successfully executes its business strategy, the value of GPRE’s equity investment could increase because of possible increases in future revenues and cash flow, increases in the underlying value of GPP or the payment of distributions, if any, that would accrue to GPRE;

•	GPP will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations; and

•

GPRE is expected to become a beneficiary of the savings associated with the streamlining of general and administrative expenses and the elimination of costs associated with the GPP Common Units not being publicly traded.

The primary detriments of the Merger to GPP and GPRE include the following:

•	there will be no trading market of the GPP Common Units following the Merger, as the surviving entity will be wholly owned by GPRE; and

•	the risk that potential benefits sought in the Merger may not be achieved.

Financial Advisor Discussion Materials Provided to GPRE

GPRE retained BofA Securities to act as its financial advisor in connection with evaluating the Merger. BofA Securities provided, at GPRE’s request, certain discussion materials to GPRE, dated April 27, 2023, September 5, 2023 and September 15, 2023, respectively (the “BofA Discussion Materials”).

The BofA Discussion Materials are included as exhibits to the Schedule 13E-3 relating to the Merger and are incorporated herein by reference in their entirety. The description of the BofA Discussion Materials set forth below is qualified in its entirety by reference to the full text of such materials. You are urged to read the BofA Discussion Materials carefully and in their entirety. The BofA Discussion Materials were provided for the information and benefit of GPRE in connection with its evaluation of the Merger. BofA Securities was not requested to, and it did not, provide to GPRE or any other person any (i) opinion (whether as to the fairness of any consideration, including, without limitation, the Merger Consideration, or otherwise), (ii) valuation of GPP for the purpose of assessing the fairness of the Merger Consideration to any person, or (iii) recommendation as to how to vote or act on any matters relating to the proposed Merger or otherwise. The BofA Discussion Materials were provided for the use and benefit of GPRE in its consideration of the Merger and did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to GPRE or GPP, nor did they address the underlying business decision by GPRE or GPP to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. The BofA Discussion Materials were informational and were based on financial forecasts and other information and data available to BofA Securities as of the date such materials were prepared rather than as of the date of the execution of the Merger Agreement. Because BofA Securities was not requested to, and did not, deliver a fairness opinion in connection with the Merger, it did not follow and was not required to follow all of the procedures in preparing the BofA Discussion Materials that it would ordinarily follow in connection with delivering an opinion. The BofA Discussion Materials should not be construed as creating any fiduciary duty on BofA Securities’ part to GPRE or any other person and such materials are not intended to be, and do not constitute, a recommendation to GPRE or any other person in respect of the Merger, including as to how any holder of GPP Common Units should act or vote in respect of the Merger.

In preparing the BofA Discussion Materials, BofA Securities assumed and relied upon the accuracy and completeness of the financial and other information (including but not limited to with respect to the business, operations and prospects of GPP and GPRE furnished to BofA Securities by GPRE, including financial projections of GPP prepared by the management of the General Partner and financial projections of GPRE prepared by the management of GPRE) used by BofA Securities without any independent verification of such information (and had not assumed responsibility or liability for any independent verification of such information). BofA Securities also relied upon the assurances of the management of GPRE that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts relating to GPP and GPRE prepared and furnished to BofA Securities by GPRE, including financial projections of GPP prepared by the management of the General Partner and financial projections of GPRE prepared by the management of GPRE, upon the advice of GPRE, BofA Securities assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of management of the General Partner and the management of GPRE as to the future financial performance of GPP and GPRE, respectively, and that GPP and GPRE will perform substantially in accordance with such projections. BofA Securities assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. BofA Securities assumed no responsibility for updating or revising the BofA Discussion Materials on events or circumstances that may have occurred after each date thereof.

In connection with preparing the BofA Discussion Materials, BofA Securities reviewed (i) a comparison of the historical financial results and present financial condition of GPP and GPRE with those of other companies that BofA Securities deemed relevant, (ii) a comparison of the financial terms of the Merger with the financial terms of certain other transactions that BofA Securities deemed relevant, and (iii) published estimates of independent research analysts with respect to the future financial performance and price targets of GPRE and GPP. In addition, BofA Securities had discussions with the management of GPRE and the General Partner concerning their respective business operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as BofA Securities deemed appropriate.

For purposes of its analysis and preparing the BofA Discussion Materials, BofA Securities assumed that the executed Merger Agreement would conform in all material respects to the last draft reviewed by BofA prior to the delivery of the BofA Discussion Materials. Additionally, BofA Securities assumed the accuracy of the representations and warranties contained in the Merger Agreement and all the agreements related thereto. BofA Securities further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition.

BofA Securities did not conduct a physical inspection of the properties or facilities of GPP or GPRE, and BofA Securities did not make, nor assume any responsibility for making, any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of GPP or GPRE, nor was BofA Securities furnished with any such valuations or appraisals, nor did BofA Securities evaluate the solvency or fair value of GPP or GPRE under any state or federal laws relating to bankruptcy, insolvency or similar matters. The BofA Discussion Materials were necessarily based upon information made available to BofA Securities as of the date of such materials and financial, economic, market and other conditions as they existed and as could be evaluated on the date of such materials. It is understood that subsequent developments may affect the BofA Discussion Materials and that BofA Securities does not have any obligation to update, revise or reaffirm such materials.

BofA Securities was not asked to pass upon and expressed no opinion with respect to any matter. BofA Securities did not express any view on, and the BofA Discussion Materials did not address, the fairness of the proposed transaction to, or any consideration (including the Merger Consideration) received in connection therewith by, the holders of any class of securities, creditors or other constituencies of GPP, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of GPP, or any class of such persons, whether relative to the Merger Consideration or otherwise. BofA Securities was not asked to pass upon, did not express any view on, and the BofA Discussion Materials did not address, any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement.

BofA Securities did not address the relative merits of the Merger as compared to other business or financial strategies that might have been available to GPRE or GPP, nor did it address the underlying business decision of GPRE or GPP to engage in the Merger. BofA Securities was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the GPP Common Units or any business combination or other extraordinary transaction involving GPRE or GPP. BofA Securities did not make, and the BofA Discussion Materials did not constitute, a recommendation to GPRE or to any other persons in respect of the Merger, including as to how any holder of GPP Common Units should vote or act in respect of the Merger. BofA Securities did not express any opinion as to the price at which the GPP Common Units would trade at any time. BofA Securities was not requested to, and did not, provide any tax advice or express any opinion as to any tax or other consequences that might result from the Merger, nor did BofA Securities address any legal, tax, regulatory or accounting matters, as to which BofA Securities understood GPRE had obtained such advice as it deemed necessary from other qualified professionals.

Summary of BofA Discussion Materials

The following description of the BofA Discussion Materials is qualified in its entirety by reference to the relevant BofA Discussion Materials included as exhibits to the Schedule 13E-3 related to the Merger, which is incorporated herein by reference. Such description does not purport to be complete, nor does it represent relative importance or weight given to those analyses by BofA Securities.

BofA Securities made a written presentation to GPRE dated April 27, 2023 that, among other things:

•	summarized potential process considerations for a transaction involving an acquisition of GPP;

•

provided a summary of various illustrative prices per GPP Common Unit, expressed as (i) a premium or discount to the 52-week high and low prices and 30- and 60-day average prices per GPP Common unit and (ii) an implied exchange ratio of shares of GPRE Common Stock based on the price per share of GPRE Common Stock as of April 21, 2023, and the 52-week high and low prices and 30- and 60-day average prices per share of GPRE Common Stock;

•

provided an overview of the current MLP market environment, which included a review of the evolution of the ability of MLPs to raise capital since 2010 as well as information regarding MLP take private transactions since 2011;

•

provided a summary of the illustrative prices per GPP Common Unit implied by applying a range of premiums to the price per GPP Common Unit as of April 21, 2023, expressed as (i) multiples of consensus estimates of GPP’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for each of calendar years 2023 and 2024 and (ii) percentages of GPP’s dividend/distribution yield as of April 21, 2023 and as estimated for its fiscal year 2023 based on consensus estimates;

•

provided an analysis of the effects of a range of illustrative premiums and a range of illustrative synergy amounts on (i) accretion or dilution with respect to estimated earnings per share of GRPE Common Stock; (ii) cash flow per share of GPRE Common Stock; (iii) cash flow benefit to GPRE and (iv) the ratio of GPRE’s total debt to consolidated EBITDA, in each case for each of its fiscal years 2024 and 2025;

•

provided an overview of the premiums or discounts paid in certain precedent MLP take private transactions with all stock consideration since 2015, calculated as the total consideration paid per unit relative to the unaffected price of the target’s securities, the 30-day VWAP of the target company’s securities, and the moving median of the most recent 10 transactions; and

•	summarized potential flowback considerations for GPRE in connection with a potential transaction.

BofA Securities made a written presentation to GPRE dated September 5, 2023 that, among other things:

•

summarized the implied value per GPP Common Unit represented by illustrative alternative structures including (i) a collared range of exchange ratios ranging from 0.450x to 0.470x, (ii) a fixed exchange ratio of 0.460x and (iii) a fixed exchange ratio of 0.3964x plus $2.00 in cash per GPP Common Unit, in each case based on a range of illustrative prices per share of GPRE Common Stock;

•

provided a summary of the premiums or discounts implied by an illustrative range of potential exchange ratios relative to (i) the 0.3913x exchange ratio represented by GPRE’s May 3, 2023 offer, (ii) the closing price per GPP Common Unit as of August 25, 2023 and (iii) the 30-day volume-weighted average price (“VWAP”) of a GPP Common Unit; and

•

provided an overview of the premiums or discounts paid in certain precedent MLP take private transactions with all stock consideration since 2015, calculated as the total consideration paid per unit relative to the unaffected price of the target’s securities, the 30-day VWAP of the target company’s securities, and the 10-day moving median of the target company’s securities.

BofA Securities made a written presentation to GPRE dated September 15, 2023 that, among other things:

•

provided a summary of the premiums or discounts implied by an illustrative range of potential exchange ratios relative to (i) the 0.3913x exchange ratio represented by GPRE’s May 3, 2023 offer, (ii) the closing price per GPP Common Unit as of September 14, 2023 and (iii) the 30-day VWAP of a GPP Common Unit; and

•

provided a summary of the historical trading prices of the GPP Common Units and the shares of GPRE Common Stock, as well as the exchange ratio implied by such historical prices, based on recent closing prices, as well as the 10-, 20- and 30-day VWAP for each of the GPP Common Units and the GPRE Common Stock; and

•	provided an illustrative timeline for the Merger.

Copies of the BofA Discussion Materials have been attached as exhibits to the Schedule 13E-3 related to the Merger.

General

BofA Securities is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in financial advisory services in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. GPRE selected BofA Securities because of its qualifications, reputation and experience in mergers and acquisitions generally, as well as substantial experience in transactions comparable to the Merger.

GPRE engaged BofA Securities to act as its financial advisor in connection with the Merger pursuant to an engagement letter dated as of April 26, 2023, by and between BofA Securities and GPRE. Accordingly, as compensation for BofA Securities’ services in connection with the Merger, GPRE will pay BofA Securities a fee of up to $4.0 million, $3.5 million of which will become payable upon completion of the Merger and up to

$500,000 of which is a discretionary fee, payable upon completion of the Merger in an amount to be determined by GPRE in its sole discretion. In addition, GPRE has agreed to reimburse BofA Securities for its reasonable out-of-pocket expenses incurred in connection with the Merger and to indemnify BofA Securities for certain liabilities that may arise out of its engagement.

BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to GPRE and certain of its affiliates (not including GPP) (its “Non-GPP Affiliates”) and have received or in the future may receive, compensation for the rendering of these services, including (i) having provided or providing certain treasury management services and products to GPRE and/or certain of its Non-GPP Affiliates and (ii) having acted or acting as lender under certain term loans, letters of credit and other facilities of GPRE and/or certain of its Non-GPP Affiliates. From September 1, 2021 to August 31, 2023, BofA Securities and its affiliates derived aggregate revenues from GPRE and certain of its Non-GPP Affiliates of approximately $4 million for investment and corporate banking services.

BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to GPP and have received or in the future may receive, compensation for the rendering of these services, including having acted provided or providing certain treasury management services and products to GPP. From September 1, 2021 to August 31, 2023, BofA Securities and its affiliates derived aggregated revenues from GPP of less than $1 million for investment and corporate banking services.

Opinion of Evercore—Financial Advisor to the Conflicts Committee

The Conflicts Committee retained Evercore to act as financial advisor to the Conflicts Committee in connection with evaluating the proposed Merger. On September 16, 2023, at a meeting of the Conflicts Committee and at the request of the Conflicts Committee, Evercore rendered its oral opinion to the Conflicts Committee that, as of September 16, 2023, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the Merger Consideration is fair, from a financial point of view, to the GPP Unaffiliated Unitholders. Evercore subsequently confirmed its oral opinion in a written opinion dated September 16, 2023.

The full text of the written opinion of Evercore, dated as of September 16, 2023, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached hereto as Annex C to this consent solicitation statement/prospectus. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Conflicts Committee in connection with its evaluation of the fairness of the Merger Consideration, from a financial point of view, to the GPP Unaffiliated Unitholders, and did not address any other aspects or implications of the Merger. Evercore’s opinion should not be construed as creating any fiduciary duty on Evercore’s part to any party and such opinion was not intended to be, and does not constitute, a recommendation to the Conflicts Committee or to any other persons in respect of the Merger, including as to how any holder of GPP Common Units should act or vote in respect of the Merger. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex C to this consent solicitation statement/prospectus.

In connection with rendering its opinion and performing its related financial analysis, Evercore, among other things:

•

reviewed certain publicly available business and financial information relating to GPP and GPRE that Evercore deemed to be relevant, including each entity’s respective Annual Report on Form 10-K for the year ended December 31, 2022, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023 and certain Current Reports on Form 8-K, in each case as filed with or furnished to the SEC;

•

reviewed certain non-public historical and projected financial and operating data and assumptions relating to each of GPP and GPRE prepared and furnished to Evercore by management of GPP and GPRE, respectively;

•	reviewed publicly available research analyst estimates for GPP’s and GPRE’s future financial performance;

•	reviewed the reported prices and the historical trading activity of the GPP Common Units and the GPRE Common Stock;

•	at the direction of the Conflicts Committee, performed and reviewed certain sensitivity cases with respect to the projected financial and operating data and assumptions relating to GPP and GPRE;

•

discussed with management of GPP and GPRE their assessment of the past and current operations of GPP and GPRE, the current financial condition of GPP and GPRE, the prospects of GPP and GPRE and the historical and projected financial and operating data and assumptions relating to GPP and GPRE (including GPP’s and GPRE’s managements’ views of the risks and uncertainties of achieving such projections);

•	performed discounted cash flow analyses on GPP and GPRE based on forecasts and other data provided by management of GPP and GPRE, respectively;

•	performed discounted distributions analyses on GPP based on forecasts and other data provided by management of GPP;

•

compared the financial performance of GPP and GPRE utilizing forecasts and other data provided by management of GPP and GPRE with the trading performance (including equity market trading multiples) of other publicly traded partnerships and companies that Evercore deemed relevant;

•	reviewed certain historical transactions involving operating assets similar to those owned by GPP and GPRE that Evercore deemed relevant;

•	reviewed the financial terms and conditions of a draft of the Merger Agreement dated September 15, 2023; and

•	performed such other analyses and examinations, held such other discussions, reviewed such other information and considered such other factors and information that Evercore deemed appropriate.

For purposes of Evercore’s analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and Evercore assumed no responsibility or liability for any independent verification of such information), and further relied upon the assurances of management of GPP and GPRE that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the projected financial and operating data referred to above, Evercore assumed with the Conflicts Committee’s consent that such data had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of GPP and GPRE as to the future financial performance of GPP and GPRE, respectively, under the assumptions reflected therein. Evercore expressed no view as to any projected financial or operating data or any judgments, estimates or assumptions on which they are based. At the direction of the Conflicts Committee, Evercore performed and reviewed certain sensitivity cases with respect to the projected financial and operating data and assumptions relating to GPP and GPRE. Evercore expressed no view as to any such sensitivity case or any judgements, estimates or assumptions on which they were based.

For purposes of Evercore’s analysis and opinion, Evercore assumed, in all respects material to its analysis, that the final executed Merger Agreement would not differ from the draft Merger Agreement reviewed by Evercore, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the

Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. Evercore assumed that the Merger will be consummated as contemplated by the Merger Agreement. Evercore assumed that any modification to the structure of the Merger will not vary in any respect material to its analysis. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on GPP or GPRE or the consummation of the Merger or reduce the contemplated benefits of the Merger to the GPP Unaffiliated Unitholders.

Evercore did not conduct a physical inspection of the properties or facilities of GPP or GPRE and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of GPP or GPRE, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of GPP or GPRE under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, monetary, market, regulatory and other conditions and circumstances as they existed and could be evaluated on the date of its opinion. Subsequent developments may affect Evercore’s opinion and Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness, from a financial point of view, of the Merger Consideration to the GPP Unaffiliated Unitholders. Evercore did not express any view on, and its opinion did not address, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of GPP or GPRE or any other party to the Merger Agreement or any affiliates thereof, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of GPP or GPRE or any other party to the Merger Agreement or any affiliates thereof, or any class of such persons, whether relative to the Merger Consideration or otherwise. Evercore was not asked to, nor did Evercore express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Evercore’s opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might be available to GPP or GPRE, nor did it address the underlying business decision of GPP or GPRE to engage in the Merger. Evercore did not express any view on, and its opinion did not address, what the value of the GPRE Common Stock actually will be when issued or the prices at which the GPRE Common Stock will trade at any time, including following announcement or consummation of the Merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the GPP Common Units or any business combination or other extraordinary transaction involving GPP. Evercore’s opinion did not constitute a recommendation to the Conflicts Committee or to any other persons in respect of the Merger, including as to how any holder of GPP Common Units should vote or act in respect of the Merger. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by GPP and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses performed by Evercore and reviewed with the Conflicts Committee on September 16, 2023 in connection with rendering Evercore’s opinion to the Conflicts Committee. Each analysis was provided to the Conflicts Committee. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. In connection with arriving at its opinion, Evercore considered all of its analyses as a whole, and the order of the analyses described and the results of these analyses do not represent any relative importance or particular weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on September 15, 2023, and is not necessarily indicative of current market conditions.

Throughout the “Analysis of GPP” and the “Analysis of GPRE” sections below, the term “EBITDA,” as used in connection with Evercore’s various financial analyses, means the relevant entity’s estimated earnings before interest, taxes, depreciation and amortization and, in the case of GPRE, refers to “Adjusted Valuation EBITDA” as described above under “—Unaudited Financial Projections of GPRE and GPP.”

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to fully understand the financial analyses performed by Evercore. The tables alone do not constitute a complete description of the financial analyses performed by Evercore. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

Analysis of GPP

Assumptions with Respect to GPP

Evercore performed a series of financial analyses to derive indicative valuation ranges for the GPP Common Units. Financial data for GPP utilized in the financial analyses described below were based upon, among other things, the GPP Financial Projections. A summary of the GPP Financial Projections is available above under “—Unaudited Financial Projections of GPRE and GPP.” The GPP Financial Projections were not adjusted by Evercore.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of GPP by valuing the cash flows to be received by GPP based on the GPP Financial Projections during a seven-and-a-half-year period. Evercore calculated the per unit value range for the GPP Common Units by utilizing a range of discount rates based on GPP’s Weighted Average Cost of Capital (“WACC”), as estimated by Evercore based on a theoretical Capital Asset Pricing Model (“CAPM”) and terminal values based on a range of estimated EBITDA multiples and perpetuity growth rates.

For the GPP discounted cash flow analysis, Evercore assumed a range of discount rates of 9.5% to 10.5% based on GPP’s WACC and applied both a range of EBITDA multiples of 7.0x to 9.0x and a range of perpetuity growth rates of 0.5% to 1.5% to GPP’s terminal period EBITDA and cash flows, respectively, to derive a range of enterprise values. Evercore adjusted such enterprise values for debt and cash as of June 30, 2023 and divided the resulting equity values by the number of fully-diluted GPP Common Units outstanding as of June 30, 2023. The discounted cash flow analysis utilizing the EBITDA multiple terminal value methodology resulted in an implied equity value per GPP Common Unit range of $10.72 to $12.17. The discounted cash flow analysis utilizing the perpetuity growth rate methodology to calculate terminal value resulted in an implied equity value per GPP Common Unit range of $10.52 to $11.80.

Evercore also performed a discounted cash flow analysis of GPP by valuing the cash flows to be received by GPP based on the following sensitivities to GPP’s throughput and logistics rates per gallon and its distribution coverage ratio in the GPP Financial Projections for the periods after GPP’s minimum volume commitment from GPRE expires on June 30, 2029: (i) a sensitivity case assuming no decline in throughput rate or logistics rate and a 1.00x distribution coverage ratio (“GPP Sensitivity Case 1”), (ii) a sensitivity case assuming a 10% decline in throughput rate, 5% decline in logistics rate and a 1.00x distribution coverage ratio (“GPP Sensitivity Case 2”) and (iii) a sensitivity case assuming a 20% decline in throughput rate, a 10% decline in logistics rate and 1.30x distribution coverage ratio (“GPP Sensitivity Case 3” and, together with GPP Sensitivity Case 1 and GPP Sensitivity Case 2, the “GPP Sensitivity Cases”). Utilizing the same range of discount rates, range of EBITDA multiples and range of perpetuity growth rates as applied to the GPP Financial Projections above, the discounted cash flow analysis utilizing the EBITDA multiple terminal value methodology and the perpetuity growth rate methodology to calculated terminal value resulted in implied equity value per GPP Common Unit ranges of $12.93 to $15.51 for GPP Sensitivity Case 1, $12.19 to $14.49 for GPP Sensitivity Case 2 and $11.46 to $13.47 for GPP Sensitivity Case 3.

Discounted Distributions Analysis

Evercore performed a discounted distribution analysis by valuing the projected cash distributions to be paid by GPP based on the GPP Financial Projections during a seven-and-a-half-year period. Evercore discounted projected distributions using cost of equity discount rates of 11.0% to 12.0% based on CAPM as well as a terminal yield range of 12.0% to 15.0% based on GPP’s trailing 52-week yield range. The discounted distribution analysis resulted in an implied per GPP Common Unit value range of $9.37 to $10.34.

Evercore also performed a discounted distribution analysis by valuing the projected cash distributions to be paid by GPP based on the GPP Sensitivity Cases utilizing the same cost of equity discount rate and terminal yield range as applied to the GPP Financial Projections above. The discounted distribution analysis based on the GPP Sensitivity Cases resulted in implied per GPP Common Unit value ranges of $12.33 to $14.12 for GPP Sensitivity Case 1, $11.62 to $13.21 for GPP Sensitivity Case 2 and $8.96 to $10.14 for GPP Sensitivity Case 3.

Peer Group Trading Analysis

Evercore performed a peer group trading analysis of GPP utilizing the GPP Financial Projections by reviewing and comparing the market values and trading multiples of the following five publicly-traded entities that Evercore deemed to have certain characteristics that are similar to those of GPP, including entities with terminaling assets:

Terminals and Pipelines / Real Estate:

•	Delek Logistics Partners, LP

•	NuStar Energy L.P.

•	Sunoco LP

Terminals Only:

•	Global Partners LP

Non-MLP Terminal Companies:

•	Royal Vopak NV

Although the peer group was compared to GPP for purposes of this analysis, no peer group entity used in the analysis is identical or directly comparable to GPP. In order to calculate peer group trading multiples, Evercore relied on publicly-available filings with the SEC, the European Securities and Markets Authority and equity research analyst estimates.

For the peer group entities, Evercore calculated the following trading multiples:

•

Enterprise Value/2023E EBITDA, which is defined as market value of equity, plus preferred equity (as applicable), plus noncontrolling interest (as applicable), plus debt and less cash (“Enterprise Value”), divided by estimated EBITDA for the calendar year 2023.

•	Enterprise Value/2024E EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2024.

The mean and median Enterprise Value to EBITDA trading multiples of the peer group entities are set forth below.

Benchmark (Terminals and Pipelines / Real Estate)	Mean	Median
Enterprise Value/2023E EBITDA	9.0x	8.8x
Enterprise Value/2024E EBITDA	8.6x	8.7x

Benchmark (Terminals Only)	Mean	Median
Enterprise Value/2023E EBITDA	6.7x	6.7x
Enterprise Value/2024E EBITDA	6.5x	6.5x

Benchmark (Non-MLP Terminal Companies)	Mean	Median
Enterprise Value/2023 EBITDA	7.2x	7.2x
Enterprise Value/2024 EBITDA	7.2x	7.2x

The table below includes relevant multiple ranges selected by Evercore based on the resulting ranges of Enterprise Value to EBITDA multiples and certain other considerations related to the specific characteristics of GPP noted by Evercore:

Benchmark	Reference Range
Enterprise Value/2023E EBITDA	7.0x – 9.0x
Enterprise Value/2024E EBITDA	6.5x – 8.5x

After adjusting for debt and cash as of June 30, 2023, and dividing by the number of fully-diluted GPP Common Units outstanding as of June 30, 2023, Evercore determined an implied equity value per GPP Common Unit range of $12.88 to $17.06 based on 2023E EBITDA and $11.79 to $15.95 based on 2024E EBITDA.

Precedent M&A Transaction Analysis

Evercore also performed a precedent M&A transaction analysis of the GPP Common Units utilizing the GPP Financial Projections by reviewing and comparing precedent M&A transactions that Evercore deemed to have similar characteristics to those of the Merger.

Evercore reviewed transactions involving crude oil and refined products terminals announced since June 2018 and selected 16 transactions, although Evercore noted that none of the selected transactions were directly comparable to the Merger and none of the entities that participated in the selected transactions were directly comparable to GPP:

Date Announced	Acquiror / Target (Seller)
May-23	Sunoco LP / 16 Inland refined product terminals (Zenith Energy)
Jun-22	Buckeye Partners / 26 Refined product terminals (Magellan Midstream Partners, L.P.)
Sep-21	Enbridge Inc. / Moda Midstream Operating (EnCap Flatrock Midstream)
Aug-21	Sunoco LP / Nine eastern U.S. refined product terminals (NuStar Energy L.P.)
Nov-20	Riverstone Holdings LLC / International-Matex Tank Terminals (Macquarie Infrastructure Corporation)
Nov-20	BWC Terminals / Two refined product, crude oil and chemical terminals located in Texas City, Texas (NuStar Energy L.P.)
Sep-20	Vopak, BlackRock’s Global Energy & Power Infrastructure Fund / Three Industrial Terminals on the Gulf Coast (Dow, Inc.)
Jan-20	Buckeye Partners, L.P. / Three Marine Terminals (Magellan Midstream Partners, L.P.)
Dec-18	Zenith Energy Terminals Holdings / Portland Terminal (CorEnergy Infrastructure Trust, Inc.)

Date Announced	Acquiror / Target (Seller)
Nov-18	TLP Finance Holdings, LLC (ArcLight Energy Partners Fund VI, L.P.) / TransMontaigne Partners L.P.
Nov-18	Sunoco LP / Refined products terminals (American Midstream Partners, LP)
Oct-18	Green Plains Inc. / Ethanol storage and transportation assets in Bluffton, IN, Lakota, IA and Riga, MI (Green Plains Partners LP)
Sep-18	ArcLight Capital Partners, LLC / Two refined products and crude oil terminals located in Tacoma, WA and Baltimore, MD (Targa Resources Corp.)
Jul-18	PBF Logistics LP / East Coast storage assets (Crown Point International, LLC)
Jun-18	Ergon Asphalt & Emulsions, Inc. / Three asphalt terminals (Blueknight Energy Partners, L.P.)
Jun-18	J.P. Morgan Asset Management / Marine Products Terminals (American Midstream Partners, LP)

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected crude oil and refined products terminaling transactions were 9.4x and 9.3x, respectively.

Based on Evercore’s review of the above precedent transactions, Evercore selected a range of relevant implied multiples of Enterprise Value to EBITDA of 8.0x to 10.0x. Evercore then applied these ranges of selected multiples to GPP’s 2023E EBITDA and adjusted for debt and cash as of June 30, 2023, and then divided the result by the number of fully-diluted GPP Common Units outstanding as of June 30, 2023 which resulted in an implied equity value per GPP Common Unit range of $14.97 to $19.15.

Premiums Paid Analysis

As a reference analysis, Evercore also reviewed selected publicly-available information regarding historical premiums paid in merger and buy-in transactions involving MLPs, including the stock-for-unit and cash and stock-for-unit transactions listed below. Such information was not considered as part of Evercore’s financial analysis with respect to its opinion, but was noted for informational purposes. Evercore considered that historically, MLP merger and buy-in premiums have varied widely based on specific considerations with respect to each transaction, with a range of -3.4% to 56.4% premium to one-day trailing price for all selected transactions, -3.4% to 28.1% for stock-for-unit and cash and stock-for-unit transactions and a median premium to one-day trailing prices of 9.3% for such stock-for-unit and cash and stock-for-unit transactions. Evercore noted that none of the selected transactions nor the selected partnerships that participated in the selected transactions were directly comparable to the Merger or GPP, respectively.

Date Announced	Acquiror / Target (Seller)
08/16/23	Energy Transfer LP / Crestwood Equity Partners LP
08/16/23	HF Sinclair Corporation / Holly Energy Partners LP
04/06/23	GasLog Ltd. / GasLog Partners LP
02/01/23	Sisecam Chemicals Wyoming LLC / Sisecam Resources LP
01/06/23	Phillips 66 / DCP Midstream, LP
07/28/22	PBF Energy, Inc. / PBF Logistics LP
07/25/22	Shell USA, Inc. / Shell Midstream Partners, L.P.
06/02/22	Hartree Partners, LP / Sprague Resources LP
05/25/22	Höegh LNG Holdings Ltd / Höegh LNG Partners LP
05/16/22	Diamondback Energy, Inc. / Rattler Midstream LP
04/22/22	Ergon, Inc. / Blueknight Energy Partners, L.P.
12/20/21	BP p.l.c / BP Midstream Partners LP
10/27/21	Phillips 66 / Phillips 66 Partners LP
10/04/21	Stonepeak Infrastructure Partners / Teekay LNG Partners LP
08/23/21	Landmark Dividend LLC / Landmark Infrastructure Partners LP

Date Announced	Acquiror / Target (Seller)
03/05/21	Chevron Corporation / Noble Midstream Partners LP
12/15/20	TC Energy Corporation / TC PipeLines, LP
10/23/20	CONSOL Energy Inc. / CONSOL Coal Resources LP
07/27/20	CNX Resources Corporation / CNX Midstream Partners LP
02/27/20	Equitrans Midstream Corporation / EQM Midstream Partners, LP
12/17/19	Blackstone Infrastructure Partners / Tallgrass Energy LP
10/01/19	Brookfield Business Partners L.P. / Teekay Offshore Partners L.P.
05/10/19	IFM Investors / Buckeye Partners, L.P.
05/08/19	MPLX LP / Andeavor (Marathon Petroleum Corporation; Andeavor Logistics LP)
04/02/19	UGI Corporation / AmeriGas Partners, L.P.
03/18/19	ArcLight Energy Partners Fund V, L.P. / American Midstream, LP
02/05/19	SunCoke Energy, Inc. / SunCoke Energy Partners, L.P.
11/26/18	Dominion Energy Inc. / Dominion Energy Midstream Partners LP
11/08/18	ArcLight Energy Partners Fund VI, L.P. / TransMontaigne Partners L.P.
10/22/18	Western Gas Equity Partners, LP / Western Gas Partners, LP

The median and mean premiums are set forth below:

Premium (All Transactions)	Median	Mean
1-Day Prior Spot	13.5%	17.5%
20-Day VWAP(1)	15.5%	17.6%
60-Day VWAP(1)	13.7%	16.8%

Premium (Stock-for-Unit and Cash and Stock-for-Unit Transactions)	Median	Mean
1-Day Prior Spot	9.3%	9.8%
20-Day VWAP(1)	6.7%	8.5%
60-Day VWAP(1)	10.1%	8.7%

(1)

VWAP premiums paid are calculated by dividing the value of the offer, defined as the exchange ratio multiplied by the closing price of the acquiror’s shares/units on the last trading day prior to announcement plus any cash received, by the 20-trading day or 60-trading day VWAP of the target as calculated from the last undisturbed trading day prior to the announcement.

Evercore applied relevant merger and buy-in premiums of 5.0% to 15.0% to the GPP Common Unit price and 0.0% to 15.0% to the 20-Day VWAP and 60-Day VWAP as of May 3, 2023 to determine an implied equity value per unit of $12.91 to $15.10.

Analysis of GPRE

Assumptions with Respect to GPRE

Evercore performed a series of analyses to derive indicative valuation ranges for the shares of GPRE Common Stock. Evercore performed its analyses utilizing the GPRE Financial Projections. A summary of the GPRE Financial Projections is available above under “—Unaudited Financial Projections of GPRE and GPP.” The GPRE Financial Projections were not adjusted by Evercore. Throughout the “Analysis of GPRE” section below, net debt and the number of fully-diluted shares of GPRE Common Stock assumes the redemption of GPRE’s $230 million 2.25% Convertible Notes due March 2027 if the median implied value per share of GPRE Common Stock was above $31.6250, and the number of fully-diluted shares of GPRE Common Stock assumes the exercise of Ospraie and BlackRock warrants if the median implied value per share of GPRE Common Stock was above $22.00, utilizing the treasury stock method at the median implied value per share of GPRE Common Stock for warrant redemptions.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of GPRE by valuing the cash flows to be received by GPRE based on the GPRE Financial Projections during a four-and-a-half year period. Evercore calculated the per share value range for the shares of GPRE Common Stock by utilizing a range of discount rates based on GPRE’s WACC, as estimated by Evercore based on CAPM and terminal values based on a range of estimated EBITDA multiples and perpetuity growth rates.

Evercore assumed a range of discount rates of 10.5% to 11.5% based on GPRE’s WACC and applied both a range of EBITDA multiples of 6.5x to 7.5x and a range of perpetuity growth rates of 0.5% to 1.5% to GPRE’s terminal period EBITDA and cash flows, respectively, to derive a range of enterprise values. Evercore adjusted such enterprise values for projected debt, noncontrolling interest and cash as of June 30, 2023 and divided the resulting equity values by the number of projected fully-diluted shares of GPRE Common Stock outstanding as of June 30, 2023. The discounted cash flow analysis utilizing the EBITDA multiple terminal value methodology resulted in an implied equity value range per share of GPRE Common Stock of $36.93 to $43.21 based on the GPRE Financial Projections. The discounted cash flow analysis utilizing the perpetuity growth rate methodology to calculate terminal value resulted in an implied equity value range per share of GPRE Common Stock of $38.23 to $47.25 based on the GPRE Financial Projections.

Evercore also performed a discounted cash flow analysis of GPRE by valuing the cash flows to be received based on the following sensitivities to assumptions utilized in the GPRE Financial Projections: (i) corn oil projections held flat at $0.70 per pound beginning in 2024, (ii) ultra-high protein price projections held flat at $550 per ton beginning in 2024, (iii) a 20% increase in projected ultra-high protein capital expenditures and (iv) a 12-month delay in clean sugar technology project completions at GPRE’s Shenandoah and other potential plants (the “GPRE Sensitivity Case”). Utilizing the same WACC, range of EBITDA multiples and range of perpetuity growth rates as applied to the GPRE Financial Projections, the discounted cash flow analysis based on the GPRE Sensitivity Case resulted in an implied equity value range per share of GPRE Common Stock of $24.52 to $29.50 utilizing the EBITDA multiple terminal value methodology and $24.72 to $31.69 utilizing the perpetuity growth rate methodology.

Peer Group Trading Analysis

Evercore performed a peer group trading analysis of GPRE by reviewing and comparing the market values and trading multiples of the following eight publicly-traded companies that Evercore deemed to have certain characteristics that are similar to those of GPRE:

Clean Fuels:

•	Aemetis, Inc.

•	Darling Ingredients, Inc.

•	REX American Resources Corp.

Agriculture and Ingredients:

•	Alto Ingredients, Inc.

•	The Andersons, Inc.

•	Archer-Daniels-Midland Company

•	Bunge Limited

•	Ingredion Incorporated

Although the companies were utilized to value the GPRE Common Stock for purposes of this analysis, no company used in the Peer Group Trading Analysis is identical or directly comparable to GPRE. These entities were selected because they were deemed to be similar to GPRE in one or more respects, including the nature of their business, size, diversification and financial performance. No specific numeric or other similar criteria were used to select the peer group and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. In order to calculate peer group trading multiples, Evercore relied on publicly-available filings with the SEC and equity research analyst estimates.

For the peer group corporations, Evercore calculated the following trading multiples:

•	Enterprise Value/2024E EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2024.

•	Enterprise Value/2025E EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2025.

The mean and median Enterprise Value to EBITDA trading multiples of the peer group corporations are set forth below.

Benchmark (Clean Fuels)	Mean	Median
Enterprise Value/2024E EBITDA	8.4x	7.1x
Enterprise Value/2025E EBITDA	5.5x	5.8x

Benchmark (Agriculture and Ingredients)	Mean	Median
Enterprise Value/2024E EBITDA	7.5x	7.1x
Enterprise Value/2025E EBITDA	7.0x	6.8x

The table below includes relevant multiple ranges selected by Evercore based on the resulting ranges of Enterprise Value to EBITDA multiples and certain other considerations related to the specific characteristics of GPRE noted by Evercore.

Benchmark	Reference Range
Enterprise Value/2024E EBITDA	6.5x – 7.5x
Enterprise Value/2025E EBITDA	6.0x – 7.5x

After adjusting for projected, debt and cash as of June 30, 2023, and dividing by the number of projected fully-diluted shares of GPRE Common Stock outstanding as of June 30, 2023, Evercore determined an implied equity value range per share of GPRE Common Stock of $15.17 to $18.49 based on 2024E EBITDA and $23.30 to $30.71 based on 2025E EBITDA from the GPRE Financial Projections.

Sum-of-the-Parts Precedent M&A Transaction Analysis

Evercore also performed a series of precedent M&A transaction analyses to derive an indicative valuation range for the shares of GPRE Common Stock based on a sum-of-the-parts approach aggregating the enterprise values of the distinct businesses segments of GPRE.

Evercore reviewed transactions involving ethanol production facilities announced since April 2014 and selected 15 transactions, although Evercore noted that none of the entities that participated in the selected transactions were directly comparable to GPRE and none of the selected transactions were directly comparable to the Merger:

Date Announced	Acquiror / Target (Seller)
Sep-21	Granite Falls Energy, LLC / Heron Lake BioEnergy, LLC
Jun-21	POET, LLC / Ethanol Assets of Flint Hills Resources (Flint Hills Resources)
Apr-21	Seaboard Energy California, LLC / Alto Fuel Ethanol Production Facility (Alto Ingredients, Inc.)
Jan-21	GreenAmerica Biofuels Ord LLC / Ethanol Plant in Ord, Nebraska (Green Plains Inc.)
Mar-20	Aurora Cooperative Elevator Company / Remaining 74% interest in Pacific Aurora (Pacific Ethanol)
Aug-19	Glacial Lakes Energy / Aberdeen and Huron Ethanol Plants (Advanced BioEnergy)
Oct-18	Valero Renewable Fuels / Three Ethanol Plants (Green Plains Inc.)
Jun-17	Pacific Ethanol, Inc. / Illinois Corn Processing, LLC
Oct-16	Green Plains Inc. / Ethanol Plant (Fleischmanns Vinegar Co. Inc.)
Jun-16	Green Plains Inc. / Abengoa Bioenergy Ethanol Plant (Vireol Bio Energy LLC)
Mar-16	Renewable Energy Group Inc. / Ethanol Assets (Sanimax Energy LLC)
Nov-15	Green Plains Inc. / Ethanol Production Facility (Murphy USA, Inc.)
Aug-15	Renewable Energy Group Inc. / 50% Stake in Ethanol Plant in South Dakota (Imperium Renewables Inc.)
Jul-15	Pacific Ethanol, Inc. / Aventine Renewable Energy Holdings, Inc
Apr-14	CHS, Inc. / Ethanol Plant (Illinois River Energy, LLC)

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected precedent transactions were equal to 9.4x and 9.4x, respectively.

Based on Evercore’s review of the above precedent transactions, Evercore selected a range of relevant implied multiples of Enterprise Value to 2024E EBITDA and Enterprise Value to 2025E EBITDA of 5.0x to 8.0x. Evercore then applied these ranges of selected multiples to 2024E and 2025E EBITDA for GPRE’s Fuel Ethanol and Corn Oil segments.

Evercore also reviewed transactions involving animal feed businesses announced since October 2017 and selected 5 transactions, although Evercore noted that none of the entities that participated in the selected transactions were directly comparable to GPRE and none of the selected transactions were directly comparable to the Merger:

Date Announced	Acquiror / Target (Seller)
Jan-22	Benson Hill, Inc. / ZFS Creston LLC
Oct-19	One Rock Capital Partners / Innophos Holdings, Inc.
May-18	Tyson Foods, Inc. / Poultry Rendering and Blending Assets (American Proteins, Inc.)
Jul-18	Archer-Daniels-Midland Company / Neovia Sàrl
Oct-17	Cooke Inc. / Omega Protein Corporation

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected animal feed transactions were equal to 11.1x and 10.0x, respectively.

Based on Evercore’s review of the above precedent transactions, Evercore selected a range of relevant implied multiples of Enterprise Value to 2024E EBITDA of 8.0x to 12.0x and Enterprise Value to 2025E EBITDA of 8.0x to 10.0x. Evercore then applied these ranges of selected multiples to 2024E and 2025E EBITDA for GPRE’s Ultra-high Protein and Clean Sugar segments.

Evercore aggregated the implied enterprise value ranges of each of GPRE’s business segments as of December 31, 2024 and December 31, 2025 and discounted such combined enterprise value at the mid-point of GPRE’s WACC of 11.0% to derive a range of enterprise values. Evercore adjusted such enterprise values for debt and cash as of June 30, 2023, and then divided the result by the number of fully-diluted shares of GPRE Common Stock outstanding as of June 30, 2023, resulting in an implied equity value range per share of GPRE Common Stock of $15.82 to $30.11 using 2024E EBITDA and $21.79 to $35.65 using 2025E EBITDA.

Merger Consideration Summary

Evercore analyzed the implied value of the GPP Common Units resulting from the various valuation methodologies utilized to value the GPP Common Units based on the GPP Financial Projections and the implied value of the Merger Consideration based on the value of the shares of GPRE Common Stock utilizing the GPRE Financial Projections. These valuation methodologies included the Discounted Cash Flow Analyses, the Discounted Distributions Analysis for GPP, the Peer Group Trading Analyses, and the Precedent Transaction Analyses.

Evercore also analyzed the implied value of the GPP Common Units resulting from the Discounted Cash Flow Analysis and Discounted Distribution Analysis based on the GPP Sensitivity Cases and the implied value of the Merger Consideration based on the value of the shares of GPRE Common Stock utilizing the Discounted Cash Flow Analysis based on the GPRE Sensitivity Case.

For each analysis, Evercore compared the resulting range of implied values of the Merger Consideration to the corresponding range of implied values of the GPP Common Units and noted that, in each case, the range of implied values of the Merger Consideration was within or above the range of implied values of the GPP Common Units.

Other Presentations by Evercore

In addition to the presentation made to the Conflicts Committee on September 16, 2023, the date on which Evercore rendered its opinion, as described above, Evercore also delivered preliminary presentation materials to the Conflicts Committee on or around June 30, 2023, July 2, 2023, July 7, 2023, July 25, 2023, July 31, 2023, August 1, 2023, August 3, 2023, August 8, 2023 and September 8, 2023 (the “Preliminary Presentation Materials”). Each of the analyses performed in the Preliminary Presentation Materials was subject to further updating and subject to the final analyses presented to the Conflicts Committee on September 16, 2023 by Evercore. Each of these analyses was necessarily based on financial, economic, monetary, market, regulatory and other conditions and circumstances as they existed and as could be evaluated by Evercore as of the dates on which Evercore performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information.

The materials dated June 30, 2023 and filed as Exhibit (c)(5) to the Schedule 13E-3 filed with the SEC in connection with the Merger included (i) an overview of the proposed transaction and related economics, (ii) an overview of the ethanol storage, ethanol production and food ingredients markets, (iii) a review of GPP’s structure and historical and forecasted performance, (iv) a preliminary valuation of the GPP Common Units, (v) a review of GPRE’s structure and historical and forecasted performance, (vi) a preliminary valuation of the shares of GPRE Common Stock and (vii) an analysis of the proposed exchange ratio.

The materials dated July 2, 2023 and filed as Exhibit (c)(6) to the Schedule 13E-3 filed with the SEC in connection with the Merger summarized the proposed 0.3913x exchange ratio relative to various prices.

The materials dated July 7, 2023 and filed as Exhibit (c)(7) to the Schedule 13E-3 filed with the SEC in connection with the Merger summarized the proposed 0.3913x exchange ratio relative to various prices.

The materials dated July 25, 2023 and filed as Exhibit (c)(8) to the Schedule 13E-3 filed with the SEC in connection with the Merger summarized the proposed 0.4030x exchange ratio relative to various prices.

The materials dated July 31, 2023 and filed as Exhibit (c)(9) to the Schedule 13E-3 filed with the SEC in connection with the Merger summarized the proposed 0.4030x exchange ratio relative to various prices.

The materials dated August 1, 2023 and filed as Exhibit (c)(10) to the Schedule 13E-3 filed with the SEC in connection with the Merger summarized the proposed 0.4030x exchange ratio relative to various prices.

The materials dated August 3, 2023 and filed as Exhibit (c)(11) to the Schedule 13E-3 filed with the SEC in connection with the Merger summarized the proposed 0.4304x exchange ratio relative to various prices.

The materials dated August 8, 2023 and filed as Exhibit (c)(12) to the Schedule 13E-3 filed with the SEC in connection with the Merger included an updated (i) overview of the proposed transaction and related economics, (ii) overview of the ethanol storage, ethanol production and food ingredients markets, (iii) review of GPP’s structure and historical and forecasted performance, (iv) preliminary valuation of the GPP Common Units, (v) review of GPRE’s structure and historical and forecasted performance, (vi) preliminary valuation of the shares of GPRE Common Stock and (vii) analysis of the proposed 0.4304x exchange ratio.

The materials dated September 8, 2023 and filed as Exhibit (c)(13) to the Schedule 13E-3 filed with the SEC in connection with the Merger included an updated (i) overview of the proposed transaction and related economics, (ii) overview of the ethanol storage, ethanol production and food ingredients markets, (iii) review of GPP’s structure and historical and forecasted performance, (iv) preliminary valuation of the GPP Common Units, (v) review of GPRE’s structure and historical and forecasted performance, (vi) preliminary valuation of the shares of GPRE Common Stock and (vii) analysis of the proposed Merger Consideration.

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the Merger, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion to the Conflicts Committee. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the Merger Consideration. No company or partnership used in the above analyses as a comparison is directly comparable to GPP or GPRE, and no precedent transaction used is directly comparable to the Merger. Furthermore, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the corporations or partnerships used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of GPP, GPRE and their respective advisors.

Evercore prepared these analyses for the information and benefit of the Conflicts Committee and for the purpose of providing an opinion to the Conflicts Committee as to whether the Merger Consideration is fair, from a financial point of view, to the GPP Unaffiliated Unitholders. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of the opinion was approved by an opinion committee of Evercore.

Except as described above, the Conflicts Committee imposed no other instruction or limitation on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. The terms and conditions of the Transaction Documents and the related terms and conditions of the transaction were determined through negotiations between the Conflicts Committee and GPRE. Evercore did not recommend any specific consideration to the Conflicts Committee or recommend that any specific consideration constituted the only appropriate consideration in the Merger. Evercore’s opinion was only one of many factors considered by the Conflicts Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Conflicts Committee with respect to the Merger or the Merger Consideration.

Under the terms of Evercore’s engagement letter with GPP and the Conflicts Committee, GPP agreed to pay Evercore a fee of $1,000,000 upon rendering its opinion and a closing fee of $1,250,000 upon closing of the Merger. Evercore also received a retainer fee of $500,000 upon execution of its engagement letter with GPP and the Conflicts Committee. In addition, GPP has agreed to reimburse Evercore for certain reasonable out-of-pocket expenses (including legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, partners, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of its engagement, or to contribute to payments which any of such persons might be required to make with respect to such liabilities. Evercore’s engagement letter with GPP and the Conflicts Committee includes a consent to reproduce Evercore’s opinion in full, together with a summary of such opinion and the related analysis, in certain SEC filings related to the Merger, including this consent solicitation statement/prospectus.

During the two-year period prior to the date hereof, Evercore and its affiliates have not been engaged to provide financial advisory or other services to GPP or GPRE or their affiliates and Evercore has not received any compensation from GPP or GPRE or their affiliates during such period. Evercore and its affiliates may provide financial advisory or other services to GPP and GPRE or their affiliates in the future, and in connection with any such services Evercore may receive compensation.

Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to GPP, GPRE, and/or any of their respective affiliates or persons that are competitors, customers or suppliers of GPP or GPRE and/or any of their respective affiliates.

Interests of Certain Persons in the Merger

GPP Limited Partners should be aware that GPP is controlled by GPRE through GPRE’s 100% ownership of the General Partner. The General Partner owns all of the outstanding general partner interests in GPP. As a result, GPRE appoints the members of the GP Board and thereby could be seen as controlling all of GPP’s decisions, other than those involving certain conflicts of interest with GPRE or that require an affirmative vote of the GPP Limited Partners pursuant to the Partnership Agreement. In addition, as of October 12, 2023, GPRE beneficially owned 11,586,548 GPP Common Units, representing approximately 49.8% of the outstanding GPP Common Units.

Common Directors and Executive Officers

Certain persons associated with GPRE have a relationship with GPP and the GP Board.

•

Todd A Becker, who serves as the Chairman of the GP Board and as the President and Chief Executive Officer of the General Partner, also serves as a member of the GPRE Board and as the President and Chief Executive Officer of GPRE.

•	James E. Stark, who serves as the Chief Financial Officer of the General Partner, also serves as the Chief Financial Officer of GPRE.

•	James F. Hebert II, who serves as the Chief Human Resources Officer of the General Partner, also serves as the Chief Human Resources Officer of GPRE.

•

Michelle S. Mapes, who serves as a member of the GP Board and as the Chief Legal and Administration Officer of the General Partner, also serves as the Chief Legal and Administration Officer and Corporate Secretary of GPRE.

•	G. Patrich Simpkins Jr., who serves as a member of the GP Board and as the Chief Transformation Officer of the General Partner, also serves as the Chief Transformation Officer of GPRE.

•	Grant D. Kadavy, who serves as the Executive Vice President—Commercial Operations of the General Partner, also serves as the Executive Vice President—Commercial Operations of GPRE.

•	Chris G. Osowski, who serves as the Executive Vice President—Operations and Technology of the General Partner, also serves as the Executive Vice President—Operations and Technology of GPRE.

Directors and Executive Officers of GPRE After the Merger

The directors and executive officers of GPRE prior to the Merger are expected to continue as directors and executive officers of GPRE after the Merger.

Security Ownership of Directors and Executive Officers

The table below sets forth, as of October 12, 2023, the beneficial ownership of GPRE Common Stock and GPP Common Units held by: (i) any person known by GPRE and GPP to be the beneficial owner of more than 5% of the outstanding shares of GPRE Common Stock or GPP Common Units; (ii) the directors and Named Executive Officers of the General Partner, individually and as a group; and (iii) the directors and Named Executive Officers of GPRE, individually and as a group.

The amounts and percentage of units or shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. Except as indicated by footnote, the persons named in the tables below have sole voting and investment power with respect to all shares of GPRE Common Stock and GPP Common Units shown as beneficially owned by them, subject to community property laws where applicable. Unless indicated otherwise by footnote, the address of each person or entity named in the table is 1811 Aksarben Drive, Omaha, Nebraska 68106.

	Shares of GPRE Common Stock Beneficially Owned(1)	Percent of Class	GPP Common Units Beneficially Owned(1)	Percent of Class
Name of Beneficial Owner
Todd A. Becker	689,967	1.1%	2,856	*
Alain Treuer(2)	292,970	*	—	—
G. Patrich Simpkins Jr.	207,452	*	5,000	*
Jim Anderson	116,406	*	—	—
Brian Peterson(3)	47,427	*	6,000	*
Michelle S. Mapes	30,153	*	14,242	*
Leslie van der Meulen	31,546	*	—	—
Ejnar Knudsen	36,913	*	—	—
James E. Stark	20,095	*	—	—
Chris G. Osowski	15,837	*	—	—
Kimberly Wagner	15,642	*	—	—
Martin Salinas Jr.	9,480	*	34,703	*
Farha Aslam	8,708	*	—	—
Clayton C. Killinger	—	—	69,087	*
Jerry L. Peters	7,000	*	52,783	*
Brett C. Riley	—	—	51,718	*
All directors and named executive officers of GPRE as a group (13 persons)	1,522,596	2.5%	56,801	*
All directors and named executive officers of the General Partner as a group (8 persons)	970,504	1.6%	195,686	*
Other 5% or more GPRE Shareholders / GPP Unitholders
Green Plains Inc.(4)	—	—	11,586,548	49.8%
Blackrock, Inc.(5)	11,990,041	19.4%	—	—
State Street Corporation(6)	4,359,232	7.0%	—	—
Ancora Holdings Group, LLC(7)	4,190,970	6.8%	—	—
The Vanguard Group, Inc.(8)	4,180,734	6.8%	—	—
Franklin Mutual Advisers, LLC(9)	3,718,750	6.0%	—	—
Grantham, Mayo, Van Otterloo & Co. LLC(10)	3,220,144	5.2%	—	—
No Street GP LP(11)	—	—	2,095,951	9.0%

*	Represents less than 1 percent.
(1)

As of October 12, 2023, there were (i) 61,897,450 shares of GPRE Common Stock outstanding, which includes 59,511,339 shares of GPRE Common Stock outstanding and 2,386,111 warrants exercisable for shares of GPRE Common Stock and (ii) 23,264,833 GPP Common Units outstanding.

(2)	Includes 252,999 shares of GPRE Common Stock owned by Mr. Treuer’s wife.
(3)	Includes 15,000 shares of GPRE Common Stock that Mr. Peterson owns jointly with his child.
(4)

GPRE is the sole owner of 100% of the membership interests in the General Partner. The amount reported in the table above does not include the 2.0% general partner interest in GPP held by the General Partner.

(5)	BlackRock, Inc. (“Blackrock”) has sole voting power with respect to 11,919,967 shares of GPRE Common Stock and sole dispositive power with respect to 11,990,041 shares of GPRE Common Stock. This information is based solely on BlackRock’s most recent Schedule 13G/A filed with the SEC on February 2, 2023. The principal business address of BlackRock is 55 East 52nd Street, New York, NY 10055.
(6)

State Street Corporation (“State Street”) has shared voting power with respect to 4,242,771 shares of GPRE Common Stock and shared dispositive power with respect to 4,359,232 shares of GPRE Common Stock. This information is based solely on State Street’s most recent Schedule 13G/A filed with the SEC on February 9, 2023. The principal business address of State Street is 1 Lincoln Street, Boston, MA 02111.

(7)

Ancora Holdings Group, LLC (“Ancora”) has shared voting power with respect to 4,190,970 shares of GPRE Common Stock and shared dispositive power with respect to 4,190,970 shares of GPRE Common Stock. Consists of (i) 28,883 shares of GPRE Common Stock owned directly by Ancora Merlin, LP; (ii) 303,033 shares of GPRE Common Stock beneficially owned directly by Ancora Merlin Institutional, LP; (iii) 29,992 shares of GPRE Common Stock beneficially owned directly by Ancora Catalyst, LP; (iv) 300,401 shares of GPRE Common Stock beneficially owned directly by Ancora Catalyst Institutional, LP; (v) 482,048 shares of GPRE Common Stock beneficially owned directly by Ancora Impact Fund LP—  Series Q; (vi) 1,224,110 shares of GPRE Common Stock beneficially owned directly by Ancora Impact Fund LP Series S; (vii) 1,077,110 shares of GPRE Common Stock beneficially owned directly by Ancora Impact Fund SPC Ltd Segregated Portfolio H; (viii) 738,910 shares of GPRE Common Stock held in certain separately managed accounts advised by Ancora Alternatives LLC; (ix) 3,359 shares of GPRE Common Stock held in certain separately managed accounts advised by Ancora Advisors, LLC; and (x) 3,124 shares of GPRE Common Stock held in certain separately managed accounts advised by Ancora Family Wealth Advisors, LLC. Ancora is the sole member of each of Ancora Alternatives LLC, which also serves as investment advisor to certain funds listed above, Inverness Holdings LLC and The Ancora Group LLC. Inverness Holdings is the sole member of Ancora Family Wealth Advisors, LLC and The Ancora Group LLC is the sole member of Ancora Advisors, LLC. Mr. Frederick DiSanta as the Chairman and Chief Executive Officer of Ancora may be deemed to beneficially own all 4,190,970 shares of GPRE Common Stock. Each person has shared voting power and shared dispositive power with respect to his or its respective reported shares of GPRE Common Stock. Each of the persons disclaims beneficial ownership of the securities that he or it does not directly own. This information is based solely on Ancora’s most recent Schedule 13D/A filed with the SEC on January 31, 2023. The principal business address of Ancora is 6060 Parkland Boulevard, Suite 200, Cleveland, Ohio 44124.

(8)

The Vanguard Group, Inc. (“Vanguard”) has shared voting power with respect to 37,766 shares of GPRE Common Stock, sole dispositive power with respect to 4,092,777 shares of GPRE Common Stock and shared dispositive power with respect to 87,957 shares of GPRE Common Stock. This information is based solely on Vanguard’s most recent Schedule 13G/A filed with the SEC on February 9, 2023. The principal business address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.

(9)

Franklin Mutual Advisers, LLC (“Franklin”) has sole voting power over 3,529,362 shares of GPRE Common Stock and sole dispositive power over 3,718,750 shares of GPRE Common Stock. This information is based solely on Franklin’s Schedule 13G filed with the SEC on January 31, 2023. The principal business address of Franklin is 101 John F. Kennedy Parkway, Short Hills, NJ 07078.

(10)

Grantham, Mayo, Van Otterloo & Co. LLC (“GMV”) has sole voting power with respect to 3,220,144 shares of GPRE Common Stock and sole dispositive power with respect to 3,220,144 shares of GPRE Common Stock. This information is based solely on GMV’s Schedule 13G filed with the SEC on February 13, 2023. The principal business address of GMV is 40 Rowes Wharf, Boston, MA 02110.

(11)

No Street GP LP (“No Street”) has shared voting power with respect to 2,095,951 GPP Common Units and shared dispositive power with respect to 2,095,951 GPP Common Units. This information is based solely on No Street’s most recent Schedule 13G/A filed with the SEC on February 14, 2023. The principal business address of No Street is 505 Montgomery Street, San Francisco, CA 94111.

Golden Parachute Compensation

No executive officer or director of the General Partner is entitled to or will receive any severance payments or “golden parachute compensation” in connection with Merger.

No Appraisal Rights

GPP Unaffiliated Unitholders will not have appraisal rights in connection with the Merger under applicable law or contractual appraisal rights under the Partnership Agreement or the Merger Agreement.

Fees and Expenses

Except for a party’s expense reimbursement obligations in connection with the termination of the Merger Agreement, generally, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be the obligation of the respective party incurring such fees and expenses. Expenses incurred in connection with the filing, printing and mailing of this consent solicitation statement/prospectus and the related Schedule 13E-3 (other than the expenses of financial advisors or outside legal advisors) will be paid 50% by GPRE and 50% by GPP. In addition, GPRE will pay all of the costs and fees of the exchange agent and all expenses associated with the exchange process. Total fees and expenses incurred or to be incurred by GPRE and GPP in connection with the Merger are estimated at this time to be as follows:

	Amount to be Paid by GPRE	Amount to be Paid by GPP
Financial advisory fee and expenses	$	$
Legal, accounting and other professional fees	$	$
Consent solicitation, printing and mailing costs and fees	$	$
Transfer agent and paying agent/exchange agent fees and expenses	$	$
Insurance premiums and other costs and expenses	$	$
Total	$	$

Financing of the Merger

The total amount of funds necessary to consummate the Cash Consideration portion of the Merger Consideration is anticipated to be approximately $    million based on the $2.00 to be received by GPP Unaffiliated Unitholders for each GPP Public Common Unit owned by them, plus an approximately $     relating to unpaid quarterly cash dividends declared by the General Partner and calculated in accordance with the terms of the Merger Agreement, assuming that the Closing Date is     , 2023. GPRE expects to fund the Cash Consideration with cash on hand.

Regulatory Matters

In connection with the Merger, GPRE and GPP each intend to make all required filings under the Securities Act and the Exchange Act, as well as any required filings or applications with Nasdaq. GPRE and GPP are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is required for the consummation of the Merger.

The Merger is not reportable under the HSR Act, and therefore, no filings with respect to the Merger were required with the FTC or the Antitrust Division of the DOJ.

Listing of the GPRE Common Stock to be Issued in the Merger; Delisting and Deregistration of the GPP Common Units

GPRE expects to obtain approval to list the shares of GPRE Common Stock to be issued pursuant to the Merger Agreement on Nasdaq, which approval is a condition to the Closing, subject to official notice of issuance. Upon completion of the Merger, the GPP Common Units will cease to be listed on Nasdaq and will be subsequently deregistered under the Exchange Act.

Post-Closing Status of GPP

After the consummation of the Merger, it is expected that GPP will remain an indirect, wholly owned subsidiary of GPRE.

Provisions for GPP Unaffiliated Unitholders

No provision has been made to grant GPP Unaffiliated Unitholders access to the files of the GPRE Parties or the General Partner or to obtain counsel or appraisal services at the expense of the foregoing parties.

Accounting Treatment

The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 810—Overall—Changes in a Parent’s Ownership Interest in a Subsidiary. As GPRE controls GPP through its direct ownership of the General Partner and will continue to control GPP after the Merger, the change in GPRE’s ownership interest in GPP will be accounted for as an equity transaction, and no gain or loss will be recognized in GPRE’s consolidated statements of operations. Also, in accordance with ASC 740—Income Taxes, the income tax effects of the Merger are presented in additional paid-in capital.

Additionally, after the Closing, GPRE will no longer reflect the ownership interest in GPP held by the GPP Unaffiliated Unitholders prior to the Closing as noncontrolling interests on GPRE’s consolidated balance sheet nor will GPRE attribute a portion of GPP’s net income to these former unitholders on its consolidated statements of operations.

Litigation Relating to the Merger

Since the initial public announcement of the Merger by GPRE and GPP on September 18, 2023, to the knowledge of GPRE and GPP as of the date hereof, none of GPRE, GPP, the General Partner, Merger Sub or Holdings has been named as a defendant in any lawsuit relating to the Merger.

No GPRE Shareholder Approvals

The approval of the Merger Agreement and the Merger by GPRE does not require the affirmative vote or consent of the GPRE Shareholders.

THE MERGER AGREEMENT

This section of this consent solicitation statement/prospectus describes the material provisions of the Merger Agreement, but does not describe all of the terms of the Merger Agreement and may not contain all of the information about the Merger Agreement that is important to you. The following summary is qualified by reference to the complete text of the Merger Agreement, which is attached as Annex A to this consent solicitation statement/prospectus and incorporated by reference herein. You are urged to read the full text of the Merger Agreement because it is the legal document that governs the Merger.

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement, and this summary is qualified in its entirety by the terms and conditions of the Merger Agreement. It is not intended to provide any other factual information about GPRE, GPP, the General Partner or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement, which were made only for purposes of the Merger Agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of GPRE, GPP, the General Partner or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in GPRE’s or GPP’s public disclosures incorporated by reference in this consent solicitation statement/prospectus.

The Merger; Effective Time; Closing

Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the Effective Time, Merger Sub will merge with and into GPP, with GPP continuing as the surviving entity and an indirect, wholly owned subsidiary of GPRE.

Prior to the Effective Time, GPRE will contribute and assign to Holdings, and Holdings will thereafter contribute and assign to Merger Sub, a number of shares of GPRE Common Stock necessary to pay the Stock Consideration and an amount of cash necessary to pay the Cash Consideration. At the Effective Time, subject to any applicable withholding tax, (i) the GPP Public Common Units outstanding immediately prior to the Effective Time will be converted into the right to receive, subject to adjustment as described in the Merger Agreement, the Merger Consideration; and (ii) each Partnership LTIP Award, whether or not vested, that is outstanding immediately prior to the Effective Time, will become fully vested and will be automatically canceled and converted into the right to receive, with respect to each GPP Common Unit subject thereto, the Merger Consideration (plus any accrued but unpaid amounts in relation to distribution equivalent rights). Except for the Incentive Distribution Rights, which will be automatically canceled immediately prior to the Effective Time for no consideration in accordance with the Partnership Agreement, the interests in GPP owned by GPRE, the General Partner and their respective affiliates prior to the Effective Time will remain outstanding as limited partner interests in the surviving entity. The economic general partner interest in GPP will remain outstanding as a general partner interest in the surviving entity immediately following the Effective Time, and the General Partner will continue as the sole general partner of the surviving entity. In addition, at the Effective Time, unless otherwise determined by the GPRE Board, GPRE will assume the outstanding unused unit reserve under the Partnership Long-Term Incentive Plan (as adjusted to reflect the Exchange Ratio) for the purposes of making future grants related to shares of GPRE Common Stock under GPRE’s equity incentive plans.

No fractional shares of GPRE Common Stock will be issued in the Merger; instead, all fractional shares of GPRE Common Stock to which a GPP Unaffiliated Unitholder otherwise would have been entitled will be aggregated and the resulting fraction will be rounded up to the nearest whole share of GPRE Common Stock.

The Effective Time will occur at such time as GPRE and GPP cause a certificate of merger to be duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by GPRE and GPP in writing and specified in the certificate of merger.

The closing of the Merger will take place on the second business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as GPRE and GPP may agree.

Conditions to Completion of the Merger

The obligations of GPRE and GPP to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•

receipt of the Required Limited Partner Written Consent in accordance with applicable law and the Partnership Agreement and filing of the Required Limited Partner Written Consent with the minutes of proceedings of GPP and such Required Limited Partner Written Consent has not been amended, modified, withdrawn, terminated or revoked;

•

no restraint is in effect enjoining, restraining, preventing or prohibiting the completion of the transactions contemplated by the Merger Agreement or making the completion of the transactions contemplated by the Merger Agreement illegal;

•

the registration statement of which this consent solicitation statement/prospectus forms a part must have been declared effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC; and

•	the GPRE Common Stock deliverable to the GPP Unaffiliated Unitholders as contemplated by the Merger Agreement must have been approved for listing on the Nasdaq, subject to official notice of issuance.

The obligations of GPRE, Holdings and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties in the Merger Agreement of GPP and the General Partner:

•

with respect to GPP’s and the General Partner’s organization, standing and corporate power, the authority of GPP and the General Partner to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, the applicable limited partner voting requirements for approval of the Merger Agreement and transactions contemplated thereby, and the absence of certain changes or events, being true and correct in all respects, in each case, both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date);

•

with respect to GPP’s capitalization, being true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); and

•	with respect to all other representations and warranties, being true and correct both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual representation or warranty, other than with respect to the filing of documents with the SEC, undisclosed liabilities, internal controls and information supplied for inclusion in this consent solicitation statement/prospectus) does not have, and would not reasonably be expected to have, individually or in the aggregate, a “material adverse effect” on GPP;

•	GPP and the General Partner having performed in all material respects all obligations required to be performed by each of them under the Merger Agreement; and

•

the receipt by GPRE of an officer’s certificate signed on behalf of GPP and the General Partner by an executive officer of the General Partner certifying that the preceding conditions have been satisfied.

The obligation of GPP to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties in the Merger Agreement of GPRE, Holdings and Merger Sub:

•

with respect to GPRE’s, Holdings’ and Merger Sub’s organization, standing and corporate power, the authority of GPRE, Holdings and Merger Sub to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement and the absence of certain changes or events, being true and correct in all respects, in each case, both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date);

•

with respect to its capitalization, being true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); and

•

with respect to all other representations and warranties, being true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual representation or warranty), other than with respect to the filing of documents with the SEC, undisclosed liabilities, internal controls, information supplied for inclusion in this consent solicitation statement/prospectus does not have, and would not reasonably be expected to have, individually or in the aggregate, a “material adverse effect” on GPRE;

•	GPRE, Holdings and Merger Sub having performed in all material respects all obligations required to be performed by each of them under the Merger Agreement; and

•	the receipt by GPP of an officer’s certificate signed on behalf of GPRE by an executive officer of GPRE certifying that the preceding conditions have been satisfied.

For purposes of the Merger Agreement, the term “material adverse effect” means, when used with respect to a person, any change, condition, circumstance, effect, event, development or occurrence that, individually or in the aggregate, (x) has a material adverse effect on the business, assets, liquidity, condition (financial or otherwise) or results of operations of such person and its subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders a party’s ability to consummate the transactions contemplated by the Merger Agreement, including the Merger and, with respect to GPRE, the GPRE Stock Issuance, on or before March 16, 2024; provided, however, that, with respect to clause (x) only, any of the following and any adverse changes, conditions, circumstances, effects, events, developments or occurrences arising out of, resulting from or attributable or due to any of the following will be disregarded in determining whether there has been a material adverse effect: (i) changes, conditions, circumstances, effects, events, developments or occurrences generally affecting the economy, the financial or capital markets or political, legislative or regulatory conditions or changes in the industries in which such person operates; (ii) the announcement or pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement or, except specifically for purposes of determining whether there is a breach of the representations and warranties made by the applicable parties in the Merger Agreement relating to noncontravention by the parties and the satisfaction of the closing conditions set forth in the Merger Agreement with respect to such representations and warranties, the taking of any action expressly permitted or expressly contemplated by the Merger Agreement or in furtherance of the transactions contemplated by the Merger Agreement; (iii) any change in the market price or trading volume of the limited partner interests, shares of common stock or other equity securities of such person or the credit rating of such person (it being understood and agreed that the foregoing does not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); (iv) acts of war, terrorism (including domestic terrorism) or other hostilities (or the escalation of the foregoing), whether or not pursuant to the declaration of a national emergency or war, pandemics (including the COVID-19 pandemic, any mutation or variation of the virus underlying the COVID-19 pandemic or any health conditions related thereto), epidemics or natural disasters or other force majeure events not set forth in clause (v); (v) cyberterrorism, hacking, ransomware or any other electronic attack or sabotage; (vi) changes in any applicable laws or regulations applicable to such person or applicable accounting regulations or principles or the interpretation thereof; (vii) any proceedings commenced by or involving any current or former member, partner or stockholder of such person or any of its subsidiaries arising out of or related to the Merger Agreement or the transactions contemplated by the Merger Agreement; (viii) changes, effects, events or occurrences generally affecting the prices of ethanol and other biofuels or the storage, distribution or transportation of ethanol and other biofuels; (ix) any failure of a person to meet any internal or external projections, budgets, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing does not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); (x) with respect to GPRE only, any effect to the extent resulting from a change, condition, circumstance, effect, event, development or occurrence affecting GPP or its subsidiaries that has a material adverse effect on GPP and its subsidiaries; and (xi) with respect to GPP, the General Partner and their respective subsidiaries, any changes, conditions, circumstances, effects, events, developments, or occurrences (a) to which GPRE has consented or expressly waived or (b) which resulted from any action or inaction which GPRE or any of its affiliates expressly requested of GPP, the General Partner or any of their respective subsidiaries, regardless of whether such action or inaction is permitted or required by the terms of the Merger Agreement; provided, however, that changes, conditions, circumstances, effects, events, developments or occurrences referred to in clauses (i), (iv), (vi) and (viii) above will be considered for purposes of determining whether there has been or would reasonably be expected to be a material adverse effect if and to the extent such changes, conditions, circumstances, effects, events, developments or occurrences have had or would reasonably be expected to have a disproportionate adverse effect on such person and its subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries and in the geographic markets in which such person and its subsidiaries operate.

For purposes of the Merger Agreement, except where expressly provided otherwise, GPP and its subsidiaries are not considered subsidiaries of GPRE or any of its subsidiaries (including the General Partner, Holdings or Merger Sub).

Representations and Warranties

The Merger Agreement contains representations and warranties by GPRE, Holdings and Merger Sub, on the one hand, and GPP and the General Partner, on the other hand.

These representations and warranties have been made solely for the benefit of the parties to the Merger Agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures may not be reflected in the Merger Agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors.

Accordingly, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this consent solicitation statement/prospectus and in the documents incorporated by reference into this consent solicitation statement/prospectus, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

The representations and warranties made by GPRE, Holdings and Merger Sub relate to, among other things:

•	organization, standing and similar organizational matters;

•	capital structure;

•

due authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement, absence of any conflicts with third parties created by such transactions and the voting requirements for such transactions;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	documents filed with the SEC;

•	no undisclosed liabilities or obligations;

•	maintenance of a system of internal controls;

•	absence of changes or events since June 30, 2023;

•	legal proceedings;

•	compliance with applicable laws and the possession of certain permits;

•	information supplied in connection with the Schedule 13E-3 and this consent solicitation statement/prospectus and the registration statement of which it is a part;

•	tax matters;

•	benefit plans and other employee matters;

•	brokers and other advisors;

•	the Investment Company Act of 1940, as amended;

•	ownership of Partnership Interests (as defined in the Partnership Agreement);

•	available funds; and

•	no other representations and warranties.

The representations and warranties made by GPP and the General Partner relate to, among other things:

•	organization, standing and similar organizational matters;

•	capital structure;

•

due authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement, absence of any conflicts with third parties created by such transactions and the voting requirements for such transactions;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	documents filed with the SEC;

•	no undisclosed liabilities or obligations;

•	maintenance of a system of internal controls;

•	absence of changes or events since June 30, 2023;

•	legal proceedings;

•	compliance with applicable laws and the possession of certain permits;

•	environmental matters;

•	information supplied in connection with the Schedule 13E-3 and this consent solicitation statement/prospectus and the registration statement of which it is a part;

•	tax matters;

•	benefit plans and other employee matters;

•	opinion of financial advisor;

•	brokers and other advisors;

•	insurance;

•	the Investment Company Act of 1940, as amended; and

•	no other representations and warranties.

Conduct of Business Prior to Closing

Under the Merger Agreement, GPRE, on the one hand, and each of GPP and the General Partner, on the other hand, has undertaken certain covenants that place restrictions on it and its respective subsidiaries from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time, unless the other party gives its prior written consent (which consent cannot be unreasonably withheld, conditioned or delayed).

Subject to certain exceptions, unless GPRE consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), each of GPP and the General Partner have agreed, and will cause each of their respective subsidiaries, to (i) conduct its business in the ordinary course of business consistent with past practice in all material respects; provided, that it will not prohibit GPP and its subsidiaries from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (a) changes or developments resulting or arising from the COVID-19 pandemic or (b) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to GPP to take commercially reasonable actions outside of the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, if any, (iii) use commercially reasonable efforts to keep in full force and effect all material permits and all material insurance policies maintained by GPP and its subsidiaries, other than changes to such policies made in the ordinary course of business, and (iv) use commercially reasonable efforts to comply in all material respects with all applicable laws and the requirements of GPP material contracts; provided, that no action or inaction by GPP, the General Partner, or their respective subsidiaries with respect to the matters specifically addressed by the provisions provided in the immediately following section will be deemed a breach of this sentence unless such action would constitute a breach of such other provisions of Section 6.2(a) of the Merger Agreement. During the period from the date of the Merger Agreement until the Effective Time, if permitted by applicable law and the Partnership Agreement, the General Partner will cause GPP to pay regular quarterly cash distributions of no less than $0.455 per GPP Common Unit to the holders of the GPP Common Units, consistent with past practice, for each completed calendar quarter ending prior to the Closing Date, if the Closing does not occur prior to the applicable record date established by the General Partner with respect to such quarterly distribution consistent with past practice.

Subject to certain exceptions, unless GPRE consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), GPP and the General Partner, will not, and will not permit their respective subsidiaries to:

•

amend the organizational documents (whether by merger, consolidation, conversion or otherwise) of any such entity in any manner that would reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

•

with respect to GPP only, declare, authorize, set aside or pay any distribution payable in cash, equity or property in respect of any GPP Common Units other than regular quarterly distributions that are declared and paid consistent with past practice;

•

issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of GPP or any of its subsidiaries, or securities convertible or exchangeable into or exercisable for any equity securities, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests other than issuances of GPP Common Units upon vesting or settlement of Partnership LTIP Awards that are outstanding on the date of the Merger Agreement or otherwise granted in compliance with the Merger Agreement;

•	split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any such entity’s capital stock or other equity interests;

•	adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law;

•

waive, release, assign, settle or compromise any proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to have a material adverse effect on GPP;

•

(i) change its fiscal year or any method of tax accounting, (ii) make, change or revoke any material tax election (including any entity classification election under Treasury Regulations Section 301.7701-3), (iii) settle or compromise any material liability for taxes or any audit, examination or other legal proceeding in respect of a material amount of taxes, (iv) file any material amended tax return, (v) enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material tax, (vi) surrender any right to claim a material tax refund or (vii) consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•	make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP;

•

engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of GPP for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code;

•

except as required by the terms of any benefit plan of GPP existing and in effect on the date of the Merger Agreement or as contemplated by the Merger Agreement, (i) establish, adopt, materially amend or modify, commence participation in or terminate (or commit to establish, adopt, materially amend or modify, commence participation in or terminate) any material benefit plan of GPP (or any plan or arrangement that would be a material benefit plan of GPP if in effect as of the date of the Merger Agreement), (ii) materially increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the General Partner, GPP or any of their respective subsidiaries, or enter into or amend any employment, severance, termination, retention or consulting agreement, in each case, other than in the ordinary course of business, (iii) accelerate any material rights or benefits under any benefit plan of GPP or (iv) grant or materially amend any Partnership LTIP Awards or other equity awards; or

•

agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation, acquisition or disposition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the completion of the Merger or the other transactions contemplated by the Merger Agreement.

Subject to certain exceptions, unless GPP consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), GPRE has agreed, and will cause each of its subsidiaries, to (i) conduct its business in the ordinary course of business consistent with past practice in all material respects; provided, that it will not prohibit GPRE and its subsidiaries from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (a) changes or developments resulting or arising from the COVID-19 pandemic or (b) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to GPRE to take commercially reasonable actions outside of the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, (iii) use commercially reasonable efforts to keep in full force and effect all material permits and all material insurance policies maintained by GPRE and its subsidiaries, other than changes to such policies made in the ordinary course of business, and (iv) use commercially reasonable efforts to comply in all material respects with all applicable laws and requirements of GPRE material contracts; provided, that no action or inaction by any GPRE or its subsidiaries with respect to the matters specifically addressed by the provisions provided in the immediately following section will be deemed a breach of this sentence unless such action would constitute a breach of such other provisions of Section 6.2(b) of the Merger Agreement.

Subject to certain exceptions, unless GPP consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), GPRE will not, and will not permit its subsidiaries to:

•

amend GPRE’s or any of its subsidiaries’ organizational documents (whether by merger, consolidation, conversion or otherwise) in any manner that would reasonably be expected to (i) prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the completion of the Merger or the other transactions contemplated by the Merger Agreement or (ii) adversely affect (a) the economic benefits to be obtained by holders of GPP Public Common Units or (b) the terms of the GPRE Common Stock in any material respect;

•	declare, authorize, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of GPRE’s capital stock;

•	merge, consolidate or enter into any other business combination transaction or agreement with any person in which such other person is the surviving entity;

•	split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of GPRE’s capital stock or other equity interests;

•

issue, sell or reclassify any capital stock of GPRE or its subsidiaries, or grant, issue or reclassify any warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire capital stock of GPRE or its subsidiaries, in each case other than the issuance or sale, in one or more transactions pursuant to an equity plan in the ordinary course of business consistent with past practice;

•

solely with respect to GPRE, adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law and, with respect to any subsidiary of GPRE, adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law that would reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or other transactions contemplated by the Merger Agreement;

•

waive, release, assign, settle or compromise any proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to have a material adverse effect on GPRE;

•

(i) change its fiscal year or any method of tax accounting, (ii) make, change or revoke any material tax election (including any entity classification election under Treasury Regulations Section 301.7701-3), (iii) settle or compromise any liability for taxes or any audit, examination or other legal proceeding in respect of a material amount of taxes, (iv) file any material amended tax return, (v) enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material tax, (vi) surrender any right to claim a material tax refund or (vii) consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•	make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP; or

•

agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any acquisition or disposition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the completion of the Merger or the other transactions contemplated by the Merger Agreement.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Each of GPRE, Holdings and Merger Sub, on the one hand, and GPP and the General Partner, on the other hand, will cooperate with the other and use and cause their respective subsidiaries to use reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the closing to be satisfied as promptly as practicable (and in any event no later than March 16, 2024), including, for the avoidance of doubt, in the case of GPRE and the General Partner, until the Effective Time or the termination of the Merger Agreement, retaining ownership and voting control, directly or indirectly, over all GPP Common Units, the General Partner Interest in GPP and the Incentive Distribution Rights beneficially owned by GPRE, any of its subsidiaries or the General Partner, as applicable, as of the date of the Merger Agreement or acquired thereafter and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain promptly (and in any event no later than March 16, 2024) all approvals, consents, waivers, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to complete the transactions contemplated by the Merger Agreement and (iii) defend any proceedings challenging the Merger Agreement or the completion of the transactions contemplated by the Merger Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to complete the transactions contemplated by the Merger Agreement.

Dividends and Distributions

Subject to Section 6.2(a) of the Merger Agreement, after the date of the Merger Agreement and until the Effective Time, each of GPRE and GPP will coordinate with the other regarding the timing of any declaration of any dividends or distributions in respect of GPRE Common Stock and GPP Common Units and the record dates and payment dates relating thereto. It is the intention of GPRE and GPP that GPP Unitholders not receive, for any quarter, distributions both in respect of GPP Common Units and also dividends in respect of GPRE Common Stock they receive in exchange for such GPP Common Units in the Merger.

Conflicts Committee

Prior to the earlier of the Effective Time and the termination of the Merger Agreement, GPRE will not, and will not permit any of its subsidiaries to, take any action intended to cause the General Partner (or the sole member of the General Partner) to, without the consent of at least one of the then-existing members of the Conflicts Committee, eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee, increase the size of the Conflicts Committee, or remove or cause the removal of any director of the GP Board that is a member of the Conflicts Committee either as a director or as a member of such committee, except that the General Partner (or the sole member of the General Partner) will not be restricted from removing any director for the commission of an act of actual fraud or willful or wanton misconduct in his capacity as a director of the General Partner (“Cause”) or filling any vacancies caused by the resignation, death or incapacity of any such director or any such removal of a director for Cause, in each case in accordance with the General Partner’s existing governing documents.

Access to Information

Until completion of the Merger, each of GPRE, Holdings, Merger Sub, GPP and the General Partner has agreed to afford the other parties and their respective representatives reasonable access, during normal business hours and on certain conditions, to all of its and its subsidiaries’ respective properties, books, contracts, commitments, personnel and records, in each case for the purpose of completing diligence related to the transactions contemplated by the Merger Agreement.

Indemnification and Insurance

The Merger Agreement provides that from and after the Effective Time, to the fullest extent permitted under applicable laws, GPRE will, and will cause GPP (as the surviving entity of the Merger) to, (i) indemnify and hold harmless against any reasonable cost or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement in connection with any actual or threatened legal proceeding, and provide advancement of expenses with respect to each of the foregoing to any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of GPRE, GPP, the General Partner or any of their respective subsidiaries and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the organizational documents of GPP and the General Partner immediately prior to the Effective Time and ensure that the organizational documents of GPP and the General Partner or any of their respective successors or assigns, if applicable, will for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of GPP and the General Partner than are presently set forth in such organizational documents. In addition, GPP (as the surviving entity of the

Merger) or GPRE (on behalf of the surviving entity) will maintain in effect for six years following the Effective Time GPP’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to such indemnified persons, provided that in no event will GPP (as the surviving entity of the Merger) be required to expend more than an amount per year equal to 300% of current annual premiums paid by GPP for such insurance.

Certain Tax Matters

For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign tax that follows the U.S. federal income tax treatment), the parties have agreed to treat the Merger as a taxable sale of the GPP Public Common Units to Holdings in exchange for the Merger Consideration. The parties will prepare and file all tax returns consistent with the foregoing and will not take any inconsistent position on any tax return, or during the course of any proceeding with respect to taxes, except as otherwise required by applicable law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant governmental authority.

Withholding

Each of GPRE, Holdings, Merger Sub, the surviving entity and the exchange agent, as applicable, is entitled to deduct and withhold from any amounts, including the Merger Consideration, payable pursuant to the Merger Agreement to any person such amounts as GPRE, Holdings, Merger Sub, the surviving entity or the exchange agent, as applicable, reasonably deems it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law with respect to the making of such payment. Such deduction and withholding may be taken in securities, in which case GPRE, Holdings Merger Sub, the surviving entity or the exchange agent, as applicable, will be treated as having sold such securities for an amount of cash equal to the fair market value of such securities at the time of such deemed sale. To the extent that deducted and withheld amounts (including deemed proceeds from the deemed sale of securities) are paid over to the appropriate governmental authority, such amounts (including securities) will be treated for all purposes of the Merger Agreement as having been paid or issued to the person in respect of whom such deduction and withholding was made.

Adjustments to Prevent Dilution

The Merger Consideration, the Exchange Ratio and any other similar dependent item, as applicable, will be adjusted to reflect fully the effect of any subdivisions, reclassifications, splits, share distributions, combinations or exchanges of GPP Common Units or shares of GPRE Common Stock, as applicable, that change the number of outstanding GPP Common Units or shares of GPRE Common Stock between the date of the Merger Agreement and the Effective Time to provide the GPP Unaffiliated Unitholders the same economic effect as contemplated by the Merger Agreement prior to such event.

Nasdaq Listing, Delisting and Deregistration

GPRE has agreed to use its reasonable best efforts to cause the shares of GPRE Common Stock to be issued in connection with the Merger to be listed on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

GPP has agreed to cooperate and use its reasonable best efforts to cause the delisting of the GPP Common Units from Nasdaq and the deregistration of such securities under the Exchange Act as promptly as practicable following the closing of the Merger in compliance with applicable law.

Section 16 Matters

Prior to the completion of the Merger, GPRE and GPP have agreed to take all steps as may be required to cause any dispositions of GPP Common Units or acquisitions of GPRE Common Stock resulting from the

Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to GPP, or will become subject to such reporting requirements with respect to the surviving company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Other Covenants and Agreements

The Merger Agreement also contains covenants relating to cooperation in the preparation of this consent solicitation statement/prospectus, the Schedule 13E-3 and additional agreements relating to, among other things, performance by the General Partner, applicability of takeover statutes, fees and expenses, securityholder litigation and public announcements.

Termination of the Merger Agreement

The Merger Agreement may be terminated prior to the closing of the Merger:

•

by the mutual written consent of GPRE and GPP duly authorized by the GPRE Board and the Conflicts Committee, respectively (whether before or after the Required Limited Partner Written Consent has been obtained);

•	by either of GPRE or GPP:

•

if the closing of the Merger does not occur on or before March 16, 2024 (whether before or after the Required Limited Partner Written Consent has been obtained); provided, that this termination right will not be available to (i) GPRE or GPP if the failure of the Closing to occur by March 16, 2024 was due to the failure of, in the case of GPRE, GPRE, Holdings or Merger Sub, or, in the case of GPP, GPP or the General Partner, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such entity prior to the closing of the Merger and (ii) GPRE or GPP if, in the case of GPRE, GPP or the General Partner, or, in the case of GPP, GPRE, Holdings or Merger Sub, has filed and is pursuing an action seeking specific performance as permitted pursuant to the terms of the Merger Agreement; or

•

if any restraint by a government authority is in effect and has become final and nonappealable (whether before or after the Required Limited Partner Written Consent has been obtained); provided, however, that this termination right is not available to GPRE or GPP if such restraint was due to the failure of, in the case of GPRE, GPRE, Holdings or Merger Sub, or, in the case of GPP, GPP or the General Partner, to perform any of its obligations under the Merger Agreement in any material respect;

•

by GPRE if GPP or the General Partner has breached or failed to perform any of its covenants or agreements in the Merger Agreement, or any representations or warranties with respect to GPP’s and the General Partner’s authority to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement or the absence of certain changes or events become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured by GPP or the General Partner within 30 days following the receipt of written notice from GPRE of such breach or failure (unless GPRE, Holdings or Merger Sub is in material breach of any representations, warranties, covenants or agreements in the Merger Agreement); and

•

by GPP (which termination may be effected for GPP by the Conflicts Committee without the consent, authorization or approval of the GP Board) if GPRE, Holdings or Merger Sub has breached or failed to perform any of its covenants or agreements in the Merger Agreement, or any representations or warranties with respect to the authority of GPRE, Holdings or Merger Sub to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement or the absence of certain changes or events become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured by GPRE, Holdings or Merger Sub, as applicable, within 30 days following the receipt of written notice from GPP of such breach or failure

(unless GPP or the General Partner is in material breach of any representations, warranties, covenants or agreements in the Merger Agreement).

Effect of Termination; Termination Expenses

If the Merger Agreement is validly terminated, then, except as described below, each of the parties will be relieved of its duties and obligations and such termination will be without liability to any party. However, termination will not relieve any party of any liability for failure to consummate the Merger and other transactions contemplated by the Merger Agreement when required under the agreement or for intentional fraud or any willful breach of any covenant or other agreement contained in the Merger Agreement.

The Merger Agreement contains various amounts payable under the circumstances described below:

•

if the Merger Agreement is validly terminated by GPRE due to a material uncured breach by GPP or the General Partner of any of its covenants or agreements, or representations or warranties with respect to GPP’s and the General Partner’s authority to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement or the absence of certain changes or events, then GPP will promptly pay GPRE’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by GPRE and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $5 million; and

•

if the Merger Agreement is validly terminated by GPP due to a material uncured breach by GPRE or Merger Sub of any of its covenants or agreements, or representations or warranties with respect to the authority of GPRE, Holdings and Merger Sub to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement or the absence of certain changes or events, then GPRE will promptly pay GPP’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by GPP and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $5 million, subject to certain limited restrictions.

Amendment and Supplement; Waiver

At any time prior to the Effective Time, the Merger Agreement may be amended or supplemented in any and all respects by written agreement of the parties, by action taken or authorized by the GPRE Board and the GP Board; provided, however, that the GP Board may not take or authorize any such action unless such action has been approved by the Conflicts Committee; provided further, that there will be no amendment or change to the provisions of the Merger Agreement that by applicable laws, the Partnership Agreement or stock exchange rule would require further approval by the GPP Limited Partners unless such amendment is submitted to a vote of the GPP Limited Partners.

Assignment

The Merger Agreement and any interests, rights or obligations under the Merger Agreement are not assignable, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties.

Specific Performance

The parties to the Merger Agreement have agreed that each party will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. Each of the parties has agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) either party has an adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party has further agreed that no party is required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy, and each party has irrevocably waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Governing Law

The Merger Agreement is governed by and will be construed and enforced in accordance with the laws of the State of Delaware.

THE SUPPORT AGREEMENT

The following describes the material provisions of the Support Agreement, a copy of which is attached as Annex B to this consent solicitation statement/prospectus and incorporated by reference herein. The description in this section and elsewhere in this consent solicitation statement/prospectus is qualified in its entirety by reference to the Support Agreement. This summary does not purport to be complete and may not contain all of the information about the Support Agreement that is important to you. GPRE and GPP encourage you to read carefully the Support Agreement in its entirety before making any decisions regarding the merger.

In order to complete the Merger, GPP must obtain approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, from the GPP Limited Partners. As a condition and inducement to GPP’s willingness to enter into the Merger Agreement and to proceed with the Merger, GPP and the Support Parties entered into the Support Agreement.

The Support Agreement was entered into simultaneously with the execution of the Merger Agreement on September 16, 2023, by and among GPP and the Support Parties. As of    , 2023, the Support Parties beneficially owned    GPP Common Units, representing approximately % of the outstanding GPP Common Units. Pursuant to the terms of the Support Agreement, each Support Party agreed, among other things, to (i) deliver, and not revoke, a written consent covering all of the GPP Common Units owned by such Support Party approving the Merger, the Merger Agreement and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement, (ii) vote (or cause to be voted) in favor of the approval of the Merger, the Merger Agreement and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement, and (iii) vote against any action, agreement, transaction or proposal that is intended, would reasonably be expected or the result of which would reasonably be expected, to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect any of the transactions contemplated by the Merger Agreement, including the Merger.

During the term of the Support Agreement, each Support Party agreed not to, without the written approval of the Conflicts Committee:

•

transfer, or enter into any contract, option, agreement or other arrangement or understanding with respect to the transfer of, any GPP Common Units owned by such Support Party or the voting power thereof or therein (except for estate planning and similar purposes, provided the transferee enters into written agreement agreeing to be bound by the same transfer restrictions);

•	grant any proxies or powers of attorney, deposit any GPP Common Units owned by such Support Party into a voting trust or enter into a voting agreement with respect to any such GPP Common Units; or

•

knowingly take any action that would make any representation or warranty of such Support Party contained in the Support Agreement untrue or incorrect or that would have the effect of preventing or disabling such Support Party from performing its respective obligations under the Support Agreement.

Notwithstanding the foregoing, the Support Parties may transfer their GPP Common Units to any of GPRE’s affiliates, provided that, prior to and as a condition to the effectiveness of such transfer, each transferee becomes a party to the Support Agreement. Any transfer of GPP Common Units in violation of the terms of the Support Agreement is void.

In connection with the foregoing restrictions, GPP has notified its transfer agent, that there is a stop transfer order with respect to the GPP Common Units owned by the Support Parties and that the Support Agreement places limits on the voting and transfer of such GPP Common Units until the termination of the Support Agreement.

The Support Agreement will remain in effect until the earlier to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the mutual written agreement of the Support Parties and GPP (duly authorized by the GPRE Board and the Conflicts Committee) to terminate the Support Agreement.

COMPARISON OF RIGHTS OF GPRE SHAREHOLDERS AND GPP UNITHOLDERS

GPRE is an Iowa corporation, and GPP is a Delaware limited partnership. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. The rights of GPRE Shareholders are governed by the GPRE Organizational Documents and the IBCA. The rights of GPP Unitholders are governed by the Partnership Agreement and the DRULPA. If the Merger is completed, the rights of GPP Unitholders as GPRE Shareholders following the conversion of the GPP Common Units (other than those owned by GPRE, the General Partner and their respective affiliates) to GPRE Common Stock will be governed by the GPRE Organizational Documents and the IBCA. There are many differences between the rights of GPP Unitholders and GPRE Shareholders. Some of these, such as distribution/dividend rights and voting rights, are significant. The following description summarizes the material differences between the rights of GPRE Shareholders and GPP Unitholders but does not purport to be a complete statement of all those differences or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. GPP Unitholders should carefully read the relevant provisions of the GPRE Organizational Documents and the Partnership Agreement. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information.” This summary is qualified in its entirety by reference to the IBCA, the DRULPA, the GPRE Organizational Documents and the Partnership Agreement.

Purpose and Term of Existence

GPRE	GPP
GPRE’s stated purpose is to build an Ethanol Plant and to engage in any activity or business permitted under the laws of the State of Iowa.	GPP’s stated purposes under the Partnership Agreement are to (i) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the DRULPA and, in connection therewith, to exercise all of the rights and powers conferred upon GPP pursuant to the agreements relating to such business activity and (ii) do anything necessary or appropriate in furtherance of the foregoing, including the making of capital contributions or loans to its subsidiaries; provided, however, the General Partner may not cause GPP to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause GPP to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes. To the fullest extent permitted by law, the General Partner has no duty or obligation to propose or approve the conduct by GPP of any business and may decline to do so free of any fiduciary duty or obligation whatsoever to GPP or the GPP Limited Partners and, in declining to so propose or approve, will not be required to act in good faith or pursuant to any other standard imposed by the Partnership Agreement, any organizational

GPRE	GPP
documents of GPP’s subsidiaries, any other agreement contemplated by the Partnership Agreement or under the DRULPA or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve the conduct by GPP of any business will be permitted to do so in its sole and absolute discretion.

Authorized and Issued Capital
GPRE	GPP

GPRE’s authorized capital stock consists of 150,000,000 shares of GPRE Common Stock, par value $0.001 per share, 59,511,339 shares of which were issued and outstanding as of October 12, 2023.

The Partnership Agreement authorizes GPP to issue additional equity securities for any purpose at any time and from time to time for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners. No fractional units shall be issued by GPP.

Each additional equity security authorized to be issued may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior or junior to, or pari passu with, existing classes and series of outstanding equity interests) as shall be fixed by the General Partner.

As of October 12, 2023, GPP had outstanding 23,264,833 GPP Common Units. As of such date, GPRE owned 11,586,548 GPP Common Units, representing approximately 49.8% of the outstanding GPP Common Units, and all of the Incentive Distribution Rights. GPRE also owns 100% of the membership interests of the General Partner, which owns the existing 2.0% general partner interest in GPP.

Except for the Incentive Distribution Rights, which automatically will be canceled immediately prior to the Effective Time for no consideration in accordance with the Partnership Agreement, the limited partner interests in GPP owned by GPRE, the General Partner and their respective affiliates immediately prior to the Effective Time will remain outstanding as limited partner interests in the surviving entity. The economic general partner interest in GPP will remain outstanding as a general partner interest in the surviving entity immediately following the Effective Time, and the General Partner will continue as the sole general partner of the surviving entity.

GPRE Dividends; GPP Distributions
GPRE	GPP

Holders of GPRE Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the GPRE Board out of funds legally available for dividend payments. The declaration and payment of dividends by GPRE is subject to approval by the GPRE Board and may be adjusted as business needs or market conditions change, and no assurance can be given that GPRE will pay dividends in the future. On June 18, 2019, the GPRE Board suspended GPRE’s future quarterly cash dividend following the June 14, 2019 dividend payment in order to retain and redirect cash flows to GPRE’s operating expense equalization plan, the deployment of high-protein technology, GPRE’s stock repurchase program and other corporate purposes. The determination to pay dividends in the future will depend upon, among other things, general business conditions, GPRE’s financial results, contractual and legal restrictions regarding the payment of dividends by GPRE, planned investments by GPRE and such other factors as the GPRE Board deems relevant.

Distributions of Available Cash. Within 45 days after the end of each quarter, GPP will distribute all of its Available Cash to its unitholders of record on the record date selected by the General Partner. Available Cash is defined in the Partnership Agreement and generally means, for any quarter ending prior to liquidation:

•  all cash and cash equivalents of GPP and its subsidiaries (or GPP’s proportionate share of cash and cash equivalents in the case of subsidiaries that are not wholly owned) on hand at the end of such quarter;

•  plus, if the General Partner so determines, all or any portion of additional cash and cash equivalents of GPP and its subsidiaries (or GPP’s proportionate share of cash and cash equivalents in the case of subsidiaries that are not wholly owned) on hand at the date of the determination of Available Cash with respect to such quarter resulting from working capital borrowings made subsequent to the end of such quarter or available to be borrowed as working capital borrowings as the date of determination of Available Cash with respect to such quarter (even if not actually borrowed until the date on which the distribution of Available Cash with respect to such quarter is paid);

•  less, the amount of any cash reserves established by the General Partner (or GPP’s proportionate share of cash reserves in the case of subsidiaries that are not wholly owned) to:

•  provide for the proper conduct of the business of GPP and its subsidiaries (including cash reserves for future capital expenditures and for anticipated future credit needs of GPP and its subsidiaries) subsequent to such quarter;

•  comply with applicable law or regulation or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which GPP or any of its subsidiaries is a party or by which it is bound or its assets are subject; or

•  provide funds for distributions to unitholders for any one or more of the next four quarters;

GPRE	GPP

provided, however, that disbursements made by GPP or its subsidiaries or cash reserves established, increased or reduced after the end of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash within such quarter if the General Partner so determines.

Distributions of Cash Upon Liquidation. If GPP dissolves in accordance with the Partnership Agreement, all cash received during or after the quarter in which the liquidation occurs will be applied and distributed solely in accordance with, and subject to the terms and conditions of the liquidation procedures set forth in the Partnership Agreement.

GPP will first apply the proceeds of liquidation to the payment of its creditors. GPP will distribute any remaining proceeds to the unitholders in accordance with, and to the extent of, the positive balances in their respective capital accounts, as adjusted to reflect any gain or loss upon the sale or other disposition of GPP’s assets in liquidation.

The manner of the adjustment for gain is set forth in the Partnership Agreement.

Merger, Consolidation and Certain Other Transactions; Business Combination Statutes
GPRE	GPP

The consummation of a merger or share exchange requires the approval of at least 66 2/3% of the outstanding shares of GPRE’s capital stock entitled to vote thereon. The IBCA requires that any plan of merger or share exchange be adopted by the board of directors of a corporation party to a merger or share exchange.

GPRE is subject to the anti-takeover provisions of Section 490.1110 of the IBCA. In general, Section 490.1110 prohibits a publicly-held Iowa corporation from engaging in a “business combination” with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless the business combination is, or the transaction in which the person became an interested shareholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 490.1110, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder, and, subject to certain exceptions, an “interested shareholder” is a person who, together with his or her affiliates and

Merger or consolidation of GPP requires the prior consent of the General Partner. The General Partner must also approve the merger agreement or the plan of conversion, which must include certain information as set forth in the Partnership Agreement. Subject to certain exceptions set forth in the Partnership Agreement and described below, once approved by the General Partner, the merger agreement or plan of conversion must be submitted to a vote of the Limited Partners, and the merger agreement or plan of conversion will be approved upon receipt of the affirmative vote or written consent of the holders of a Unit Majority (as defined in the Partnership Agreement) unless the merger agreement or plan of conversion contains a provision that, if contained in an amendment to the Partnership Agreement, would require for its approval the vote or consent of a greater percentage of the outstanding GPP Common Units, in which case such greater percentage shall be required.

The General Partner may consummate any merger or consolidation of GPP without Limited Partner

GPRE	GPP
associates, owns (or within three years prior, did own) 10% or more of the corporation’s outstanding voting stock.

approval if (i) the General Partner has received an opinion of counsel that the merger or consolidation, as the case may be, would not result in the loss of limited liability of any Limited Partner or cause GPP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes, (ii) the transaction would not result in an amendment to the Partnership Agreement that could not otherwise be adopted solely by the General Partner, (iii) GPP is the surviving entity in the transaction, (iv) each unit outstanding immediately prior to the transaction will be identical following the merger or consolidation and (v) the number of equity securities to be issued by GPP in the transaction do not exceed 20% of GPP’s outstanding equity securities (other than Incentive Distribution Rights) immediately prior to such merger or consolidation.

In addition, if certain conditions in the Partnership Agreement are satisfied, the General Partner may, without Limited Partner approval, convert GPP or any of its subsidiaries into a new limited liability entity or merge GPP or any of its subsidiaries into, or convey some or all of GPP’s assets to, a newly formed limited liability entity if (i) the General Partner has received an opinion of counsel regarding limited liability and tax matters, (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of GPP into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as contained in the Partnership Agreement.

Management by Board of Directors / General Partner
GPRE	GPP

In accordance with the IBCA, GPRE’s business and affairs are managed by or under the direction of the GPRE Board.

The GPRE Bylaws provide that the number of directors constituting the entire GPRE Board will be not less than one nor more than eleven as fixed from time to time by the vote of not less than 66 2/3% of the directors then serving in office. As of the date of this consent solicitation statement//prospectus, the GPRE Board consists of eight directors.

The GPRE Organizational Documents provide that each director elected at and after the 2023 annual meeting of

The General Partner conducts, directs, and manages all activities of GPP. The General Partner has a board of directors consisting of six directors that are appointed by GPRE. Except as expressly provided in the Partnership Agreement, all management powers over the business and affairs of GPP are exclusively vested in the General Partner, and no Limited Partner has any management power over the business and affairs of GPP. The General Partner has full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct GPP’s business.

GPRE	GPP
GPRE Shareholders shall hold office for a term expiring at the next annual meeting of GPRE Shareholders, such that from and after the election of directors at the 2025 annual meeting of GPRE Shareholders, the GPRE Board shall cease to be classified, provided that each director will hold office until the next election of the class, if any, for which such director has been chosen (or, if the GPRE Board is not divided into classes, until the next annual meeting of GPRE Shareholders for the election of directors) and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.

Nomination and Election of Directors / General Partner
GPRE	GPP

Nominations of persons for election to the GPRE Board may be made at any annual meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors, (i) by or at the direction of the GPRE Board, (ii) by any GPRE Shareholder who is a shareholder of record at the time of the giving of notice provided for in the GPRE Bylaws, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in the GPRE Bylaws or (iii) by an eligible shareholder and/or a nominating shareholder pursuant to the proxy access provision in the GPRE Bylaws.

Under the GPRE Bylaws, in any election of directors, if a quorum is present, directors will be elected by a “majority of votes cast,” unless the election is contested, in which case directors will be elected by a plurality of the votes cast. A “majority of votes cast” means that the votes cast “for” a nominee’s election exceeds the votes cast “against” that nominee. The following shall not be deemed votes cast “against” a nominee: (i) a share whose ballot or proxy is marked as abstain; (ii) a share otherwise present at the meeting but for which there is an abstention; and (iii) a share otherwise present at the meeting as to which a shareholder gives no authority or direction.

GPP Unitholders have no right to elect the General Partner unless the general partner has been removed or withdrawn, as described below, and have no right to elect the directors of the General Partner. Directors are appointed by GPRE, as the sole member of the General Partner, and hold office until their successors have been appointed or qualified or until their earlier death, resignation, removal or disqualification.

Removal of Directors; Withdrawal or Removal of General Partner
GPRE	GPP

The GPRE Bylaws provide that any director or the entire GPRE Board may be removed at any time, but only for cause and only by the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of GPRE’s capital stock entitled to vote generally in the election of directors cast at a meeting of the GPRE shareholders called for that purpose.	Withdrawal of the General Partner. The General Partner will be deemed to have withdrawn from GPP upon the occurrence of any of the following events: (i) the General Partner voluntarily withdraws as general partner by giving written notice to the other partners, (ii) the General Partner transfers all of its general partner interests, (iii) the removal of the

GPRE	GPP

General Partner is approved by the vote of the holders of at least 66 2/3% of the outstanding GPP Common Units, voting together as a single class, including GPP Common Units held by the General Partner and its affiliates, and GPP receives an opinion of counsel regarding limited liability and tax matters, (iv) the General Partner takes certain actions relating to the bankruptcy or the liquidation of GPP, (v) a final and non-appealable bankruptcy order has been entered into by a court of appropriate jurisdiction to a voluntary or involuntary petition by or against the General Partner or (vi) if the General Partner is a corporation, the dissolution and commencement of winding up of the General Partner.

Removal of the General Partner. The General Partner may not be removed unless that removal is approved by the vote of the holders of at least 66 2/3% of the outstanding GPP Common Units, voting together as a single class, including GPP Common Units held by the General Partner and its affiliates, and GPP receives an opinion of counsel regarding limited liability and tax matters.

In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate the Partnership Agreement or (ii) removal of the General Partner by the holders of GPP Common Units under circumstances where Cause does not exist, the General Partner will have the option to require the successor general partner to purchase the General Partner’s general partner interest and its or its affiliates’ general partner interests, if any, in GPP and its subsidiaries and all of its or its affiliates’ Incentive Distribution Rights for fair market value. If the General Partner is removed by the holders of GPP Common Units under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates the Partnership Agreement, the successor general partner will have the option to purchase the General Partner’s general partner interest and its or its affiliates’ general partner interests, if any, in GPP and its subsidiaries and all of its or its affiliates’ Incentive Distribution Rights for fair market value. In the event of removal or withdrawal of the General Partner, GPP will be required to reimburse the General Partner for all amounts due the General Partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the General Partner or its affiliates for the benefit of GPP or its subsidiaries.

GPRE	GPP

For purposes of provisions relating to the removal of the General Partner, “Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable to GPP or any Limited Partner for actual fraud or willful or wanton misconduct in its capacity as a general partner of GPP.

Filling Vacancies on the Board; Replacing the General Partner
GPRE	GPP

The GPRE Bylaws provide that any vacancies occurring in the GPRE Board (i) for any cause other than by reason of an increase in the number of directors may be filled by the majority of the GPRE Board then in office, even if less than a quorum is present, and (ii) due to the resignation, removal or death of a director may be filled by a vote of not less than a majority of the GPRE Board then in office, even if less than a quorum is present; provided that, if required by applicable law (including rules and regulations of any stock exchange on which GPRE’s capital stock is then-listed), any such vacancy may be filled by action of GPRE’s independent directors. Any vacancy occurring by reason of an increase in the number of directors may be filled by action of a majority of the entire GPRE Board. Any director elected by the GPRE Board to fill a vacancy in the GPRE Board will be elected to hold office until the expiration of the term for which he or she was elected and until his or her successor has been elected and qualified.

Replacement Following Withdrawal of the General Partner. Upon the voluntary withdrawal of the General Partner, the holders of a Unit Majority may elect a successor to the withdrawing General Partner. If a successor general partner is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained by GPP, GPP will be dissolved, wound up and liquidated, unless within a specified time period after that withdrawal, the holders of a Unit Majority agree to continue GPP’s business and to appoint a successor general partner.

Replacement Following Removal of the General Partner. Any removal of the General Partner is subject to the approval of a successor general partner by the vote of the holders of a Unit Majority.

Transfer of General Partner Interest
GPRE	GPP

Not applicable.

Prior to June 30, 2025, the General Partner may not transfer all or any part of its general partner interest in GPP unless such transfer (i) has been approved by the prior written consent or vote of at least a majority of the outstanding GPP Common Units, voting as a single class (excluding any GPP Common Units held by the General Partner and its affiliates), or (ii) is of all, but not less than all, of its general partner interest to (a) an affiliate of the General Partner (other than an individual) or (b) another person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other person or the transfer by the General Partner of all or substantially all of its assets to such other person.

On or after June 30, 2025, the General Partner may transfer all or any of its general partner interest in GPP without Limited Partner approval.

Limited Call Rights
GPRE	GPP

Not applicable.	If at any time the General Partner and its affiliates hold more than 80% of the then-issued and outstanding limited partner interests of any class, the General Partner will have the right, which it may assign in whole or in part to its affiliates or to GPP, to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by unaffiliated persons as of a record date to be selected by the General Partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of a purchase under these circumstances would be the greater of (i) the Current Market Price (as defined in the Partnership Agreement) of the limited partner interests of such class as of the date three business days prior to the date that the notice is mailed to the Limited Partners as provided in the Partnership Agreement and (ii) the highest price paid by the General Partner or any of its affiliates for any limited partner interest of such class purchased within the 90 days preceding the date the General Partner mails notice of its election to purchase such limited partner interests.

Amendment of Governing Documents
GPRE	GPP

The GPRE Charter may be adopted, amended, altered, changed, rescinded or repealed in whole or in part at any annual or special meeting of GPRE Shareholders by the affirmative vote of a majority of the shares of GPRE Common Stock outstanding and entitled to vote thereon.

The GPRE Bylaws may be adopted, amended, altered, changed, rescinded or repealed in whole or in part (i) by a simple majority vote of the GPRE Board or (ii) at any annual or special meeting of GPRE Shareholders by the affirmative vote of a majority of the shares of GPRE Common Stock outstanding and entitled to vote thereon.

Amendments to the Partnership Agreement may be proposed only by the General Partner. The General Partner has no duty or obligation to propose or approve any amendment to the Partnership Agreement and may decline to do so free of any duty or obligation whatsoever to GPP, any Limited Partner or any other person bound by the Partnership Agreement, and, in declining to propose or approve an amendment to the Partnership Agreement, is not required to act in good faith or pursuant to any other standard imposed by the Partnership Agreement, any organizational documents of GPP’s subsidiaries, any other agreement contemplated by the Partnership Agreement or otherwise or under the DRULPA or any other law, rule or regulation or at equity. Any amendment that materially and adversely affects the rights or preferences of any type or class of partnership interests in relation to other types or classes of partnership interests will require the approval of the holders of a majority of the type or class of partnership interests so affected. However, in some circumstances, more particularly described in the Partnership Agreement, the General Partner may make amendments to the Partnership Agreement

GPRE	GPP

without the approval of the Limited Partners to reflect:

•  a change in the name of GPP, the location of its principal place of business, its registered agent or its registered office;

•  the admission, substitution, withdrawal or removal of partners;

•  a change that the General Partner determines to be necessary or appropriate to qualify or continue GPP’s qualification as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that GPP and its subsidiaries will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

•  a change the General Partner determines does not adversely affect the Limited Partners (or any particular class of Limited Partners) in any material respect;

•  a change that the General Partner determines to be necessary or appropriate to (i) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the DRULPA) or (ii) facilitate the trading of GPP’s limited partner interests or to comply with any rule, regulation, guideline, or requirement of any national securities exchange on which the limited partner interests are or will be listed for trading;

•  a change that the General Partner determines to be necessary or appropriate in connection with splits or combinations of partnership interests;

•  a change that the General Partner determines is required to effect the intent of the provisions of the Partnership Agreement or otherwise contemplated by the Partnership Agreement;

•  a change in GPP’s fiscal year or taxable period and any other changes that the General Partner determines are necessary or appropriate as a result of a change in GPP’s fiscal year or taxable period;

GPRE	GPP

•  an amendment that is necessary, in the opinion of counsel, to prevent GPP, the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

•  an amendment that sets forth the designations, preferences, rights, powers and duties of any class or series of partnership interests;

•  an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of partnership interests;

•  any amendment expressly permitted by the Partnership Agreement to be made by the General Partner acting alone;

•  an amendment effected, necessitated or contemplated by a merger agreement or plan of conversion approved in accordance with the Partnership Agreement;

•  an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by GPP of, or an investment by GPP in, any corporation, partnership, joint venture, limited liability company or other entity in connection with the conduct by GPP of activities permitted by the Partnership Agreement;

•  a merger, conveyance or conversion to effect a change in GPP’s legal form; or

•  any other amendments substantially similar to the foregoing.

Proposed amendments (other than those described above) must be approved by the General Partner and the holders of a majority of the outstanding GPP Common Units, unless a greater or different percentage is required under the Partnership Agreement or by the DRULPA. No provision of the Partnership Agreement that establishes a percentage of outstanding GPP Common Units (including GPP Common Units deemed owned by the General

GPRE	GPP

Partner) required to take any action may be amended, altered, changed, repealed or rescinded to (i) reduce such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding GPP Common Units whose aggregate outstanding GPP Common Units constitute not less than the voting requirement sought to be reduced, (ii) increase the voting percentage required to remove the General Partner unless such amendment is approved by the written consent or the affirmative vote of holders of not less than 90% of the outstanding GPP Common Units or (iii) increase the ownership percentage required to call a special meeting unless such amendment is approved by the written consent or the affirmative vote of holders of a Unit Majority.

No amendment to the Partnership Agreement (other than those that may be made by the General Partner without the approval of the Limited Partners) may enlarge the obligations of any Limited Partner without its consent unless approved by the holders of a majority of the type or class of limited partner interests so affected. No amendment to the Partnership Agreement may enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable, or otherwise payable to the General Partner or any of its affiliates, without the consent of the General Partner, which may be given or withheld at its option.

No amendment to the Partnership Agreement (other than those that may be made by the General Partner without the approval of the Limited Partners) will become effective without the approval of the holders of at least 90% of the outstanding GPP Common Units voting together as a single class unless GPP obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

Meetings; Voting; Action by Written Consent
GPRE	GPP

Holders of GPRE Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders and they do not have any cumulative voting rights. The GPRE Bylaws provide that special meetings of the shareholders may only be called by (i) the Chairman of the GPRE Board, (ii) the Chief Executive Officer, (iii) the President, (iv) the GPRE Board or a committee thereof or (v) one	Each record holder of a unit has a vote according to its percentage interest in GPP, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than the General Partner and its affiliates, their direct transferees or a transferee of such direct transferee that is notified by the General Partner that it will not lose its voting rights, acquires,

GPRE	GPP
or more shareholders of record that, at the time a request is delivered, collectively own at least 20% of all of the outstanding shares of GPRE Common Stock entitled to vote at the proposed special meeting. If a special meeting of shareholders is properly called by any person other than the GPRE Board, no business may be transacted as such meeting other than as specified in the notice for such meeting. The GPRE Bylaws do not permit GPRE Shareholders to act by written consent, except where otherwise required by the IBCA.

in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the present of a quorum or for other similar purposes.

GPP Common Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. In the case of GPP Common Units held by the General Partner on behalf of ineligible holders, the General Partner will distribute the votes or abstentions in the same manner and in the same ratios as the votes of the Limited Partners (including the General Partner and its affiliates) in respect of limited partner interests other than those of ineligible holders are cast, either for, against or abstaining as to the matter.

Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the outstanding units of the class or classes for which a meeting is proposed, in accordance with the procedures set forth in the Partnership Agreement. The General Partner must send notice of any meetings to all unitholders of record as of a record date which may not be less than 10 or more than 60 days prior to the date of the meeting (or, where approvals are sought without a meeting, the date by which Limited Partners must submit approvals) and any such meeting may be held not less than 10 days or more than 60 days after the mailing of notice of the meeting. GPP Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum.

Stockholder Proposals and Director Nominations
GPRE	GPP

The GPRE Bylaws establish advance notice procedures with respect to shareholder proposals and nominations of persons for election to the GPRE Board for annual meetings of shareholders and special meetings of shareholders. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, GPRE’s principal executive offices not less than 90 days nor	Not applicable.

GPRE	GPP
more than 120 days prior to the one-year anniversary of the date of the preceding year’s annual meeting of shareholders; provided, however, that in the event of a special meeting of shareholders or if the date of the annual meeting of shareholders is advanced by more than 30 days or delayed by more than 30 days from the anniversary of the previous year’s annual meeting of shareholders, to be timely, a shareholder’s notice must be received by GPRE not earlier than the close of business on the 90th day prior to such meeting and not later than the close of business on the later of the 60th day prior to such meeting or the 10th day following the day on which public disclosure of the date of such meeting is first made. A GPRE Shareholder’s notice must also provide, in certain circumstances, certain information and make certain representations, and must be updated and supplemented in certain circumstances.

Indemnification and Limitation on Liability
GPRE	GPP

Section 490.851 of the IBCA permits a corporation to indemnify any person who is a party to a proceeding because the individual is a director against liability incurred in the proceeding if (i) all of the following apply: (1) the director’s conduct was in good faith, (2) the director reasonably believed (a) in the case of conduct in an official capacity, that the director’s conduct was in the best interests of the company, (b) in all other cases, that the director’s conduct was at least not opposed to the best interests of the corporation, and (3) in the case of any criminal proceeding, the director had no reason to believe the director’s conduct was unlawful; and (ii) the director engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the corporation’s articles of incorporation. A corporation shall not indemnify a director (i) in connection with a proceeding by or in the right of the corporation, except for expenses incurred, or (ii) in connection with any proceeding with respect to conduct for which the director was adjudged liable on the basis of receiving a financial benefit to which the director was not entitled, regardless of whether it involved action in the director’s official capacity.

The GPRE Bylaws require GPRE to indemnify its directors and officers and certain employees to the fullest extent permitted by the ICBA, subject to certain exceptions and limitations set forth in the GPRE Bylaws. Additionally, GPRE directors and officers are entitled to advancement of expenses from GPRE for

The Partnership Agreement provides that certain persons, including the General Partner, managers, managing members, directors and officers, shall not be liable for monetary damages to GPP, any of its Limited Partners or any other persons who are bound by the Partnership Agreement for losses sustained or liabilities incurred as a result of any act or omission of any such person unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, such person acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that such person’s conduct was unlawful.

The Partnership Agreement indemnifies certain persons, including the General Partner, managers, managing members, directors and officers, to the fullest extent permitted by law for any proceedings as a result of such persons acting on behalf of GPP, subject to certain limitations in the Partnership Agreement. The Partnership Agreement also provides for advancement of expenses for proceedings against any such person. Further, the Partnership Agreement allows GPP to purchase and maintain insurance on behalf of the General Partner and any person designated by the General Partner to protect against any liability incurred by such person on behalf of GPP.

GPRE	GPP
legal proceedings against them, subject to certain exceptions and limitations set forth in the GPRE Bylaws. The GPRE Bylaws also provide that GPRE may maintain insurance to protect itself and its directors, officers, employees and agents from expenses, liabilities and losses incurred in any such capacity, whether or not GPRE would have the power to indemnify such person against such expense, liability or loss under the IBCA.

Exclusive Forum
GPRE	GPP

The GPRE Bylaws provide that unless GPRE consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of GPRE, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of GPRE to GPRE or the GPRE Shareholders, (iii) any action asserting a claim arising pursuant to any provision of the IBCA or the GPRE Organizational Documents or (iv) any action asserting a claim governed by the internal affairs doctrine will be a state court located within the State of Iowa. Subject to GPRE’s right to consent to an alternative forum as provided above, to the extent no state court located within the State of Iowa has jurisdiction, then any such action will also be solely and exclusively brought in a federal court located within the State of Iowa, to the extent such court has subject matter jurisdiction over the action. Unless GPRE consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the foregoing provisions will not apply to claims seeking to enforce any liability or duty created by the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction.	The Partnership Agreement provides that any claims, suits, actions or proceedings (i) arising out of or relating in any way to the Partnership Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the Partnership Agreement or the duties, obligations or liabilities among the general and limited partners of GPP (the “GPP Partners”) or of the GPP Partners to GPP, or the rights or powers of, or restrictions on, the GPP Partners or GPP), (ii) brought in a derivative manner on behalf of GPP, (iii) asserting a claim of breach of a duty (including any fiduciary duty) owed by any director, officer or other employee of GPP or the General Partner, or owed by the General Partner, to GPP or the GPP Partners, (iv) asserting a claim arising pursuant to any provision of the DRULPA or (v) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. However, if the Court of Chancery of the State of Delaware does not have jurisdiction over any claim, suit, action or proceeding, such action shall be brought in any other court in the State of Delaware having jurisdiction.

Conflicts of Interest; Fiduciary Duties
GPRE	GPP

GPRE’s directors owe certain fiduciary duties under the IBCA to GPRE Shareholders.

The Partnership Agreement contains provisions that eliminate the General Partner’s fiduciary duties to GPP and the GPP Unitholders.

The Partnership Agreement also restricts the remedies available to GPP Unitholders for actions taken by the General Partner that might, without those limitations, constitute breaches of fiduciary

GPRE	GPP

duty. Whenever a potential conflict of interest arises between the General Partner or any of its affiliates, on the one hand, and GPP, any of its subsidiaries or any partner of GPP, on the other hand, any resolution or course of action by the General Partner or its affiliates in respect of such conflict of interest will be permitted and deemed approved by all partners and will not breach the Partnership Agreement or any duty stated or implied by law or equity if the resolution or course of action is:

•  approved by Special Approval; or

•  approved by the vote of a majority of outstanding GPP Common Units (excluding GPP Common Units owned by the General Partner and its affiliates).

The General Partner is authorized but will not be required in connection with its resolution of a conflict of interest to seek Special Approval or approval of the GPP Unitholders and may adopt a resolution or course of action that has not received Special Approval or approval of the GPP Unitholders. If Special Approval is sought, then it will be presumed the Conflicts Committee of the GP Board acted in good faith.

The Partnership Agreement also entitles the General Partner to take or decline to take any action in its individual capacity, as opposed to in its capacity as the general partner of GPP, free of any duty (including any fiduciary duty) or obligation whatsoever to GPP, any Limited Partner or any other person bound by the Partnership Agreement and, to the fullest extent permitted by law, with no requirement to act in good faith.

Taxation
GPRE	GPP

See “Material U.S. Federal Income Tax Consequences.”

GPP is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income tax.

Each GPP Unitholder receives a Schedule K-1 from GPP reflecting such unitholder’s share of GPP’s items of income, gain, loss and deduction for each taxable year following the end of such taxable year.

DESCRIPTION OF GPRE CAPITAL STOCK

The following is a description of the terms of GPRE’s capital stock based on the GPRE Organizational Documents and relevant provisions of the laws of the IBCA. This summary is not complete, and is qualified in its entirety by reference to the GPRE Organizational Documents and the IBCA.

General

GPRE is authorized to issue 150,000,000 shares of GPRE Common Stock.

As of October 12, 2023, there were 59,511,339 shares of GPRE Common Stock issued and outstanding.

Common Stock

Dividend Rights

Holders of GPRE Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the GPRE Board out of funds legally available for dividend payments.

Voting Rights

Holders of GPRE Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders and they do not have any cumulative voting rights.

Liquidation Rights

In the event of any liquidation, dissolution or winding-up of GPRE’s affairs, holders of GPRE Common Stock will be entitled to share ratably in GPRE’s assets that are remaining after payment or provision for payment of all of GPRE’s debts and obligations.

Preemptive, Conversion or Other Subscription Rights

There are no preferences or rights of conversion, exchange, pre-emption or other subscription rights applicable to the GPRE Common Stock. There are no redemption or sinking fund provisions applicable to the GPRE Common Stock.

The GPRE Common Stock is not liable to further call or assessment by GPRE. All issued and outstanding shares of GPRE Common Stock are fully paid and non-assessable.

Anti-Takeover Effects of Various Provisions of Iowa Law and the GPRE Organizational Documents

Provisions of the IBCA and the GPRE Organizational Documents could discourage or make it more difficult to accomplish a proxy contest or other change in GPRE’s management or the acquisition of control by a holder of a substantial amount of GPRE Common Stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that shareholders may otherwise consider to be in their best interests or in GPRE’s best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the GPRE Board and in the policies formulated by the GPRE Board and to discourage certain types of transactions that may involve an actual or threatened change of control of GPRE. These provisions are designed to reduce GPRE’s vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in GPRE’s management.

Iowa Statutory Business Combinations Provision

GPRE is subject to the anti-takeover provisions of Section 490.1110 of the IBCA. In general, Section 490.1110 prohibits a publicly-held Iowa corporation from engaging in a “business combination” with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless the business combination is, or the transaction in which the person became an interested shareholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 490.1110, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder, and, subject to certain exceptions, an “interested shareholder” is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 10% or more of the corporation’s voting stock.

Board; Vacancies; Removal

The GPRE Organizational Documents provide that each director elected at and after the 2023 annual meeting of GPRE Shareholders shall hold office for a term expiring at the next annual meeting of GPRE Shareholders, such that from and after the election of directors at the 2025 annual meeting of GPRE Shareholders, the GPRE Board shall cease to be classified, provided that each director will hold office until the next election of the class, if any, for which such director has been chosen (or, if the GPRE Board is not divided into classes, until the next annual meeting of GPRE Shareholders for the election of directors) and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.

The GPRE Bylaws provide that the number of directors constituting the entire GPRE Board will be not less than one nor more than eleven as fixed from time to time by the vote of not less than two-thirds (66 2/3%) of the directors then serving in office. Any vacancies occurring in the GPRE Board (i) for any cause other than by reason of an increase in the number of directors may be filled by the majority of the GPRE Board then in office, even if less than a quorum is present, and (ii) due to the resignation, removal or death of a director may be filled by a vote of not less than a majority of the GPRE Board then in office, even if less than a quorum is present; provided that, if required by applicable law (including rules and regulations of any stock exchange on which GPRE’s capital stock is then-listed), any such vacancy may be filled by action of GPRE’s independent directors. Any director elected by the GPRE Board to fill a vacancy in the GPRE Board will be elected to hold office until the expiration of the term for which he or she was elected and until his or her successor has been elected and qualified.

The GPRE Bylaws provide that any director or the entire GPRE Board may be removed at any time, but only for cause and only by the affirmative vote of the holders of not less than two-thirds (66 2/3%) of the outstanding shares of GPRE’s capital stock entitled to vote generally in the election of directors cast at a meeting of the GPRE shareholders called for that purpose.

Shareholder Action by Written Consent

The GPRE Bylaws do not permit GPRE’s shareholders to act by written consent, except where otherwise required by the IBCA. As a result, any action to be effected by GPRE’s shareholders must be effected at a duly called annual or special meeting of shareholders of GPRE.

Special Shareholder Meetings

The GPRE Bylaws provide that special meetings of the GPRE shareholders may only be called by (i) the Chairman of the GPRE Board, (ii) the Chief Executive Officer, (iii) the President, (iv) the GPRE Board or a committee thereof or (v) one or more shareholders of record that, at the time a request is delivered, collectively own at least 20% of all of the outstanding shares of GPRE Common Stock entitled to vote at the proposed special meeting.

Advance Notice for Shareholder Proposals and Nominations

The GPRE Bylaws provide that, for nominations to the GPRE Board or for other business to be properly brought by a GPRE Shareholder before a meeting of GPRE Shareholders, the GPRE Shareholder must first have given timely notice of the proposal in writing to GPRE’s secretary. A GPRE Shareholder’s notice generally must be delivered not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that in the event of a special meeting or the date of the annual meeting is advanced by more than 30 days or delayed by more than 30 days from the anniversary of the previous year’s annual meeting, notice by such GPRE Shareholder to be timely must be received by GPRE not earlier than the close of business on the 90th day prior to such meeting and not later than the close of business on the later of the 60th day prior to such meeting or the 10th day following the day on which public disclosure of the date of such meeting is first made. Detailed requirements as to the form of the notice and information included in the notice are specified in the GPRE Bylaws. If it is determined that business was not properly brought before a meeting in accordance with the GPRE Bylaws provisions, such business will not be conducted at the meeting.

Certain Effects of Authorized but Unissued Stock

GPRE may issue additional shares of GPRE Common Stock without shareholder approval, subject to applicable rules of Nasdaq and Iowa law, for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and employee benefit plans and equity grants. The existence of unissued and unreserved GPRE Common Stock may enable GPRE to issue shares of GPRE Common Stock to persons who are friendly to current management, which could discourage an attempt to obtain control of GPRE by means of a proxy contest, tender offer, merger or otherwise. GPRE will not solicit approval of its shareholders for issuance of GPRE Common Stock unless the GPRE Board believes that approval is advisable or is required by applicable stock exchange rules or Iowa law.

No Cumulative Voting

The GPRE Bylaws do not provide for cumulative voting.

Exclusive Forum

The GPRE Bylaws provide that unless GPRE consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of GPRE, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of GPRE to GPRE or GPRE’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the IBCA or the GPRE Organizational Documents or (iv) any action asserting a claim governed by the internal affairs doctrine will be a state court located within the State of Iowa. Subject to GPRE’s right to consent to an alternative forum as provided above, to the extent no state court located within the State of Iowa has jurisdiction, then any such action will also be solely and exclusively brought in a federal court located within the State of Iowa, to the extent such court has subject matter jurisdiction over the action. Unless GPRE consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the foregoing provisions will not apply to claims seeking to enforce any liability or duty created by the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Amendment

The IBCA provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s articles of incorporation or bylaws, unless the corporation’s articles of incorporation or bylaws, as the case may be, requires a greater percentage. The GPRE Charter and the GPRE

Bylaws may be adopted, amended, altered, changed, rescinded or repealed in whole or in part at any annual or special meeting of GPRE Shareholders by the affirmative vote of a majority of the shares of GPRE outstanding and entitled to vote thereon.

Listing

GPRE Common Stock is listed on Nasdaq under the symbol “GPRE.”

Transfer Agent and Registrar

The transfer agent and registrar for GPRE Common Stock is Computershare Trust Company, N.A.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of U.S. federal income tax consequences to U.S. Holders (as defined below) of the Merger and of owning and disposing of shares of GPRE Common Stock received in the Merger. This discussion is limited to U.S. Holders of GPP Public Common Units that hold their GPP Public Common Units, and will hold their shares of GPRE Common Stock received in the Merger, as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income taxes. In addition, it does not address tax consequences relevant to U.S. Holders subject to special rules under U.S. federal income tax laws, including, without limitation:

•	banks, financial institutions or insurance companies;

•	real estate investment trusts;

•	regulated investment companies or mutual funds;

•	“controlled foreign corporations” or “passive foreign investment companies”;

•	dealers and brokers in stocks and securities or currencies;

•	traders in securities that use a mark-to-market method of tax accounting;

•	tax-exempt entities;

•	certain former citizens or long-term residents of the United States;

•	persons that received GPP Public Common Units as compensation for the performance of services;

•	holders of options, restricted units or bonus units granted under any GPP benefit plan;

•

persons that hold GPP Public Common Units or GPRE Common Stock as part of a hedge, straddle, appreciated financial position, conversion or other “synthetic security” or integrated investment or risk reduction transaction for U.S. federal income tax purposes;

•	S-corporations or other pass-through entities (or investors in S-corporations or other pass-through entities);

•	persons whose “functional currency” is not the U.S. Dollar;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; or

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to the GPP Public Common Units or GPRE Common Stock being taken into account in an applicable financial statement.

If a partnership, or any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds GPP Public Common Units, the tax treatment of a partner in such entity or arrangement will generally depend on the status of the partner and the activities of the entity or arrangement. A partner in such an entity or arrangement holding GPP Public Common Units should consult its own tax advisor regarding the tax consequences of the Merger and of owning and disposing of any shares of GPRE Common Stock received in the Merger.

This discussion is based on provisions of the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations (the “Treasury Regulations”), all as of the date hereof, and any of which are subject to change, possibly with a retroactive effect so as to result in U.S. federal income tax consequences different from those discussed below. No ruling has been or is expected to be sought from the IRS with respect to any of the tax consequences discussed below. As a result there can be no assurances that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of GPP Public Common Units or shares of GPRE Common Stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (or other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OR THE RECEIPT, OWNERSHIP AND DISPOSITION OF SHARES OF GPRE COMMON STOCK RECEIVED IN THE MERGER. EACH HOLDER OF GPP PUBLIC COMMON UNITS IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF SHARES OF GPRE COMMON STOCK RECEIVED IN THE MERGER, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES.

Tax Consequences of the Merger to U.S. Holders of GPP Public Common Units

Tax Characterization of the Merger

The receipt of shares of GPRE Common Stock and cash in exchange for GPP Public Common Units pursuant to the Merger Agreement will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, the Merger will be treated as a taxable sale of a U.S. Holder’s GPP Public Common Units in exchange for shares of GPRE Common Stock and the Cash Consideration received in the Merger. The remainder of this discussion assumes that the Merger will be treated as a taxable transaction.

Amount and Character of Gain or Loss Recognized

A U.S. Holder who receives shares of GPRE Common Stock and cash in exchange for GPP Public Common Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between (i) the sum of (a) the fair market value of the shares of GPRE Common Stock received, (b) the Cash Consideration received in the Merger and (c) such U.S. Holder’s share of GPP’s nonrecourse liabilities immediately prior to the Merger and (ii) such U.S. Holder’s adjusted tax basis in the GPP Public Common Units exchanged therefor (which includes such U.S. Holder’s share of GPP’s nonrecourse liabilities immediately prior to the Merger).

A U.S. Holder’s initial tax basis in GPP Public Common Units that were purchased with cash equaled, at the time of such purchase, the amount such holder paid for the GPP Public Common Units plus the U.S. Holder’s share of GPP’s nonrecourse liabilities. Over time that basis has (i) increased by the U.S. Holder’s share of GPP’s income and by any increases in the U.S. Holder’s share of GPP’s nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions from GPP, by the U.S. Holder’s share of GPP’s losses, by any decreases in the U.S. Holder’s share of GPP’s nonrecourse liabilities, by the U.S. Holder’s share of GPP’s expenditures that are not deductible in computing taxable income and are not required to be capitalized, and by the U.S. Holder’s share of certain GPP items related to business interest that were not deductible by such U.S. Holder due to applicable limitations on the deductibility of such business interest. Upon the disposition of a GPP Common Unit, including in connection with the Merger, a U.S. Holder’s basis in their GPP Common Unit will be increased by the U.S. Holder’s share of previously disallowed business interest deductions.

Except as noted below, gain or loss recognized by a U.S. Holder on the exchange of GPP Public Common Units in the Merger will generally be taxable as capital gain or loss. However, a portion of the amount realized, which amount could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by GPP or its subsidiaries. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the exchange of a GPP Public Common Unit pursuant to the Merger Agreement and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. Holder’s GPP Public Common Units pursuant to the Merger. Consequently, a U.S. Holder may recognize both ordinary income and capital loss upon the exchange of GPP Public Common Units in the Merger.

Capital gain or loss recognized by a U.S. Holder will generally be long-term capital gain or loss if the U.S. Holder has held its GPP Public Common Units for more than twelve months as of the Effective Time. If the U.S. Holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. Holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income per year. Capital losses recognized by U.S. Holders that are corporations may only be used to offset capital gains.

The amount of gain or loss recognized by each U.S. Holder in the Merger will vary depending on each U.S. Holder’s particular situation, including the value of the shares of GPRE Common Stock received by each U.S. Holder in the Merger, the adjusted tax basis of the GPP Public Common Units exchanged by each U.S. Holder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the ordinary income and gain recognized by each U.S. Holder. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder’s share of GPP’s income may be deducted in full upon the U.S. Holder’s taxable disposition of its entire investment in GPP pursuant to the Merger. Each U.S. Holder is strongly urged to consult its own tax advisor with respect to the unitholder’s specific tax consequences of the Merger, taking into account its own particular circumstances.

GPP Items of Income, Gain, Loss, and Deduction for the Taxable Period of GPP that Includes the Date of the Merger

A U.S. Holder of GPP Public Common Units will be allocated its share of GPP’s items of income, gain, loss, and deduction for the taxable period of GPP that includes the date of the Merger in accordance with the terms of the Partnership Agreement. A U.S. Holder will be subject to U.S. federal income tax on any such allocated income and gain even if such U.S. Holder does not receive a cash distribution from GPP. Any such income and gain allocated to a U.S. Holder will increase the U.S. Holder’s tax basis in the GPP Public Common Units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. Holder resulting from the Merger. Any losses or deductions allocated to a U.S. Holder will decrease the U.S. Holder’s tax basis in the GPP Public Common Units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. Holder resulting from the Merger.

Tax Basis and Holding Period in Shares of GPRE Common Stock Received in the Merger

A U.S. Holder’s tax basis in the shares of GPRE Common Stock received in the Merger will equal the fair market value of such shares. A U.S. Holder’s holding period in the shares of GPRE Common Stock received in the Merger will begin on the day after the date of the Merger.

Tax Consequences to U.S. Holders of Owning and Disposing of Shares of GPRE Common Stock Received in the Merger

Distributions on Shares of GPRE Common Stock

For U.S. federal income tax purposes, distributions of cash by GPRE to a U.S. Holder with respect to shares of GPRE Common Stock received in the Merger will generally be included in a U.S. Holder’s income as ordinary dividend income to the extent of GPRE’s current or accumulated “earnings and profits” as determined under U.S. federal income tax principles. A portion of the cash distributed to GPRE Shareholders by GPRE after the Merger may exceed GPRE’s current and accumulated earnings and profits. Distributions of cash in excess of GPRE’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. Holder’s adjusted tax basis in such U.S. Holder’s shares of GPRE Common Stock and, to the extent the distribution exceeds such U.S. Holder’s adjusted tax basis, as capital gain from the sale or exchange of such shares of GPRE Common Stock. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by an individual U.S. Holder may be taxed at the lower applicable long-term capital gains rate if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes.

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of GPRE Common Stock

Upon the sale, exchange, certain redemptions or other taxable dispositions of shares of GPRE Common Stock received in the Merger, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received upon such taxable disposition of shares of GPRE Common Stock and (ii) the U.S. Holder’s adjusted tax basis in such shares of GPRE Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the shares of GPRE Common Stock disposed of is more than twelve months at the time of such taxable disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at reduced rates. Capital losses recognized by a U.S. Holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income per year. Capital losses recognized by U.S. Holders that are corporations may only be used to offset capital gains.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS in connection with the Merger and in connection with distributions made with respect to, or dispositions of, shares of GPRE Common Stock received in the Merger. A U.S. Holder may be subject to U.S. backup withholding on payments made pursuant to the Merger or on distributions made with respect to, or on payments made pursuant to dispositions of, shares of GPRE Common Stock received in the Merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

BUSINESS AND BACKGROUND OF NATURAL PERSONS

Set forth below are the names, the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted and the five-year employment history of the current directors and executive officers of the following parties related to GPRE, GPP, the General Partner, Holdings and Merger Sub.

During the past five years, none of the directors or executive officers of GPRE, GPP, the General Partner, Holdings and Merger Sub or the persons described below has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Name	Citizenship	Position with GPRE
Todd A. Becker	USA	President, Chief Executive Officer and Director
James E. Stark	USA	Chief Financial Officer
James F. Herbert II	USA	Chief Human Resources Officer
Michelle S. Mapes	USA	Chief Legal and Administration Officer and Corporate Secretary
G. Patrich Simpkins Jr.	USA	Chief Transformation Officer
Grant D. Kadavy	USA	Executive Vice President – Commercial Operations
Chris G. Osowski	USA	Executive Vice President – Operations and Technology
Leslie van der Meulen	USA	Executive Vice President – Product Marketing and Innovation
Jim Anderson	USA	Director
Farha Aslam	USA	Director
Ejnar Knudsen	USA	Director
Brian Peterson	USA	Director
Martin Salinas Jr.	USA	Director
Alain Treuer	Switzerland	Director
Kimberly Wagner	USA	Director

Todd A. Becker has served as President and Chief Executive Officer of GPRE since January 2009, and he was appointed as a member of the GPRE Board in March 2009. Mr. Becker was appointed as the President and Chief Executive Officer of the General Partner and a member of the GP Board in March 2015. He also currently serves as the Chairman of the GP Board. Mr. Becker served as GPRE’s President and Chief Operating Officer from October 2008 to December 2008. He served as Chief Executive Officer of VBV LLC from May 2007 to October 2008. Mr. Becker was Executive Vice President of Sales and Trading at Global Ethanol from May 2006 to May 2007. Prior to that, he worked for 10 years with ConAgra Foods, Inc. in various management positions including Vice President of International Marketing for ConAgra Trade Group and President of ConAgra Grain Canada. Mr. Becker has approximately 35 years of related experience in various commodity processing businesses, risk management and supply chain management, along with extensive international trading experience in agricultural markets. Mr. Becker served on the board of directors, including on the audit and compensation committees, for Hillshire Brands Company from 2012 to 2014. Mr. Becker has a Master’s degree in Finance from the Kelley School of Business at Indiana University and a Bachelor of Science degree in Business Administration with a Finance emphasis from the University of Kansas.

James E. Stark was appointed as Chief Financial Officer of GPRE and the General Partner in October 2022. Mr. Stark rejoined GPRE and the General Partner in January 2022 after serving as Vice President, Investor Relations at Darling Ingredients Inc. since 2019. Prior to that, Mr. Stark was Vice President – Investor and Media Relations at GPRE for over 10 years. Mr. Stark has over 30 years of senior management experience in corporate communications, finance and logistical management. Mr. Stark has a Master’s degree in Business Administration from the University of Phoenix and a Bachelor of Science degree in Economics from the University of Texas.

James F. Herbert II was appointed as Chief Human Resources Officer of GPRE and the General Partner in October 2022, responsible for developing cross-functional leadership, talent management, and organizational development. Prior to joining GPRE and the General Partner, Mr. Herbert served as Vice President of Finance and Operations for Capstone IT from 2018 to 2022. In that time, he also served as an advisor to health care entities on strategy, growth, organizational agility and accountability structures. From 2007 to 2018, Mr. Herbert held various HR leadership roles at Union Pacific Railroad, including Assistant Vice President – HR Training and Development, Assistant Vice President – Human Resources and Assistant Vice President – Operations. Mr. Herbert holds a Bachelor of Science in Business Administration with concentrations in Marketing and HR Management from the University of Nebraska at Omaha, a Master of Science in Negotiations and Dispute Resolution from Creighton University School of Law and a Master of Business Administration from the University of Nebraska at Omaha. He is an alum of the Omaha Chamber of Commerce Leadership Omaha Program and completed executive education course work at the University of Chicago, University of North Carolina, Stanford Graduate School of Business and Harvard Business School.

Michelle S. Mapes was appointed as Chief Legal and Administration Officer of GPRE and the General Partner in January 2018 and has served as a member of the GP Board since November 2021. Ms. Mapes previously served as Executive Vice President – General Counsel and Corporate Secretary of the General Partner from March 2015 to January 2018 and of GPRE from November 2009 to January 2018. Prior to joining GPRE in September 2009 as General Counsel, Ms. Mapes was a Partner at Husch Blackwell LLP, where for three years she focused her legal practice nearly exclusively in renewable energy. Prior to that, she was Chief Administrative Officer and General Counsel for HDM Corporation. Ms. Mapes served as Senior Vice President – Corporate Services and General Counsel to Farm Credit Services of America from April 2000 to June 2005. Ms. Mapes holds a Juris Doctorate, a Master of Business Administration and a Bachelor of Science degree in Accounting and Finance, all from the University of Nebraska – Lincoln.

G. Patrich Simpkins Jr. was appointed as Chief Transformation Officer of GPRE and the General Partner in October 2022. Before that, he had served as Chief Financial Officer of GPRE and the General Partner since May 2019. Mr. Simpkins has served as a member of the GP Board since June 2015. Mr. Simpkins previously served as Chief Development Officer of GPRE and the General Partner from October 2014 until May 2019, and also previously served as Chief Risk Officer of GPRE and the General Partner from October 2014 through August 2016. Prior to joining GPRE in May 2012 as Executive Vice President – Finance and Treasurer, Mr. Simpkins was Managing Partner of GPS Capital Partners, LLC, a capital advisory firm serving global energy and commodity clients. From February 2005 to June 2008, he served as Chief Operating Officer and Chief Financial Officer of SensorLogic, Inc., and as Executive Vice President and Global Chief Risk Officer of TXU Corporation from November 2001 to June 2004. Prior to that, Mr. Simpkins served in senior financial and commercial executive roles with Duke Energy Corporation, Louis Dreyfus Energy, MEAG Power Company and MCI Communications. Mr. Simpkins has a Bachelor of Business Administration degree in Economics and Marketing from the University of Kentucky.

Grant D. Kadavy joined GPRE and the General Partner as Executive Vice President of Commercial Operations in October 2022. He leads all commercial activities, including sales, trading and distribution, across all platforms. Prior to joining GPRE and the General Partner, Mr. Kadavy held executive positions at Darigold, including Chief Commercial Officer, Chief Operating Officer and Chief Growth and Risk Officer between 2016 and 2022. From 1997 to 2016, Mr. Kadavy served in various roles at Cargill, including President of Cargill Americas and General Director, Mexico. Mr. Kadavy holds a Bachelor of Arts in Economics and Communications from St. Olaf College.

Chris G. Osowski has served as Executive Vice President – Operations and Technology of GPRE and the General Partner since January 2022. In this position, Mr. Osowski is responsible for leading the operations organization, including safety, environmental and operational performance as well as leading innovation and operational excellence initiatives across the organization. Prior to joining GPRE and the General Partner, Mr. Osowski was Vice President – Global Technology at Archer Daniels Midlands Company and has held various roles at POET, Renewable Energy Group and Tate & Lyle. Mr. Osowski has a Master of Business Administration degree from Minnesota State University and a Bachelor of Science degree in Agriculture and Biosystems Engineering from North Dakota State University.

Leslie van der Meulen has served as Executive Vice President – Product Marketing and Innovation of GPRE since May 2021. Mr. Meulen is responsible for Optimal Aquafeed, one of GPRE’s subsidiaries. Since 2013 to May 2021, Mr. Meulen held various roles with GPRE, focusing on innovative ingredient solutions for aquaculture. Mr. Meulen has over 20 years of experience in the global marketing and sales of value-added products focused on both human and animal nutrition.

Jim Anderson has served as a member of the GPRE Board since 2008 and as Chairman of the GPRE Board since 2023. Mr. Anderson also serves on the Audit Committee and the Compensation Committee of the GPRE Board. Since November 2017, Mr. Anderson has served as the Chief Executive Officer of Moly-Cop. He previously served as Managing Director and Operating Partner at CHAMP Private Equity. Mr. Anderson served The Gavilon Group, LLC as its President and Chief Executive Officer from October 2014 until February 2016, as well as its Chief Operating Officer, Fertilizer, since February 2010. Mr. Anderson served as Chief Executive Officer and a member of the board of directors at United Malt Holdings, a producer of malt for use in the brewing and distilling industries, from September 2006 to February 2010. From April 2003 to September 2006, he served as Chief Operating Officer / Executive Vice President of CT Malt, a joint venture between ConAgra Foods, Inc. and Tiger Brands of South Africa. Prior to that, Mr. Anderson served as Senior Vice President and later President of ConAgra Grain Companies. Mr. Anderson’s career has also included association with the firm Ferruzzi USA and as an Operations Manager for Pillsbury Company. He previously served as a Board Member of the North American Export Grain Association and the National Grain and Feed Association. Mr. Anderson holds a Bachelor of Arts degree with a Finance emphasis from the University of Wisconsin – Platteville.

Farha Aslam has served as a member of the GPRE Board since 2021. Ms. Aslam also serves on the Compensation Committee of the GPRE Board. Ms. Aslam is the Managing Partner of Crescent House Capital. Her previous experience includes service as Managing Director at Stephens Inc. where she led the firm’s Food and Agribusiness equity research team. Previously, Ms. Aslam was a Vice President at Merrill Lynch and a risk management advisor at USB. Ms. Aslam currently serves on the boards of directors of Pilgrim’s Pride Corporation, Calavo Growers, Inc. and AdvanSix Inc., including as a member of the audit and sustainability committees at Pilgrim’s Pride and as a member of the audit and compensation committees at AdvanSix. She also serves on the boards of directors of Farmers Fridge, Packers Sanitation Services, Inc. and Saffron Road. Ms. Aslam holds a Master’s in Business Administration from Columbia University and a Bachelor of Arts degree in Economics from the University of California.

Ejnar Knudsen has served as a member of the GPRE Board since 2016. Mr. Knudsen is the founder and Chief Executive Officer of AGR Partners and oversees the firm’s strategy with investments totaling over $400 million in food processors, manufacturers and agribusinesses. He served as the co-portfolio manager of Passport Capital’s Agriculture Fund from 2009 to 2012. Mr. Knudsen previously served as an Executive Vice President of Western Milling, a grain and feed milling company that grew from a small California startup to over $1 billion in sales. Prior to that, Mr. Knudsen spent 10 years with Rabobank, in its New York office, managing a loan portfolio and venture capital investments as well as providing corporate advisory services. Mr. Knudsen received his Bachelor of Science degree from Cornell University and is a CFA charter holder.

Brian Peterson has served as a member of the GPRE Board since 2005. Mr. Peterson also serves as the chair of the Compensation Committee of the GPRE Board. Mr. Peterson currently serves as President and Chief Executive Officer of Whiskey Creek Enterprises. From 2005 to October 2008, he served as Executive Vice President of GPRE in charge of site development. Mr. Peterson was the sole founder and owner of Superior Ethanol LLC, which was acquired by GPRE in 2006. For over 20 years, Mr. Peterson has owned and operated grain farming entities which now includes acreages in Iowa, Arkansas and South Dakota. In addition, Mr. Peterson built, owns and operates a cattle feedlot in northwest Iowa. Mr. Peterson holds a Bachelor of Science degree in Agricultural Business from Dordt College.

Martin Salinas Jr. has served as a member of the GPRE Board since 2021. Mr. Salinas also serves as the chair of the Audit Committee and as a member of the Nominating and Corporate Governance Committee of the GPRE Board. From 2008 to 2015, Mr. Salinas served as the Chief Financial Officer of Energy Transfer Partners, LP, one of the largest publicly traded master limited partnerships. Prior to that, he served as the Controller and Vice President of Finance at Energy Transfer Partners, LP from 2004 to 2008. He also serves as a member of the audit committee at NuStar Energy. Mr. Salinas is an Advisory Council member of the University of Texas in San Antonio. Mr. Salinas holds a Bachelor’s Degree in Business Administration from the University of Texas in San Antonio and is a member of the Texas Society of Certified Public Accountants.

Alain Treuer has served as a member of the GPRE Board since 2008. Mr. Treuer also serves on the Nominating and Governance Committee of the GPRE Board. Mr. Treuer is a co-founder of VBV LLC, a joint venture formed in 2006 to develop and expand ethanol production in a vertical manner in the United States. VBV LLC merged with GPRE in 2008. He is also a co-founder and serves as the Executive Chairman of Local Ocean France, a land-based RAS fish farming company. Mr. Treuer currently serves as the Chairman of Trivon AG (Virgin Connect) and has served as the Chairman and Chief Executive Officer of Tellac Reuert Partners (TRP SA), a global investment firm, since 2005. In addition, Mr. Treuer serves as the Chairman and Chief Executive Officer of TIGC, a global telecommunications company he founded in 1992 and sold in 2001. Mr. Treuer has approximately 30 years of experience as an entrepreneur in various industries around the globe. He holds a Master’s degree in Business Administration from the Graduate School of Business at Columbia University in New York, a Bachelor of Economics degree from the University of St. Gallen in Switzerland, a Presidents’ Program in Leadership from Harvard Business School and is an active member of the Young Presidents Organization.

Kimberly Wagner has served as a member of the GPRE Board since 2020. Ms. Wagner also serves as the chair of the Nominating and Corporate Governance Committee and as a member of the Audit Committee of the GPRE Board. Ms. Wagner is the founder of TBGD Partners, a boutique firm providing expertise to early and mid-stage ventures in the agribusiness, food/nutrition and life sciences sectors. She is a former Venture Partner at Flagship Pioneering and President and Chief Operating Officer of CiBO Technologies, a Flagship VentureLabs company. Ms. Wagner was previous a Partner at McKinsey & Co. and a Senior Partner and Managing Director at The Bosting Consulting Group, Inc. Her accomplishments in client service have been acknowledged through multiple awards, including being named a Women Leader in Consulting by Consulting magazine in 2012. Ms. Wagner is an alumni-elected member of Cornell University’s Board of Trustees and serves on the boards of several not-for-profit organizations with agricultural, sustainability and/or educational missions, and she is an active member of several national and international scientific societies. Ms. Wagner holds a PhD in Biological Chemistry and Molecular Pharmacology from Harvard University, a Master of Science in Animal Science from Texas A&M University and a Bachelor of Science with distinction in Biology and Animal Science from Cornell University.

The address of each of the directors and executive officers of GPRE listed above is 1811 Aksarben Drive, Omaha, Nebraska 68106 and their telephone number is (402) 884-8700.

Name	Citizenship	Position with the General Partner
Todd A. Becker	USA	President, Chief Executive Officer and Chairman of the GP Board
James E. Stark	USA	Chief Financial Officer
Michelle S. Mapes	USA	Chief Legal and Administration Officer and Director
G. Patrich Simpkins Jr.	USA	Chief Transformation Officer and Director
James F. Herbert II	USA	Chief Human Resources Officer
Grant D. Kadavy	USA	Executive Vice President – Commercial Operations
Chris G. Osowski	USA	Executive Vice President – Operations and Technology
Clayton E. Killinger	USA	Director
Jerry L. Peters	USA	Director
Brett C. Riley	USA	Director

For biographical information about Todd A. Becker, James E. Stark, Michelle S. Mapes, G. Patrich Simpkins Jr., James F. Herbert II, Grant D. Kadavy and Chris G. Osowski, see the list of directors and executive officers of GPRE above.

Clayton E. Killinger was appointed as a member of the GP Board in August 2015 and serves as chairman of the Audit Committee and as a member of the Conflicts Committee of the GP Board. Mr. Killinger served as Executive Vice President and Chief Financial Officer of CrossAmerica Partners LP and CST Brands, Inc. until June 2017 when CrossAmerica and CST were acquired by Alimentation Couche-Tard. He also served on the board of directors of the general partner of CrossAmerica during that time. Previous to these positions, Mr. Killinger spent 11 years at Valero Energy Corporation, most recently as the Senior Vice President and Controller. Prior to his employment at Valero, he was an audit partner at Arthur Andersen LLP. Mr. Killinger is a certified public accountant. He obtained his Bachelor of Business Administration in Accounting from the University of Texas at San Antonio, where he graduated Summa Cum Laude.

Jerry L. Peters retired as Chief Financial Officer of the General Partner and of GPRE in September 2017, but remained a member of the GP Board. Mr. Peters served as Chief Financial Officer of the General Partner from March 2015 to September 2017 and of GPRE from June 2007 to September 2017. He joined the GP Board in June 2015. Mr. Peters served as Senior Vice President – Chief Accounting Officer for ONEOK Partners, L.P. from May 2006 to April 2007, as its Chief Financial Officer from July 1994 to May 2006, and in various senior management roles prior to that. Prior to joining ONEOK Partners in 1985, he was employed by KPMG LLP as a certified public accountant. Since September 2012, Mr. Peters has served on the board of directors and as chairman of the audit committee of the general partner of Summit Midstream Partners, LP, a publicly traded partnership focused on midstream energy infrastructure assets. Mr. Peters received his Master of Business Administration from Creighton University with a Finance emphasis and a Bachelor of Science degree in Business Administration from the University of Nebraska – Lincoln.

Brett C. Riley was appointed as a member of the GP Board in April 2016 and serves as chairman of the Conflicts Committee and as a member of the Audit Committee of the GP Board. Mr. Riley is currently an independent energy consultant and private investor. Mr. Riley led the strategy and mergers and acquisitions activities for Magellan Midstream Partners, L.P., a publicly traded master limited partnership, from June 2003 until April 2016. From 2007 to April 2016, Mr. Riley served as Senior Vice President, Business Development for Magellan GP, LLC, the general partner of Magellan Midstream Partners. Prior to joining Magellan GP, Mr. Riley served as Director, Mergers and Acquisitions and Director, Financial Planning and Analysis for a subsidiary of The Williams Companies, Inc. Before that, he held various finance and business development positions with MAPCO Inc. and The Williams Companies, Inc. Mr. Riley received his Bachelor of Business Administration in Management from Pittsburg State University and his Master of Business Administration from the University of Tulsa.

The address of each of the directors and executive officers of the General Partner listed above is 1811 Aksarben Drive, Omaha, Nebraska 68106 and their telephone number is (402) 884-8700.

Name	Citizenship	Position with Holdings
Todd A. Becker	USA	President and Director
Will Joekel	USA	Treasurer
Michelle S. Mapes	USA	Secretary and Director
G. Patrich Simpkins Jr.	USA	Director

For biographical information about Todd A. Becker, Michelle S. Mapes and G. Patrich Simpkins Jr., see the list of directors and executive officers of GPRE above.

Will Joekel serves as the Treasurer of Holdings and Merger Sub. Since August 2021, Mr. Joekel has served as Vice President and Treasurer of GPRE. From June 2017 to August 2021, Mr. Joekel served as Manager,

Treasury and later Assistant Treasurer of GPRE. From May 2016 to June 2017, Mr. Joekel served as Manager, Global Treasury at Walmart Inc. Prior to that, he held various finance positions at Kiewit Corporation. Mr. Joekel holds a Bachelor of Science in Business Administration in Finance and Economics from the University of Nebraska – Lincoln, as well as a Master of Business Administration from Creighton University’s Heider College of Business and is a CFA charter holder.

The address of each of the directors and executive officers of Holdings listed above is 1811 Aksarben Drive, Omaha, Nebraska 68106 and their telephone number is (402) 884-8700.

Name	Citizenship	Position with Merger Sub
Todd A. Becker	USA	President
Will Joekel	USA	Treasurer
Michelle S. Mapes	USA	Secretary

For biographical information about (i) Todd A Becker and Michelle S. Mapes, see the list of directors and executive officers of GPRE above and (ii) Will Joekel, see the list of directors and executive officers of Holdings above.

Merger Sub is a limited liability company managed by its sole member, Holdings, and does not have any directors. The address of each of the executive officers of Merger Sub listed above is 1811 Aksarben Drive, Omaha, Nebraska 68106 and their telephone number is (402) 884-8700.

The General Partner manages GPP’s operations and activities. Accordingly, GPP does not have its own directors or executive officers.

PRIOR PUBLIC OFFERINGS

On August 9, 2021, GPRE completed an underwritten public offering of 5,462,500 shares of GPRE Common Stock, including the purchase of 712,500 shares of GPRE Common Stock by the underwriters pursuant to the full exercise of their overallotment option, at a public offering price of $32.00 per share. The offering resulted in aggregate proceeds to GPRE of $164.9 million, after deducting underwriting discounts and commissions and GPRE’s offering expenses.

On March 1, 2021, GPRE completed an underwritten public offering of 8,751,500 shares GPRE Common Stock, including the purchase of 1,141,500 shares of GPRE Common Stock by the underwriters pursuant to the full exercise of their overallotment option, at a public offering price of $23.00 per share. The offering resulted in aggregate proceeds to GPRE of $191.1 million, after deducting underwriting discounts and commissions and GPRE’s offering expenses.

PRIOR STOCK PURCHASES

GPRE has not purchased any GPP Common Units during the past two years.

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

The following describes certain significant GPP contacts, transactions, negotiations and agreements with GPRE and/or its subsidiaries that have taken place during the past two years.

A substantial portion of GPP’s revenues and cash flows are generated under fee-based commercial agreements with Green Plains Trade Group LLC (“Green Plains Trade”), a subsidiary of GPRE, for receiving, storing, transferring and transporting ethanol and other fuels, which are supported by minimum volume or take-or-pay capacity commitments.

Transactions with GPRE and its subsidiaries are considered to be related party transactions because GPRE and owns more than 5% of GPP’s equity interests; in addition, GPRE’s executive officers serve as executive officers of both GPRE and the General Partner. GPP generally makes cash distributions to the GPP Unitholders, including to GPRE, as the holder of 11,586,548 GPP Common Units of October 12, 2023. Assuming GPP has sufficient available cash to pay the current quarterly distribution of $0.455 per GPP Common Unit on all of issued and outstanding GPP Common Units for four quarters, GPRE would receive an annual distribution of approximately $21.1 million based on the GPP Common Units owned by GPRE.

Omnibus Agreement

GPP has entered into an Omnibus Agreement (as amended, the “Omnibus Agreement”) with GPRE and its affiliates which, among other terms and conditions, addresses (i) GPP’s obligation to reimburse GPRE for direct or allocated costs and expenses incurred by GPRE for general and administrative services (in addition to expenses incurred by the General Partner and its affiliates that are reimbursed under the Partnership Agreement), (ii) the prohibition of GPRE and its subsidiaries from owning, operating or investing in any business that owns or operates fuel terminals or fuel transportation assets in the United States, subject to certain exceptions, (iii) a nontransferable, nonexclusive, royalty-free license to use the GPRE trademark and name, (iv) the allocation of taxes among GPRE, GPP and its affiliates and GPRE’s preparation and filing of tax returns and (v) an indemnity by GPRE for environmental and other liabilities, GPP’s obligation to indemnify GPRE and its subsidiaries for events and conditions associated with the operation of GPP assets and for environmental liabilities related to GPP assets to the extent GPRE is not required to indemnify GPP. For the years ended December 31, 2022 and December 31, 2021, the amount paid by GPP to GPRE and its affiliates under the Omnibus Agreement was $1.7 million and $1.4 million, respectively.

Operational Services and Secondment Agreement

The General Partner has entered into an Operational Services and Secondment Agreement (as amended, the “Services Agreement”) with GPRE. Under the terms of the Services Agreement, GPRE seconds employees to the General Partner to provide management, maintenance and operational functions for GPP, including regulatory matters, health, environment, safety and security programs, operational services, emergency response, employee training, finance and administration, human resources, business operations and planning. The seconded personnel are under the direct management and supervision of the General Partner who reimburses GPRE for the cost of the seconded employees, including wages and benefits. If a seconded employee does not devote 100% of his or her time providing services to the General Partner, the General Partner reimburses GPRE for a prorated portion of the employee’s overall wages and benefits based on the percentage of time the employee spent working for the General Partner. Under the Services Agreement, GPRE will indemnify GPP from any claims, losses or liabilities incurred by GPP, including third-party claims, arising from its performance of the Services Agreement; provided, however, that GPRE is not obligated to indemnify GPP for any claims, losses or liabilities arising out of GPP’s gross negligence, willful misconduct or bad faith with respect to any services provided under the Services Agreement. For the years ended December 31, 2022 and December 31, 2021, the General Partner reimbursed GPRE in the amount of $2.1 million and $2.0 million, respectively, pursuant to the Services Agreement.

Commercial Agreements with Green Plains Trade

Ethanol Storage and Throughput and Terminal Services Agreements

Green Plains Ethanol Storage LLC (“Green Plains Storage”), a subsidiary of GPP, has entered into an Ethanol Storage and Throughput Agreement (as amended, the “Storage and Throughput Agreement”) with Green Plains Trade. Under the Storage and Throughput Agreement, Green Plains Trade is obligated to deliver a minimum volume of 217.7 mmg of product per calendar quarter at Green Plains Storage’s storage facilities and pay $0.05312 per gallon on all throughput volume. The rate increased on July 1, 2020 from $0.05 per gallon to $0.05312 per gallon in accordance with the terms of the agreement. If Green Plains Trade fails to meet its minimum volume commitment during any quarter, Green Plains Storage charges Green Plains Trade a deficiency payment equal to the deficient volume multiplied by the applicable fee. The deficiency payments are applied as a credit toward volumes delivered by Green Plains Trade in excess of the minimum volume commitment during the following four quarters, after which time any unused credits will expire. In conjunction with the disposition of the Ord storage and railcar assets on March 22, 2021, the minimum volume commitment decreased from 232.5 mmg per calendar quarter to 217.7 mmg per calendar quarter. In addition, the Storage and Throughput Agreement was extended an additional year to June 30, 2029, as part of this transaction. The storage and throughput agreement will automatically renew for successive one-year terms unless either party provides written notice of its intent to terminate the agreement at least 360 days prior to the end of the remaining primary or renewal term.

GPP has entered into various Terminal Services Agreements (as amended, each a “Terminal Services Agreement”) with Green Plains Trade. Under the Terminal Services Agreement for GPP’s Birmingham facility, effective though December 31, 2023, Green Plains Trade is obligated to throughput a minimum volume of approximately 8.3 mmg per month of ethanol and other fuels and pay associated throughput fees, as well as fees for ancillary services. The Terminal Services Agreements will automatically renew for successive one-year renewal terms unless either party provides written notice of its intent to terminate the agreement at least 90 days prior to the end of the remaining primary or renewal term. GPP’s other Terminal Services Agreements with Green Plains Trade also contain minimum volume commitments with various remaining terms.

For the years ended December 31, 2022 and December 31, 2021, GPP recorded revenues under the Storage and Throughput Agreement and the Terminal Services Agreements of $67.8 million and $66.2 million, respectively.

Rail Transportation Services and Trucking Transportation Agreements

Green Plains Logistics LLC (“Green Plains Logistics”), a subsidiary of GPP, has entered into a Rail Transportation Services Agreement (as amended, the “Rail Transportation Services Agreement”) with Green Plains Trade. Under the Rail Transportation Services Agreement, Green Plains Trade is obligated to use GPP to transport ethanol and other fuels from receipt points identified by Green Plains Trade, to nominated delivery points, and pay an average monthly fee of approximately $0.0304 per gallon for all railcar volumetric capacity provided over the remaining life of the agreement. The minimum railcar volumetric capacity commitment GPP provides to Green Plains Trade for GPP’s leased railcar fleet is approximately 75.0 mmg and the weighted average remaining term of all railcar lease agreements is 3.5 years. At December 31, 2022, the remaining term of the Rail Transportation Services Agreement was 6.5 years. The Rail Transportation Services Agreement will automatically renew for successive one-year renewal terms unless either party provides written notice of its intent to terminate the agreement at least 360 days prior to the end of the remaining primary or renewal term.

Green Plains Trade is also obligated to use GPP for logistical operations management and other services related to railcar volumetric capacity provided by Green Plains Trade and pay a monthly fee of approximately $0.0013 per gallon for these services. In addition, Green Plains Trade reimburses GPP for costs related to: (i) railcar switching and unloading fees; (ii) increased costs related to changes in law or governmental regulation related to the specification, operation or maintenance of railcars; (iii) demurrage charges, except when the charges are due to GPP’s gross negligence or willful misconduct; and (iv) fees related to rail transportation services under transportation contracts with third-party common carriers. Green Plains Trade frequently contracts with GPP for additional railcar volumetric capacity during the normal course of business at comparable margins. GPP leases its railcars from third parties under multiple operating lease agreements with various terms. The minimum take-or-pay capacity commitment under the Rail Transportation Services Agreement is closely aligned with GPP’s existing railcar lease agreements.

GPP and Green Plains Trade were party to a Trucking Transportation Agreement (as amended, the “Trucking Transportation Agreement”), under which Green Plains Trade (i) paid GPP to transport ethanol and other fuels by truck from identified receipt points to various delivery points and (ii) was obligated to pay a monthly trucking transportation services fee equal to the aggregate amount of product volume transported in a calendar month multiplied by the applicable rate for each truck lane (defined as a specific route between point of origin and point of destination). Rates for each truck lane were negotiated based on product, location, mileage and other factors, including competitive factors. The Trucking Transportation Agreement was terminated in May 2023 and GPP has ceased trucking operations.

For the years ended December 31, 2022 and December 31, 2021, GPP recorded revenues under the Rail Transportation Services Agreement and the Trucking Transportation Agreement of $8.1 million and $8.0 million, respectively.

Atkinson Plant Sale

On July 25, 2023, Green Plains Atkinson LLC, a wholly owned subsidiary of GPRE, entered into an asset purchase agreement with Sandhills Renewable Energy, LLC to sell the plant located in Atkinson, Nebraska to Sandhills Renewable Energy, LLC (the “Atkinson Transaction”). In connection with the Atkinson Transaction, GPRE entered into a separate asset purchase agreement with GPP to acquire the storage assets and assign the rail transportation assets to be disposed of in the Atkinson Transaction (the “Atkinson Asset Purchase Agreement”). GPRE paid $2.1 million to GPP pursuant to the Atkinson Asset Purchase Agreement.

LEGAL MATTERS

The validity of the GPRE Common Stock to be issued in the Merger will be passed upon for GPRE by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Green Plains Inc. as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Green Plains Partners LP as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022 have been incorporated by reference herein in reliance up on the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

GPRE and GPP file annual, quarterly and current reports, proxy statements (in the case of GPRE) and other information with the SEC. GPRE’s file number with the SEC is 001-32924 and GPP’s file number with the SEC is 001-37469. Filings made with the SEC by GPRE and GPP are available to the public over the Internet at the SEC’s web site at www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this consent solicitation statement/prospectus.

GPRE has filed with the SEC a registration statement on Form S-4 of which this consent solicitation statement/prospectus forms a part. The registration statement registers the shares of GPRE Common Stock to be issued to GPP Unaffiliated Unitholders in connection with the Merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about GPRE Common Stock. The rules and regulations of the SEC allow GPRE and GPP to omit certain information included in the registration statement from this consent solicitation statement/prospectus.

The SEC allows GPRE and GPP to “incorporate by reference” information into this consent solicitation statement/prospectus, which means that GPRE and GPP can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this consent solicitation statement/prospectus, and information that GPRE and GPP file later with the SEC will update or supersede this information automatically.

GPRE incorporates by reference the documents listed below (other than any portions of the documents not deemed to be filed) and any future filings made by GPRE with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of this consent solicitation statement/prospectus and prior to the consummation of the Merger:

•	Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 10, 2023;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, filed with the SEC on May 4, 2023 and August 4, 2023, respectively;

•	Current Reports on Form 8-K, filed with the SEC on March 29, 2023, May 9, 2023, June 14, 2023, and September 18, 2023;

•	Definitive Proxy Statement on Schedule 14A for the 2023 Annual Meeting of GPRE Shareholders, filed with the SEC on March 29, 2023; and

•

the description of the GPRE Common Stock contained in Exhibit 4.5 to the Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 10, 2023, as amended, and any amendment or report filed for the purpose of updating such description.

GPP incorporates by reference the documents listed below (other than any portions of the documents not deemed to be filed) and any future filings made by GPP with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after that date of this consent solicitation statement/prospectus and prior to the consummation of the Merger:

•	Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 10, 2023 and as amended by the Form 10-K/A filed with the SEC on March 22, 2023;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, filed with the SEC on May 4, 2023 and August 4, 2023, respectively;

•	Current Reports on Form 8-K, filed with the SEC on January 19, 2023, April 20, 2023, June 14, 2023, July 20, 2023, and September 18, 2023; and

•

the description of the GPP Common Units contained in Exhibit 4.1 to the Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 10, 2023, as amended, and any amendment or report filed for the purpose of updating such description.

You may request a copy of any of the documents incorporated by reference by GPRE and GPP at no cost by requesting them in writing or by telephone from the appropriate company at the following address and telephone number:

Green Plains Inc.

Green Plains Partners LP

1811 Aksarben Drive

Omaha, Nebraska 68106

Telephone: (402) 884-8700

If you request any such documents, GPRE or GPP will mail them to you by first class mail, or another equally prompt means, after receipt of your request. To obtain timely delivery of these documents prior to the conclusion of the GPP written consent process, you must request the information no later than    , 2023.

You may also obtain more information regarding GPRE by consulting its website, at www.gpreinc.com. The information on GPRE’s website (other than the documents expressly incorporated by reference as set forth above) is not incorporated by reference in this consent solicitation statement/prospectus, and you should not consider it part of this consent solicitation statement/prospectus.

You may also obtain more information regarding GPP by consulting its website, at www.greenplainspartners.com. The information on GPP’s website (other than the documents expressly incorporated by reference as set forth above) is not incorporated by reference in this consent solicitation statement/prospectus, and you should not consider it part of this consent solicitation statement/prospectus.

Because the parties are deemed to be engaged in a “going private” transaction with respect to the Merger, the parties are concurrently filing with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC with respect to the Merger and any such information contained in a document filed with the SEC after the date of this information statement will not automatically be incorporated into the Schedule 13E-3.

You should rely only on the information incorporated by reference or provided in this consent solicitation statement/prospectus or to which this consent solicitation statement/prospectus refers you. Neither GPRE nor GPP have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information which appears in this consent solicitation statement/prospectus and which is incorporated by reference in this consent solicitation statement/prospectus may only be accurate as of the date of this consent solicitation statement/prospectus or the date of the document in which incorporated information appears. The business, financial condition, results of operations and prospects may have changed for each of GPRE and GPP since such date.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On September 16, 2023, GPRE, Holdings, Merger Sub, GPP and the General Partner entered into the Merger Agreement, pursuant to which Merger Sub will be merged with and into GPP, with GPP surviving as an indirect, wholly owned subsidiary of GPRE.

Under the terms of the Merger Agreement, at the Effective Time, each outstanding GPP Common Unit other than GPP Common Units owned by GPRE, the General Partner and their respective affiliates will be converted into the right to receive, subject to adjustment as described in the Merger Agreement, (i) 0.405 shares of GPRE Common Stock and (ii) an amount of cash equal to the sum of (a) $2.00 plus (b) the product of (x) $0.455 divided by 90, multiplied by (y) the number of days from, but excluding, the last day of the calendar quarter with respect to which the General Partner has declared a quarterly cash distribution to the holders of GPP Common Units of no less than $0.455 per GPP Common Unit with a record date prior to the Closing Date, to, but excluding, the Closing Date, computed on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days for any period less than a calendar month, and rounded to the nearest whole cent, without interest. In addition, at the Effective Time, each of the outstanding awards relating to a GPP Common Unit issued under a Partnership Long-Term Incentive Plan (as defined in the Merger Agreement) will become fully vested and will be automatically canceled and converted into the right to receive, with respect to each GPP Common Unit subject thereto, the Merger Consideration (plus any accrued but unpaid amounts in relation to distribution equivalent rights). Except for the incentive distribution rights representing limited partner interests in GPP, which will be automatically canceled immediately prior to the Effective Time for no consideration in accordance with the Partnership Agreement, the limited partner interests in GPP owned by GPRE, the General Partner and their respective affiliates prior to the Effective Time will remain outstanding as limited partner interests in the surviving entity. The economic general partner interest in GPP will remain outstanding as a general partner interest in the surviving entity immediately following the Effective Time, and the General Partner will continue as the sole general partner of the surviving entity. No fractional shares of GPRE Common Stock will be issued in the Merger; instead, all fractional shares of GPRE Common Stock to which a GPP Unaffiliated Unitholder otherwise would have been entitled will be aggregated and the resulting fraction will be rounded up to the nearest whole share of GPRE Common Stock.

The Merger will be accounted for in accordance with ASC 810—Overall—Changes in a Parent’s Ownership Interest in a Subsidiary. As GPRE controls GPP through its direct ownership of the General Partner and will continue to control GPP after the Merger, the change in GPRE’s ownership interest in GPP will be accounted for as an equity transaction, and no gain or loss will be recognized in GPRE’s consolidated statements of operations. Also, in accordance with ASC 740—Income Taxes, the income tax effects of the Merger are presented in additional paid-in capital.

Additionally, after the Closing, GPRE will no longer reflect the ownership interest in GPP held by the GPP Unaffiliated Unitholders prior to the Closing as noncontrolling interests on GPRE’s consolidated balance sheet nor will GPRE attribute a portion of GPP’s net income to these former unitholders on its consolidated statements of operations.

The unaudited pro forma consolidated financial information has been developed by applying pro forma adjustments to the historical audited and unaudited consolidated financial statements of GPRE. The historical consolidated financial statements of GPRE include GPP because GPRE controls GPP. As the GPRE historical financial information includes the accounts of GPP, the historical financial information of GPP has not been shown separately. The unaudited pro forma consolidated balance sheet of GPRE as of June 30, 2023 has been prepared to give effect to the Merger as if it had occurred on June 30, 2023, and the unaudited pro forma statements of operations of GPRE for the six months ended June 30, 2023 and for the year ended December 31, 2022 have been prepared to give effect to the Merger as if it had occurred on January 1, 2022.

Under SEC regulations, pro forma adjustments to GPRE’s consolidated statements of operations are limited to those that are (i) directly attributable to the Merger, (ii) factually supportable and (iii) expected to have a continuing impact on the consolidated results. Under SEC regulations, pro forma adjustments to GPRE’s consolidated balance sheet are limited to those that give effect to events that are directly attributable to the Merger and are factually supportable regardless of whether they have a continuing impact or are nonrecurring. The pro forma adjustments are based on the account balances and share and unit counts as of the pro forma balance sheet date, which may change between the pro forma balance sheet date and the Closing Date.

The unaudited pro forma consolidated financial statements (the “Unaudited Pro Forma Statements”) should be read in conjunction with the historical consolidated unaudited interim financial statements and related notes included in GPRE’s and GPP’s Quarterly Reports on Form 10-Q for the six months ended June 30, 2023 and the historical consolidated audited financial statements included in the Annual Reports on Form 10-K for the year ended December 31, 2022, and incorporated by reference herein.

The unaudited pro forma adjustments are based on available preliminary information and certain assumptions that GPRE believes are reasonable under the circumstances. The Unaudited Pro Forma Statements are presented for illustrative purposes only and are not necessarily indicative of the results that might have occurred had the Merger taken place on June 30, 2023, for balance sheet purposes, and on January 1, 2022, for consolidated statements of operations purposes, and are not intended to be a projection of future results. Actual results may vary significantly from results reflected because of various factors. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the Unaudited Pro Forma Statements.

GREEN PLAINS INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2023

(in thousands)

	GPRE Historical	Merger Pro Forma Adjustments		GPRE Combined Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$312,858	$(23,321	)(a)	$289,537
Restricted cash	46,926	—		46,926
Accounts receivable	132,336	—		132,336
Income taxes receivable	1,299	—		1,299
Inventories	257,651	—		257,651
Prepaid expenses and other	20,587	—		20,587
Derivative financial instruments	44,661	—		44,661

Total current assets	816,318	(23,321)		792,997
Property and equipment, net	1,024,561	—		1,024,561
Operating lease right-of-use assets	85,332	—		85,332
Other assets	96,585	—		96,585

Total assets	$2,022,796	$(23,321)		$1,999,475

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$105,094	$—		$105,094
Accrued and other liabilities	50,215	7,500	(b)	57,715
Derivative financial instruments	85,030	—		85,030
Operating lease current liabilities	24,505	—		24,505
Short-term notes payable and other borrowings	247,112	—		247,112
Current maturities of long-term debt	1,835	—		1,835

Total current liabilities	513,791	7,500		521,291
Long-term debt	493,571	—		493,571
Operating lease long-term liabilities	64,098	—		64,098
Other liabilities	25,484	—		25,484

Total liabilities	1,096,944	7,500		1,104,444

Stockholders’ equity
Common stock	62	5	(c)	67
Additional paid-in capital	1,107,771	110,297	(a)(c)	1,218,068
Retained deficit	(265,345)	(7,500	)(b)	(272,845)
Accumulated other comprehensive loss	(33,366)	—		(33,366)
Treasury stock	(31,174)	—		(31,174)

Total Green Plains stockholders’ equity	777,948	102,802		880,750
Noncontrolling interests	147,904	(133,623	)(c)	14,281

Total stockholders’ equity	925,852	(30,821)		895,031

Total liabilities and stockholders’ equity	$2,022,796	$(23,321)		$1,999,475

GREEN PLAINS INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

(in thousands, except per share amounts)

	GPRE Historical	Merger Pro Forma Adjustments		GPRE Combined Pro Forma
Revenues	$1,690,581	$—		$1,690,581
Costs and expenses
Cost of goods sold (excluding depreciation and amortization expenses reflected below)	1,660,096	—		1,660,096
Operations and maintenance expenses	14,323	—		14,323
Selling, general and administrative expenses	65,170	(1,602	)(d)	63,568
Depreciation and amortization expenses	50,012	—		50,012

Total costs and expenses	1,789,601	(1,602)		1,787,999

Operating loss	(99,020)	1,602		(97,418)

Other income (expense)
Interest income	5,936	—		5,936
Interest expense	(19,479)	—		(19,479)
Other, net	28	—		28

Total other expense	(13,515)	—		(13,515)

Loss before income taxes and income from equity method investees	(112,535)	1,602		(110,933)
Income tax expense	(2,410)	—		(2,410)
Income from equity method investees	376	—		376

Net loss	(114,569)	1,602		(112,967)
Net income (loss) attributable to noncontrolling interests	8,359	(9,096	)(e)	(737)

Net loss attributable to GPRE	$(122,928)	$10,698		$(112,230)

Earnings per share
Net loss attributable to GPRE—basic and diluted	$(2.09)	$—		$(1.77)

Weighted average shares outstanding
Basic and diluted	58,714	4,722	(f)	63,436

GREEN PLAINS INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except per share amounts)

	GPRE Historical	Merger Pro Forma Adjustments		GPRE Combined Pro Forma
Revenues	$3,662,849	$—		$3,662,849
Costs and expenses
Cost of goods sold (excluding depreciation and amortization expenses reflected below)	3,525,011	—		3,525,011
Operations and maintenance expenses	25,158	—		25,158
Selling, general and administrative expenses	118,930	(1,340	)(g)	117,590
Depreciation and amortization expenses	92,698	—		92,698

Total costs and expenses	3,761,797	(1,340)		3,760,457

Operating loss	(98,948)	1,340		(97,608)

Other income (expense)
Interest income	5,277	—		5,277
Interest expense	(32,642)	—		(32,642)
Other, net	27,612	—		27,612

Total other income	247	—		247

Loss before income taxes and income from equity method investees	(98,701)	1,340		(97,361)
Income tax expense	(4,747)	—		(4,747)
Income from equity method investees	71	—		71

Net loss	(103,377)	1,340		(102,037)
Net income attributable to noncontrolling interests	23,841	(22,072	)(e)	1,769

Net loss attributable to GPRE	$(127,218)	$23,412		$(103,806)

Earnings per share
Net loss attributable to GPRE—basic and diluted	$(2.29)	$—		$(1.72)

Weighted average shares outstanding
Basic and diluted	55,541	4,722	(f)	60,263

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

The Unaudited Pro Forma Statements include the pro forma effects of the Merger.

The Unaudited Pro Forma Statements included herein have been derived from the historical financial statements, consisting of the audited financial statements for the year ended December 31, 2022 and the unaudited interim financial statements for the six months ended June 30, 2023, of GPRE and GPP. Because the GPRE historical financial information includes the accounts of GPP, the historical financial information of GPP has not been presented separately in the Unaudited Pro Forma Statements.

The Unaudited Pro Forma Statements give effect to the Merger as an equity transaction. The unaudited pro forma consolidated balance sheet as of June 30, 2023, gives effect to the Merger as if it had occurred on June 30, 2023. The unaudited pro forma consolidated statements of operations for the six months June 30, 2023 and for the year ended December 31, 2022 give effect to the Merger as if it had occurred on January 1, 2022.

The Unaudited Pro Forma Statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and the assumptions described below. The Unaudited Pro Forma Statements are not necessarily indicative of what the actual results of operations or financial position of GPRE would have been if the Merger had in fact occurred on the dates or for the periods indicated, nor do they purport to project the results of operations or financial position of GPRE for any future periods or as of any date.

The following is the estimated consideration for the Merger calculated using actual share amounts as of June 30, 2023 (in thousands, except unit/share amounts and per unit/share amounts):

GPP Public Common Units exchanged (1)	11,660,274
Exchange Ratio per GPP Public Common Unit (2)	0.405

Shares of GPRE Common Stock assumed to be issued	4,722,411
Closing price per share of GPRE Common Stock as of October 12, 2023	$26.91
Fair value of Stock Consideration (3)	$127,080
Cash Consideration paid (4)	$23,321

Total consideration (3)	$150,401

(1)

Reflects the GPP Common Units not held by GPRE, the General Partner and their respective affiliates as of June 30, 2023, excluding GPP Common Units underlying outstanding awards issued under the Long-Term Incentive Plan that will vest in connection with the Merger.

(2)	Reflects the Exchange Ratio per GPP Public Common Unit to be received by the GPP Unaffiliated Unitholders.
(3)	A $1 change in the price of a share of GPRE Common Stock would change the total consideration by approximately $4.7 million for purposes of these Unaudited Pro Forma Statements.
(4)

The Unaudited Pro Forma Statements give effect to the Merger as if it had occurred on either June 30, 2023 or January 1, 2022. As a result, the Cash Consideration does not include the anticipated cash payment to be made to holders of GPP Public Common Units relating to unpaid quarterly cash dividends declared by the General Partner during the fourth fiscal quarter of 2023 to be calculated in accordance with the terms of the Merger Agreement. For illustrative purposes, assuming that the Closing Date is December 15, 2023, an additional $4.4 million of Cash Consideration would be paid in excess of the amount presented.

2. MERGER PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

Unaudited Pro Forma Consolidated Balance Sheet Adjustments

(a) Represents Cash Consideration to be paid to GPP Unaffiliated Unitholders in the amount of $2.00 per GPP Public Common Unit in accordance with the Merger Agreement. Such amount does not include the anticipated cash payment to be made to holders of GPP Public Common Units relating to unpaid quarterly cash dividends declared by the General Partner during the fourth fiscal quarter of 2023 to be calculated in accordance with the terms of the Merger Agreement. For illustrative purposes, assuming that the Closing Date is December 15, 2023, an additional $4.4 million of Cash Consideration would be paid in excess of the amount presented. In accordance with ASC 810, the merger will be accounted for as an equity transaction.

(b) Reflects transaction costs of $7.5 million directly attributable to the Merger, including financial advisory, legal services and other professional fees expected to be paid subsequent to June 30, 2023.

(c) Represents the issuance of approximately 4.7 million shares of GPRE Common Stock at a price of $26.91 per share. Further, the elimination of all remaining minority interest related to GPP is recorded against additional paid in capital. The difference between the total consideration paid (both equity and cash) and the remaining minority interest of GPP is also recorded to additional paid in capital in accordance with ASC 810.

Unaudited Pro Forma Consolidated Statements of Operations Adjustments

(d) Reflects cost savings of approximately $0.7 million for the elimination of corporate governance and professional service fees as GPP will no longer be a publicly traded entity following the Closing. Also reflects the reversal of approximately $0.9 million transaction costs recognized in the historical financial statements, as such costs are nonrecurring charges directly attributable to the Merger.

(e) Reallocates net income (loss) attributable to noncontrolling interest represented by GPP Public Common Units to net loss attributable to GPRE Shareholders.

(f) Reflects adjustments to weighted average basic and diluted shares to give effect to each GPP Unaffiliated Unitholder entitled to receive 0.405 shares of GPRE Common Stock for each GPP Public Common Unit owned in connection with the Merger.

(g) Reflects cost savings of approximately $1.3 million for the elimination of corporate governance and professional service fees as GPP will no longer be a publicly traded entity following the Closing.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

GREEN PLAINS INC.,

GPLP HOLDINGS INC.,

GPLP MERGER SUB LLC,

GREEN PLAINS HOLDINGS LLC

and

GREEN PLAINS PARTNERS LP

September 16, 2023

A-i

A-ii

Section 9.9 Specific Performance	A-48
Section 9.10 Notices	A-48
Section 9.11 Severability	A-49
Section 9.12 Non-Recourse	A-49

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 16, 2023 (this “Agreement”), is entered into by and among Green Plains Inc., an Iowa corporation (“Parent”), GPLP Holdings Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Holdings”), GPLP Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Holdings (“Merger Sub”), Green Plains Partners LP, a Delaware limited partnership (the “Partnership”), and Green Plains Holdings LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”). Certain capitalized terms used in this Agreement are defined in Article I.

W I T N E S S E T H:

WHEREAS, prior to the execution of this Agreement, for the purpose of effecting the transactions contemplated by this Agreement, (a) Parent has organized Holdings and contributed to it an amount equal to $1,000 in cash and (b) Holdings has organized Merger Sub and contributed to it an amount equal to $1,000 in cash;

WHEREAS, each of Parent and the Partnership wishes to effect a strategic business combination by means of a merger of Merger Sub with and into the Partnership (the “Merger”), with the Partnership surviving the Merger;

WHEREAS, the conflicts committee (the “Conflicts Committee”) of the Board of Directors of the General Partner (the “GP Board”), by unanimous vote, in good faith, has, among other things, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (b) approved the Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth in the Transaction Documents (the foregoing constituting “Special Approval” as defined in the Partnership Agreement), and (c) recommended to the GP Board the approval by the GP Board of the Transaction Documents and the execution, delivery and performance of the Transaction Documents and the transactions contemplated hereby and thereby, including the Merger;

WHEREAS, following receipt of the recommendation of the Conflicts Committee, at a meeting duly called and held, the GP Board (acting, in part, based upon the recommendation of the Conflicts Committee), by unanimous vote, in good faith, has, among other things, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (b) approved the Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, (c) authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth in the Transaction Documents, and (d) directed that this Agreement and the Merger be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement and authorized the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement;

WHEREAS, pursuant to Section 7.4(b)(ii) of the General Partner Operating Agreement and in accordance with Section 3.6 of the General Partner Operating Agreement, Parent has delivered to the GP Board its consent (the “Sole Member Consent”), in its capacity as the sole member of the General Partner (Parent, in such capacity, the “Sole Member”), pursuant to which the Sole Member has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Sole Member and the General Partner and (b) approved and authorized the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, by the General Partner;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), by unanimous vote, has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger and the issuance of Parent

Shares as part of the consideration for the Merger (the “Parent Stock Issuance”), are in the best interests of Parent and the Parent Stockholders and (b) approved and authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the Merger and the Parent Stock Issuance, on the terms and subject to the conditions set forth in the Transaction Documents;

WHEREAS, the board of directors of Holdings (the “Holdings Board”) has, by unanimous vote, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Holdings and its sole stockholder and declared it advisable to enter into this Agreement and (b) approved and authorized the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, Holdings directly owns 100% of the issued and outstanding limited liability company interests in Merger Sub, and Holdings, in its capacity as the sole member of Merger Sub, has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Merger Sub and declared it advisable for Merger Sub to enter into this Agreement and consummate the Merger and (b) approved and authorized the adoption, execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the parties’ willingness to enter into this Agreement, Parent and the parties listed in Section 1.1 of the Parent Disclosure Schedule (collectively with Parent, the “Support Parties”), who collectively own a Unit Majority, are entering into a support agreement with the Partnership (the “Support Agreement”), pursuant to which and subject to the terms and conditions thereof, each of the Support Parties has agreed to deliver (or cause to be delivered) a written consent with respect to the Common Units it beneficially owns approving this Agreement and the transactions contemplated hereby, including the Merger, in accordance with Section 14.3 and Section 13.11 of the Partnership Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINED TERMS; CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, none of the Partnership and its Subsidiaries, on the one hand, and Parent and its Subsidiaries (including the General Partner, Holdings and Merger Sub), on the other hand, shall be considered to be Affiliates with respect to each other.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Anti-Corruption Laws” has the meaning set forth in Section 4.8(b).

“Balance Sheet Date” means June 30, 2023.

“Benefit Plan” means (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) any employment, consulting, severance, termination, retention, change of control, health, medical, dental, vision, cafeteria, disability, accident, insurance, vacation, paid-time-off, flex spending, perquisite, welfare fringe benefit, compensatory equity or equity-based, deferred compensation, profit sharing, retirement, pension, savings, termination and each other compensation or employee benefit plan, program, policy, agreement or arrangement.

“Book-Entry Units” has the meaning set forth in Section 3.2.

“Business Day” means a day other than a Saturday, a Sunday or any other day on which the SEC or banks in Omaha, Nebraska or New York, New York are authorized or required by applicable Laws to be closed.

“Cash Consideration” means an amount in cash equal to the sum of (a) $2.00 plus (b) the product of (i) $0.455 divided by 90, multiplied by (ii) the number of days from, but excluding, the last day of the calendar quarter with respect to which the General Partner has declared a quarterly cash distribution to the holders of Common Units of no less than $0.455 per Common Unit with a record date prior to the Closing Date, to, but excluding, the Closing Date, computed on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days for any period less than a calendar month, and rounded to the nearest whole cent.

“Cause” means, with respect to a director of the General Partner, the commission of an act of actual fraud or willful or wanton misconduct in his or her capacity as a director of the General Partner.

“Certificate” has the meaning set forth in Section 3.2.

“Certificate of Merger” has the meaning set forth in Section 2.4.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Conflicts Committee” has the meaning set forth in the Recitals.

“Conflicts Committee Financial Advisor” has the meaning set forth in Section 4.13.

“Consent Solicitation Statement/Prospectus” has the meaning set forth in Section 4.4.

“Contract” has the meaning set forth in Section 4.3(b).

“DGCL” means the Delaware General Corporation Law.

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Effective Time” has the meaning set forth in Section 2.4.

“Enforceability Exceptions” has the meaning set forth in Section 4.3(a).

“Environmental Laws” means all applicable federal, state and local Laws relating to the protection, preservation or restoration of the environment (including natural resources), occupational health or workplace safety, pipeline safety (to the extent related to exposure to Hazardous Materials), or otherwise imposing liability or standards of conduct concerning the generation, use, storage, management, treatment, transportation, disposal or arrangement for disposal of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 4.4.

“Exchange Agent” has the meaning set forth in Section 3.3(a).

“Exchange Fund” has the meaning set forth in Section 3.3(a).

“Exchange Ratio” has the meaning set forth in Section 3.1(a).

“GAAP” means generally accepted accounting principles in the United States, as applied on a consistent basis.

“General Partner” has the meaning set forth in the Preamble.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“General Partner Operating Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of July 1, 2015, as may be amended, modified or supplemented from time to time.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational.

“GP Board” has the meaning set forth in the Recitals.

“Hazardous Material” means (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, (c) any petroleum hydrocarbons, petroleum or petroleum product, petroleum substances, natural gas, crude oil, or any components, fractions or derivatives thereof, (d) any polychlorinated biphenyl, (e) any per- or polyfluoroalkyl substance, and (f) any chemical, product, material, substance or waste regulated under, or defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance” or “toxic pollutant” pursuant to, any Environmental Law.

“Holdings” has the meaning set forth in the Preamble.

“Holdings Board” has the meaning set forth in the Recitals.

“Incentive Distribution Right” has the meaning set forth in the Partnership Agreement.

“Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of Parent, the Partnership, the General Partner or any of their respective Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with Parent or the Partnership, as applicable) serving at the request of or on behalf of Parent, the Partnership, the General Partner, as applicable, or any of their respective Subsidiaries and together with such Person’s heirs, executors or administrators.

“Laws” or “Law” has the meaning set forth in Section 4.8(a).

“Liens” has the meaning set forth in Section 4.1(c).

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Material Adverse Effect” means, when used with respect to a Person, any change, condition, circumstance, effect, event, development or occurrence that, individually or in the aggregate, (x) has a material adverse effect on the business, assets, liquidity, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders a party’s ability to consummate the transactions contemplated hereby, including the Merger and, with respect to Parent, the Parent Stock Issuance, on or before the Outside Date; provided, however, that, with respect to clause (x) only, any of the following and any adverse changes, conditions, circumstances, effects, events, developments or occurrences arising out of, resulting from or attributable or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, conditions, circumstances, effects, events, developments or occurrences generally affecting the economy, the financial or capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or, except specifically for purposes of determining whether there is a breach of the representations and warranties made by the applicable parties in Section 4.3(b) and Section 5.3(b) and the satisfaction of the closing conditions set forth in Section 7.2(a) and Section 7.3(a) with respect to such representations and warranties, the taking of any action expressly permitted or expressly contemplated by this Agreement or in furtherance of the transactions contemplated hereby; (iii) any change in the market price or trading volume of the limited partner interests, shares of common stock or other equity securities of such Person or the credit rating of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war, terrorism (including domestic terrorism) or other hostilities (or the escalation of the foregoing), whether or not pursuant to the declaration of a national emergency or war, pandemics (including the COVID-19 pandemic, any mutation or variation of the virus underlying the COVID-19 pandemic or any health conditions related thereto), epidemics or natural disasters or other force majeure events not set forth in clause (v); (v) cyberterrorism, hacking, ransomware or any other electronic attack or sabotage; (vi) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vii) any Proceedings commenced by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries arising out of or related to this Agreement or the transactions contemplated by this Agreement; (viii) changes, effects, events or occurrences generally affecting the prices of ethanol and other biofuels or the storage, distribution or transportation of ethanol and other biofuels; (ix) any failure of a Person to meet any internal or external projections, budgets, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (x) with respect to Parent only, any effect to the extent resulting from a change, condition, circumstance, effect, event, development or occurrence affecting the Partnership or its Subsidiaries that has a Material Adverse Effect on the Partnership and its Subsidiaries; and (xi) with respect to the Partnership, the General Partner and their respective Subsidiaries, any changes, conditions, circumstances, effects, events, developments or occurrences (A) to which Parent has consented or expressly waived or (B) which resulted from any action or inaction which Parent or any of its Affiliates expressly requested of the Partnership, the General Partner or any of their respective Subsidiaries, regardless of whether such action or inaction is permitted or required by the terms of this Agreement; provided, however, that changes, conditions, circumstances, effects, events, developments or occurrences referred to in clauses (i), (iv), (vi) and (viii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such changes, conditions, circumstances, effects, events, developments or occurrences have had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries and in the geographic markets in which such Person and its Subsidiaries operate.

“Maximum Amount” has the meaning set forth in Section 6.6(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Listing Application” has the meaning set forth in Section 6.9(a).

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement, partnership agreement, limited liability company agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plan” means any Benefit Plan maintained, sponsored, administered or contributed to by Parent or any of its Subsidiaries (excluding the General Partner, the Partnership or any of their respective Subsidiaries) for the benefit of their respective current or former employees, independent contractors and directors (and their respective beneficiaries) or with respect to which Parent or any of its Subsidiaries (excluding the General Partner, the Partnership or any of their respective Subsidiaries) is a party or has any liability, other than any statutory plan, program or arrangement that is required by applicable Laws, other than the Laws of the United States, and maintained by any Governmental Authority. For the avoidance of doubt, no Partnership Benefit Plan is a Parent Benefit Plan.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Bylaws” means the Fifth Amended and Restated Bylaws of Green Plains Inc., dated as of November 14, 2022.

“Parent Charter” means the Second Amended and Restated Articles of Incorporation of Green Plains Renewable Energy, Inc., dated as of October 10, 2008, as amended by the Articles of Amendment to Second Amended and Restated Articles of Incorporation of Green Plains Renewable Energy, Inc., dated as of May 9, 2011, as further amended by the Second Articles of Amendment to Second Amended and Restated Articles of Incorporation of Green Plains Renewable Energy, Inc., dated as of May 14, 2014, as further amended by the Third Articles of Amendment to Second Amended and Restated Articles of Incorporation of Green Plains Inc., dated as of May 4, 2022, as may be further amended, modified or supplemented from time to time.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article V.

“Parent Equity Awards” means collectively, the stock options, stock appreciation rights, restricted stock units, deferred stock units, performance awards, performance stock or performance share units, stock or share units, phantom stock or other awards relating to Parent Common Stock, including any such awards granted under or governed by the Parent Equity Plans.

“Parent Equity Plans” means the Green Plains Inc. 2019 Equity Incentive Plan, the Green Plains Inc. 2009 Equity Incentive Plan, and the Green Plains Renewable Energy, Inc. 2007 Equity Incentive Plan, each as amended, and any other plans or arrangements of Parent providing for or governing the grant, exercise or settlement of awards to employees and service providers of Parent Common Stock or cash settlement of awards valued, in whole or in part, by reference to Parent Common Stock, or otherwise relating thereto.

“Parent Expense Reimbursement” has the meaning set forth in Section 8.3(a).

“Parent Material Adverse Effect” has the meaning set forth in Section 5.1(a).

“Parent Material Contract” means any Contract (whether written or oral) that would be required to be filed with the SEC by Parent as an exhibit under Item 601(b)(10) of Regulation S-K.

“Parent Organizational Documents” means, collectively, the Parent Bylaws and the Parent Charter.

“Parent Permits” means all Permits necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted.

“Parent SEC Documents” has the meaning set forth in Section 5.5(a).

“Parent Shares” means shares of Parent Common Stock.

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Parent Stockholders” means the holders of the outstanding Parent Shares.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Green Plains Partners LP, dated as of July 1, 2015, as amended by the First Amendment to the First Amended and Restated Agreement of Limited Partnership of Green Plains Partners LP, dated as of May 7, 2019.

“Partnership Benefit Plan” means any Benefit Plan maintained, sponsored, administered or contributed to by the General Partner, the Partnership or any of their respective Subsidiaries for the benefit of the Partnership Service Providers, or with respect to which the General Partner, the Partnership or any of their respective Subsidiaries is a party or has any liability, other than any statutory plan, program or arrangement that is required by applicable Laws, other than the Laws of the United States, and maintained by any Governmental Authority. For the avoidance of doubt, no Parent Benefit Plan is a Partnership Benefit Plan.

“Partnership Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article IV.

“Partnership Expense Reimbursement” has the meaning set forth in Section 8.3(b).

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Long-Term Incentive Plans” means the Green Plains Partners LP 2015 Long-Term Incentive Plan, including any amendment and/or amendment and restatement thereof, and any other plans or arrangements of the Partnership or the General Partner providing for the grant of awards of Common Units or cash settled awards valued, in whole or in part, by reference to Common Units, or otherwise relating thereto.

“Partnership LTIP Awards” means any awards issued under a Partnership Long-Term Incentive Plan.

“Partnership LTIP Reserve” has the meaning set forth in Section 3.6(b).

“Partnership Material Adverse Effect” has the meaning set forth in Section 4.1(a).

“Partnership Material Contract” means any Contract (whether written or oral) that would be required to be filed with the SEC by the Partnership as an exhibit under Item 601(b)(10) of Regulation S-K.

“Partnership Permits” means all Permits necessary for the Partnership and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted.

“Partnership SEC Documents” has the meaning set forth in Section 4.5(a).

“Partnership Service Providers” means all of the employees, individual consultants and individual independent contractors that perform services for or on behalf of the Partnership and its Subsidiaries.

“Partnership Unaffiliated Unitholders” means holders of Common Units other than Parent, the General Partner and their respective Affiliates.

“Partnership Unitholders” means holders of Common Units.

“Permits” means all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Proceeding” means any actual claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative, arbitral or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Public Common Unit” has the meaning set forth in Section 3.1(a).

“Registration Statement” has the meaning set forth in Section 4.10.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dispersion, dumping or disposing into the environment.

“Representatives” has the meaning set forth in Section 4.17.

“Requisite Partnership Approval” has the meaning set forth in Section 4.3(a).

“Restraints” has the meaning set forth in Section 7.1(b).

“Rights” means, with respect to any Person, (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell, or to cause the issuance, transfer or sale of, any partnership or other equity interest in such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (ii) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire, or to cause the repurchase, redemption or other acquisition of, any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this definition.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 4.1(c).

“Schedule 13E-3” has the meaning set forth in Section 4.4.

“Sole Member” has the meaning set forth in the Recitals.

“Sole Member Consent” has the meaning set forth in the Recitals.

“Stock Consideration” has the meaning set forth in Section 3.1(a).

“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or in the case of a partnership, more than 50% of the general partner interests, or in the case of a limited liability company, more than 50% of the ownership interests in the managing member) are, as of such date, owned by such Person or one or more Subsidiaries of such Person; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership and its Subsidiaries shall not be considered Subsidiaries of Parent.

“Support Agreement” has the meaning set forth in the Recitals.

“Support Parties” has the meaning set forth in the Recitals.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Takeover Laws” has the meaning set forth in Section 4.3(a).

“Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, whether disputed or not.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Transaction Documents” means, collectively, this Agreement and the Support Agreement, including all exhibits, annexes and schedules thereto.

“Unit Majority” has the meaning set forth in the Partnership Agreement.

“Willful Breach” has the meaning set forth in Section 8.2.

“Written Consent” means approval of this Agreement and the transactions contemplated hereby, including the Merger, by written consent of the holders of Common Units constituting a Unit Majority without a meeting in accordance with the Partnership Agreement.

Section 1.2 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement and all exhibits, annexes and schedules hereto as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e) the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”;

(g) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(h) all references to prices, values or monetary amounts refer to United States dollars;

(i) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(j) this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;

(k) each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the parties and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of such prior drafts;

(l) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(m) any references herein to a particular Section, Article or Schedule means a Section or Article of, or Schedule to, this Agreement unless otherwise expressly stated herein;

(n) the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(o) unless otherwise specified herein, references to any statute, listing rule, rule, standard, regulation or other Law include a reference to the corresponding rules and regulations and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time;

(p) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(q) all references to days mean calendar days unless otherwise provided; and

(r) except as otherwise noted, all references to time mean local time in Omaha, Nebraska.

ARTICLE II

THE MERGER

Section 2.1 Contribution of Parent Shares. Prior to the Effective Time, and in the order set forth below:

(a) Parent shall contribute and assign to Holdings a number of Parent Shares necessary to pay the Stock Consideration and Holdings shall accept such Parent Shares.

(b) Holdings shall contribute and assign to Merger Sub a number of Parent Shares necessary to pay the Stock Consideration and Merger Sub shall accept such Parent Shares.

Section 2.2 The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership, the separate existence of Merger Sub shall cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.3 Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall occur remotely via electronic exchange of documentation and consideration required to be delivered at Closing, on the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place and at such later date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.4 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties hereto will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.5 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.

Section 2.6 Organizational Documents of the Surviving Entity; Directors and Officers of the General Partner.

(a) At the Effective Time, (i) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time until duly amended in accordance with applicable Laws and (ii) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the partnership agreement of the Surviving Entity from and after the Effective Time until duly amended in accordance with the terms thereof and applicable Laws, in each case consistent with the obligations set forth in Section 6.6. The name of the Surviving Entity shall be “Green Plains Partners LP.”

(b) Immediately prior to the Effective Time, the General Partner shall use its reasonable best efforts to deliver to Parent the resignation of each officer of the General Partner and each member of the GP Board. Immediately following the Effective Time, the Sole Member shall cause (i) the directors of Holdings serving immediately prior to the Effective Time to become the directors of the General Partner until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified, and (ii) the officers of Merger Sub serving immediately prior to the Effective Time to become the officers of the General Partner until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified.

Section 2.7 Admission as Partner. At the Effective Time, (a) Parent will continue as a Limited Partner of the Partnership, (b) by virtue of the Merger and in accordance with the DRULPA, Holdings will be admitted as a Limited Partner of the Partnership, (c) the General Partner will continue as the general partner of the Partnership and (d) the Partnership (as the Surviving Entity) will continue without dissolution.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Holdings, Merger Sub, the Partnership, the General Partner or any holder of Parent securities or Partnership securities:

(a) Conversion of Common Units. Subject to Section 3.1(c), Section 3.3(d) and Section 3.5, each Common Unit (other than any Common Units owned by Parent, the General Partner and their respective Affiliates immediately prior to the Effective Time) (each, a “Public Common Unit”) issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive: (i) 0.405 Parent Shares (the “Stock Consideration” and such ratio, the “Exchange Ratio”), which Parent Shares will be duly authorized, validly issued, fully paid and non-assessable in accordance with applicable Laws, and (ii) the Cash Consideration, without interest (together with the Stock Consideration, the “Merger Consideration”), in each case of clauses (i) and (ii), subject to adjustment in accordance with Section 3.5.

(b) Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a), and Holdings (as the sole member of Merger Sub prior to the Effective Time) shall be admitted as a Limited Partner of the Partnership (as the Surviving Entity) in accordance with Section 2.7.

(c) Treatment of Partnership Owned Units and Parent Owned Partnership Interests.

(i) Any Partnership Interests that are owned immediately prior to the Effective Time by the Partnership or any Subsidiary of the Partnership will be automatically canceled and will cease to exist. No consideration will be delivered in exchange for such canceled Partnership Interests.

(ii) Any Partnership Interests that are owned immediately prior to the Effective Time by Parent, the General Partner and their respective Affiliates (excluding the General Partner Interest (discussed in clause (iii) below) and the Incentive Distribution Rights (discussed in clause (iv) below)) shall not be canceled, shall not be converted into the Merger Consideration, and shall remain outstanding as Partnership Interests in the Surviving Entity.

(iii) The General Partner Interest issued and outstanding as of immediately prior to the Effective Time shall remain, immediately following the Effective Time, outstanding as a general partner interest in the Surviving Entity, and the General Partner shall continue as the sole general partner of the Surviving Entity.

(iv) The Incentive Distribution Rights shall, immediately prior to the Effective Time, be canceled, eliminated and cease to exist and the holder of such canceled Incentive Distribution Rights shall automatically cease to have any rights with respect thereto. No consideration will be delivered in exchange for such canceled Incentive Distribution Rights.

(d) Books and Records of the Partnership. The books and records of the Partnership shall be revised to reflect (i) the conversion and cancellation of all Public Common Units in accordance with Section 3.1 and Section 3.2, (ii) the conversion of the limited liability company interests in Merger Sub in accordance with Section 3.1(b), (iii) the cancellation of any Partnership Interests that are owned by the Partnership or any Subsidiary of the Partnership in accordance with Section 3.1(c)(i), and (iv) the cancellation of the Incentive Distribution Rights in accordance with Section 3.1(c)(iv).

Section 3.2 Rights as Partnership Unitholders; Common Unit Transfers. All Public Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) will cease to be Outstanding (as such term is defined in the Partnership Agreement) and will automatically be canceled and will cease to exist when converted into the right to receive the Merger Consideration as a result of and pursuant to the Merger. At the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented Public Common Units (a “Certificate”) and each holder of non-certificated Public Common Units represented by book-entry immediately prior to the Effective Time (“Book-Entry Units”) will cease to have any rights with respect thereto or thereunder, except the right to receive (a) the Merger Consideration, (b) any dividend or distribution in accordance with Section 3.3(c), in each case to be issued or paid, without interest, in consideration therefor upon surrender of such Certificate or Book-Entry Units in accordance with Section 3.3, and (c) any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and which remains unpaid at the Effective Time, which will be paid in accordance with the terms of the Partnership Agreement. At the Effective Time, the transfer books of the Partnership will be closed immediately and there will be no further registration of transfers on the transfer books of the Partnership with respect to the Public Common Units.

Section 3.3 Exchange of Certificates and Book-Entry Units.

(a) Exchange Agent. Prior to the Effective Time, Parent will appoint Computershare Trust Company, N.A. to act as exchange and payment agent hereunder for the purpose of exchanging Public Common Units for the Merger Consideration as required by this Article III and paying any dividends or other distributions to which holders of the Public Common Units are entitled pursuant to Section 3.3(c) (the “Exchange Agent”). Promptly after the Effective Time, Parent will, on behalf of Holdings and Merger Sub, deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of the applicable Public Common Units, for exchange in accordance with this Article III, through the Exchange Agent, (i) Parent Shares as required by this Article III and (ii) cash sufficient to pay the aggregate amount of Cash Consideration contemplated under this Article III. Parent agrees to make available, or cause to be made available, to the Exchange Agent, from time to time as needed, cash, property or stock sufficient to pay any dividends or other distributions pursuant to Section 3.3(c), without interest. Any dividends or other distributions with respect to Parent Shares pursuant to Section 3.3(c) and the Parent Shares and cash for payment of the Merger Consideration deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions from Parent and the Partnership, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Section 3.3(b) and Section 3.3(c), the Exchange Fund will not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, Parent will instruct the Exchange Agent to mail to each record holder of Public Common Units as of the Effective Time (i) a letter of transmittal (specifying that in respect of certificated Public Common Units, delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent, and which will be in customary form and agreed to by Parent and the Partnership prior to the Effective Time) and (ii) instructions (in customary form and agreed to by Parent and the Partnership prior to the Effective Time) for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of Public Common Units represented by such Certificates or Book-Entry Units, as applicable. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent (or affidavits of loss in lieu thereof as contemplated by Section 3.3(g)) together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be reasonably required pursuant to such instructions, each holder who held Public Common Units immediately prior to the Effective Time will be entitled to receive upon surrender of the Certificates (or affidavits of loss in lieu thereof as contemplated by Section 3.3(g)) or Book-Entry Units therefor (subject to any applicable withholding Tax) (A) Parent Shares representing, in the aggregate, the whole number of Parent Shares that such holder has the right to receive pursuant to this Article III (after taking into account all Public Common Units then held by such holder) and (B) a check in an amount equal to the aggregate amount of cash or any other property or stock that such holder has the right to receive pursuant to this Article III, including the Cash Consideration and dividends or other distributions pursuant to Section 3.3(c), if any. No interest will be paid or accrued on the Cash Consideration or any dividends or other distributions payable pursuant to Section 3.3(c). In the event of a transfer of ownership of Public Common Units that is not registered in the transfer records of the Partnership, the Merger Consideration payable in respect of such Public Common Units may be paid to a transferee if the Certificate representing such Public Common Units (or affidavits of loss in lieu thereof as contemplated by Section 3.3(g)) or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and in the case of both certificated and book-entry Public Common Units, is accompanied by all documents reasonably required to evidence and effect such transfer, and the Person requesting such exchange will pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such Public Common Units, or will establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until all such required documentation has been delivered and Certificates, if any, have been surrendered as contemplated by this Section 3.3(b) (or affidavits of loss in lieu thereof as contemplated by Section 3.3(g)), each Certificate or Book-Entry Unit will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such delivery and surrender, and any cash or dividends or other distributions to which such holder is entitled pursuant to Section 3.3(c) and any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and remain unpaid at the Effective Time.

(c) Distributions with Respect to Unexchanged Public Common Units. No dividends or other distributions with respect to Parent Shares issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Units until such Certificates or Book-Entry Units are surrendered as provided in this Section 3.3. Following such surrender, subject to the effect of escheat, Tax or other applicable Laws, there shall be paid, without interest, to the record holder of the Parent Shares issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such Parent Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Shares, all Parent Shares to be issued pursuant to the Merger shall be entitled to dividends and other distributions pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(d) No Fractional Parent Shares. No certificates or scrip for Parent Shares representing fractional Parent Shares or book entry credit of the same will be issued upon the surrender of Public Common Units outstanding immediately prior to the Effective Time in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any Parent Shares. Notwithstanding any other provision of this Agreement, in lieu of receiving any fraction of a Parent Share, all fractions of Parent Shares to which a holder of Public Common Units converted into the right to receive the Merger Consideration in the Merger would otherwise have been entitled shall be aggregated and the resulting fraction of a Parent Share will be rounded up to a whole Parent Share.

(e) No Further Rights in Public Common Units. The Merger Consideration issued upon conversion of a Public Common Unit in accordance with the terms hereof will be deemed to have been issued and/or paid in full satisfaction of all rights pertaining to such Public Common Unit (other than any dividends or distributions to which such holder is entitled pursuant to Section 3.3(c) and any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and which remains unpaid at the Effective Time).

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Public Common Units on the one year anniversary of the Effective Time will be delivered to Parent upon demand by Parent and, from and after such delivery, any former holders of Public Common Units who have not theretofore complied with this Article III will thereafter look only to Parent for the Merger Consideration payable in respect of such Public Common Units or any dividends or other distributions with respect to Parent Shares to which they are entitled pursuant to Section 3.1 or Section 3.3(c), respectively, in each case, without any interest thereon. Any amounts remaining unclaimed by holders of Public Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of Parent. Without limitation of the foregoing, after the date that is the one year anniversary of the Effective Time, any amounts remaining unclaimed by holders of Public Common Units will become the property of Parent, subject to the legitimate claims of any Person previously entitled thereto hereunder or under abandoned property, escheat or similar Laws. Notwithstanding anything in this Agreement to the contrary, none of Parent, Holdings, the Partnership, Merger Sub, the Surviving Entity, the General Partner, the Exchange Agent, or any other Person shall be liable to any former holder of Public Common Units for any amount properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g) Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of an indemnity agreement or a bond, in a customary amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate and affidavit the Merger Consideration payable in respect of Public Common Units represented by such Certificate as contemplated by this Article III and pay any dividends and other distributions pursuant to Section 3.3(c).

(h) Withholding Taxes. Each of Parent, Holdings, Merger Sub, the Surviving Entity and the Exchange Agent, as applicable, is entitled to deduct and withhold from any amounts, including the Merger Consideration, payable pursuant to this Agreement to any Person such amounts as Parent, Holdings, Merger Sub, the Surviving Entity or the Exchange Agent, as applicable, reasonably deems it is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment. Such deduction and withholding may be taken in securities, in which case Parent, Holdings, Merger Sub, the Surviving

Entity or the Exchange Agent, as applicable, shall be treated as having sold such securities for an amount of cash equal to the fair market value of such securities at the time of such deemed sale. To the extent that deducted and withheld amounts (including deemed proceeds from the deemed sale of securities) are paid over to the appropriate Governmental Authority, such amounts (including securities) will be treated for all purposes of this Agreement as having been paid or issued to the Person in respect of whom such deduction and withholding was made.

(i) Book Entry Shares. All Parent Shares to be issued in the Merger will be issued in book-entry form, without physical certificates.

(j) Investment of Exchange Fund(k) . Parent shall cause the Exchange Agent to invest the cash in the Exchange Fund as directed by Parent on a daily basis, in Parent’s sole discretion; provided, however, that no such investment or loss thereon shall affect the amounts payable or timing of the amounts payable to the holders of Public Common Units pursuant to the other provisions of this Article III. Any interest and other income resulting from such investments shall be paid promptly to Parent.

Section 3.4 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 3.5 Anti-Dilution Provisions. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units or Parent Shares shall have been changed into a different number of units or shares or a different class or series by reason of any subdivisions, reclassifications, splits, share distributions, combinations or exchanges of Common Units or Parent Shares, as applicable, then the Merger Consideration, the Exchange Ratio and any other similar dependent item, as applicable, will be correspondingly adjusted to provide to the holders of Public Common Units the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.5 shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to be undertaken pursuant to this Agreement.

Section 3.6 Treatment of Awards. Prior to the Effective Time, Parent, the General Partner and the Partnership shall take all action as may be necessary or required in accordance with applicable Law and each Partnership Long-Term Incentive Plan and Parent Equity Plan (including the award agreements in respect of awards granted thereunder) to give effect to this Section 3.6 as follows:

(a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Partnership LTIP Award shall become fully vested and shall be automatically canceled and converted into the right to receive, with respect to each Common Unit subject thereto, the Merger Consideration (plus any accrued but unpaid amounts in relation to distribution equivalent rights). The cancellation of a Partnership LTIP Award shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Partnership LTIP Award. From and after the Effective Time, the former holder of any canceled Partnership LTIP Award shall be entitled to receive only the Merger Consideration (plus any accrued but unpaid amounts in relation to distribution equivalent rights) in respect of each Common Unit subject to such canceled Partnership LTIP Award. Payment of the Merger Consideration (and any accrued but unpaid amounts in relation to distribution equivalent rights) with respect to canceled Partnership LTIP Awards shall be subject to the applicable holder’s satisfaction of any applicable Tax withholding amounts payable in connection with the receipt of such payments, in each case in accordance with the terms of the award agreements governing such canceled Partnership LTIP Awards and the Partnership Long-Term Incentive Plans.

(b) As of the Effective Time, unless otherwise determined by the Parent Board, Parent shall assume the outstanding unused unit reserve (the “Partnership LTIP Reserve”) under the Partnership Long-Term Incentive Plans for the purpose of making future grants relating to Parent Shares to applicable employees and other service providers of Parent and its Subsidiaries, which Partnership LTIP Reserve shall (i) be adjusted as reasonably determined by the Parent Board or a committee thereof to give effect to the transactions contemplated by this Agreement, and (ii) be added to the Parent Equity Plans in such manner as determined by the Parent Board or a committee thereof and in accordance with Nasdaq listing rule 5635(c).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND THE GENERAL PARTNER

Except as disclosed in (a) the Partnership SEC Documents filed with or publicly furnished to the SEC on or after December 31, 2021 and prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement (provided, that (i) any disclosure in any section of such Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect), each of the Partnership and the General Partner, jointly and severally, represent and warrant to Parent, Holdings and Merger Sub as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of the Partnership, the General Partner and their respective Subsidiaries is a legal entity duly incorporated, formed or organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite corporate, limited liability company, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so incorporated, formed or organized or existing or in good standing or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership (a “Partnership Material Adverse Effect”).

(b) Each of the Partnership and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) All of the outstanding shares of capital stock, limited liability company interests, partnership interests or other equity interests in, each material Subsidiary of the Partnership that are owned directly or indirectly by the Partnership have been duly authorized and validly issued in accordance with the Organizational Documents of each such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited liability company or limited partnership, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such voting or transfer restrictions as set forth in the Organizational Documents of such Subsidiary and for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” Laws of the various states of the United States or any other applicable securities Law) (collectively, “Liens”).

(d) The Partnership has made available to Parent correct and complete copies of its Organizational Documents and correct and complete copies of the Organizational Documents of each of its material Subsidiaries, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect and the Partnership and each of its material Subsidiaries is not in violation of any of their provisions in any material respect.

Section 4.2 Capitalization.

(a) The authorized equity interests of the Partnership consist of Common Units, the Incentive Distribution Rights and the General Partner Interest. As of September 15, 2023, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 23,264,833 Common Units (including 18,549 unvested restricted Common Units, which constitute Partnership LTIP Awards), (ii) the Incentive Distribution Rights and (iii) the General Partner Interest. The Partnership has reserved 2,500,000 Common Units for issuance pursuant to the Partnership Long-Term Incentive Plans, of which, as of September 15, 2023, zero Common Units are subject to outstanding Partnership LTIP Awards other than unvested restricted Common Units that are included in subclause (i) above, and 2,321,715 Common Units are available for issuance in connection with future grants of awards under the Partnership Long-Term Incentive Plans. From September 15, 2023 until the date of this Agreement, no additional limited partner interests or general partner interests have been issued, other than Common Units issued in connection with or pursuant to the Partnership Long-Term Incentive Plans. The General Partner is the sole general partner of the Partnership and owns the General Partner Interest free and clear of any Lien, and the General Partner Interest has been duly authorized and validly issued in accordance with the Organizational Documents of the Partnership. The General Partner owns all of the Incentive Distribution Rights free and clear of any Lien. All outstanding equity interests of the Partnership (excluding the General Partner Interest) are, and all Common Units issuable pursuant to the Partnership LTIP Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement).

(b) As of the date of this Agreement, except pursuant to this Agreement or as set forth in the Partnership Agreement, (i) there are no equity securities of the Partnership issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights or other compensatory equity or equity-based awards or rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating the Partnership or any of its Subsidiaries to issue, transfer or sell any Partnership Interest or other equity interest of the Partnership or such Subsidiary or any securities convertible into or exchangeable for such Partnership Interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities and (iii) there are no contractual obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Interest or other equity interest in the Partnership or any of its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence.

(c) Neither the Partnership nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable for or exercisable for securities having the right to vote) with the holders of Common Units or any other equity interest on any matter.

(d) Other than the Support Agreement and as set forth in Section 4.2(d) of the Partnership Disclosure Schedule, there are no voting trusts or other agreements or understandings to which the Partnership or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of the Partnership or any of its Subsidiaries.

Section 4.3 Authority; Noncontravention; Voting Requirements.

(a) Each of the Partnership and the General Partner has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject only to approval of this Agreement by the affirmative vote or consent of the holders of a Unit Majority (the “Requisite Partnership Approval”). The Requisite Partnership Approval is the only approval of the holders of units representing limited partner interests of the Partnership that is necessary under applicable Law and the Partnership Agreement to adopt, approve and authorize this Agreement that has not been obtained as of the date of this Agreement. The execution, delivery and performance by each of the Partnership and the General Partner of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated by the Transaction Documents to which it is a party, have been, as applicable, duly authorized by the GP Board, approved by each of the Conflicts Committee and the GP Board and consented to by the Sole Member and, except for obtaining the Requisite Partnership Approval, no other entity action on the part of the Partnership, the General Partner or the Sole Member is necessary to authorize the execution, delivery and performance by the Partnership and the General Partner of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Partnership and the General Partner and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership and the General Partner, enforceable against them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity) (collectively, the “Enforceability Exceptions”). The GP Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price,” “control share” or similar Law (collectively, “Takeover Laws”) and any takeover provision of the Partnership Agreement applicable to the Partnership, the General Partner or any of their respective Subsidiaries do not, and will not, apply to this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger.

(b) Neither the execution and delivery of this Agreement by the Partnership or the General Partner nor the consummation by the Partnership and the General Partner of the transactions contemplated by this Agreement, nor compliance by the Partnership and the General Partner with any of the terms or provisions of this Agreement, will (i) assuming the Requisite Partnership Approval is obtained, contravene, conflict with, violate any provision of, result in any breach of, or require the consent (other than the Sole Member Consent, which has been obtained) of any Person under, the terms, conditions or provisions of the Partnership Agreement, the General Partner Operating Agreement or any of the Organizational Documents of the Partnership’s material Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in Section 4.3(e) and (f) and Section 4.4 and the Requisite Partnership Approval are obtained, the amendments, restatements, amendments and restatements, replacements, terminations, waivers, consents and/or other modifications, referred to in Section 4.3(b) of the Partnership Disclosure Schedule are effective on or prior to the Closing Date, and the filings referred to in Section 4.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to the Partnership or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Partnership or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Partnership Permit to which the Partnership or any of its Subsidiaries is a party or by which the Partnership or any of its Subsidiaries or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of the Partnership or any of its Subsidiaries, except, in the case of clause (ii) or clause (iii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, payments, accelerations, Liens or rights that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) Except for the Sole Member Consent and approval by the GP Board, each of which was obtained prior to the execution of this Agreement, the Requisite Partnership Approval is the only vote or approval of the holders of any class or series of Partnership Interests that is necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

(d) The Conflicts Committee, by unanimous vote, in good faith, has, among other things, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (ii) approved the Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth in the Transaction Documents (the foregoing constituting “Special Approval” as defined in the Partnership Agreement), and (iii) recommended to the GP Board the approval by the GP Board of the Transaction Documents and the execution, delivery and performance of the Transaction Documents and the transactions contemplated hereby and thereby, including the Merger.

(e) Following receipt of the recommendation of the Conflicts Committee, the GP Board (acting, in part, based upon the recommendation of the Conflicts Committee), by unanimous vote, in good faith, has, among other things, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (ii) approved the Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, (iii) authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement, and (iv) directed that this Agreement and the Merger be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement and authorized the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

(f) Pursuant to Section 7.4(b)(ii) of the General Partner Operating Agreement and in accordance with Section 3.6 of the General Partner Operating Agreement, the GP Board has obtained the Sole Member Consent, pursuant to which the Sole Member has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Sole Member and the General Partner and (b) approved and authorized the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, by the General Partner.

Section 4.4 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act, including the filing with the SEC of the Registration Statement and the consent solicitation statement/prospectus constituting a part thereof relating to the Requisite Partnership Approval (the “Consent Solicitation Statement/Prospectus”) and the Rule 13e-3 transaction statement on Schedule 13E-3 to be filed with the SEC by Parent in connection with the Merger (as amended from time to time, the “Schedule 13E-3”), and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of Nasdaq, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Partnership Material Adverse Effect.

Section 4.5 Partnership SEC Documents; Undisclosed Liabilities; Internal Controls.

(a) The Partnership and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2021 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Partnership SEC Documents”). The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Partnership SEC Documents. To the knowledge of the Partnership, none of the Partnership SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of the Partnership included in the Partnership SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ capital for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Partnership and its consolidated Subsidiaries, taken as a whole).

(c) Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and other obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(d) No Subsidiary of the Partnership is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act.

(e) The General Partner has established and maintains internal control over financial reporting and disclosure controls and procedures for the Partnership designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that ensure that all material information required to be disclosed by the Partnership in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. The General Partner has disclosed, based on its most recent evaluation, to the Partnership’s auditors (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial information and have identified for the Partnership’s auditors any material weakness in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting.

(f) Since December 31, 2021, the principal executive officer and principal financial officer of the General Partner have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of the General Partner or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, and except as disclosed in a Partnership SEC Document filed with the SEC prior to the date of this Agreement, the General Partner has no knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

Section 4.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Partnership Material Adverse Effect.

(b) Since the Balance Sheet Date to the date of this Agreement, except for this Agreement and the transactions contemplated hereby, the Partnership and its Subsidiaries have carried on and operated their respective businesses in the ordinary course of business in all material respects.

Section 4.7 Legal Proceedings. There are no Proceedings pending or, to the knowledge of the Partnership, threatened in writing with respect to the Partnership or any of its Subsidiaries or Proceedings pending or, to the knowledge of the Partnership, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against the Partnership or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. This Section 4.7 shall not apply to any Proceedings against the Partnership or any of its Subsidiaries or any of their respective directors to the extent arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 4.8 Compliance With Laws.

(a) The Partnership and its Subsidiaries are, and since the later of June 30, 2022 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, tariff, ordinance, rule, regulation, judgment, order, injunction, stipulation, determination, award or decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) Without limiting the generality of Section 4.8(a), none of the General Partner, the Partnership, the Partnership’s Subsidiaries, or, to the knowledge of the Partnership, any consultant, agent or Representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act of 1977, or any other U.S. or foreign anti-corruption Laws that are applicable to the Partnership or its Subsidiaries (collectively, the “Applicable Anti-Corruption Laws”); (ii) has, to the knowledge of the Partnership, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of an Applicable Anti-Corruption Law by any such Person; and (iii) to the knowledge of the Partnership, is being (or has been) investigated by any Governmental Authority relating to an alleged, potential, or actual violation of the Applicable Anti-Corruption Laws, except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) The Partnership or its Subsidiaries hold all Partnership Permits and all such Partnership Permits are in full force and effect, except where the failure to hold such Partnership Permits or the failure of such Partnership Permits to be in full force and effect, would not have, individually or in the aggregate, a Partnership Material Adverse Effect. The Partnership and its Subsidiaries are not, and since June 30, 2022 have not been, in violation or breach of, or default under, any Partnership Permit, except where such violation, breach or default has not had or would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.9 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect: (a) the Partnership and its Subsidiaries are, and, for the past three years have been, in compliance with any and all applicable Environmental Laws; (b) the Partnership and its Subsidiaries have received all Permits required of them under applicable Environmental Laws to conduct their respective businesses, and all such Permits are in full force and effect or have been timely applied for renewal, and to the knowledge of the Partnership, there are no Proceedings pending that seek the revocation of such Permits; (c) there are no Proceedings or orders pending or, to the knowledge of the Partnership, threatened against or involving the Partnership or any of its Subsidiaries pursuant to any Environmental Law; (d) there has been no Release of any Hazardous Materials by the Partnership or any of its Subsidiaries at any currently owned or leased real property used in connection with their respective businesses, in each case in a manner that would result in a violation or liability to the Partnership and its Subsidiaries under any applicable Environmental Law; and (e) the Partnership has furnished to Parent complete and accurate copies of all material environmental audits and reports addressing any currently owned or leased real property of the Partnership and its Subsidiaries for the past three years that are in the possession or control of the Partnership or its Subsidiaries.

Section 4.10 Information Supplied. Subject to the accuracy of the representations and warranties of Parent, Holdings and Merger Sub set forth in Section 5.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Partnership or the General Partner specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Shares in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (c) the Consent Solicitation Statement/Prospectus will, on the date it is first mailed to the Limited Partners, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Consent Solicitation Statement/Prospectus and the Schedule 13E-3 will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, neither the General Partner nor the Partnership makes any representation or warranty with respect to information supplied by or on behalf of Parent, Holdings or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.11 Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (a) all Tax Returns that were required to be filed by or with respect to the Partnership or any of its Subsidiaries have been duly and timely filed or caused to be timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (b) all Taxes owed by the Partnership or any of its Subsidiaries that are or have become due have been timely paid or caused to be timely paid in full or an adequate reserve for the payment of such Taxes has been established in their books and records, (c) there are no Liens on any of the assets of the Partnership or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes on any of such assets (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)), (d) there is no claim against the Partnership or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax Returns of or with respect to the Partnership or any of its Subsidiaries, (e) each of the Partnership and any of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (f) the Partnership is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such (or properly treated as disregarded as separate from its owner for U.S. federal income tax purposes) since its formation, (g) at least 90% of the gross income of the Partnership for each taxable year since its formation through and including the current taxable year has been treated as “qualifying income” within the meaning of Section 7704(d) of the Code and (h) each Subsidiary of the Partnership is currently (and has been since its formation) properly classified either as a partnership or an entity disregarded as separate from its owner for U.S. federal income tax purposes.

Section 4.12 Partnership Benefit Plans; Employee Matters.

(a) Each Partnership Benefit Plan has been established, maintained and administered in compliance with its terms and with applicable Laws, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Except as has not had and would not reasonably be expected to have a Partnership Material Adverse Effect, no Partnership Benefit Plan is or has been within the past six years a (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) pension plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) “multiple employer plan” within the meaning of ERISA or an employee benefit plan subject to Section 413(c) of the Code, or (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(b) Each Partnership Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification from the Internal Revenue Service, and, to the knowledge of the Partnership, no event has occurred that could reasonably be expected to cause the loss of any such qualification, except where such loss of qualification, individually or in the aggregate, would not have a Partnership Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Partnership Material Adverse Effect, no Proceeding, including any audit or investigation by any Governmental Authority, is pending or, to the knowledge of the Partnership, threatened with respect to any Partnership Benefit Plan (other than routine claims for benefits and non-material appeals of such claims).

(d) Neither the Partnership nor its Subsidiaries is, nor at any time has such entity been, bound by or a party to any collective bargaining agreement or similar contract with any labor union or organization. Neither the Partnership nor its Subsidiaries is currently engaged in any negotiation with any labor union or organization and, to the knowledge of the Partnership, there is no union representation question or certification petition pending before the National Labor Relations Board or any other similar Governmental Authority relating to the Partnership or its Subsidiaries. Except as has not had and would not reasonably be expected to have a Partnership Material Adverse Effect, (i) no organized work stoppage, labor strike, labor dispute, lockout or slowdown against the Partnership is pending or, to the knowledge of the Partnership, threatened against or involving the Partnership or its Subsidiaries; and (ii) neither the Partnership nor its Subsidiaries has received written notice of any unfair labor practice complaint and, to the knowledge of the Partnership, no such complaints against the Partnership or such Subsidiaries are pending before the National Labor Relations Board or other similar Governmental Authority.

(e) Except as expressly contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in combination with another event, whether contingent or otherwise) will (i) entitle any current or former employee, consultant, director, manager or other service provider to any payment or benefit (or any increased or enhanced payment or benefit) from the General Partner, the Partnership or its Subsidiaries, or (ii) accelerate the vesting, funding or time of payment of any compensation, Partnership LTIP Award or other benefit with respect to any current or former employee, consultant, director, manager or other service provider.

(f) Neither the Partnership nor any of its Subsidiaries employs or engages, or has at any time employed or engaged, any employees, consultants or other individual service providers, and neither the Partnership nor any of its Subsidiaries has extended any offer of employment or service to any employee or other individual service provider that is outstanding as of the date hereof.

Section 4.13 Opinion of Financial Advisor. The Conflicts Committee has received the opinion of Evercore Group L.L.C. (the “Conflicts Committee Financial Advisor”) to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.

Section 4.14 Brokers and Other Advisors. Except for the Conflicts Committee Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the other transactions contemplated by this Agreement based on arrangements made by or on behalf of the Partnership or any of its Subsidiaries or the Conflicts Committee. The Partnership has made available to Parent a correct and complete copy of the Partnership’s engagement letter with the Conflicts Committee Financial Advisor, which letter describes all fees payable to the Conflicts Committee Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Conflicts Committee Financial Advisor, entered into in connection with the transactions contemplated hereby.

Section 4.15 Insurance. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, (a) the businesses and assets of the Partnership and its Subsidiaries are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the ethanol and biofuel storage, distribution and transportation industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Partnership or any of its Subsidiaries other than in the ordinary course of business.

Section 4.16 Investment Company Act. The Partnership is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

Section 4.17 No Other Representations or Warranties. The General Partner and the Partnership acknowledge and agree that, except for the representations and warranties set forth in Article V, neither the Parent nor any other Person makes or has made, and the General Partner and the Partnership disclaim reliance upon, any express or implied representation or warranty with respect to the Parent, Holdings and Merger Sub or with respect to any other information provided to the General Partner or the Partnership or their Representatives in connection with the Merger or the other transactions contemplated by this Agreement (including as to the accuracy or completeness thereof). Each of the General Partner and the Partnership acknowledges and agrees that, without limiting the generality of the foregoing, neither the Parent nor any other Person will have or be subject to any liability or other obligation to the General Partner or the Partnership or any other Person resulting from the distribution to the General Partner or the Partnership (including their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”)), or the General Partner’s or the Partnership’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the General Partner or the Partnership in expectation of or in connection with the Merger, unless any such information is the subject of an express representation or warranty set forth in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PARENT, HOLDINGS AND MERGER SUB

Except as disclosed in (a) the Parent SEC Documents filed with or publicly furnished to the SEC on or after December 31, 2021, and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Cautionary Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)), or (b) the disclosure letter delivered by Parent to the Partnership (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (provided, that (i) any disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), Parent, Holdings and Merger Sub, jointly and severally, represent and warrant to the Partnership and the General Partner as follows:

Section 5.1 Organization, Standing and Power.

(a) Each of Parent and its Subsidiaries is a legal entity duly incorporated, formed or organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite corporate, limited liability company, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so incorporated, formed or organized or existing or in good standing or have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (“Parent Material Adverse Effect”).

(b) Each of Parent and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) All of the outstanding shares of capital stock, limited liability company interests, partnership interests or other equity interests in, each material Subsidiary of Parent that are owned directly or indirectly by Parent have been duly authorized and validly issued in accordance with the Organizational Documents of each such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited liability company or limited partnership, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all Liens.

(d) Parent has made available to the Partnership correct and complete copies of its Organizational Documents and correct and complete copies of the Organizational Documents of each of its material Subsidiaries, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect, and Parent and each of its material Subsidiaries is not in violation of any of their provisions in any material respect.

Section 5.2 Capitalization.

(a) The authorized equity interests of Parent consist of 150,000,000 Parent Shares. As of September 15, 2023, there were (i) 59,513,446 Parent Shares issued and outstanding (excluding, for the avoidance of doubt, any

Parent Shares held in treasury) and (ii) 2,805,059 Parent Shares held in treasury. Parent has reserved 5,710,000 Parent Shares for issuance pursuant to the Parent Equity Plans, of which, as of September 15, 2023, 4,712,823 Parent Shares are subject to outstanding Parent Equity Awards (with performance-based awards reflected at the target level), and 997,177 Parent Shares are available for issuance in connection with future grants of awards under the Parent Equity Plans. From September 15, 2023 until the date of this Agreement, no additional equity interests of Parent have been issued, other than Parent Shares issued in connection with or pursuant to the Parent Equity Plans. All outstanding equity securities of Parent are, and all Parent Shares issuable pursuant to the Parent Equity Plans, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) As of the date of this Agreement, except pursuant to this Agreement, the Parent Equity Plans or grant documents issued thereunder, (i) there are no equity securities of Parent issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights or other compensatory equity or equity-based awards or rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating Parent or its Subsidiaries to issue, transfer or sell any equity interest of Parent or any such Subsidiary or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell the same or any such equity securities and (iii) there are no contractual obligations of Parent or its Subsidiaries to repurchase, redeem or otherwise acquire any other equity interest in Parent or its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence. Since December 31, 2021, except as set forth in Section 5.2(a) or pursuant to the Parent Equity Plans, there have been no partnership interests, limited liability company interests, other equity securities, options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments, or contractual obligations of the types described in the foregoing sentence issued or entered into by or on behalf of Parent.

(c) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable for or exercisable for securities having the right to vote) with Parent Stockholders or any other equity interest on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of Parent or its Subsidiaries, as applicable.

(e) When issued pursuant to the terms of this Agreement, all Parent Shares constituting the Stock Consideration will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(f) All of the issued and outstanding equity interests of Merger Sub and Holdings and all of the outstanding shares of Holdings are duly authorized, validly issued, fully paid and nonassessable (except, with respect to the limited liability company interests of Merger Sub, as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the DLLCA), and are owned, directly or indirectly, by Parent, in the case of Holdings, and by Holdings, in the case of Merger Sub, and Parent has no obligation to make contributions to Holdings by reason of Parent’s ownership of equity interests in Holdings and Holdings has no obligation to make contributions to Merger Sub by reason of Holdings’ ownership of equity interests in Merger Sub, and Parent has no personal liability for the debts, obligations and liabilities of Holdings, whether arising in contract, tort or otherwise, solely by reason of being an equity holder of Holdings and Holdings has no personal liability for the debts, obligations and liabilities of Merger Sub, whether arising in contract, tort or otherwise, solely by reason of being an equity holder of Merger Sub. Each of Holdings and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for the obligations and liabilities incurred in connection with its formation, and the transactions contemplated hereby, each of Holdings and Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3 Authority; Noncontravention; Voting Requirements.

(a) Each of Parent, Holdings and Merger Sub has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent, Holdings and Merger Sub of the Transaction Documents to which it is a party and the consummation of the transactions contemplated by the Transaction Documents to which it is a party, have been, as applicable, duly authorized and approved by the Parent Board, for and on behalf of Parent, and the Holdings Board, for and on behalf of Holdings and Merger Sub, as applicable, and no other entity action on the part of Parent, Holdings or Merger Sub is necessary to authorize the execution, delivery and performance by Parent, Holdings and Merger Sub of the Transaction Documents and the consummation of the transactions contemplated by hereby and thereby. This Agreement has been duly executed and delivered by each of Parent, Holdings and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of Parent, Holdings and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions. The Parent Board has taken all necessary action so that any Takeover Laws applicable to Parent or any of its Subsidiaries do not, and will not, apply to this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance.

(b) Neither the execution and delivery of this Agreement by Parent, Holdings and Merger Sub, nor the consummation by Parent, Holdings and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent, Holdings and Merger Sub with any of the terms or provisions of this Agreement, will (i) contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Parent Organizational Documents or the Organizational Documents of Holdings, Merger Sub or any of Parent’s other material Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in Section 5.4 are obtained, the amendments, restatements, amendments and restatements, replacements, terminations, waivers, consents and/or other modifications referred to in Section 5.3(b) of the Parent Disclosure Schedule are effective on or prior to the Closing Date, and the filings referred to in Section 5.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or Parent Permit to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Parent or any of its Subsidiaries, except, in the case of clause (ii) or clause (iii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, payments, accelerations, Liens or rights that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) No vote or approval of the holders of any class or series of the capital stock of Parent is necessary to approve the Parent Stock Issuance or any other transactions contemplated hereby.

(d) The Parent Board, by unanimous vote, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, are in the best interests of Parent and the Parent Stockholders and (ii) approved and authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the Merger and the Parent Stock Issuance, on the terms and subject to the conditions set forth in the Transaction Documents.

Section 5.4 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing with the SEC of the

Registration Statement, the Consent Solicitation Statement/Prospectus constituting a part thereof and the Schedule 13E-3, and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of Nasdaq, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent, Holdings and Merger Sub and the consummation by Parent, Holdings and Merger Sub of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.5 Parent SEC Documents; Undisclosed Liabilities; Internal Controls.

(a) Parent and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2021 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Parent SEC Documents. To the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated Subsidiaries, taken as a whole).

(c) Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its consolidated Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and other obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) No Subsidiary of Parent is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act.

(e) Parent has established and maintains internal control over financial reporting and disclosure controls and procedures designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. Parent has disclosed, based on its most recent evaluation, to Parent’s auditors (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and have identified for Parent’s auditors any material weakness in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(f) Since December 31, 2021, the principal executive officer and principal financial officer of Parent have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of Parent or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, and except as disclosed in a Parent SEC Document filed with the SEC prior to the date of this Agreement, Parent has no knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

Section 5.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.

(b) Since the Balance Sheet Date to the date of this Agreement, except for this Agreement and the transactions contemplated hereby, Parent and its Subsidiaries have carried on and operated their respective businesses in the ordinary course of business in all material respects.

Section 5.7 Legal Proceedings(a) . There are no Proceedings pending or, to the knowledge of Parent, threatened in writing with respect to Parent or any of its Subsidiaries or Proceedings pending or, to the knowledge of Parent, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against Parent or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. This Section 5.7 shall not apply to any Proceedings against Parent or any of its Subsidiaries or any of their respective directors, managing members or officers, as applicable, to the extent arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 5.8 Compliance With Laws.

(a) Parent and its Subsidiaries are, and since the later of June 30, 2022 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Without limiting the generality of Section 5.8(a), none of Parent, its Subsidiaries, nor, to the knowledge of Parent, any consultant, agent or Representative of any of the foregoing (in their respective capacities as such), (i) has violated any Applicable Anti-Corruption Laws; (ii) has, to the knowledge of Parent, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of an Applicable Anti-Corruption Laws by any such Person; and (iii) to the knowledge of Parent, is being (or has been) investigated by any Governmental Authority relating to an alleged, potential, or actual violation of the Applicable Anti-Corruption Laws, except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Parent and its Subsidiaries hold all Parent Permits and all such Parent Permits are in full force and effect, except where the failure to hold such Parent Permits or the failure of such Parent Permits to be in full force and effect, would not have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are not, and since June 30, 2022, have not been, in violation or breach of, or default under, any Parent Permit, except where such violation, breach or default has not had or would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.9 Information Supplied. Subject to the accuracy of the representations and warranties of the Partnership and the General Partner set forth in Section 4.10, none of the information supplied (or to be supplied) in writing by or on behalf of Parent, Holdings or Merger Sub specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (c) the Consent Solicitation Statement/Prospectus will, on the date it is first mailed to the Limited Partners, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Consent Solicitation Statement/Prospectus, the Registration Statement and the Schedule 13E-3 will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, none of Parent, Holdings or Merger Sub makes any representation or warranty with respect to information supplied by or on behalf of the Partnership or the General Partner for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.10 Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (a) all Tax Returns that were required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed or caused to be timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (b) all Taxes owed by Parent or any of its Subsidiaries that are or have become due have been timely paid in full or caused to be timely paid in full or an adequate reserve for the payment of such Taxes has been established in their books and records, (c) there are no Liens on any of the assets of Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes on any of such assets (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)), (d) there is no claim against Parent or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax Returns of or with respect to Parent or any of its Subsidiaries, and (e) neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

Section 5.11 Parent Benefit Plans; Employee Matters.

(a) Each Parent Benefit Plan has been established, maintained and administered in compliance with its terms and with applicable Laws, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have a Partnership Material Adverse Effect, no Partnership Benefit Plan is or has been within the past six years a “multiemployer plan” (within the meaning of Section 3(37) of ERISA). With respect to each Parent Benefit Plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code (the “Parent Title IV Plans”), except as would not reasonably be expected to have a Parent Material Adverse Effect, (A) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted; (B) all premiums to the Pension Benefit Guaranty Corporation (“PBGC”) have been timely paid in full, (C) no such reportable event (as defined in Section 4043 of ERISA) has occurred (other than an event for which notice has been waived), (D) such plan is not in “at risk” status (as defined in Section 303(i)(4) of ERISA), and (E) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Parent or any of its Subsidiaries. Other than the Parent Title IV Plans, no ERISA Affiliate of Parent or any of its Subsidiaries sponsors or contributes to, or has outstanding liability with respect to, an employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

(b) Each Parent Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification from the Internal Revenue Service, and, to the knowledge of Parent, no event has occurred that could reasonably be expected to cause the loss of any such qualification, except where such loss of qualification, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Parent Material Adverse Effect, no Proceeding, including any audit or investigation by any Governmental Authority, is pending or, to the knowledge of Parent, threatened with respect to any Parent Benefit Plan (other than routine claims for benefits and non-material appeals of such claims).

(d) Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) no organized work stoppage, labor strike, labor dispute, lockout or slowdown against Parent is pending or, to the knowledge of Parent, threatened against or involving Parent or its Subsidiaries (excluding the Partnership and its Subsidiaries); (ii) neither Parent nor its Subsidiaries (excluding the Partnership and its Subsidiaries) has received written notice of any unfair labor practice complaint and, to the knowledge of Parent, no such complaints against Parent or such Subsidiaries (excluding the Partnership and its Subsidiaries) are pending before the National Labor Relations Board or other similar Governmental Authority; and (iii) neither Parent nor its Subsidiaries (excluding the Partnership and its Subsidiaries) is currently engaged in any negotiation with any labor union or organization and, to the knowledge of the Parent, there is no union representation question or certification petition pending before the National Labor Relations Board or any other similar Governmental Authority relating to the Parent or its Subsidiaries (excluding the Partnership and its Subsidiaries).

(e) Except as would not reasonably be expected to have a Parent Material Adverse Effect: (i) the Parent and its Subsidiaries (excluding the Partnership and its Subsidiaries) each have paid all wages, salaries, wage premiums, commissions, bonuses, fees and other compensation which have come due and payable prior to the Closing Date to their respective current and former employees and independent contractors under applicable Law, Contract or company policy; (ii) neither Parent nor any of its Subsidiaries is liable for any fines, Taxes, interest or other penalties for any failure to pay or delinquency in paying such compensation; (iii) no claim with respect to payment of wages, salary, overtime, commissions, bonuses, premiums, fees, or other compensation of any kind has been asserted, or is now pending or, to the knowledge of the Parent, threatened by or before any Governmental Authority, with respect to current or former employees or independent contractors of the Parent or any of its Subsidiaries (excluding the Partnership and its Subsidiaries), and there is no charge or other proceeding with respect to alleged violation of any collective bargaining requirements or occupational safety or health standards that has been asserted or is now pending or, to the knowledge of the Parent, threatened with respect to the Parent or any of its Subsidiaries (excluding the Partnership and its Subsidiaries); (iv) no charge or complaint of discrimination in employment or employment practices for any reason, including age, sex, race, religion, national origin, veteran status, or other legally protected category, has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission or other Governmental Authority by current or former employees of Parent or any of its Subsidiaries (excluding the Partnership and its Subsidiaries); (v) to the knowledge of the Parent, neither the Parent nor its Subsidiaries (excluding the Partnership and its Subsidiaries) is subject to any pending material investigation with respect to employment and labor by any Governmental Authority; and (vi) the Parent and each of its Subsidiaries (excluding the Partnership) are and have been in compliance with the Worker Adjustment and Retraining Notification Act of 1988 and any similar applicable Law.

Section 5.12 Brokers and Other Advisors. Except for BofA Securities, Inc., the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.13 Investment Company Act. Parent is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

Section 5.14 Ownership of Partnership Interests. Parent and its Subsidiaries, taken together, are the beneficial owners of 11,586,548 Common Units, the Incentive Distribution Rights and the General Partner Interest.

Section 5.15 Available Funds. As of the date of this Agreement, Parent has, and at the Effective Time, Parent will have, available to it sources of immediately available funds sufficient to consummate the Merger and to pay all amounts required to be paid in connection with the transactions contemplated by this Agreement, including the Cash Consideration.

Section 5.16 No Other Representations or Warranties. The Parent, Holdings and Merger Sub acknowledge and agree that, except for the representations and warranties set forth in Article IV, neither the General Partner nor the Partnership, nor any other Person, makes or has made, and Parent, Holdings and Merger Sub disclaim reliance upon, any express or implied representation or warranty with respect to the General Partner or the Partnership or with respect to any other information provided to Parent, Holdings and Merger Sub or their Representatives in connection with the Merger or the other transactions contemplated by this Agreement (including as to the accuracy or completeness thereof). Each of Parent, Holdings and Merger Sub acknowledges and agrees that, without limiting the generality of the foregoing, neither the General Partner nor the Partnership nor any other Person will have or be subject to any liability or other obligation to Parent, Holdings and Merger Sub or any other Person resulting from the distribution to Parent, Holdings and Merger Sub or their Representatives, or the Parent’s, Holdings’ or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent, Holdings and Merger Sub in expectation of or in connection with the Merger, unless any such information is the subject of an express representation or warranty set forth in Article IV.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Preparation of the Registration Statement, the Consent Solicitation Statement/Prospectus and the Schedule 13E-3. As promptly as practicable following the date of this Agreement, (i) the Partnership and Parent shall jointly prepare and file with the SEC the Consent Solicitation Statement/Prospectus, (ii) the Partnership and Parent shall jointly prepare and Parent shall file with the SEC the Registration Statement, in which the Consent Solicitation Statement/Prospectus will be included as a prospectus and (iii) the Partnership and Parent shall jointly prepare and Parent, Holdings, Merger Sub, the General Partner and the Partnership shall jointly file with the SEC the Schedule 13E-3. The Partnership and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Consent Solicitation Statement/Prospectus and the Schedule 13E-3. Each of the Partnership and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement. Each of the Partnership and Parent shall use its reasonable best efforts to cause the Consent Solicitation Statement/Prospectus, which shall include a form of consent that may be executed by the Limited Partners, to be mailed to the Limited Partners as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of the parties shall cooperate and consult with each other in connection with the preparation and filing of the Registration Statement, the Consent Solicitation Statement/Prospectus and the Schedule 13E-3, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a party or its Affiliates as may be required to be set forth therein, as applicable, under applicable Law. No filing of, or amendment or supplement to, the Registration Statement, the Consent Solicitation Statement/Prospectus or the Schedule 13E-3 will be made by a party without providing the other parties a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to, the Registration Statement, the Consent Solicitation Statement/Prospectus or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Laws, disseminated to the Limited Partners. The parties shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Consent Solicitation Statement/Prospectus, the Registration Statement or the Schedule 13E-3 or for additional information, and each party shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Consent Solicitation Statement/Prospectus, the Registration Statement or the Schedule 13E-3 or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement. The General Partner shall distribute to the Limited Partners the Consent Solicitation Statement/Prospectus, which shall include a form of consent that may be executed by Limited Partners in connection with the Written Consent, as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

Section 6.2 Conduct of Business.

(a) Except (i) as permitted by this Agreement, (ii) as set forth in Section 6.2(a) of the Partnership Disclosure Schedule, (iii) as required by applicable Laws, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, each of the Partnership and the General Partner shall, and shall cause each of their respective Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice in all material respects; provided, that this Section 6.2(a)(A) shall not prohibit the Partnership and its Subsidiaries from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (1) changes or developments resulting or arising from the COVID-19 pandemic or (2) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the Partnership to take commercially reasonable actions outside of the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, if any, (C) use commercially reasonable efforts to keep in full force and effect all material Partnership Permits and all material insurance policies maintained by the Partnership and its Subsidiaries, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Partnership Material Contracts; provided, that no action or inaction by the Partnership, the General Partner, or their respective Subsidiaries with respect to the matters specifically addressed by any portion of the remaining provisions of this Section 6.2(a) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provisions of this Section 6.2(a). During the period from the date of this Agreement until the Effective Time, the General Partner shall declare and shall cause the Partnership to pay regular quarterly cash distributions to the holders of the Common Units, consistent with past practice, for each completed calendar quarter ending prior to the Closing Date, to the extent the Closing does not occur prior to the applicable record date established by the General Partner with respect to such quarterly distribution consistent with past practice; provided that, in no event shall the regular quarterly cash distributions declared or paid by the Partnership to the holders of the Common Units be less than $0.455 per Common Unit; provided, further, that neither the General Partner nor the Partnership shall be required to take any action pursuant to this sentence that would violate applicable Law, the Organizational Documents of the Partnership or any Contract to which the General Partner or the Partnership is a party as of the date hereof and set forth in Section 6.2(a) of the Partnership Disclosure Schedule. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2(a) of the Partnership Disclosure Schedule, (iii) as required by applicable Laws, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, the Partnership and the General Partner shall not, and shall not permit any of their respective Subsidiaries to:

(i) amend the Organizational Documents (whether by merger, consolidation, conversion or otherwise) of such entity in any manner that would reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement;

(ii) subject to Section 6.10, with respect to the Partnership only, declare, authorize, set aside or pay any distribution payable in cash, equity or property in respect of the Common Units other than regular quarterly distributions that are declared and paid consistent with past practice;

(iii) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of the Partnership or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any equity securities, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests other than issuances of Common Units upon vesting or settlement of Partnership LTIP Awards that are outstanding on the date of this Agreement or otherwise granted in compliance with this Agreement;

(iv) split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of such entity’s capital stock or other equity interests;

(v) adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law;

(vi) waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect;

(vii) (1) change its fiscal year or any method of Tax accounting, (2) make, change or revoke any material Tax election (including any entity classification election under Treasury Regulations

Section 301.7701-3), (3) settle or compromise any material liability for Taxes or any audit, examination or other legal Proceeding in respect of a material amount of Taxes, (4) file any material amended Tax Return, (5) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax, (6) surrender any right to claim a material Tax refund or (7) consent to any extension of waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(viii) make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP;

(ix) engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of the Partnership for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code;

(x) except as required by the terms of any Partnership Benefit Plan existing and in effect on the date of this Agreement or as contemplated by this Agreement, (1) establish, adopt, materially amend or modify, commence participation in or terminate (or commit to establish, adopt, materially amend or modify, commence participation in or terminate) any material Partnership Benefit Plan (or any plan or arrangement that would be a material Partnership Benefit Plan if in effect as of the date of this Agreement), (2) materially increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the General Partner, the Partnership or any of their respective Subsidiaries, or enter into or amend any employment, severance, termination, retention or consulting agreement, in each case, other than in the ordinary course of business, (3) accelerate any material rights or benefits under any Partnership Benefit Plan, or (4) grant or materially amend any Partnership LTIP Awards or other equity awards; or

(xi) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation, acquisition or disposition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.

(b) Except (i) as permitted by this Agreement, (ii) as set forth in Section 6.2(b) of the Parent Disclosure Schedule, (iii) as required by applicable Laws, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement, or (v) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice in all material respects; provided, that this Section 6.2(b)(A) shall not prohibit Parent and its Subsidiaries from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (1) changes or developments resulting or arising from the COVID-19 pandemic or (2) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to Parent to take commercially reasonable actions outside of the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, (C) use commercially reasonable efforts to keep in full force and effect all material Parent Permits and all material insurance policies maintained by Parent and its Subsidiaries, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Parent Material Contracts; provided, that no action or inaction by Parent or its Subsidiaries with respect to the matters specifically addressed by any portion of the remaining provisions of this Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provisions of this Section 6.2(b). Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2(b) of the Parent Disclosure Schedule, (iii) as required by applicable Laws, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

(i) amend Parent’s or any of its Subsidiaries’ Organizational Documents (whether by merger, consolidation, conversion or otherwise) in any manner that would reasonably be expected to (a) prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or (b) adversely affect (1) the economic benefits to be obtained by Partnership Unaffiliated Unitholders or (2) the terms of the Parent Common Stock in any material respect;

(ii) declare, authorize, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of Parent’s capital stock;

(iii) merge, consolidate or enter into any other business combination transaction or agreement with any Person in which such other Person is the surviving entity;

(iv) split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of Parent’s capital stock or other equity interests;

(v) issue, sell or reclassify any capital stock of Parent or its Subsidiaries, or grant, issue or reclassify any warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire capital stock of Parent or its Subsidiaries, in each case other than the issuance or sale, in one or more transactions pursuant to a Parent Equity Plan in the ordinary course of business consistent with past practice;

(vi) solely with respect to Parent, adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law and, with respect to any Subsidiary of Parent, adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law that would reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement;

(vii) waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Parent Material Adverse Effect;

(viii) (1) change its fiscal year or any method of Tax accounting, (2) make, change or revoke any material Tax election (including any entity classification election under Treasury Regulations Section 301.7701-3), (3) settle or compromise any material liability for Taxes or any audit, examination or other legal Proceeding in respect of a material amount of Taxes, (4) file any material amended Tax Return, (5) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax, (6) surrender any right to claim a material Tax refund or (7) consent to any extension of waiver of the statute of limitations period applicable to any material Tax claim or assessment; or

(ix) make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP; or

(x) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any acquisition or disposition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.3 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Parent, Holdings and Merger Sub, on the one hand, and the Partnership and the General Partner, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date), including, for the avoidance of doubt, in the case of Parent and the General Partner, until the Effective Time or the termination of this Agreement, retaining ownership and voting control, directly or indirectly, over all Common Units, the General Partner Interest and the Incentive Distribution Rights in the Partnership beneficially owned by Parent, any of its Subsidiaries or the General Partner, as applicable, as of the date of this Agreement or acquired thereafter and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, waivers, clearances, expirations or terminations of waiting periods, registrations, Permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

Section 6.4 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Thereafter, neither Parent nor the Partnership shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Laws or by any applicable listing agreement with Nasdaq as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that each party and their respective Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Partnership in compliance with this Section 6.4.

Section 6.5 Access to Information. Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives, reasonable access during normal business hours to (and, with respect to books and records, the right to copy) all of its and such Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives, in each case for the purpose of completing diligence related to the transactions contemplated by this Agreement; provided, that such access shall be provided on a basis that minimizes the disruption to the operations of the requested party and its Representatives. Subject to applicable Laws, from the date of this Agreement until the Effective Time, Parent and the Partnership shall furnish promptly to one another (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of federal, state or foreign Laws (including pursuant to the Securities Act, the Exchange Act and the rules of any Governmental Authority thereunder), as applicable (other than documents that such party is not permitted to disclose under applicable Laws) (which such furnishing will be deemed to have occurred in the case of any document filed with or furnished to the SEC without further action on the part of the filing or furnishing party, as applicable), and (ii) all information concerning Parent’s or the Partnership’s business, properties and personnel as the other party may reasonably request, including all information relating to environmental matters, for the purpose of completing the other party’s due diligence. Notwithstanding the foregoing, no party shall have an obligation to provide access to any information (a) the disclosure of which the other party has concluded, in its reasonable judgment, may jeopardize any privilege available to such party or any of its Affiliates relating to such information or would be in violation of a confidentiality obligation to a third party binding on such party or any of its Affiliates, or (b) prior to the Closing, regarding the deliberations of the GP Board or the Conflicts Committee, or the Parent Board, as applicable, with respect to the transactions contemplated hereby or any similar transaction or transactions with any other Person, the entry into this Agreement, or any materials provided to such Persons in connection therewith, including materials prepared by any financial or legal advisors, except as required by applicable Laws, including the Securities Act and the Exchange Act in respect of the Registration Statement, the Consent Solicitation Statement/Prospectus and the Schedule 13E-3.

Section 6.6 Indemnification and Insurance.

(a) From and after the Effective Time, to the fullest extent permitted under applicable Laws, Parent shall, and shall cause the Surviving Entity to, (i) indemnify and hold harmless each Indemnified Person against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding, including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Person), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened Proceeding, and, upon receipt by Parent of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the General Partner immediately prior to the Effective Time, and ensure that the Organizational Documents of the Partnership and the General Partner or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of the Partnership and the General Partner than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.6(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and Representatives against Parent, the Surviving Entity and the General Partner and their respective successors and assigns.

(b) The Surviving Entity, or Parent on behalf of the Surviving Entity, shall maintain in effect for a period of six years following the Effective Time the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided, that the Surviving Entity, or Parent on behalf of the Surviving Entity, may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity or Parent, as applicable, be required to expend pursuant to this Section 6.6(b) more than an amount per year equal to 300% of current annual premiums paid by the Partnership for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity would be required to expend more than the Maximum Amount, the Surviving Entity, or Parent on behalf of the Surviving Entity, shall obtain the maximum amount of such insurance as is available for the Maximum Amount.

(c) The rights of any Indemnified Person under this Section 6.6 shall be in addition to any other rights such Indemnified Person may have under the Parent Organizational Documents, the Organizational Documents

of each of the Partnership, the General Partner, the Surviving Entity or any Subsidiary of Parent or the Partnership, any indemnification agreements, or the DLLCA or DRULPA. The provisions of this Section 6.6 shall survive the consummation of the transactions contemplated by this Agreement and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and Representatives. If Parent, the Surviving Entity and/or the General Partner, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent, the Surviving Entity and/or the General Partner shall assume the obligations of Parent, the Surviving Entity and the General Partner set forth in this Section 6.6.

Section 6.7 Fees and Expenses. Except as otherwise provided in Section 8.2 and Section 8.3, all fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses, except (a) Parent and the Partnership shall each bear and pay one half of the expenses, other than the expenses of financial advisors or outside legal advisors, incurred in connection with the filing, printing and mailing of the Registration Statement, the Consent Solicitation Statement/Prospectus and the Schedule 13E-3 and (b) Parent shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process.

Section 6.8 Section 16 Matters. Prior to the Effective Time, Parent and the Partnership shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9 Stock Exchange Listing, Delisting and Deregistration.

(a) Parent shall use its reasonable best efforts to cause the Parent Shares to be issued in connection with the Merger to be listed on Nasdaq, subject to official notice of issuance, prior to the Effective Time. Prior to the Closing, Parent shall, if applicable and in accordance with the requirements of Nasdaq, submit to Nasdaq a supplemental listing application (the “Nasdaq Listing Application”) covering the Parent Shares to be issued in connection with the Merger. Parent shall use its reasonable best efforts to have the Nasdaq Listing Application approved (subject to official notice of issuance) as promptly as practicable after such submission (including by responding to comments of Nasdaq). The Partnership shall furnish all information as may be reasonably requested by Parent in connection with any such action and the preparation and submission of the Nasdaq Listing Application. No submission of, or amendment or supplement to, the Nasdaq Listing Application will be made by Parent without providing the Partnership with a reasonable opportunity to review and comment thereon. In addition, Parent agrees to provide the Partnership and its legal counsel with copies of any written comments, and shall inform the Partnership of any oral comments, that Parent or its counsel may receive from time to time from the Nasdaq or its staff with respect to the Nasdaq Listing Application promptly after receipt of such comments, and any written or oral responses thereto. The Partnership and its legal counsel shall be given a reasonable opportunity to review any such written responses and Parent shall give due consideration to the additions, deletions or changes suggested thereto by the Partnership and its counsel.

(b) The Partnership will cooperate and use its reasonable best efforts to cause the delisting of Common Units from Nasdaq and the deregistration of such securities under the Exchange Act as promptly as practicable following the Closing in compliance with applicable Law.

Section 6.10 Dividends and Distributions. Subject to Section 6.2(a), after the date of this Agreement and until the Effective Time, each of Parent and the Partnership shall coordinate with the other regarding the timing of any declaration of any dividends or distributions in respect of Parent Common Stock and Common Units and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Common Units shall not receive, for any quarter, distributions both in respect of Common Units and also dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (i) only distributions in respect of Common Units or (ii) only dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger.

Section 6.11 Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the General Partner (or the Sole Member) to, without the consent of at least one of the then-existing members of the Conflicts Committee, eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee, increase the size of the Conflicts Committee, or remove or cause the removal of any director of the General Partner who is a member of the Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.11 shall not apply to the removal of any director for Cause or the filling, in accordance with the provisions of the General Partner Operating Agreement, of any vacancies in the Conflicts Committee, including any vacancies caused by the resignation, death or incapacity of any such director or any such removal of a director for Cause.

Section 6.12 Performance by the General Partner. Subject to Section 9.3 and Section 9.4, Parent will cause the General Partner, the Partnership and their respective Subsidiaries to comply with the provisions of this Agreement and the Support Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership and the General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent of any of the provisions of this Agreement unless such action or inaction was or was not taken, in either case, at the direction of Parent. In no event shall the General Partner or the Partnership have any liability for, or be deemed to breach, violate or fail to perform any of the provisions of this Agreement, or shall any condition to the obligations of Parent, Holdings and Merger Sub to effect the Merger be deemed not satisfied, by reason of any action taken or omitted to be taken by the General Partner, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its Subsidiaries or any of their respective Representatives.

Section 6.13 Tax Matters. For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the parties agree to treat the Merger as a taxable sale of the Public Common Units to Holdings in exchange for the Merger Consideration. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

Section 6.14 Takeover Statutes. Parent shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Law to become applicable to this Agreement, the Merger, the Parent Stock Issuance or the other transactions contemplated hereby or related thereto. If any Takeover Law shall become applicable to this Agreement, the Merger or the other transactions contemplated hereby or related thereto, Parent, the Parent Board, the General Partner, the GP Board and the Conflicts Committee shall use reasonable best efforts to take such actions so that the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby, including the Merger and the Parent Stock Issuance.

Section 6.15 Securityholder Litigation. The Partnership and the General Partner shall give Parent prompt notice and the opportunity to participate in the defense or settlement of any securityholder litigation against the Partnership and the General Partner and/or their directors (as applicable) relating to the transactions contemplated by this Agreement and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the Partnership and the General Partner shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to violate the confidentiality obligations of such party or threaten the loss of any attorney-client privilege or other applicable legal privilege.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Written Consent. The Written Consent shall have been obtained in accordance with applicable Law and the Partnership Agreement and filed with the minutes of proceedings of the Partnership, and such Written Consent shall have not been amended, modified, withdrawn, terminated or revoked; provided, however, that this Section 7.1(a) shall not imply that the Written Consent is permitted by the Partnership Agreement or applicable Law to be amended, modified or revoked following its execution by holders of the Common Units constituting a Unit Majority.

(b) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) Stock Exchange Listing. The Parent Common Stock deliverable to the Limited Partners as contemplated by this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

Section 7.2 Conditions to Obligations of Parent, Holdings and Merger Sub to Effect the Merger. The obligations of Parent, Holdings and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Partnership and the General Partner contained in Section 4.1(a), Section 4.3(a) and Section 4.6(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Partnership and the General Partner contained in Section 4.2(a) and Section 4.2(c) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the Partnership and the General Partner set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual representation or warranty, other than in Section 4.5 and Section 4.10) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.

(b) Performance of Obligations of the Partnership and the General Partner. Each of the Partnership and the General Partner shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.

Section 7.3 Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent, Holdings and Merger Sub contained in Section 5.1(a), Section 5.3(a) and Section 5.6(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of Parent, Holdings and Merger Sub contained in Section 5.2(a) and (e) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of Parent, Holdings and Merger Sub set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual representation or warranty, other than in Section 5.5 and Section 5.9) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent, Holdings and Merger Sub. Each of Parent, Holdings and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 7.4 Frustration of Closing Conditions.

(a) Neither the Partnership nor the General Partner may rely on the failure of any condition set forth in Section 7.1 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

(b) None of Parent, Holdings or Merger Sub may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was due to the failure of any such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of Parent and the Partnership, duly authorized by the Parent Board and the Conflicts Committee, respectively (whether before or after the Written Consent referred to in Section 7.1(a) shall have been obtained);

(b) by either of the Parent or the Partnership:

(i) if the Closing shall not have been consummated on or before March 16, 2024, whether such date is before or after the Written Consent referred to in Section 7.1(a) shall have been obtained (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available (A) to Parent or the Partnership if the failure of the Closing to occur by the Outside Date was due to the failure of, in the case of Parent, Parent, Holdings or Merger Sub, or, in the case of the Partnership, the Partnership or the General Partner, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (B) to Parent or the Partnership if, in the case of Parent, the Partnership or the General Partner, or, in the case of the Partnership, Parent, Holdings or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.9; or

(ii) if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable (whether before or after the Written Consent referred to in Section 7.1(a) shall have been obtained); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to Parent or the Partnership if such Restraint was due to the failure of, in the case of Parent, Parent, Holdings or Merger Sub, or, in the case of the Partnership, the Partnership or the General Partner, to perform any of its obligations under this Agreement in any material respect.

(c) by Parent if the Partnership or the General Partner shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the General Partner set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a)(i) or Section 7.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership or the General Partner within 30 days following receipt of written notice from Parent of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Parent, Holdings or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(d) by the Partnership (which termination may be effected for the Partnership by the Conflicts Committee without the consent, authorization or approval of the GP Board) if Parent, Holdings or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent, Holdings, or Merger Sub, as applicable, set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a)(i) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by Parent, Holdings, or Merger Sub, as applicable, within 30 days following receipt of written notice from the Partnership of such breach or failure; provided, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Partnership or the General Partner is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision of this

Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 4.17, Section 5.15, Section 6.7, this Section 8.2, Section 8.3, Article I, and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of Parent, Holdings, Merger Sub, the Partnership or the General Partner or their respective Representatives, directors, officers and Affiliates; provided, however, that no such termination shall relieve any party hereto from (a) its obligation to pay the Parent Expense Reimbursement or the Partnership Expense Reimbursement, as applicable, if, as and when required pursuant to Section 8.3, (b) any liability for any failure to consummate the Merger and the other transactions contemplated by this Agreement when required pursuant to this Agreement or (c) any liability for intentional fraud or a Willful Breach of any covenant or other agreement contained in this Agreement. Notwithstanding the foregoing, in no event shall the General Partner or the Partnership have any liability for any matter set forth in the proviso of the preceding sentence or any further liability or obligation relating to or arising out of (i) this Agreement or the transactions contemplated hereby, (ii) the failure of the Merger or the other transactions contemplated hereby to be consummated or (iii) any breach (or threatened or alleged breach) of, or failure (or threatened or alleged failure) to perform under, this Agreement or any of the other documents delivered herewith or executed in connection herewith or otherwise, in each case, whether in contract or in tort or any other theory of liability whatsoever, for any action taken or omitted to be taken by the General Partner, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its Subsidiaries or any of their respective Representatives. For purposes of this Agreement, “Willful Breach” shall mean a material breach of this Agreement that is a consequence of a deliberate act or a deliberate failure to act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would (i) cause a material breach of this Agreement and (ii) prevent or materially delay the Closing.

Section 8.3 Expenses.

(a) In the event of termination of this Agreement by Parent pursuant to Section 8.1(c), then the Partnership shall promptly, but in no event later than two Business Days after receipt of an invoice (with supporting documentation) therefor from Parent, pay Parent’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $5,000,000 (the “Parent Expense Reimbursement”).

(b) In the event of termination of this Agreement by the Partnership pursuant to Section 8.1(d), then Parent shall promptly, but in no event later than two Business Days after receipt of an invoice (with supporting documentation) therefor from the Partnership, pay the Partnership’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by the Partnership and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $5,000,000 (the “Partnership Expense Reimbursement”); provided, that the Partnership Expense Reimbursement shall not exceed the maximum amount, if any, that the Partnership reasonably determines can be paid to the Partnership without causing the Partnership to fail the gross income requirement in Section 7704(c)(2) of the Code, treating the Partnership Expense Reimbursement as non-qualifying income and after taking into consideration all other sources of non-qualifying income of the Partnership, unless the Partnership receives an opinion of counsel or a ruling from the Internal Revenue Service to the effect that the Partnership’s receipt of the Partnership Expense Reimbursement will either constitute qualifying income (as defined in Section 7704(d) of the Code) or be excluded from gross income for purposes of Section 7704 of the Code.

(c) Each of the parties hereto acknowledges that the Parent Expense Reimbursement and Partnership Expense Reimbursement are not intended to be a penalty, but rather a reasonable amount that will compensate the other party, as applicable, in the circumstances in which such amounts are due and payable and which do not involve fraud or Willful Breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall a party be entitled to more than one payment of the Parent Expense Reimbursement and Partnership Expense Reimbursement, as applicable, in connection with a termination of this Agreement pursuant to which such amounts are payable.

(d) The parties acknowledge that the provisions of this Section 8.3 are an integral part of the transactions contemplated hereby and that, without these agreements, none of the Partnership, the General Partner, Parent, Holdings or Merger Sub would enter into this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 or Section 8.3, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, Section 6.6, Section 6.7 and Article IX and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties, by action taken or authorized by the Parent Board and the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has been approved by the Conflicts Committee; provided further, there shall be no amendment or change to the provisions of this Agreement that by applicable Laws, the Partnership Agreement or stock exchange rule would require further approval by Limited Partners, unless such amendment is submitted to a vote of the Limited Partners.

Section 9.3 Conflicts Committee Consent. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or the General Partner is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.9)), such determination, decision, approval or consent must be authorized by and only by the Conflicts Committee.

Section 9.4 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that the General Partner may not take or authorize any such action unless it has been approved in advance by the Conflicts Committee. Notwithstanding the foregoing, no failure or delay by the Partnership, the General Partner, Parent, Holdings or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.5 shall be null, void and ineffective.

Section 9.6 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.7 Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Support Agreement, the Partnership Disclosure Schedule, the Parent Disclosure Schedule and any certificates delivered by any party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b) of this sentence, (i) the right of a holder of Public Common Units to receive the Merger Consideration (a claim by any holder of Public Common Units with respect to which may not be made unless and until the Closing shall have occurred), the right of a holder of a Partnership LTIP Award to receive the Merger Consideration (a claim by any holder of Partnership LTIP Award with respect to which may not be made unless and until the Closing shall have occurred) and (ii) the provisions of Section 6.6 and Section 9.12.

Section 9.8 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) Each of the parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto consents to service being made through the notice procedures set forth in Section 9.10, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.8, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Laws, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 9.8(b) is solely for the purpose referred to in this Section 9.8(b) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

(c) EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION,

ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.9 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.9 in the Delaware Court of Chancery or any other state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.10 Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to Parent, Holdings or Merger Sub, to:

Green Plains Inc.

1811 Aksarben Drive

Omaha, Nebraska 68106

Attention: Michelle S. Mapes

Email:   michelle.mapes@gpreinc.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention:	Ryan J. Maierson
Thomas G. Brandt
Email:	ryan.maierson@lw.com
thomas.brandt@lw.com

If to the Partnership or the General Partner, to:

Green Plains Holdings LLC

1811 Aksarben Drive

Omaha, Nebraska 68106

Attention: Michelle S. Mapes

Email:   michelle.mapes@gpreinc.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

Attention:	Tull Florey
Hillary H. Holmes
E-mail:	TFlorey@gibsondunn.com
HHolmes@gibsondunn.com

Notices will be deemed to have been received on the date of receipt if (a) delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified or another email or emails as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery).

Section 9.11 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Laws in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.12 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, agent, attorney, financing source, Representative or Affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 9.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

GREEN PLAINS INC.

By:	/s/ Todd Becker
Name:	Todd Becker
Title:	President & Chief Executive Officer

HOLDINGS:

GPLP HOLDINGS INC.

By:	/s/ Michelle Mapes
Name:	Michelle Mapes
Title:	Secretary

MERGER SUB:

GPLP MERGER SUB LLC

By:	/s/ Michelle Mapes
Name:	Michelle Mapes
Title:	Secretary

PARTNERSHIP:

GREEN PLAINS PARTNERS LP

By:	Green Plains Holdings LLC, its general partner

By:	/s/ Michelle Mapes
Name:	Michelle Mapes
Title:	Chief Legal & Administration Officer, Corporate Secretary

GENERAL PARTNER:

GREEN PLAINS HOLDINGS LLC

By:	/s/ Michelle Mapes
Name:	Michelle Mapes
Title:	Chief Legal & Administration Officer, Corporate Secretary

ANNEX B

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT, dated as of September 16, 2023 (this “Agreement”), is entered into by and among Green Plains Partners LP, a Delaware limited partnership (the “Partnership”), Green Plains Inc., an Iowa corporation (“Parent”), and the parties listed on the signature pages hereto (together with Parent, each a “Support Party” and collectively, the “Support Parties”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, GPLP Holdings Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Holdings”), GPLP Merger Sub Inc., a Delaware limited liability company and a wholly owned Subsidiary of Holdings (“Merger Sub”), the Partnership and Green Plains Holdings LLC, a Delaware limited liability company and the general partner of the Partnership, are entering into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub shall be merged with and into the Partnership, the separate existence of Merger Sub shall cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the “Merger”);

WHEREAS, as of the date hereof, each Support Party is the Record Holder and beneficial owner of, and has the right to vote and dispose of, the number of common units representing limited partner interests in the Partnership (“Common Units”) set forth opposite such Support Party’s name on Schedule A hereto (the “Existing Units”);

WHEREAS, as a condition and inducement to the Partnership’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, the Support Parties are entering into this Agreement; and

WHEREAS, each Support Party acknowledges that the Partnership is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Support Parties set forth in this Agreement and would not enter into the Merger Agreement if the Support Parties did not enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, each Support Party, severally and not jointly, hereby agrees as follows:

1. Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

“Conflicts Committee” has the meaning ascribed thereto in the Partnership Agreement.

“Covered Unitholder” means each Support Party and each such other Person as may later become party to this Agreement as a result of becoming a Record Holder or beneficial owner of Covered Units pursuant to Section 7(a), by joinder or otherwise.

“Covered Units” means the Existing Units, together with any Common Units of which any Support Party becomes the Record Holder or beneficial owner on or after the date hereof (or any Common Units with respect to which any Person who may later become a party to this Agreement pursuant to Section 7(a), by joinder or otherwise, if applicable, becomes the Record Holder or beneficial owner on or after the date hereof).

“Proxy Designee” means a Person designated by the Conflicts Committee by written notice to each of the parties hereto, which notice may simultaneously revoke the designation of any other Person as a Proxy Designee.

“Record Holder” has the meaning ascribed thereto in the Partnership Agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise); provided, however, that in the case of an individual, a transfer to an estate planning vehicle or to a trust, the beneficiary of which is a member of the individual’s immediate family, by virtue of laws of descent and distribution upon death of the individual, or pursuant to a qualified domestic relations order shall not be considered a Transfer hereunder; provided that any transferee of such transfer enters into a written agreement in form and substance reasonably satisfactory to Parent and the Partnership (with the prior approval of the Conflicts Committee) agreeing to be bound by these restrictions prior to the occurrence of such transfer.

2. Agreement to Vote Covered Units and Deliver Written Consent. Prior to the Termination Date (as defined herein), each Covered Unitholder, severally and not jointly, irrevocably and unconditionally agrees that it shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act (but, for the avoidance of doubt, not until such Registration Statement is declared effective), deliver (or cause to be delivered) a written consent pursuant to Section 14.3 and Section 13.11 of the Partnership Agreement covering all of the Covered Units approving the Merger Agreement and the transactions contemplated thereby, including the Merger, (b) not revoke any such written consent delivered in accordance with clause (a), and (c) at any meeting of the limited partners of the Partnership (whether annual or special and whether or not an adjourned or postponed meeting), however called and in connection with the Merger, appear at such meeting or otherwise cause the Covered Units to be counted as present thereat for purposes of establishing a quorum and vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), in person or by proxy, all Covered Units (in all manners and by each applicable class): (i) in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger, and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement, and (ii) against any action, agreement, transaction or proposal that is intended, would reasonably be expected, or the result of which would reasonably be expected, to impede, interfere with, delay, postpone, discourage, frustrate the purposes of, or adversely affect any of the transactions contemplated by the Merger Agreement, including the Merger. For the avoidance of doubt, no Covered Unitholder (in its capacity as a unitholder of the Partnership) shall be under any obligation whatsoever to require or request that the limited partners of the Partnership vote on, consent to or otherwise approve or reject any matter or issues; notwithstanding the foregoing, if any Covered Unitholder is the beneficial owner, but not the Record Holder, of any Covered Units, such beneficial owner agrees to take all actions necessary to cause the Record Holder and any nominees to vote (or execute a consent with respect to) all of such Covered Units in accordance with this Section 2.

3. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) FROM AND AFTER THE DATE HEREOF UNTIL THE TERMINATION DATE, EACH COVERED UNITHOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY GRANTS TO, AND APPOINTS, MICHELLE S. MAPES AND ANY OTHER PROXY DESIGNEE, EACH INDIVIDUALLY, AS SUCH COVERED UNITHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE (OR EXERCISE A WRITTEN CONSENT WITH RESPECT TO) THE COVERED UNITS SOLELY IN ACCORDANCE WITH SECTION 2. THIS PROXY IS IRREVOCABLE (UNTIL THE TERMINATION DATE AND EXCEPT AS TO ANY PROXY DESIGNEE WHOSE DESIGNATION AS A PROXY DESIGNEE IS REVOKED BY THE CONFLICTS COMMITTEE) AND

COUPLED WITH AN INTEREST AND EACH COVERED UNITHOLDER SHALL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY OTHER PROXY PREVIOUSLY GRANTED BY SUCH COVERED UNITHOLDER, AS APPLICABLE, WITH RESPECT TO THE COVERED UNITS (AND EACH COVERED UNITHOLDER HEREBY REPRESENTS TO THE PARTNERSHIP THAT ANY SUCH OTHER PROXY IS REVOCABLE AND HEREBY REVOKES ANY SUCH OTHER PROXIES). EACH COVERED UNITHOLDER HEREBY AFFIRMS THAT THE IRREVOCABLE PROXY SET FORTH IN THIS SECTION 3 IS GIVEN IN CONNECTION WITH THE MERGER AGREEMENT, AND THAT SUCH IRREVOCABLE PROXY IS GIVEN TO SECURE THE PERFORMANCE OF THE DUTIES OF SUCH COVERED UNITHOLDER UNDER THIS AGREEMENT.

(b) The proxy granted in this Section 3 shall automatically expire upon the termination of this Agreement.

4. No Inconsistent Agreements. Each Covered Unitholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any Covered Units and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Units, in either case, which is inconsistent with each Covered Unitholder’s obligations pursuant to this Agreement.

5. Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) the mutual written agreement of the parties hereto (duly authorized by the Parent Board and the Conflicts Committee) to terminate this Agreement (such earliest date being referred to herein as the “Termination Date”); provided that the provisions set forth in Sections 13 to 20 shall survive the termination of this Agreement; provided further that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement. Except as set forth in the preceding sentence, upon termination of this Agreement, none of the Covered Unitholders shall have any further obligations or liabilities hereunder.

6. Representations and Warranties of each Covered Unitholder. Each Covered Unitholder, severally (but not jointly) and making representations only as to itself, hereby represents and warrants to the Partnership as follows:

(a) Such Covered Unitholder is the Record Holder and beneficial owner of, and has good and valid title to, its respective Covered Units, free and clear of Liens other than as created by this Agreement, the Merger Agreement or arising under generally applicable securities Laws. Such Covered Unitholder has voting power, power of disposition, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Units. As of the date hereof, other than the Covered Units, such Covered Unitholder is not the Record Holder and does not own beneficially any (i) Common Units or other voting securities of the Partnership, (ii) securities of the Partnership convertible into or exchangeable for Common Units or other voting securities of the Partnership or (iii) options or other rights to acquire from the Partnership any Common Units, other voting securities or securities convertible into or exchangeable for Common Units or other voting securities of the Partnership. The Covered Units are not subject to any voting trust agreement or other contract to which such Covered Unitholder is a party restricting or otherwise relating to the voting or Transfer of the Covered Units. Such Covered Unitholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Covered Units, except as contemplated by this Agreement.

(b) If such Covered Unitholder is not an individual, such Covered Unitholder is duly organized, validly existing and in good standing under the Laws of its jurisdiction, and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. If such Covered Unitholder is an individual, such Covered Unitholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. The execution and delivery of this Agreement by such Covered Unitholder, the performance by such Covered Unitholder of its obligations hereunder and the consummation by such Covered Unitholder of the transactions contemplated hereby have been duly and validly authorized by such Covered Unitholder and no other actions or proceedings on the part of such Covered Unitholder are necessary to authorize the execution and delivery by such Covered Unitholder of this Agreement, the performance by such Covered Unitholder of its obligations hereunder or the consummation by such Covered Unitholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Covered Unitholder and, assuming due authorization, execution and delivery by the Partnership, constitutes a legal, valid and binding obligation of such Covered Unitholder, enforceable against such Covered Unitholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(c) Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Covered Unitholder for the execution, delivery and performance of this Agreement by such Covered Unitholder or the consummation by such Covered Unitholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Covered Unitholder nor the consummation by such Covered Unitholder of the transactions contemplated hereby nor compliance by such Covered Unitholder with any of the provisions hereof shall (A) if such Covered Unitholder is not an individual, conflict with or violate any provision of the Organizational Documents of such Covered Unitholder, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of such Covered Unitholder pursuant to, any contract to which such Covered Unitholder is a party or by which such Covered Unitholder or any property or asset of such Covered Unitholder is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Covered Unitholder or any of such Covered Unitholder’s properties or assets except, in the case of clause (B) or (C), for breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of such Covered Unitholder to perform its obligations hereunder.

(d) As of the date of this Agreement, there is no action, suit, investigation, complaint or other proceeding pending against such Covered Unitholder or, to the knowledge of such Covered Unitholder, any other Person or, to the knowledge of such Covered Unitholder, threatened against such Covered Unitholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the rights of any party under this Agreement or the performance by any party of its obligations under this Agreement.

(e) Each Covered Unitholder hereby acknowledges and agrees that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Covered Unitholder understands and acknowledges that the Partnership is entering into the Merger Agreement in reliance upon such Covered Unitholder’s execution and delivery of this Agreement and the representations and warranties of such Covered Unitholder contained herein.

7. Certain Covenants of each Covered Unitholder. Each Covered Unitholder, severally (but not jointly), hereby covenants and agrees, in each case, only on its own behalf as follows, in each case except as otherwise approved in writing by the Conflicts Committee:

(a) Prior to the Termination Date, and except as contemplated hereby, each Covered Unitholder shall not (i) Transfer, or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of, any of the Covered Units or beneficial ownership or voting power thereof or therein (including by operation of Law), (ii) grant any proxies or powers of attorney, deposit any Covered Units into a voting trust or enter into a voting agreement with respect to any Covered Units or (iii) knowingly take any action that would make any representation or warranty of such Covered Unitholder contained herein untrue or incorrect or have the effect of preventing or disabling such Covered Unitholder from performing its obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, a Covered Unitholder may Transfer any or all of the

Covered Units, in accordance with applicable Law, to an Affiliate of Parent; provided that prior to and as a condition to the effectiveness of such Transfer, each such Affiliate of Parent to whom any of such Covered Units or any interest in any of such Covered Units is or may be Transferred shall have executed and delivered to the Partnership a counterpart of this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement as if such Person were a party hereto with respect to the obligations of a Covered Unitholder. Any Transfer of Covered Units in violation of this provision shall be void.

(b) Prior to the Termination Date, in the event that a Covered Unitholder becomes the Record Holder or acquires beneficial ownership of, or the power to vote or direct the voting of, any additional Common Units or other voting interests with respect to the Partnership, such Covered Unitholder shall promptly notify the Partnership of such Common Units or voting interests, and such Common Units or voting interests shall, without further action of the parties, be deemed Covered Units and subject to the provisions of this Agreement, and the number of Common Units held by such Covered Unitholder set forth on Schedule A hereto shall be deemed amended accordingly and such Common Units or voting interests shall automatically become subject to the terms of this Agreement.

8. Transfer Agent. Each Covered Unitholder hereby authorizes the Partnership or its counsel to notify the Partnership’s transfer agent that there is a stop transfer order with respect to all Covered Units (and that this Agreement places limits on the voting and Transfer of such Covered Units); provided, however, that the Partnership or its counsel shall further notify the Partnership’s transfer agent to lift and vacate the stop transfer order with respect to the Covered Units on the Termination Date or in connection with a Transfer permitted under Section 7(a) or in the proviso to the definition of “Transfer” in this Agreement.

9. Unitholder Capacity. This Agreement is being entered into by Parent solely in its capacity as a holder of Common Units, and nothing in this Agreement shall restrict or limit the ability of Parent or any of its Affiliates or any employee thereof who is a director or officer of the Partnership to take any action in his or her capacity as a director or officer of the Partnership to the extent specifically permitted by the Merger Agreement.

10. Disclosure. Each Covered Unitholder hereby authorizes the Partnership to publish and disclose in any announcement or disclosure required by the SEC and in the Consent Solicitation Statement/Prospectus and the Schedule 13E-3 such Covered Unitholder’s identity and ownership of the Covered Units and the nature of such Covered Unitholder’s obligations under this Agreement.

11. Non-Survival of Representations and Warranties. The representations and warranties of each Covered Unitholder in this Agreement shall terminate on the Termination Date or upon the closing of the transactions contemplated by this Agreement and by the Merger Agreement.

12. Amendment or Supplement. This Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto.

13. Waiver. No failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

14. Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

(i)	If to the Support Parties (or any other Covered Unitholder), to such party’s address set forth on Schedule A hereto with copies (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention:	Ryan J. Maierson
Thomas G. Brandt
Email:	ryan.maierson@lw.com
thomas.brandt@lw.com

(ii)	If to the Partnership:

Green Plains Holdings LLC

1811 Aksarben Drive

Omaha, Nebraska 68106

Attention: Michelle S. Mapes

Email:   michelle.mapes@gpreinc.com

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

Attention:	Tull R. Florey
Hillary H. Holmes
TFlorey@gibsondunn.com
Email:	HHolmes@gibsondunn.com

Notices will be deemed to have been received on the date of receipt if (a) delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified above or another email or emails as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery).

15. Entire Agreement. This Agreement, the Merger Agreement (including the exhibits, annexes and schedules thereto) and any certificates delivered by any party pursuant to the Merger Agreement constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof.

16. No Third-Party Beneficiaries. This Agreement shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, with the exception of those rights conferred to the Conflicts Committee in this Agreement.

17. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of each of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 17 shall be null, void and ineffective; provided, however, that the Partnership may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of the Partnership, and any Support Party may Transfer any or all of the Covered Units in accordance with Section 7(a); provided further that no assignment shall limit the assignor’s obligations hereunder.

18. Other Miscellaneous Provisions. The provisions of Sections 9.6, 9.8, 9.9, 9.11 and 9.12 of the Merger Agreement shall be incorporated into to this Agreement, mutatis mutandis, except for such changes as are required to comply with applicable Law.

19. Conflicts Committee. In addition to any other approvals required by the parties under this Agreement, any waiver, amendment or termination of this Agreement or assignment of rights under this Agreement must be approved or consented to, in the case of the Partnership, by the Conflicts Committee.

20. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) no Covered Unitholder makes any agreement or understanding herein in any capacity other than in such Covered Unitholder’s capacity as a Record Holder and beneficial owner of the Covered Units, and (b) nothing herein will be construed to limit or affect any action or inaction by each Covered Unitholder in such Covered Unitholder’s capacity as a member of the board of directors (or other similar governing body) of any party or as an officer, employee or fiduciary of any party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such party.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Partnership and each Support Party have caused to be executed or executed this Agreement as of the date first written above.

PARENT

GREEN PLAINS INC.

By:	/s/ Todd Becker
Name:	Todd Becker
Title:	President & Chief Executive Officer

SUPPORT PARTIES

By:	/s/ Jerry L. Peters
Jerry L. Peters

JERRY L. PETERS AND KARI A. PETERS JOINT TRUST AGREEMENT, DATED OCTOBER 21, 2020

By:	Jerry L. Peters and Kari A. Peters, as trustees

By:	/s/ Jerry L. Peters
Name:	Jerry L. Peters
Title:	Trustee

By:	/s/ Kari A. Peters
Name:	Kari A. Peters
Title:	Trustee

By:	/s/ Michelle S. Mapes
Michelle S. Mapes

By:	/s/ Todd A. Becker
Todd A. Becker

By:	/s/ G. Patrich Simpkins Jr.
G. Patrich Simpkins Jr.

[Signature Page To Support Agreement]

PARTNERSHIP

GREEN PLAINS PARTNERS LP

By:	Green Plains Holdings LLC, its general partner

By:	/s/ Michelle Mapes
Name:	Michelle Mapes
Title:	Chief Legal & Administration Officer, Corporate Secretary

[Signature Page To Support Agreement]

SCHEDULE A

[Redacted]

Schedule A

ANNEX C

Privileged & Confidential

September 16, 2023

CONFIDENTIAL

The Conflicts Committee of the Board of Directors

Green Plains Holdings LLC,

the general partner of Green Plains Partners LP

1811 Aksarben Drive

Omaha, Nebraska 68106

Members of the Conflicts Committee of the Board of Directors:

We understand that Green Plains Partners LP, a Delaware limited partnership (the “Partnership”), proposes to enter into an Agreement and Plan of Merger (the “Agreement”), by and among the Partnership, Green Plains Holdings LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Green Plains Inc., an Iowa corporation and the owner of the General Partner (“Parent”), GPLP Holdings Inc., a Delaware corporation and a wholly owned subsidiary of the Parent (“Holdings”), and GPLP Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings (“Merger Sub”), pursuant to which Merger Sub shall merge with and into the Partnership, the separate existence of Merger Sub shall cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the “Merger”). As a result of the Merger, each issued and outstanding common unit representing a limited partner interest in the Partnership (each, a “Common Unit”) other than any Common Units owned by the Parent, the General Partner and their respective affiliates (each, a “Public Common Unit”) shall be converted into and shall thereafter represent the right to receive (A) 0.405 shares of common stock, par value $0.001 per share, of the Parent (the “Common Shares,” and such consideration, the “Stock Consideration”) and (B) an amount in cash equal to the sum of (a) $2.00 plus (b) the product of (i) $0.455 divided by 90, multiplied by (ii) the number of days from, but excluding, the last day of the calendar quarter with respect to which the General Partner has declared a quarterly cash distribution of at least $0.455 per Common Unit to the holders of Common Units with a record date prior to the closing date of the Merger (the “Closing Date”), to, but excluding, the Closing Date, computed as set forth in the Agreement (the “Cash Consideration” and, together with the Stock Consideration, the “Consideration”); provided that, for purposes of this opinion and our analysis, we have assumed that the amount referenced in the foregoing subclause (b) is $0.00. The terms and conditions of the Merger are more fully set forth in the Agreement.

The Conflicts Committee of the Board of Directors of the General Partner (the “Conflicts Committee”) has asked us whether, in our opinion, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of Public Common Units (the “Partnership Unaffiliated Unitholders”).

In connection with rendering our opinion, we have, among other things:

(i)

reviewed certain publicly available business and financial information relating to the Partnership and the Parent that we deemed to be relevant, including each entity’s respective Annual Report on Form 10-K for the year ended December 31, 2022, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023 and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission;

(ii)

reviewed certain non-public historical and projected financial and operating data and assumptions relating to each of the Partnership and the Parent prepared and furnished to us by management of the Partnership and the Parent, respectively;

(iii)	reviewed publicly available research analyst estimates for the Partnership’s and the Parent’s future financial performance;

(iv)	reviewed the reported prices and the historical trading activity of the Common Units and the Common Shares;

(v)

at the direction of the Conflicts Committee, performed and reviewed certain sensitivity cases with respect to the projected financial and operating data and assumptions relating to the Partnership and the Parent;

(vi)

discussed with management of the Partnership and the Parent their assessment of the past and current operations of the Partnership and the Parent, the current financial condition of the Partnership and the Parent, the prospects of the Partnership and the Parent and the historical and projected financial and operating data and assumptions relating to the Partnership and the Parent (including the Partnership’s and the Parent’s managements’ views of the risks and uncertainties of achieving such projections);

(vii)	performed discounted cash flow analyses on the Partnership and the Parent based on forecasts and other data provided by management of the Partnership and the Parent, respectively;

(viii)	performed discounted distributions analyses on the Partnership based on forecasts and other data provided by management of the Partnership;

(ix)

compared the financial performance of the Partnership and the Parent utilizing forecasts and other data provided by management of the Partnership and the Parent with the trading performance (including equity market trading multiples) of other publicly traded partnerships and companies that we deemed relevant;

(x)	reviewed certain historical transactions involving operating assets similar to those owned by the Partnership and the Parent that we deemed relevant;

(xi)	reviewed the financial terms and conditions of a draft of the Agreement dated September 15, 2023; and

(xii)	performed such other analyses and examinations, held such other discussions, reviewed such other information and considered such other factors and information that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of management of the Partnership and the Parent that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the projected financial and operating data referred to above, we have assumed with your consent that such data has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Partnership and the Parent as to the future financial performance of the Partnership and the Parent, respectively, under the assumptions reflected therein. We express no view as to any projected financial or operating data or any judgments, estimates or assumptions on which they are based. At the direction of the Conflicts Committee, we performed and reviewed certain sensitivity cases with respect to the projected financial and operating data and assumptions relating to the Partnership and the Parent. We express no view as to any such sensitivity case or any judgements, estimates or assumptions on which they are based.

For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Agreement will not differ from the draft Agreement reviewed by us, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have assumed that the Merger will be consummated as contemplated by the Agreement. We have assumed that any modification to the structure of the Merger will not vary in any respect material to our analysis. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Partnership or the Parent or the consummation of the Merger or reduce the contemplated benefits of the Merger to the Partnership Unaffiliated Unitholders.

We have not conducted a physical inspection of the properties or facilities of the Partnership or the Parent and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Partnership or the Parent, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Partnership or the Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, monetary, market, regulatory and other conditions and circumstances as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness, from a financial point of view, of the Consideration to the Partnership Unaffiliated Unitholders. We do not express any view on, and our opinion does not address, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Partnership or the Parent or any other party to the Agreement or any affiliates thereof, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Partnership or the Parent or any other party to the Agreement or any affiliates thereof, or any class of such persons, whether relative to the Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Partnership or the Parent, nor does it address the underlying business decision of the Partnership or the Parent to engage in the Merger. We do not express any view on, and our opinion does not address, what the value of the Common Shares actually will be when issued or the prices at which the Common Shares will trade at any time, including following announcement or consummation of the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Common Units or any business combination or other extraordinary transaction involving the Partnership. This letter, and the opinion expressed herein, does not constitute a recommendation to the Conflicts Committee or to any other persons in respect of the Merger, including as to how any holder of Common Units should vote or act in respect of the Merger. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Partnership and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Conflicts Committee in connection with the Merger. For our services, we received an initial fee upon our engagement and will receive an additional fee upon rendering this opinion. In addition, if the Merger should occur, we will receive an additional fee upon the consummation of the Merger. The Partnership has also agreed to reimburse certain of our out-of-pocket expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Partnership or the Parent and its affiliates and we have not received any compensation from the Partnership or the Parent and its affiliates during such period. We may provide financial advisory or other services to the Partnership or the Parent in the future and in connection with any such services we may receive compensation.

Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Partnership, the Parent, the other parties to the Agreement and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Partnership or the Parent.

This letter, and the opinion expressed herein, is addressed to, and is for the benefit of, the Conflicts Committee (in its capacity as such) in connection with its evaluation of the Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This letter, and the opinion expressed herein, may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party, nor shall any public reference to us be made, for any purpose whatsoever except (a) with our prior written approval, (b) as permitted by the letter agreement, dated May 25, 2023, among the Conflicts Committee, the Partnership and Evercore Group L.L.C., and (c) that the Partnership may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and mailed by the Partnership to its unitholders relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.

Very truly yours,
EVERCORE GROUP L.L.C.

By:	/s/ Robert A. Pacha
Robert A. Pacha
Senior Managing Director

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors.

The IBCA permits GPRE to indemnify its directors, officers, employees and agents, subject to limitations imposed by the IBCA. The GPRE Bylaws require GPRE to indemnify directors and officers to the full extent permitted by the IBCA.

Under Iowa law, a corporation may indemnify its directors and officers where: (A)(i) the individual acted in good faith; (ii) the individual reasonably believed that (a) in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the best interests of the corporation or (b) in all other cases, that the individual’s conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful, or (B) the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation.

GPRE carries insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

GPRE has entered into indemnification agreements with each of its officers and directors. Pursuant to the indemnification agreements, GPRE is required to, among other things, indemnify each indemnitee against all expenses (including, attorneys’ fees, disbursements and retainers, accounting and witness fees and other disbursements and expenses) incurred in connection with certain proceedings that relate to the indemnitee’s service as an officer or director of GPRE. Further, GPRE is required to indemnify for expenses incurred by the indemnitee in defense of a proceeding to the extent the indemnitee has been successful on the merits or otherwise. Finally, if the indemnitee is involved in certain proceedings as a result of the indemnitee’s serving as GPRE’s officer or director, GPRE is required to advance all expenses incurred by or on behalf of the indemnitee in connection with such proceeding, without regard to the indemnitee’s ability to repay the expenses and without regard to the indemnitee’s ultimate entitlement to indemnification under the other provisions of the indemnification agreement; provided, however, that to the extent required by Iowa law, the indemnitee shall repay all the expenses paid to the indemnitee if it is finally determined that the indemnitee is not entitled to be indemnified.

The indemnification agreements contain certain exceptions to GPRE’s obligation to indemnify. Among these exceptions, GPRE is not obligated to make any indemnity in connection with any claim made against the indemnitee: (i) for which payment has actually been made to or on behalf of the indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provisions, (ii) for an accounting of profits made from the purchase and sale (or sale and purchase) by the indemnitee of securities of GPRE within the meaning of Section 16(b) of the Exchange Act, or similar provisions of state statutory law or common law; (iii) for which indemnitee settles a claim without GPRE’s consent; (iv) for which such indemnitee is finally adjudged to have gained any person profit or advantage to which he or she was not legally entitled; or (v) for which indemnitee’s conduct is finally adjudged to have been willful misconduct, knowingly fraudulent, deliberately dishonest or in violation of indemnitee’s duty of loyalty to GPRE.

The indemnification agreements also require GPRE to obtain and maintain a policy or policies of insurance with a reputable insurance company providing the indemnitee with coverage for losses from wrongful acts and an indemnitee who is an officer or director shall be named as an insured.

All agreements and obligations of GPRE contained in the indemnification agreements shall continue during the period when the officer or director who is a party to an indemnification agreement is an officer or director of

GPRE (or is serving at the request of GPRE as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and shall continue thereafter so long as such director shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative. In addition, the indemnification agreements provide for partial indemnification and advance of expenses.

GPRE has been advised that, in the opinion of the SEC, indemnification for certain liabilities is against public policy as expressed in the Exchange Act and is, therefore, unenforceable.

The Merger Agreement provides that GPRE and GPP (as the surviving entity of the Merger) will honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the organizational documents of GPP and the General Partner immediately prior to the Effective Time and ensure that the organizational documents of GPP and the General Partner or any of their respective successors or assigns, if applicable, will, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of GPP and the General Partner than are presently set forth in such organizational documents. In addition, GPP (as the surviving entity of the Merger), or GPRE on behalf of GPP, will maintain in effect for six years following the Effective Time GPP’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to such indemnified persons, provided that in no event will GPP, or GPRE, as applicable, be required to expend more than an amount per year equal to 300% of current annual premiums paid by GPP for such insurance.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits. The following is a list of exhibits filed as part of this consent solicitation statement/prospectus.

Exhibit Number	Description
2.1†	Agreement and Plan of Merger, dated as of September 16, 2023, by and among Green Plains Inc., GPLP Holdings Inc., GPLP Merger Sub LLC, Green Plains Holdings LLC and Green Plains Partners LP (incorporated by reference to Exhibit 2.1 to GPRE’s Current Report on Form 8-K filed on September 18, 2023, File No. 001-32924)

3.1	Second Amended and Restated Articles of Incorporation of Green Plains Renewable Energy, Inc. (incorporated by reference to Exhibit 3.1 to GPRE’s Current Report on Form 8-K filed on October 15, 2008, File No. 001-32924)

3.2	Articles of Amendment to Second Amended and Restated Articles of Incorporation of Green Plains Renewable Energy, Inc. (incorporated by reference to Exhibit 3.1 to GPRE’s Current Report on Form 8-K filed on May 9, 2011, File No. 001-32924)

3.3	Second Articles of Amendment to Second Amended and Restated Articles of Incorporation of Green Plains Renewable Energy, Inc. (incorporated by reference to Exhibit 3.1 to GPRE’s Current Report on Form 8-K filed on May 16, 2014, File No. 001-32924)

3.4	Third Articles of Amendment to Second Amended and Restated Articles of Incorporation of Green Plains, Inc. (incorporated by reference to Exhibit 3.1 to GPRE’s Current Report on Form 8-K filed on May 6, 2022, File No. 001-32924)

3.5	Fifth Amended and Restated Bylaws of Green Plains Inc., dated November 14, 2022 (incorporated by reference to Exhibit 3.1 to GPRE’s Current Report on Form 8-K filed on November 16, 2022, File No. 001-32924)

3.6	First Amended and Restated Agreement of Limited Partnership of Green Plains Partners LP, dated as of July 1, 2015, between Green Plains Holdings LLC and Green Plains Inc. (incorporated by reference to Exhibit 3.1 of GPP’s Current Report on Form 8-K filed on July 1, 2015, File No. 001-37469)

3.7	First Amendment to the First Amended and Restated Agreement of Limited Partnership of Green Plains Partners LP (incorporated by reference to Exhibit 10.1 of GPP’s Quarterly Report on Form 10-Q filed on May 9, 2019, File No. 001-37469)

5.1**	Opinion of Latham & Watkins LLP as to the legality of the securities being registered

10.1†	Support Agreement, dated as of September 16, 2023, by and among Green Plains Partners LP, Green Plains Inc., and the parties listed on the signature pages thereto (incorporated by reference to Exhibit 10.1 to GPRE’s Current Report on Form 8-K filed on September 18, 2023, File No. 001-32924)

21.1	Schedule of Subsidiaries of Green Plains Inc. (incorporated by reference to Exhibit 21.1 to GPRE’s Annual Report on Form 10-K for year ended December 31, 2022 filed on February 10, 2023, File No. 001-32924)

23.1**	Consent of Latham & Watkins LLP (contained in Exhibit 5.1 hereto)

23.2*	Consent of KPMG LLP (Green Plains Inc.)

23.3*	Consent of KPMG LLP (Green Plains Partners LP)

24.1*	Powers of Attorney (incorporated by reference to the signature page hereto)

99.1*	Consent of Evercore Group L.L.C.

99.2**	Form of Written Consent for Green Plains Partners LP Limited Partners

107*	Filing Fee Table

*	Filed herewith.
**	To be filed by amendment.
†	Pursuant to Item 601(b)(2) of Regulation S-K, GPRE agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request.

(b) Financial Statement Schedules. Financial statement schedules are omitted because they are not required or the required information is shown in the consolidated financial statements or the notes thereto incorporated by reference in the consent solicitation statement/prospectus that forms a part of this registration statement.

(c) Opinions. The opinion of Evercore Group L.L.C., financial advisor to the Conflicts Committee, is attached as Annex C to the consent solicitation statement/prospectus that forms a part of this registration statement.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of

1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8) That every prospectus (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(10) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Omaha, State of Nebraska, on October 16, 2023.

Green Plains Inc.

By:	/s/ Todd A. Becker
Name:	Todd A. Becker
Title:	President & Chief Executive Officer
(Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Todd A. Becker, James E. Stark and Michelle Mapes as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, and hereby ratifies and confirms said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Todd A. Becker Todd A. Becker	President and Chief Executive Officer (Principal Executive Officer) and Director	October 16, 2023

/s/ James E. Stark James E. Stark	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 16, 2023

/s/ Jim Anderson Jim Anderson	Chairman of the Board of Directors	October 16, 2023

/s/ Ejnar A. Knudsen III Ejnar A. Knudsen III	Director	October 16, 2023

/s/ Kimberly Wagner Kimberly Wagner	Director	October 16, 2023

/s/ Brian D. Peterson Brian D. Peterson	Director	October 16, 2023

/s/ Alain Treuer Alain Treuer	Director	October 16, 2023

/s/ Farha Aslam Farha Aslam	Director	October 16, 2023

/s/ Martin Salinas Jr. Martin Salinas Jr.	Director	October 16, 2023